As filed with the Securities and Exchange Commission on June 25,
1999
                                      Registration No. __________
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
          _____________________________________________

                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
          _____________________________________________

                        PSB BANCORP, INC.
     (Exact name of registrant as specified in its charter)

       Pennsylvania                6035             23-2930740
(State or other jurisdic-   (Primary Standard    (I.R.S. Employer
   of incorporation or      Industrial Class-     Identification
      organization)         ification Code No.         No.)

                   11 Penn Center, Suite 2601
                       1835 Market Street
                Philadelphia, Pennsylvania 19103
                         (215) 979-7900
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                        Anthony DiSandro
              President and Chief Operating Officer
                        PSB Bancorp, Inc.
                   11 Penn Center, Suite 2601
                       1835 Market Street
                Philadelphia, Pennsylvania 19103
                         (215) 979-7900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

Jeffrey P. Waldron, Esquire      L. Garrett Dutton Jr., Esquire
David R. Payne, Esquire          J. Bradley Boericke, Esquire
Stevens & Lee                    Pepper Hamilton, LLP
One Glenhardie Corporate Center  3000 Two Logan Square
1275 Drummers Lane               18th & Arch Street
Wayne, Pennsylvania 19087-0236   Philadelphia, Pennsylvania 19103
(610) 293-4976                   (215) 981-4041

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                          ___________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_________________________________________________________________

                       [Letterhead of PSB Bancorp, Inc.]

                               PSB BANCORP, INC.
                          Philadelphia, Pennsylvania

                           __________________, 1999



Dear Shareholder:

      You are cordially invited to attend the 1999 annual meeting of shareholders of PSB Bancorp, Inc. which will be held _________
_________________________________________________________________
_______, located at ____________________________________________,
Pennsylvania, at _________ p.m., local time, on ________________,
1999.

      At the annual meeting, you will be asked to:

      1. approve and adopt the Agreement and Plan of Reorganization, dated March 19, 1999, between PSB Bancorp, Inc.
and First Bank of Philadelphia (attached as Annex A to the accompanying joint proxy statement/prospectus), providing for the acquisition by PSB of First Bank through a merger of Pennsylvania
Savings Bank with and into First Bank;

      2. approve the adjournment of the PSB Bancorp, Inc. annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes present to approve the Agreement and Plan of Reorganization;

      3.    vote for the election of directors;

      4. ratify the selection of Stockton Bates, LLP as the auditors for the year ending December 31, 1999;

      5. approve an amendment to the Articles of Incorporation of PSB Bancorp, Inc. providing for new voting requirements necessary to approve a sale, merger or similar transaction.

      6.    approve and adopt the 1998 PSB Bancorp, Inc. Employee
Stock Option Plan; and

      7.    approve and adopt the 1998 PSB Bancorp, Inc. Management
Recognition Plan.

      The proposed merger is described in the accompanying joint proxy statement/prospectus and its annexes. Please read all of these materials carefully.

      PSB Bancorp, Inc.'s Board of Directors recommends that you vote FOR each proposal to be considered at the PSB annual meeting.

      Because of the significance of these matters to our company, your participation in the annual meeting, in person or by proxy, is especially important. We hope you will be able to attend the meeting. However, whether or not you anticipate attending in person, we urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the annual meeting. If you attend the annual meeting, you will, of course, be entitled to vote in person.

      Thank you very much for your continued interest and support. We look forward to seeing you at the meeting.

                                    Sincerely,




                                    Anthony DiSandro
                                    President and
                                    Chief Operating Officer

                               PSB BANCORP, INC.
                          11 Penn Center, Suite 2601
                              1835 Market Street
                       Philadelphia, Pennsylvania 19103
                                (215) 979-7900

                             ____________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                    To Be Held on __________________, 1999


            NOTICE IS HEREBY GIVEN that the annual meeting of shareholders, including any adjournment or postponement, of PSB BANCORP, INC., a Pennsylvania business corporation, will be held
_________ _______________________________________________________
_________________, located at ___________________________________
_________, Pennsylvania, at _________ p.m., local time, on
________________, __________________, 1999, to consider the
following matters:

            1. To approve and adopt the Agreement and Plan of Reorganization, dated March 19, 1999, between PSB Bancorp, Inc. and First Bank of Philadelphia (attached as Annex A to the accompanying joint proxy statement/prospectus), providing for the acquisition by PSB of First Bank through the merger of Pennsylvania Savings Bank with and into First Bank.

            2. To vote on adjournment of the PSB annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Agreement and Plan of Reorganization.

            3. To elect two (2) Class I directors to hold office for three years from the date of election.

            4. To approve the selection of Stockton Bates, LLP as the auditors for fiscal year 1999.

            5. To approve an Amendment to the Articles of Incorporation of PSB Bancorp, Inc.

            6.    To adopt the 1998 PSB Bancorp, Inc. Employee Stock
      Option Plan.

            7.    To adopt the 1998 PSB Bancorp, Inc. Management
      Recognition Plan.

            8. To consider such other matters as may properly be brought before the PSB annual meeting.

            Only those PSB shareholders of record at the close of business on ______ __, 1999, are entitled to notice of, and to vote at, the PSB annual meeting.

            Each share of PSB common stock outstanding will entitle the holder to one vote on each matter which may properly come before the PSB annual meeting.

                                    By order of the Board of Directors


                                    ___________________________________
                                    Roseanne Pauciello,
                                    Corporate Secretary

_____ __, 1999



          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL
               IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.  IF
                      YOU ATTEND THE PSB ANNUAL MEETING,
                    YOU MAY VOTE IN PERSON EVEN IF YOU HAVE
                     PREVIOUSLY RETURNED YOUR PROXY CARD.

                  [LETTERHEAD OF FIRST BANK OF PHILADELPHIA]

                           __________________, 1999



Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of First Bank of Philadelphia to be held on __________________, __________________, 1999, at _________ a.m.,
local time, at _____________________________________________,
Pennsylvania.

      At the First Bank annual meeting, shareholders will be asked to:

      (i) approve and adopt the Agreement and Plan of Reorganization, dated March 19, 1999, between PSB Bancorp, Inc.
and First Bank of Philadelphia (attached as Annex A to the accompanying joint proxy statement/prospectus), providing for the acquisition by PSB of First Bank through the merger of Pennsylvania Savings Bank with and into First Bank;

      (ii) approve the adjournment of the First Bank annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes present at the time of the meeting to approve the Agreement and Plan of Reorganization;

      (iii)  vote for the election of directors.

      The attached joint proxy statement/prospectus contains important information concerning the merger. We urge you to give it your careful attention.

      The Board of Directors of First Bank has carefully considered and approved the Agreement and Plan of Reorganization and believes that the agreement and reorganization is in the best interests of First Bank and its shareholders. Accordingly, your board of directors unanimously has approved and recommends that you vote FOR approval of the agreement and plan of reorganization and FOR the adjournment proposal. In addition, the board of directors recommends that you vote FOR the slate of nominees for director.

      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the First Bank annual meeting, the Board of Directors of First Bank urges you to complete, sign, date, and return the enclosed proxy card promptly in the enclosed postage-paid envelope. This will not prevent you from voting in person at the First Bank annual meeting but will assure that your vote is counted if you are unable to attend.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                    Sincerely,




                                    Carl A. Lingle
                                    President and
                                    Chief Executive Officer

                          FIRST BANK OF PHILADELPHIA
                              1624 Walnut Street
                       Philadelphia, Pennsylvania 19102

                             ____________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on ____ __, 1999
                             ____________________

            NOTICE IS HEREBY GIVEN that an annual meeting of shareholders including any adjournment or postponement, of First Bank of Philadelphia ("First Bank"), a Pennsylvania banking corporation, will be held on ________________, ____ __, 1999, at
__________, local time, at _______________________________,
Pennsylvania, to consider and vote upon the following matters, all as more fully described in the accompanying joint proxy statement/prospectus:

                  1. To approve and adopt the Agreement and Plan of Reorganization, dated March 19, 1999, between PSB
      Bancorp, Inc. and First Bank of Philadelphia (attached as Annex A to the accompanying joint proxy statement/ prospectus), providing for the acquisition by PSB of First Bank through the merger of Pennsylvania Savings Bank with and into First Bank.

                  2. The adjournment of the First Bank annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the First Bank annual meeting to approve the Agreement and Plan of Reorganization.

                  3.    The election of directors.

                  4. The transaction of such other business as may properly be brought before the First Bank annual meeting.

            The Board of Directors of First Bank has determined that an affirmative vote on each proposal to be considered at the First Bank annual meeting is in the best interests of First Bank and its shareholders and unanimously recommends a vote "FOR" each proposal.

            The Board of Directors of First Bank has fixed the close of business on ______ __, 1999 as the record date for determining shareholders entitled to notice of, and to vote at, the First Bank annual meeting.

            Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the First Bank annual meeting, the Board of Directors of First Bank urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the First Bank annual meeting but will assure that your vote is counted if you are unable to attend.

            Please do not send in any certificates for your shares at this time.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    ______________________, Secretary


________________________________________________________________

               PSB BANCORP, INC. AND FIRST BANK OF PHILADELPHIA

                             JOINT PROXY STATEMENT
                             ____________________

                                  PROSPECTUS

                               PSB BANCORP, INC.

                               2,818,994 Shares
                                 Common Stock
                            No Par Value Per Share

________________________________________________________________

            This joint proxy statement/prospectus is being furnished to shareholders of PSB Bancorp, Inc., a Pennsylvania business corporation, and to shareholders of First Bank of Philadelphia, a Pennsylvania banking corporation, in connection with the solicitation of proxies by the respective Boards of Directors of PSB and First Bank for use at the respective annual meetings of PSB and First Bank shareholders, including any adjournments or postponements thereof. The First Bank annual meeting will be held on ___________, 1999 and PSB's annual meeting will be held on ________, 1999.

            This joint proxy statement/prospectus relates to up to 2,818,994 shares of common stock, no par value, of PSB which may be issued upon the acquisition of First Bank of Philadelphia by PSB Bancorp Inc. through the merger of Pennsylvania Savings Bank, a wholly owned subsidiary of PSB, with and into First Bank, pursuant to an Agreement and Plan of Reorganization, dated March 19, 1999.

            This joint proxy statement/prospectus constitutes both:

            (i) the joint proxy statement of each of PSB and First Bank relating to the solicitation of proxies by their respective Boards of Directors for use at the annual meetings to be held for the purpose of considering and voting upon (a) the agreement;
(b) an adjournment, if necessary to solicit additional proxies if there are not sufficient votes at the time of the meetings to approve the agreement; (c) the election of directors; and (d) certain other matters with respect to PSB.

            (ii) the prospectus of PSB with respect to the PSB common stock to be issued in the acquisition.

            For convenience of reference, matters common to both First Bank and PSB are addressed first in this joint proxy statement/prospectus. Information relating to the other matters to be considered at the PSB annual meeting can be found in this joint proxy statement/prospectus under the caption "PSB ANNUAL MEETING -- OTHER MATTERS."

            This joint proxy statement/prospectus and the accompanying form of proxy are first being mailed on or about
_________ __, 1999.

            Holders of First Bank common stock are entitled to dissenters' rights of appraisal in connection with the reorganization. See "MATTER I: APPROVAL OF THE AGREEMENT AND
PLAN OF REORGANIZATION -- DISSENTERS' RIGHTS OF APPRAISAL."

            PSB Bancorp, Inc.'s common stock is traded on the National Market System of the NASDAQ Stock Market. The trading symbol for PSB Bancorp, Inc. is "PSBI."

            Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

            The shares of PSB common stock offered hereby are not savings accounts, deposits, or other obligations of a Bank or Savings Association and are not insured by the Federal Deposit
Insurance Corporation or any other governmental agency.

                               ________________

            The date of this joint proxy statement/prospectus is ____ __, 1999.

                               TABLE OF CONTENTS

                                                             Page


CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION . . . . . . .   1

QUESTIONS AND ANSWERS ABOUT THE MERGER. . . . . . . . . . . . . . . . . .   3

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

PRO FORMA COMBINED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . .  12
      Pro Forma Unaudited Combined Condensed Balance Sheet as
            of March 31, 1999 . . . . . . . . . . . . . . . . . . . . . .  12
      Pro Forma Statements of Income for the Quarter ended
            March 31, 1999 and the Years Ended December 31,
            1998, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . .  15

THE MEETINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . .  20
      Matters To Be Considered at the PSB Annual Meeting. . . . . . . . .  20
      Matters To Be Considered at the First Bank Annual
            Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      Voting of Proxies . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Revocability of Proxies . . . . . . . . . . . . . . . . . . . . . .  23
      Record Date; Stock Entitled to Vote; Quorum . . . . . . . . . . . .  23
      Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . .  23

APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION. . . . . . . . . . .  25
      Background of the Merger. . . . . . . . . . . . . . . . . . . . . .  25
      First Bank Reasons for the Merger . . . . . . . . . . . . . . . . .  28
      Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  28
      Exchange Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Consolidation of Operations . . . . . . . . . . . . . . . . . . . .  30
      Opinion of First Bank Independent Financial Advisor . . . . . . . .  30
      Opinion of PSB Independent Financial Advisor. . . . . . . . . . . .  36
      Effective Date of the Merger. . . . . . . . . . . . . . . . . . . .  43
      Exchange of First Bank Stock Certificates . . . . . . . . . . . . .  43
      Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . .  44
      Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . .  45
      Business Pending the Merger . . . . . . . . . . . . . . . . . . . .  46
      No Solicitation of Transactions . . . . . . . . . . . . . . . . . .  48
      Amendment; Waivers. . . . . . . . . . . . . . . . . . . . . . . . .  48
      Termination; Effect of Termination. . . . . . . . . . . . . . . . .  49
      Employee Benefits and Severance Benefits. . . . . . . . . . . . . .  50
      Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . .  51
      Material Federal Income Tax Consequences. . . . . . . . . . . . . .  51
      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
      Resale of PSB Common Stock. . . . . . . . . . . . . . . . . . . . .  53
      Dissenters' Rights of Appraisal . . . . . . . . . . . . . . . . . .  53

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . .  55
      Deferred Compensation Plan Payments . . . . . . . . . . . . . . . .  55
      Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
      Indemnification; Directors and Officers Insurance . . . . . . . . .  56

CERTAIN RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . .  57
      Stock Option Agreement. . . . . . . . . . . . . . . . . . . . . . .  57

INFORMATION WITH RESPECT TO PSB . . . . . . . . . . . . . . . . . . . . .  60

DESCRIPTION OF PSB CAPITAL SECURITIES . . . . . . . . . . . . . . . . . .  60
      Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
      Special Charter and Pennsylvania Corporate Law
            Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .  61

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . .  64
      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
      Shareholder Meetings. . . . . . . . . . . . . . . . . . . . . . . .  66
      Inspection Rights . . . . . . . . . . . . . . . . . . . . . . . . .  66
      Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . . .  66
      Required Shareholder Vote . . . . . . . . . . . . . . . . . . . . .  66
      Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . .  67
      Mandatory Tender Offer Provision. . . . . . . . . . . . . . . . . .  67
      Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . .  68
      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
      Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . .  69

INFORMATION WITH RESPECT TO FIRST BANK. . . . . . . . . . . . . . . . . .  70

ADJOURNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . .  70
      Nomination and Election of Directors - PSB. . . . . . . . . . . . .  70
      Executive Officers Who Are Not Directors. . . . . . . . . . . . . .  73
      Stock Ownership of Management . . . . . . . . . . . . . . . . . . .  73
      Meetings and Committees of the Board of
            Directors/Trustees. . . . . . . . . . . . . . . . . . . . . .  74
      Director/Trustee Compensation . . . . . . . . . . . . . . . . . . .  74
      Executive Compensation. . . . . . . . . . . . . . . . . . . . . . .  74
      Compensation of Officers and Directors Through Benefit
            Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
      Nomination and Election of Directors - First Bank . . . . . . . . .  81
      Security Ownership of Certain Beneficial Owners . . . . . . . . . .  82
      Section 16(a) Beneficial Ownership Reporting
            Compliance. . . . . . . . . . . . . . . . . . . . . . . . . .  84
      Executive Compensation. . . . . . . . . . . . . . . . . . . . . . .  85
      Aggregated Stock Option Exercises in Last Fiscal Year
            and Fiscal Year-End Stock Option Values . . . . . . . . . . .  86
      Transactions with Management. . . . . . . . . . . . . . . . . . . .  86

PSB ANNUAL MEETING -
 OTHER MATTERS. . . . . . . . . . . . . . . . . . . .  87
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

APPOINTMENT OF AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . .  87

ADOPTION OF THE AMENDMENT TO PSB BANCORP, INC. ARTICLES OF
      INCORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

ADOPTION OF THE 1998 PSB BANCORP, INC. EMPLOYEE STOCK OPTION
      PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
      Awards Under the Option Plan. . . . . . . . . . . . . . . . . . . .  90
      Amendment and Termination of the Plan . . . . . . . . . . . . . . .  92
      Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . .  92

ADOPTION OF THE 1998 PSB BANCORP, INC. MANAGEMENT
      RECOGNITION PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .  94
      Reasons for Submission to Shareholders. . . . . . . . . . . . . . .  95

MISCELLANEOUS ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . .  97
      Conduct of the Meeting. . . . . . . . . . . . . . . . . . . . . . .  97
      Dissenters Rights . . . . . . . . . . . . . . . . . . . . . . . . .  97
      Certain Reporting Requirements. . . . . . . . . . . . . . . . . . .  97
      Shareholder Proposals for Next Annual Meeting . . . . . . . . . . .  97

FIRST BANK ANNUAL MEETING - OTHER MATTERS . . . . . . . . . . . . . . . .  98
      Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . . .  98
      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . .  99

ANNEX LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
      Financial Condition . . . . . . . . . . . . . . . . . . . . . . . .I-16




          CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

            This joint proxy statement/prospectus may be deemed to contain "forward looking" information. Examples of forward looking information include, but are not limited to:

            (a) projections of or statements regarding future earnings, interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms;

            (b) statements of plans and objectives of management or the Board of Directors;

            (c) statements of future economic or business performance, and

            (d) statements of assumptions, such as economic conditions in the market areas served by PSB and First Bank, underlying other statements and statements about PSB or First
Bank or their respective businesses.

            Such forward looking information can be identified by the use of forward looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," "projects," or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results covered by the forward-looking information will be achieved.
Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking information. Important factors that could impact operating results include, but are not limited to:

            (i) the effects of changing economic conditions in both the market areas served by PSB and First Bank and nationally;

            (ii) credit risks of commercial, real estate, consumer and other lending activities;

            (iii)  significant changes in interest rates;

            (iv) changes in federal and state banking laws and regulations which could affect operations;

            (v)  funding costs, and

            (vi)  other external developments which could
      materially affect business and operations.

            No persons have been authorized to give any information or to make any representations other than those contained in this
<PAGE 1> joint proxy statement/prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by PSB or First
Bank. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of PSB or First Bank since the date hereof or that the information herein is correct as of any time subsequent to its date.

            All information concerning PSB and its subsidiaries contained herein, or supplied herewith, has been furnished by PSB, and all information concerning First Bank contained herein or supplied herewith, has been furnished by First Bank.
  <PAGE 2>
                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Who are the parties to the merger?

A:    PSB Bancorp, Inc. and its subsidiary Pennsylvania Savings
      Bank, and First Bank of Philadelphia.

Q:    Who are the parties being merged?

A: Pennsylvania Savings Bank and First Bank of Philadelphia will be merged.

Q:    How will the merger be effected?

A: Pennsylvania Savings Bank and First Bank will be merged. Shareholders of First Bank will receive shares of common stock of PSB Bancorp, Inc. in exchange for their shares in First Bank, and the combined First Bank/Pennsylvania Savings Bank will survive as a subsidiary of PSB Bancorp, Inc.

Q:    What do I need to do now?

A: Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting of First Bank to be held on ________ __, 1999 or at the annual meeting of PSB to be held on _________, 1999.

      Your vote is very important. Approval of the agreement requires the affirmative vote of a majority of the votes cast by the shareholders present at the PSB annual meeting, in person or by proxy. First Bank shareholder approval requires the affirmative vote of 66-2/3% of the outstanding shares entitled to be cast at the First Bank annual meeting. You should return your signed proxy card as soon as possible.

      Both the PSB and First Bank Boards of Directors unanimously recommend voting "FOR" the agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares with respect to the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q: Can I change my vote after I have mailed my signed proxy card?
  <PAGE 3>
A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special or annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    Who will be sending in their stock certificates?

A: Only First Bank shareholders will be required to send in their stock certificates after approval of the merger.

Q:    Should I send in my stock certificates now?

A: No. Shortly after the merger is completed, PSB will send you written instructions for exchanging your First Bank stock certificates. We will request that you return your First Bank stock certificates at that time.

Q:    When do you expect to merge?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of PSB and First Bank shareholders, we must also obtain regulatory approvals. We expect to receive all necessary approvals and complete the merger by November 30, 1999.

Q: Who should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:    You should contact either:

      PSB Bancorp, Inc.
      Anthony DiSandro, President
      Eleven Penn Center, Suite 2601
      1835 Market Street
      Philadelphia, Pennsylvania  19103
      (215) 979-7900
      or
      First Bank of Philadelphia
      Carl A. Lingle, President
      1424 Walnut Street
      Philadelphia, Pennsylvania  19102
      (215) 790-5209
  <PAGE 4>
                                    SUMMARY

            This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus and the attached annexes. See "Where You Can Find More Information" on page __ for reference to additional information available to you regarding PSB Bancorp, Inc. and First Bank of Philadelphia.

The Merger

            If the merger is completed, shareholders of First Bank will receive shares of PSB common stock, plus cash instead of any fractional share, in exchange for their First Bank common stock. PSB shareholders will continue to hold their shares of PSB common stock. The number of shares of PSB common stock received by a First Bank shareholder will be determined by an exchange ratio. The exchange ratio will be that number of shares of PSB common stock having a market value equal to $6.00. In the agreement PSB market value means the average of the market price of PSB common stock for the twenty (20) consecutive trading days ending on the trading day three (3) trading days preceding the closing. The market price of PSB common stock is defined as the average between the closing high bid and low asked prices.

            However, if the market value of PSB common stock is above $9.00 per share each First Bank share will be exchanged for
 .667 shares of PSB common stock and if the market value is below $7.00 per share each First Bank share will be exchanged for .857 shares of PSB common stock. Thus, First Bank shareholders will receive no fewer than .667 shares of PSB common stock, even though the imputed value of such shares would be in excess of $6.00, and will receive no more than .857 shares of PSB common stock, even though the imputed value of such shares is less than $6.00.

            If the market value of PSB common stock is below $6.50 on the closing date, First Bank can elect to terminate the agreement, unless PSB resets the exchange ratio equal to $6.00 divided by the market value of PSB common stock. If PSB chooses this option, it would preclude the termination of the agreement by First Bank. If PSB does not elect to set the exchange ratio at the time of notification of First Bank's intent to terminate, the agreement would terminate and neither First Bank or PSB would owe any penalty or fee as a result of the termination.

            On ______ __, 1999, the closing price of PSB common stock was $______. Because the market price of PSB stock fluctuates, you will not know when you vote exactly what the shares will be worth when issued in the merger.

No Federal Income Tax on Shares Received in Merger (Page __)
  <PAGE 5>
            First Bank shareholders generally will not recognize gain or loss for federal income tax purposes upon receipt of shares of PSB common stock received in the merger. PSB's attorneys have issued a legal opinion to this effect, which PSB has included as an exhibit to the registration statement filed with the SEC. First Bank shareholders will be taxed on cash received instead of any fractional share. TAX MATTERS ARE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

First Bank and PSB Boards Recommend Shareholder Approval
(Page __)

            The First Bank and PSB Boards believe that the merger is in the best interests of First Bank, PSB and their respective shareholders and each Board unanimously recommends that you vote
"FOR" approval of the merger.

Copy of Agreement and Plan of Reorganization Attached (Page __)

            We have attached the Agreement and Plan of Reorganization as Annex A at the back of this joint proxy statement/prospectus. We encourage you to read this agreement, because it is the legal document that governs the merger.

Exchange Ratio Fair From a Financial Point of View According to
Financial Advisor of First Bank (Page __)

            Berwind Financial, L.P. has given an opinion to the First Bank Board that, as of [the date of this joint proxy statement/prospectus], the financial consideration to be received in the merger is fair from a financial point of view to First Bank shareholders. First Bank has attached the full text of this opinion as Annex B to this joint proxy statement/prospectus. First Bank encourages you to read the opinion carefully. Berwind Financial has received $30,000 for serving as financial advisor. If we complete the merger, Berwind Financial will receive an additional $172,363 in exchange for its advice and for providing its financial opinion.

Exchange Ratio Fair From a Financial Point of View According to
Financial Advisor of PSB Bancorp, Inc. (Page __)

            Hopper Soliday, L.P. has given an opinion to the PSB Board that, as of [the date of this joint proxy statement/ prospectus], the exchange ratio in the merger is fair from a financial point of view to PSB shareholders. PSB has attached the full text of this opinion as Annex C to this joint proxy statement/prospectus. PSB encourages you to read the opinion carefully. Hopper Soliday has received $___________ for serving as financial advisor. If we complete the merger, Hopper Soliday will receive an additional $____________ in exchange for its advice and for providing its financial opinion.
  <PAGE 6>
Vote Required to Approve the Merger (Page __)

            Approval of the merger by First Bank shareholders requires the affirmative vote, either in person or by proxy, of the holders of at least 66-2/3% of the outstanding shares of First Bank. Approval of the merger by PSB shareholders requires the affirmative vote of a majority of the votes cast, either in person or by proxy, at the PSB annual meeting. A First Bank shareholder's failure to vote will have the effect of a vote against approval of the merger. Directors and executive officers of PSB and First Bank together own about 26% and ____% respectively, of the shares entitled to be cast at the meetings. Certain of the officers and directors of First Bank have agreed to vote their shares in favor of the merger.

            Brokers who hold shares of PSB and First Bank common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

PSB Annual Meeting to be Held _____ __, 1999 (Page __)

            PSB will hold its annual meeting of shareholders on ________________, _____ __, 1999, at ______ p.m., local time, at
_________________________________, Pennsylvania.

            At the annual meeting, PSB shareholders will vote on the merger and on the proposal to adjourn the meeting to solicit additional proxies, and to consider the additional matters contained in this proxy, and if necessary, to conduct any other business that properly arises.

First Bank Annual Meeting to be Held ____ __, 1999 (Page __)

            First Bank will hold its annual meeting of shareholders on ________________, ____ __, 1999, at ______ p.m., local time, at  _________________________________, Pennsylvania.

            At the annual meeting, First Bank shareholders will vote on the merger, on the proposal to adjourn the meeting to solicit additional proxies, if necessary, on the election of directors and conduct any other business that properly arises.

The Companies (Page __)

            PSB Bancorp, Inc.
            Eleven Penn Center, Suite 2601
            1835 Market Street
            Philadelphia, Pennsylvania  19103

            PSB Bancorp, Inc., a Pennsylvania business corporation, is the holding company for Pennsylvania Savings Bank, a state chartered savings bank. At March 31, 1999, PSB and its subsidiaries had total consolidated assets of $169.81 million, deposits of $133.85 million and shareholders' equity of <PAGE 7> $30.51 million. The primary operating entity of PSB Bancorp, Inc. is Pennsylvania Savings Bank. Pennsylvania Savings Bank's primary business consists of attracting deposits from its network of 5 community branch banking offices, and originating consumer loans, residential mortgage loans, home equity lines of credit, commercial loans and commercial real estate loans in the greater Philadelphia area.

            First Bank of Philadelphia
            1424 Walnut Street
            Philadelphia, Pennsylvania 19102

            First Bank, is a Pennsylvania state chartered banking corporation. At March 31, 1999, First Bank had total consolidated assets of $62.97 million, deposits of $56.86 million and shareholders' equity of $5.88 million. First Bank of Philadelphia has one office located in Philadelphia, Pennsylvania. First Bank is engaged principally in the business of taking deposits and making secured commercial loans, construction loans, permanent mortgage loans and student loans.

Record Dates (Page __)

            If you owned shares of PSB common stock at the close of business on ________ __, 1999, or if you owned First Bank common stock at the close of business on _________ __, 1999, you are entitled to vote on the agreement, the adjournment proposal and for the election of directors. In addition, PSB shareholders are entitled to vote on the additional matters contained in the section of this joint proxy statement/prospectus entitled PSB ANNUAL MEETING -- OTHER MATTERS.

            On their respective record dates, there were _______________ shares of PSB common stock outstanding and
__________ shares of First Bank common stock outstanding. You will have one vote at the PSB Bancorp, Inc. annual meeting or at the First Bank of Philadelphia annual meeting for each share of PSB or First Bank common stock you owned on the respective record date of each company. First Bank shareholders are entitled to cumulative voting with respect to the election of directors.

Conditions that Must Be Satisfied for the Merger to Occur
(Pages __ and __)

            The following conditions must be met for us to complete the merger, in addition to other customary conditions:

            -- approval of the merger by PSB and First Bank shareholders;

            -- approval by the shareholders of PSB of the amendment to the PSB Articles of Incorporation;

            -- receipt of a legal opinion concerning the tax consequences of the merger; <PAGE 8>

            -- receipt of an opinion of the PSB auditors that the merger will be accounted for as a pooling-of-interests under Generally Accepted Accounting
                  Principles;

            The merger also cannot be completed unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking. PSB filed the required applications seeking approval of the merger on ________ __, 1999. Although we believe the regulatory approvals will be received in a timely manner, we cannot be certain when or if we will obtain them.

Termination and Amendment of the Agreement and Plan of Reorganization (Page __)

            PSB and First Bank can agree at any time to terminate the agreement without completing the merger. The companies can also terminate the agreement in the following circumstances:

            -- Either company can terminate the agreement if the merger is not completed by December 31, 1999 and the company that wants to terminate the agreement is not at that time in breach of the agreement in a material way;

            -- Either company can terminate the agreement if the other company violates, in a material way, any of its representations, warranties or obligations under the agreement;

            -- First Bank can terminate the agreement if at closing, the market value of PSB common stock is less than $6.50 per share and PSB does not elect to reset the exchange ratio to $6.00 divided by the market value of PSB.

            Generally, the company seeking to terminate cannot itself be in violation of the agreement.

            We can agree to amend the agreement in any way, except that after the shareholders' meetings we cannot decrease the consideration First Bank shareholders will receive in the merger. Either company can waive any of the requirements of the other company in the agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the tax opinion condition. If a tax opinion is not available and we wish to proceed with the merger, we will resolicit shareholders.

Dissenters' Rights of Appraisal (Page __)

            Under Pennsylvania law, First Bank shareholders have the right to dissent from the merger and receive cash equal to
<PAGE 9> the "fair value" of their shares.  See "Dissenters
Rights" on Page __ for additional information.

PSB Bancorp, Inc. to use Pooling-of-Interest Accounting Treatment
(Page __)

            PSB will account for the merger as a pooling-of-interest for financial reporting purposes.

Organization and Operation after the Merger (Page __)

            In the acquisition of First Bank by PSB, Pennsylvania Savings Bank, the wholly owned operating subsidiary of PSB will merge with and into First Bank. The Board of Directors of Pennsylvania Savings Bank will become the Board of Directors of the resulting bank and will appoint the officers of the new bank. Certain officers of First Bank will continue as officers of the new bank after the merger.

The Rights of First Bank Shareholders Will Change After the
Merger (Page __)

            Upon completion of the merger, current shareholders of First Bank will become shareholders of PSB. PSB's articles of incorporation, bylaws and Pennsylvania law determine the rights of PSB's shareholders. The rights of shareholders of PSB differ in certain respects from the rights of shareholders of First
Bank.

Stock Option Agreement (Page __)

            As a condition to PSB entering into the agreement and to discourage other companies from acquiring First Bank, First Bank granted PSB an option to purchase up to 210,625 shares of First Bank common stock at an exercise price of $5.75 per share. PSB may exercise this option only if another party seeks to gain control of First Bank. We do not believe that any of the events which would permit PSB to exercise the option have occurred as of the date of this joint proxy statement/prospectus.

            The stock option agreement is attached to this joint proxy statement/prospectus as Annex D.

Monetary Benefits to Management in the Merger (Page __)

            When considering the recommendation of the PSB and First Bank Boards, you should be aware that some directors and officers of First Bank have interests in the merger in addition to their interests as shareholders. These interests include:

            -- Officers and directors of First Bank hold stock options to purchase First Bank stock that will convert into options to purchase PSB common stock that are exercisable immediately after the merger;
  <PAGE 10>
            -- As of ______ __, 1999, the difference between the aggregate exercise price and the market value of the shares underlying the options, which represents the economic value of the options, was $_____________;

            -- PSB will enter into employment agreements with two officers of First Bank with annual salaries of $125,000 plus bonus;

            -- Following the merger, PSB will indemnify and provide liability insurance to the former officers and directors of First Bank;

            -- PSB will pay all amounts due under the First Bank Deferred Compensation Plan.

Share Information and Market Prices (Page __)

            PSB common stock trades on the National Market System of the NASDAQ Stock Market. First Bank common stock trades on the Small Cap Market of the NASDAQ Stock Market. The trading symbol for PSB Bancorp, Inc. is "PSBI." The trading symbol for First Bank of Philadelphia is "FBKP." The following table shows the last sale prices of PSB common stock and First Bank common stock and the equivalent price per share of First Bank common stock on March 18, 1999 and _____ __, 1999, if based on an assumed exchange ratio of _____.

                    PSB Bancorp, Inc   First Bank     Equivalent
                                                     Market Value
                       Historical       Historical     Per Share

March 18, 1999            $7.50           $5.75          $6.00
_____ __, 1999          _________        _________     _________


            The market prices of both PSB and First Bank's common stock will fluctuate prior to the merger. You should obtain current market quotations for PSB common stock and First Bank common stock.
  <PAGE 11>
                   PRO FORMA COMBINED FINANCIAL INFORMATION

            The following tables set forth selected unaudited pro forma financial data reflecting the merger.

            The pro forma information has been prepared assuming that shareholders of First Bank will receive in the merger
 .857 shares of PSB common stock for each share of First Bank common stock they own. This ratio is based on a closing sale price of $6.625 per share of PSB common stock. The ratio is subject to adjustment based on the market value of PSB common stock as of the effective date of the merger. The actual mechanics of the ratio calculation may be found on pages __ and __ of this joint proxy statement/prospectus. The pro forma financial information included in this joint proxy statement/ prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of PSB would be following completion of the merger.

            The pro forma has been prepared using the "pooling-of-interests" method of accounting for business combinations. The use of this method has been identified as a pre-condition for the completion of the merger.

            The pro forma information presented does not give effect to any cost savings which may have been realized nor any merger-related expenses which may be incurred as a result of the merger. It also ignores the effect of cash payments which will be required for fractional shares and to dissenting shareholders of First Bank. The amount of these cash payments is impossible to estimate but is believed to be immaterial.

Pro Forma Unaudited Combined Condensed Balance Sheet as of
March 31, 1999

            The following unaudited pro forma combined condensed balance sheet information reflects the pro forma combined condensed balance sheet of PSB and First Bank as of March 31, 1999, after giving effect to the merger. The merger has been reflected as a pooling-of-interests effective as of March 31, 1999. In accounting for a merger using the "pooling-of-interests" method, assets and liabilities are combined at book value in conformity with generally accepted accounting principles. No new bases of accountability are recognized unless the companies employ different methods of accounting for the same line item. It is assumed that no such situation exists and that both PSB and First Bank employ identical accounting methods. The unaudited information should be read in conjunction with the historical consolidated financial statements of PSB and First Bank, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "ANNEX H: ADDITIONAL INFORMATION WITH RESPECT TO PSB BANCORP, INC. -- INDEX TO PSB FINANCIAL STATEMENTS" and
<PAGE 12> "ANNEX I:  ADDITIONAL INFORMATION WITH RESPECT TO FIRST
BANK -- INDEX TO FIRST BANK FINANCIAL STATEMENTS."

            The pro forma information has been prepared assuming that the shareholders of First Bank of Philadelphia will receive
0.857 shares of PSB Bancorp common stock for each share of First Bank of Philadelphia common stock.
  <PAGE 13>
             PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                             AS OF MARCH 31, 1999
                                (In thousands)

                                                                             PSB Bancorp
                                                                                 and
                                                                Pro Forma     First Bank
                                    PSB Bancorp   First Bank   Adjustments     Combined
Cash and amounts due from
  depository institutions             $ 35,536      $  5,321     $             $ 40,857
Investments and Mortgage-Backed
  securities                            48,542           544                     49,086
Loans net of Allowance for Loan
  Losses                                75,133        54,641                    129,774
Goodwill and other intangible
  assets                                     -             -                          -
Other assets                            10,599         2,462                     13,061

Total Assets                           169,810        62,968                    232,778

Deposits                               133,847        56,862                    190,709
Borrowings                                   -             -                          -
Other Liabilities                        5,450           227                      5,677

Total Liabilities                      139,297        57,089                    196,386

Common Stock                                 -           419          (419)           -
Additional Paid In Capital              30,105        10,243           419       40,767
Employee Stock Ownership Plan           (1,380)            -                     (1,380)
Unrealized loss on Available
  for Sale investments                    (244)            -                       (244)
Retained Earnings                        2,032        (4,783)                    (2,751)

Total Shareholders' Equity              30,513         5,879             -       36,392

Total Liabilities and Shareholders'
  Equity                               169,810        62,968             -       232,778

  <PAGE 14>
Pro Forma Statements of Income for the Quarter ended March 31,
1999 and the Years Ended December 31, 1998, 1997 and 1996

            The following four tables show pro forma statements of income for the quarter ended March 31, 1999 and the years ended December 31, 1998, 1997, and 1996. We prepared this pro forma information under the pooling-of-interests method of accounting assuming that the merger occurred on the first day of each period for which information is presented. Under the pooling-of-interests method of accounting, the income statements of the separate companies are added together for each period shown. You should read this pro forma information together with the historical financial statements of PSB and First Bank appearing elsewhere in this joint proxy statement/prospectus. See "WHERE
YOU CAN FIND MORE INFORMATION," "ANNEX H: ADDITIONAL INFORMATION WITH RESPECT TO PSB BANCORP, INC. -- INDEX TO PSB FINANCIAL STATEMENTS" and "ANNEX I: ADDITIONAL INFORMATION WITH RESPECT TO FIRST BANK -- INDEX TO FIRST BANK FINANCIAL STATEMENTS."
  <PAGE 15>
            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE QUARTER ENDED MARCH 31, 1999
                     (In thousands, except per share data)

                                                               PSB Bancorp
                                                                   and
                                                                First Bank
                                PSB Bancorp     First Bank       Combined

Interest Income                 $    2,814      $    1,260     $    4,074
Interest Expense                     1,390             687          2,077

Net Interest Income                  1,424             573          1,997

Provision for Loan
  Losses                                 -               -              -

Net Interest Income after
  Provision for
  Loan Losses                        1,424             573          1,997

Other Non-Interest Income              257              13            270
Non-Interest Expense                 1,220             504          1,724

Income Before Taxes                    461              82            543

Income Taxes                           133             (60)            73

Net Income                             328             142            470

Other Comprehensive Income            (248)              -           (248)

Basic earnings per share              0.11            0.08           0.10

Diluted earnings per share            0.10            0.06           0.09

Weighted average number of
  shares outstanding    Basic    3,101,094       1,676,875      4,538,176***
                      Diluted    3,125,240       2,482,188      5,252,475***

*** Assumes conversion ration of 0.857 Shares of PSB Bancorp common stock issued for each share of First Bank common stock.

  <PAGE 16>
            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                     (In thousands, except per share data)

                                                               PSB Bancorp
                                                                   and
                                                                First Bank
                                PSB Bancorp     First Bank       Combined

Interest Income                 $   10,097      $    5,129     $   15,226
Interest Expense                     5,090           2,710          7,800

Net Interest Income                  5,007           2,419          7,426

Provision for Loan
  Losses                               283               -            283

Net Interest Income after
  Provision for
  Loan Losses                        4,724           2,419          7,143

Other Non-Interest Income            1,315              58          1,373
Non-Interest Expense                 4,625           1,885          6,510

Income Before Taxes                  1,414             592          2,006

Income Taxes                           502            (160)           342

Net Income                             912             752          1,664

Other Comprehensive Income              14               -             14

Basic earnings per share              0.31            0.45           0.38

Diluted earnings per share            0.31            0.30           0.32

Weighted average number of
  shares outstanding    Basic    2,956,851       1,676,875      4,393,933***
                      Diluted    2,988,037       2,490,179      5,122,120***

*** Assumes conversion ratio of 0.857 Shares of PSB Bancorp common stock issued for each share of First Bank common stock.

  <PAGE 17>
            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (In thousands, except per share data)

                                                               PSB Bancorp
                                                                   and
                                                                First Bank
                                PSB Bancorp     First Bank       Combined

Interest Income                 $    8,740      $    5,097     $   13,837
Interest Expense                     4,564           2,812          7,376

Net Interest Income                  4,176           2,285          6,461

Provision for Loan
  Losses                                60               -             60

Net Interest Income after
  Provision for
  Loan Losses                        4,116           2,285          6,461

Other Non-Interest Income            1,071              97          1,168
Non-Interest Expense                 4,134           1,979          6,113

Income Before Taxes                  1,053             403          1,456

Income Taxes                           345               -            345

Net Income                             708             403          1,111

Other Comprehensive Income              60               -             60

Basic earnings per share****          0.61            0.24           0.49

Diluted earnings per share****        0.81            0.16           0.38

Weighted average number of
  shares outstanding    Basic    1,165,105       1,676,875      2,288,444***
                      Diluted    1,179,678       2,587,473      2,913,026***

*** During 1998, Pennsylvania Savings Bank reorganized into PSB Bancorp, Inc. The 579,390 of the shares outstanding at that time would have been exchanged for 2,572,374 shares of the new PSB Bancorp. The estimated exchange ratio has been changed accordingly to 0.6699 shares of PSB Bancorp for each share of First Bank (.857/2.572374) x (1,165,105/579,390) =
      .6699

**** Due to the reorganization of Pennsylvania Savings Bank into PSB Bancorp in 1998, these Earnings Per Share figures are not comparable to those following the reorganization.

  <PAGE 18>
            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (In thousands, except per share data)

                                                               PSB Bancorp
                                                                   and
                                                                First Bank
                                PSB Bancorp     First Bank       Combined

Interest Income                 $    8,039      $    4,979     $   13,018
Interest Expense                     4,119           2,823          6,942

Net Interest Income                  3,920           2,156          6,076

Provision for Possible Loan
  Losses                               132               -            132

Net Interest Income after
  Provision for Possible
  Loan Losses                        3,788           2,156          5,944

Other Non-Interest Income              915              85          1,000
Non-Interest Expense                 4,363           2,039          6,402

Income Before Taxes                    340             202            542

Income Taxes                           201               -            201

Net Income                             139             202            341

Other Comprehensive Income             (56)              -            (56)

Basic earnings per share****          0.12            0.12           0.15

Diluted earnings per share****        0.12            0.12           0.15

Weighted average number of
  shares outstanding    Basic    1,152,328       1,678,875      2,275,667***
                      Diluted    1,152,328       1,678,875      2,275,667***

*** During 1998, Pennsylvania Savings Bank reorganized into PSB Bancorp. The number of shares outstanding at that time would have been exchanged for 2,572,374 shares of the new PSB Bancorp. The estimated exchange ratio has been changed accordingly to 0.6699 shares of PSB Bancorp for each share of First Bank. (.857/2.572374) x (1,165,105/579,390) =
      .6699.

**** Due to the reorganization of Pennsylvania Savings Bank into PSB Bancorp in 1998, these Earnings Per Share figures are not comparable to those following the reorganization.

  <PAGE 19>
                                 THE MEETINGS

Date, Time and Place

            PSB. The PSB annual meeting will be held at ____________________. Philadelphia, Pennsylvania, at _____ p.m.
local time, on _____  __, 1999.

            First Bank. The First Bank annual meeting will be held at _________________________, Philadelphia, Pennsylvania, at
______ p.m., local time, on ______ __, 1999.

Matters To Be Considered at the PSB Annual Meeting

            At the PSB annual meeting, holders of PSB common stock will be asked to consider and vote upon the approval and adoption of the agreement and the approval of the PSB adjournment proposal. In addition, holders of PSB common stock will be asked to:

            - elect two Class I directors for a term of three years each;

            - ratify the selection of Stockton Bates, LLP as auditors for the year ending December 31, 1999;

            - approve the amendment to the Articles of Incorporation;

            -     approve the 1998 PSB Bancorp, Inc. Employee Stock
                  Option Plan;

            -     approve the 1998 PSB Bancorp, Inc. Management
                  Recognition Plan.

            Shareholders may also consider such other matters as may properly be brought before the PSB annual meeting.

            The Board of Directors of PSB has unanimously approved the agreement and recommends a vote FOR approval and adoption of the agreement and FOR each other proposal.

Matters To Be Considered at the First Bank Annual Meeting

            At the First Bank annual meeting, holders of First Bank common stock will be asked to consider and vote upon the approval and adoption of the agreement and the approval of the First Bank adjournment proposal.

            In addition, holders of First Bank common stock will be asked to elect five directors for a term of one year each.
  <PAGE 20>
            Shareholders may also consider and vote upon such other matters as may properly be brought before the First Bank annual meeting.

            The Board of Directors of First Bank has unanimously approved the agreement and recommends a vote FOR approval and adoption of the agreement. The Board of Directors has also, by unanimous vote, approved, and recommends a vote FOR approval of, the First Bank adjournment proposal and recommends a vote FOR the election, as directors, of the nominees of the Board of Directors.

Votes Required

            PSB. All matters to be voted on by PSB shareholders, other than the election of directors, will require the affirmative vote of holders of the majority of the PSB common stock present, in person or by proxy, at the PSB annual meeting. Directors are elected by a plurality of the votes cast in person or by proxy at the PSB annual meeting. Accordingly, with respect to the election of directors, the nominees who receive the greatest number of votes at the PSB annual meeting will be elected as directors.

            Each holder of shares of PSB common stock outstanding on the PSB record date will be entitled to one vote for each share held of record on each matter to be considered at the PSB annual meeting. Shareholders of PSB are not entitled to cumulate votes for the election of directors.

            As of the PSB record date, directors and executive officers of PSB and their affiliates beneficially owned and were entitled to vote 800,195 shares of PSB common stock, which represented approximately 26% of the shares of PSB common stock outstanding on the PSB record date. Each PSB director and executive officer has indicated his present intention to vote the PSB common stock so owned by him or her for approval and adoption of the agreement and all other matters to be presented at the meeting to PSB shareholders.

            First Bank. The approval and adoption of the agreement will require the affirmative vote of 66-2/3% of the votes entitled to be cast at the First Bank annual meeting. The approval and adoption of the adjournment proposal will require the affirmative vote of a majority of the shareholders present in person or by proxy at the First Bank annual meeting. Directors are elected by a plurality of the votes cast in person or by proxy at the First Bank annual meeting.

            Holders of record of First Bank common stock on the First Bank record date are each entitled to one vote per share on each matter to be voted on at the First Bank annual meeting.
First Bank shareholders are entitled to cumulative voting in the election of directors.
  <PAGE 21>
            As of the record date, directors and executive officers of First Bank and their affiliates beneficially owned and were entitled to vote _______ shares of First Bank common stock, which represented approximately ____% of the shares of First Bank common stock outstanding on the First Bank record date. The
First Bank directors and certain executive officers have agreed to vote their First Bank common stock for approval of the agreement, and the directors and executive officers have indicated their present intent to vote their First Bank common stock for approval of the agreement, and the First Bank adjournment proposal, and for the election as directors of the nominees presented by the Board of Directors.

            As of both the First Bank record date and the PSB record date neither PSB nor First Bank had voting power with respect to any shares of First Bank or PSB common stock in a fiduciary, custodian or agent capacity.

Voting of Proxies

            Shares represented by all properly executed proxies received in time for the meetings will be voted at such meetings in the manner specified. In the case of shares of PSB, properly executed proxies that do not contain voting instructions will be voted in favor of the agreement, in favor of the PSB adjournment proposal, in favor of the election, as directors, of the nominees of the Board of Directors, for approval of Stockton Bates, LLP as auditors, in favor of the amendment to the Articles of Incorporation, and in favor of both the 1998 PSB Bancorp, Inc. Employee Stock Option Plan and the 1998 PSB Bancorp, Inc. Management Recognition Plan.

            In the case of shares of First Bank, properly executed proxies that do not contain voting instructions will be voted in favor of the agreement, in favor of the First Bank adjournment proposal and in favor of the election as directors of the nominees of the Board of Directors.

            PSB and First Bank each intend to count shares of PSB common stock or First Bank common stock, as the case may be, present in person at the meetings but not voting, and shares of PSB common stock or First Bank common stock, as the case may be, for which they have received proxies but with respect to which holders of shares have abstained or not voted on any matter, as present at the meetings for purposes of determining the presence of a quorum for the transaction of business.

            A broker cannot vote your shares with respect to the merger without specific instructions from you the shareholder. Abstentions and broker non-votes relating to shares of PSB or First Bank common stock will not constitute or be counted as votes "cast", but will be counted for the determination of a quorum, for purposes of the PSB annual meeting or the First Bank annual meeting.
  <PAGE 22>
            It is not expected that any matter other than those referred to in this joint proxy statement/prospectus will be brought before either of the meetings. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

            The grant of a proxy on the enclosed PSB or First Bank form of proxy does not preclude a shareholder of PSB or First
Bank from voting in person at the applicable meeting. A PSB shareholder or a First Bank shareholder may revoke a proxy at any time prior to its exercise by:

            - filing with the Secretary of PSB (if you are a PSB shareholder) or the Secretary of First Bank (if you are a First Bank shareholder) a duly executed revocation of proxy;

            - by submitting a duly executed proxy bearing a later date;

            - by appearing at the applicable meeting and voting in person at the meeting.

            Attendance at the applicable meeting will not, in and of itself, constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

            PSB. On the PSB record date, ___________ shares of PSB common stock were issued and outstanding and held by approximately __________ holders of record.

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the PSB record date must be represented in person or by proxy at the PSB annual meeting in order for a quorum to be present for purposes of voting on approval of the agreement and the other matters to be considered at the PSB annual meeting.

            First Bank. On the First Bank record date, _________ shares of First Bank common stock were issued and outstanding and held by approximately ____ holders of record.

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Bank record date must be represented in person or by proxy at the First Bank annual meeting in order for a quorum to be present for purposes of voting on approval of the agreement and the other matters to be considered at the First Bank annual meeting.

Solicitation of Proxies  <PAGE 23>

            PSB and First Bank each will bear the cost of the solicitation of proxies from its own shareholders, except that PSB and First Bank will share equally the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of each of PSB and First Bank and their subsidiaries may solicit proxies from shareholders of each entity by telephone or telegram or in person. First Bank, at its own expense, will engage an external proxy solicitation firm. The proxy solicitation firm will be paid $______ for their services. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and PSB and First Bank will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

            First Bank shareholders should not send stock certificates with their proxy card. PSB shareholders are not required to take any action with respect to their stock certificates in connection with the merger. As described below under the caption "Approval of the Agreement and Plan of Reorganization -- Exchange of First Bank Stock Certificates," if you are a First Bank shareholder you will be provided with materials for exchanging shares of First Bank common stock as promptly as practicable after the effective date of the merger.
  <PAGE 24>
                                 MATTER NO. 1
             APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION

            In this section of the joint proxy statement/prospectus we describe the material terms and provisions of the proposed merger. A copy of the agreement that provides for the merger is attached to this joint proxy statement/prospectus as Annex A. We urge all shareholders to read the agreement carefully.

            The agreement provides that:

            - PSB will acquire First Bank through a merger of Pennsylvania Savings Bank and First Bank:

            - First Bank shareholders will receive shares of PSB common stock (the exact number to be determined by an exchange ratio at closing) for each share of First Bank stock that they own if the merger is completed;

            - All PSB shares issued and outstanding at the time of merger will remain issued and outstanding if the merger is completed.

Background of the Merger

            First Bank was chartered as a Pennsylvania commercial bank on February 2, 1987 and commenced operations on July 13, 1987.

            First Bank suffered significant losses in the early 1990s (prior to the involvement of the current management and Board with the Bank) and on September 14, 1993, First Bank entered into formal written agreements with the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia. In early 1995, First Bank raised $4.0 million of additional capital and brought in its current management and board of directors. On December 15, 1997, First Bank was notified by the Pennsylvania Department of Banking that the Memorandum of Understanding that First Bank had been operating under had been lifted. On January 23, 1998, First Bank was notified by the Federal Reserve Bank that because of its improved condition and compliance with all provisions, the formal agreement with the Federal Reserve Bank had also been lifted.

            Expressions of interest in acquiring the Bank were received from certain banks in September, 1998.

            At a meeting of the First Bank Board of Directors on October 1, 1998, the First Bank Board engaged Berwind Financial LP, a financial advisory firm experienced in representing community banks, to assist First Bank in exploring strategic alternatives, including a possible sale of First Bank. The First Bank Board also engaged the services of Pepper Hamilton LLP, a
<PAGE 25> law firm experienced in representing banks in corporate matters, including mergers. The First Bank Board appointed Hal Shaffer, Chairman of the Board and Carl Lingle, President, as a Committee of the First Bank Board to work with Berwind and First Bank's counsel in exploring a possible sale of First Bank and developing appropriate procedures for pursuing a sale.

            Berwind, together with the Committee, prepared a Confidential Memorandum describing First Bank and its business and financial condition.

            At a First Bank Board meeting on November 30, 1998, the First Bank Board approved sending the Confidential Memorandum to certain banks which Berwind had contacted, which had expressed interest in First Bank and which agreed to sign confidentiality agreements.

            Prior to year-end 1998, based on their review of the Confidential Memorandum, four banks submitted indications of interest in acquiring First Bank.

            In January, 1999, the Committee, with the approval of the First Bank Board, decided to pursue further discussions with two of the banks that had submitted indications, one of which was PSB, and to invite the two banks to conduct due diligence at First Bank and to submit a definitive indication of interest.

            PSB and First Bank conducted due diligence, and on February 26, 1999, PSB submitted a definitive indication of interest to acquire First Bank.

            The First Bank Board met on March 8, 1999 to review the terms of PSB's definitive indication of interest to acquire First Bank. The First Bank Board authorized the Committee to work with counsel to negotiate a definitive merger agreement based on PSB's indication letter. The First Bank Board also instructed Mr.
Lingle and Berwind to conduct due diligence with respect to PSB.

            The definitive merger agreement was negotiated and prepared. PSB's Board of Directors approved the agreement at a meeting held on March 18, 1999.

            On March 19, 1999, the First Bank Board met for the purposes of reviewing and considering the agreement. Representatives of Berwind and First Bank's counsel were present at the meeting. The Berwind representatives reviewed the financial terms of the merger, the financial characteristics of First Bank and PSB, both separate and combined on a pro forma basis, and comparable merger transactions. Berwind advised the directors that, in their opinion, the financial consideration to be received in the merger was fair to First Bank's shareholders from a financial point of view. First Bank's counsel reviewed the provisions of the merger agreement with the First Bank Board. It was noted that as part of the transaction, Mr. Carl Lingle,
<PAGE 26> president, and Mr. James Schaeffer, chief financial officer of First Bank, would remain with PSB after the merger.

            The First Bank Board, by a unanimous vote, approved the merger agreement and authorized its execution by the officers of First Bank. After the meeting, the merger agreement was signed by both banks.

PSB Reasons for the Merger

            The PSB Board believes that the merger is fair to, and in the best interests of PSB, and its shareholders. In reaching these conclusions, the PSB Board considered a number of factors, including the following:

            - PSB's current condition and historical operating results and its prospective results of operations if PSB were to acquire First Bank.

            - the economic, business and competitive climate for banking and financial institutions in Philadelphia and PSB's business plan for strengthening PSB's position in the area.

            - the business, operations, earnings and prospects of First Bank, particularly the enhanced opportunities presented by the formation of a specialized lending group utilizing First Bank's existing expertise and the increased economic value that the group's operations could add to PSB's current business structure.

            - the proposed amendment to the articles of incorporation which will make it more difficult for a shareholder to effect a "change of control" of PSB.

            - the management talent of First Bank, particularly the availability of the two officers to form a specialized lending group after the merger.

            - the availability of pooling-of-interest accounting treatment for the merger.

            - the business enhancement offered by the ability to conduct business under a commercial bank charter after the merger.

            - the opinion of Hopper Soliday that the exchange ratio was fair to the PSB shareholders from a financial point of view.

            This list of factors considered by the PSB Board is not exhaustive, but is intended to highlight the material factors considered by the PSB Board. Individual directors may have given
<PAGE 27> different weights to these factors in reaching their decision; however, the PSB Board did not assign specific weights or priority to any one factor.

First Bank Reasons for the Merger

            The First Bank Board believes that the merger is fair to, and in the best interests of, First Bank and its shareholders. In reaching these conclusions, the First Bank
Board considered a number of factors, including the following:

            - First Bank's current condition and historical operating results, and its prospective results of operations if First Bank were to remain independent;

            - the economic, business and competitive climate for banking and financial institutions in
                  Philadelphia, and the challenges that First Bank faced as an independent bank with a single office in a highly competitive market;

            - the search process conducted by First Bank with the assistance of Berwind;

            - the business, operations, earnings and prospects of PSB, and the enhanced opportunities for operating efficiencies (particularly from the integration of operations and support functions) and growth that the merger would make possible;

            - the opinion of Berwind that the financial consideration to be received in the merger was fair to First Bank shareholders from a financial point of view;

            - the fact that the merger will be a tax-free exchange to First Bank shareholders for federal income tax purposes to the extent they receive PSB common stock as consideration in exchange for their shares of First Bank common stock.

            This list of factors considered by the First Bank Board is not intended to be an exhaustive list, but is intended to include the material factors considered by the First Bank Board.
In reaching its determination to approve and recommend the merger, the First Bank Board did not assign any relative or specific weights to these factors, and the individual directors may have given differing weights to different factors.

Accordingly, The PSB and First Bank Boards recommend that shareholders vote FOR Approval of the Agreement.

Effect of the Merger
  <PAGE 28>
            If the agreement is approved by the shareholders of both PSB and First Bank, PSB will acquire First Bank through a merger of First Bank and Pennsylvania Savings Bank. PSB will exchange shares of PSB common stock for the issued and outstanding shares of First Bank common stock. The combined First Bank and Pennsylvania Savings Bank will be a wholly owned subsidiary of PSB.

            The merger is structured so that the commercial bank charter of First Bank will be the surviving entity in the merger. All property, rights, debts and obligations of Pennsylvania Savings Bank will automatically transfer to and vest in First Bank, in accordance with Pennsylvania law. The commercial bank charter will give PSB and its bank subsidiary broader authority to engage in commercial lending than Pennsylvania Savings Bank, as a savings bank, currently has. After the acquisition of First Bank, PSB intends to take the appropriate steps to rename First Bank. Directors of First Bank will resign upon completion of the acquisition and PSB will elect the present directors of Pennsylvania Savings Bank as directors of the surviving bank. Those directors will appoint the officers of the new bank, which will be the current officers of Pennsylvania Savings Bank. In addition, Carl A. Lingle, current President of First Bank, and James T. Schaeffer, current Principal Financial Officer and Chief Accounting Officer of First Bank, will be appointed officers of the new bank.

Exchange Ratio

            On the effective date of the merger, each outstanding share of First Bank common stock will automatically convert into shares of PSB common stock based upon the exchange ratio contained in the agreement. The exchange ratio will be that number of shares of PSB common stock having a market value equal to $6.00. In the agreement PSB market value means the average of the market price of PSB common stock for the twenty (20) consecutive trading days ending on the trading day three (3) trading days preceding the closing. The market price of PSB common stock is defined as the average between the closing high bid and low asked prices.

            However, if the market value of PSB common stock is above $9.00 per share each First Bank share will be exchanged for
 .667 shares of PSB common stock and if the market value is below $7.00 per share each First Bank share will be exchanged for .857 shares of PSB common stock. Thus, First Bank shareholders will receive no fewer than .667 shares of PSB common stock, even though the imputed value of such shares would be in excess of $6.00, and will receive no more than .857 shares of PSB common stock, even though the imputed value of such shares is less than $6.00.

            If the market value of PSB common stock is below $6.50 on the closing date, First Bank can elect to terminate the agreement, unless PSB resets the exchange ratio equal to $6.00
<PAGE 29> divided by the market value of PSB common stock.  If
PSB chooses this option, it would preclude the termination of the agreement by First Bank. If PSB does not elect to set the exchange ratio at the time of notification of First Bank's intent to terminate, the agreement would terminate and neither First
Bank or PSB would owe any penalty or fee as a result of the termination.

            PSB will adjust the number of shares of PSB common stock issuable in exchange for shares of First Bank common stock to take into account any stock splits, reclassifications or other similar events involving PSB common stock.

            On the effective date of the merger, each outstanding option to purchase shares of First Bank common stock will automatically convert into an option to purchase PSB common stock. The number of shares of PSB common stock issuable upon exercise will be equal to the number of shares of First Bank common stock subject to the option multiplied by the exchange ratio. The exercise price for a whole share of PSB common stock will equal the stated exercise price of the option divided by the exchange ratio. Shares issuable upon the exercise of such options to acquire PSB common stock will remain subject to the terms of the plans and grant agreements of First Bank under which First Bank issued the options.

Consolidation of Operations

            PSB expects to achieve certain cost savings and operating synergies as a result of the merger. PSB believes that these costs savings and operating synergies will aggregate approximately $350,000 per year.

Opinion of First Bank Independent Financial Advisor

            Pursuant to an engagement letter date October 1, 1998, First Bank retained Berwind to act as its financial advisor in connection with First Bank's consideration of a possible business combination. In connection with the merger, the First Bank board requested Berwind to render its opinion to the fairness, from a financial point of view, of the financial consideration to be received by the holders of First Bank common stock. Berwind rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of March 19, 1999, the consideration to be received in the merger was fair, from a financial point of view, to the holders of First Bank common stock. Berwind has reconfirmed its opinion dated as of ______________, 1999 to the effect that, as of that date, the financial consideration was fair to the holders of shares of First Bank common stock from a financial point of view.

            The full text of Berwind's __________________, 1999
opinion, sets forth the assumptions made, matters considered and limitations of the review undertaken. It is attached as Annex B to this joint proxy statement/prospectus, is incorporated herein
<PAGE 30> by reference, and should be read in its entirety in connection with this joint proxy statement/prospectus. The summary of Berwind's opinion is qualified by reference to the full text of the opinion.

            Berwind was selected to act as First Bank's financial advisor based upon its qualifications, expertise, experience and reputation in the financial services industry. Berwind has knowledge of, and experience with Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. No limitations were imposed by First Bank's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the March 19, 1999 opinion or the _____________, 1999 opinion.

            In rendering its opinion, Berwind among other things:

            - reviewed the historical financial performances, current financial positions and general prospects of First Bank and PSB and reviewed certain internal financial analyses and forecasts prepared by the management of First Bank and PSB;

            - reviewed and analyzed the stock market performance of First Bank and PSB;

            - studied and analyzed the consolidated financial and operating data of First Bank and PSB;

            - considered the terms and conditions of the proposed merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions;

            - met and/or communicated with certain members of First Bank's and PSB's senior management to discuss their respective operations, historical financial statements, and future prospects;

            - reviewed the merger agreement and certain related documents;

            -     reviewed this joint proxy statement/prospectus;

            - discussed the strategic objectives of the merger and the plans for the combined company with senior executives of First Bank and PSB, including
                  <PAGE 31> estimates of the cost savings and other
                  synergies projected for the combined company;

            - participated in discussions and negotiations among representatives of First Bank and PSB and their financial and legal advisors; and,

            - conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

            In delivering its March 19, 1999 opinion and __________________, 1999 opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on PSB or First Bank that would have a material adverse effect on the contemplated benefits of the merger. Berwind also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of PSB after the merger.

            Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to First Bank's and PSB's financial forecasts and other information reviewed by Berwind in rendering its opinions, Berwind assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of First Bank and PSB as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of First Bank or PSB nor was it furnished with any such appraisal.
Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of First Bank and PSB were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind did not review credit files of either First Bank or PSB.

            In connection with the March opinion, Berwind performed a variety of financial analyses. Berwind evaluated the financial terms of the transaction using standard valuation methods, including comparable company analysis, comparable acquisition analysis, discounted dividend analysis, pro forma merger analysis and contribution analysis. The following is a summary of selected analyses prepared by Berwind and presented to First
Bank's Board in connection with the March opinion and analyzed by Berwind in connection with the March and __________________, 1999 opinions. In connection with delivering its __________________, 1999 opinion, Berwind updated the analyses described above to reflect current market conditions and events occurring since the date of the March opinion. Based on this update Berwind
<PAGE 32> determined that it was not necessary to change the conclusions it had reached in connection with rendering the March opinion.

            Comparable Company Analyses. Berwind compared selected publicly available financial and operating data for First Bank with those of a peer group of selected publicly traded banks and bank holding companies with assets less than $150 million, as of the most recent financial period publicly available, headquartered in the Mid-Atlantic region. Financial and operating ratios compared in the analysis of the First Bank peer group included but were not limited to:

            -     return on average assets;

            -     return on average shareholders' equity;

            -     shareholders' equity to assets ratio;

            -     certain asset quality ratios.

            Berwind also compared selected publicly available financial, operating and stock market data for PSB with those of a peer group of selected publicly traded thrifts and thrift holding companies with assets greater than $50 million and less than $400 million, as of the most recent period publicly available, headquartered in Pennsylvania, Maryland, New Jersey and New York that fully converted to stock ownership subsequent to December 31, 1995. Financial, operating and stock market data, ratios and multiples compared in the analysis of the PSB peer group included but were not limited to:

            -     return on average assets;

            -     return on average shareholders' equity;

            -     shareholders' equity to asset ratios;

            -     certain asset quality ratios;

            -     price to book value;

            -     price to tangible book value;

            - price to earnings (latest twelve months and estimated 1999);

            -     and dividend yield.

            Comparable Acquisition Transaction Analysis. Berwind compared the multiples of book value, tangible book value, latest twelve months' earnings, assets and deposits to be paid in the merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both
<PAGE 33> interstate and intrastate bank and bank holding company acquisitions announced during the twelve months preceding the date of the __________________, 1999 opinion, in which the selling institution's assets were between $10 million and $100 million as of the most recent period publicly available prior to announcement. Berwind compared transactions located throughout the country and analyzed those transactions in three groups:

            -     a national group

            -     a regional group

            -     a performance group

            The national group included transactions throughout the United States; the regional group included transactions in which the seller was located in New Jersey, Pennsylvania or Maryland;
and the performance group included transactions in which the selling company had non-performing assets as a percentage of total assets greater than 1.00% and return on average shareholders' equity greater than 9.00%.

            No company or transaction, however, used in the Comparable Company Analysis or the Comparable Acquisition Transaction Analysis is identical to First Bank, PSB or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

            Discounted Dividend Analysis. Berwind performed a discounted dividend analysis to determine a range of present values per share of First Bank common stock assuming First Bank continued to operate as a stand-alone entity. This range was determined by adding the present value of the estimated future dividend stream that First Bank could generate, and the present value of the "terminal value" of First Bank common stock at the end of five years. To determine a projected dividend stream, Berwind utilized management's anticipated dividend payout ratio of First Bank's projected income for the five year period. The net income projections were grown using various earnings growth rates scenarios. The "terminal value" of First Bank common stock at the end of the period was determined by applying to fifth year's projected earnings to a range of price to earnings multiples. The range of terminal multiples utilized reflected price to earnings multiples generally received by banking institutions which have similar financial and operating characteristics as First Bank. The dividend stream and terminal values were discounted to present value using various discount rates, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of First Bank common stock. <PAGE 34>

            In connection with its analysis, Berwind considered and discussed with the First Bank Board, how the discounted dividend analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Berwind noted that the discounted dividend analysis is a widely used valuation methodology, but the assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

            Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of First Bank stock prior to the merger and the number of shares of PSB stock after the merger resulting from the exchange ratio. The analysis considered, among other things, the changes that the merger would cause to First Bank's earnings per share, book value per share and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of PSB based on the merger with First Bank, Berwind analyzed the contribution that First Bank would have made to the combined company's earnings, equity and assets as of and for the most recent quarterly period ended as of the date of the _________, 1999 opinion. Berwind also reviewed the percentage ownership that First Bank shareholders would hold in the combined company.

            In connection with rendering its March opinion and __________________, 1999 opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinions. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond First Bank's and PSB's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

            In reaching its opinion as to fairness, none of the analyses or factors considered by Berwind was assigned any particular weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received pursuant to the agreement was fair to the shareholders of First Bank from a financial point of view. <PAGE 35>

            Berwind's __________________, 1999 opinion was based
solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of its __________________, 1999 opinion was delivered; events occurring after the date of its __________________, 1999 opinion could materially affect the assumptions used in preparing its __________________, 1999 opinion. Berwind has not undertaken to reaffirm and revise its __________________, 1999 opinion or otherwise comment upon any events occurring after the date thereof.

            Pursuant to the terms of the engagement letter dated October 1, 1998, First Bank has paid Berwind $30,000 for serving as financial advisor. First Bank has also agreed to pay Berwind approximately $172,363 upon the completion of the merger for acting as financial advisor in connection with the merger including delivering its March and __________________, 1999 opinions. Whether or not the merger is consummated, First Bank has also agreed to reimburse Berwind for all reasonable out-of-pocket expenses incurred in connection with the services provided by Berwind and to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

            Berwind's __________________, 1999 opinion is directed only to the financial consideration to be received by First Bank shareholders pursuant to the agreement, is for the information of the board of directors of First Bank, and does not address any other aspect of the merger nor does not constitute a recommendation to any holder of First Bank common stock as to how such holder should vote at the First Bank annual meeting.

            The foregoing provides only a summary of the __________________, 1999 opinion of Berwind and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex B to this joint proxy statement/prospectus.

Opinion of PSB Independent Financial Advisor

            The PSB Board retained Hopper Soliday, a division of Tucker Anthony Incorporated, under an engagement letter dated March 15, 1998, to render financial advisory and investment banking services to PSB in connection with the possible acquisition of First Bank by PSB. Hopper Soliday has no other material relationship with PSB or First Bank. Tucker Anthony Incorporated is a market maker in PSB's common stock.

            Hopper Soliday is a regional investment banking firm and as a customary part of its investment banking business is engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As a specialist in the securities of financial institutions, Hopper Soliday has experience in, and knowledge of,
<PAGE 36> the valuation of banking enterprises.  The PSB Board selected Hopper Soliday on the basis of Hopper Soliday's ability to evaluate the fairness of the merger from a financial point of view, its qualifications, its previous experience and its reputation in the banking and investment communities. Hopper Soliday has acted exclusively for the PSB Board in rendering its fairness opinion and will receive a fee from PSB for its services.

            Hopper Soliday has rendered a written opinion to the PSB Board, dated as of the date of this joint proxy statement/ prospectus, to the effect that, as of that date, the merger consideration is fair, from a financial point of view, to the shareholders of PSB. The full text of the Hopper Soliday opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. We urge PSB shareholders to read the Hopper Soliday opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hopper Soliday rendering its opinion. We qualify the following summary of the Hopper Soliday opinion in its entirety by reference to the full text of the Hopper Soliday opinion. PSB and First Bank determined the merger consideration by negotiation. Hopper Soliday did not determine the merger consideration. See "The Agreement and Plan of Reorganization -- Background of the Merger."

            The Hopper Soliday Opinion is directed only to the merger consideration and is not a recommendation to any PSB shareholder as to how the shareholder should vote at the annual meeting.

            In rendering its opinion, Hopper Soliday reviewed, among other things:

            - First Bank's Annual Reports on Form 10-K and related financial information for fiscal years ended December 31, 1993 through December 31, 1997, and First Bank's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

            - PSB's Annual Report on Form 10-KSB and related financial information for the fiscal year ended December 31, 1997, and Pennsylvania Savings Bank Quarterly Call Reports as filed with the Federal Deposit Insurance Corporation (FDIC) for the periods ending December 31, 1995 and December 31, 1996, and PSB's Quarterly Reports on Form 10-QSB and related unaudited financial information for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
  <PAGE 37>
            - the offering circulars issued by PSB in its mutual holding company formation and its second step mutual-to-stock conversion;

            - certain information concerning the respective businesses, operations, regulatory condition and prospects of PSB and First Bank, including financial forecasts relating to the business, earnings, assets and prospects of PSB and First Bank, furnished to Hopper Soliday by PSB and First Bank, which Hopper Soliday discussed with members of senior management of PSB and First Bank;

            - historical market prices and trading activity for the PSB common stock and First Bank common stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant;

            - the financial terms of the merger contemplated by the merger agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant;

            - the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of PSB;

            - the implications for PSB's shareholders of the accounting treatment (pooling-of-interests compared with purchase accounting) for the merger;

            -     the Merger Agreement; and

            - other matters that Hopper Soliday deemed necessary.

            Hopper Soliday also met with certain members of senior management and other representatives of PSB and First Bank to discuss the foregoing as well as other matters Hopper Soliday deemed relevant. Hopper Soliday also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.
The Hopper Soliday opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Hopper Soliday through the respective dates thereof.

            Hopper Soliday relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes
<PAGE 38> of its opinion.  With respect to the financial
forecasts reviewed by Hopper Soliday in rendering its opinion, Hopper Soliday assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PSB and First Bank as to the future financial performance of PSB and First Bank. Hopper Soliday also assumed that the allowance for loan losses at PSB and First Bank were adequate. Hopper Soliday did not make any independent evaluation or appraisals of the assets or liabilities of First Bank nor was it furnished with any such appraisals.

            The summary set forth below is not a complete description of the analyses performed by Hopper Soliday in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to the summary description. Accordingly, notwithstanding the separate factors discussed below, Hopper Soliday believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Hopper Soliday was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond PSB's or First Bank's control. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

            Transaction Summary. Hopper Soliday reviewed with the PSB Board the key financial terms of the proposed merger, including the expected method of accounting, the exchange ratio, the share price of PSB as of March 17, 1999, the resulting indicated value per share of First Bank common stock of the merger and the resulting indicated aggregate consideration to be paid in the merger.

            The proposed method of accounting for the merger was a pooling-of-interests in a tax-free exchange;

            - the indicated value was $6.00 per share of First Bank common stock. The exchange ratio is calculated by dividing $6.00 by the market value of PSB common stock provided that the market value of PSB common stock is between $7.00 and $9.00 per share;
  <PAGE 39>
            - the indicated aggregate consideration to be paid in the merger was $10.1 million based on 1,686,875 shares of First Bank common stock outstanding;

            - the value of the merger consideration represented 121% of First Bank's market price of $4.94 per share on March 17, 1999;

            - the $6.00 per share value represented 176% of First Bank's book value per share as of December 31, 1998; and

            - the $6.00 per share value represented a multiple of 13.5 times First Bank's net income for the twelve months ended December 31, 1998.

            Contribution Analysis. Hopper Soliday reviewed the contribution made by each of PSB and First Bank to various balance sheet items and net income of the combined company at the proposed exchange ratio based on the market price of PSB common stock on March 17, 1999, balance sheet data at December 31, 1998 and trailing twelve months earnings as of December 31, 1998.
This analysis showed that:

            - First Bank's shareholders would own approximately 29.8% of the aggregate shares outstanding of the combined company;

            - First Bank was contributing 27.9% of total assets of the pro forma combined company;

            - First Bank was contributing 37.8% of total loans of the pro forma combined company;

            - First Bank was contributing 31.0% of total deposits of the pro forma combined;

            - First Bank was contributing 15.9% of shareholders' equity of the pro forma combined company; and

            - First Bank was contributing 45.2% of net income of the pro forma combined company.

            Summary of Comparison of Selected Institutions - PSB. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of March 13, 1999 for PSB to a peer group of mid-Atlantic thrifts and thrift holding companies consisting of nine institutions located in metropolitan markets with total assets between $86 million and $300 million. The analysis included, but was not limited to, the following ratios: loans/deposits, equity/assets, non-performing assets/ total assets, allowance for loan losses/non-performing assets, net interest margin, efficiency ratio, return on average assets,
<PAGE 40> return on average equity, price/earnings, and price/
book.  The analysis showed that:

            - PSB's loan/deposit ratio was 60.25% versus a peer group median of 89.89%;

            - PSB's equity/assets ratio was 19.75% versus a peer group median of 10.57%;

            - PSB's ratio of non-performing assets to total assets was 1.15% versus a peer group median of 0.66%;

            - PSB's allowance for loan losses/non-performing assets ratio was 25.54% versus a peer group median of 38.11%;

            - PSB's net interest margin was 3.53% versus a peer group median 3.25%;

            - PSB's efficiency ratio was 76.56% versus a peer group median of 59.15%;

            - PSB's return on average assets and return on average equity were 0.55% and 4.82%, respectively, versus peer group medians of 0.86% and 8.62%, respectively;

            - PSB's price/earnings and price/book ratios were 32.4x and 79.0%, respectively, versus peer group medians of 14.5x and 112.0%, respectively.

            Summary of Comparison of Selected Institutions - First Bank. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of March 13, 1999 for First Bank to a peer group of mid-Atlantic banks and bank holding companies consisting of seven institutions located in metropolitan markets with total assets between $109 million and $173 million. The analysis included, but was not limited to, the following ratios: loans/deposits, equity/assets, non-performing assets/total assets, allowance for loan losses/non-performing assets, net interest margin, efficiency ratio, return on average assets, return on average equity, price/earnings, and price/book. The analysis showed that:

            - First Bank's loan/deposit ratio was 86.61% versus a peer group median of 66.39%;

            - First Bank's equity/assets ratio was 9.03% versus a peer group median of 8.24%;
  <PAGE 41>
            - First Bank's ratio of non-performing assets to total assets was 2.44% versus a peer group median of 1.47%;

            - First Bank's allowance for loan losses/non-performing assets ratio was 49.19% versus a peer group median of 31.86%;

            - First Bank's net interest margin was 4.27% versus a peer group median 4.96%;

            - First Bank's efficiency ratio was 77.56% versus a peer group median of 78.58%;

            - First Bank's return on average assets and return on average equity were 1.08% and 12.33%, respectively, versus peer group medians of 0.51% and 5.48%, respectively;

            - First Bank's price/earnings and price/book ratios were 11.1x and 145.0%, respectively, versus peer group medians of 17.9x and 106.0%, respectively.

            Summary of Selected Bank Merger and Acquisition Transactions. Hopper Soliday compared the ratios of price/book, price/trailing 12 months earnings, book/book and price/deposits for the proposed merger to the maximum, mean, median and minimum ratios for a group of 11 transactions announced since January 1, 1997 with transaction values less than $25 million. The selected transactions involved the acquisition of profitable commercial banks and bank holding companies headquartered in Delaware, Maryland, New Jersey and Pennsylvania. This analysis showed that:

            - the merger consideration represented 176.0% of First Bank's book value versus a median of 255.7% for the selected transactions;

            - the merger consideration represented a price/ trailing 12 months earnings ratio of 13.5x compared to a median of 22.6x for the selected transactions;

            - the merger consideration represented a book/book ratio of 188.0% compared to a median of 98.6% for the selected transactions; and

            - the merger consideration represented a price/ deposits ratio of 17.6% compared to a median of 26.2% for the selected transactions.

            No company or transaction used in the above analysis as a comparison is identical to PSB, First Bank or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex
<PAGE 42> consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuations resulting from any particular analysis described above should not be taken to be Hopper Soliday's view of the actual value of PSB or First Bank. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

            In performing its analyses, Hopper Soliday made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PSB or First Bank. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Hopper Soliday's opinion and presentation to the PSB Board is just one of many factors taken into consideration by the PSB Board.

            Pursuant to the Hopper Soliday engagement letter, PSB agreed to pay Hopper Soliday a contingent fee of 0.60% of the aggregate consideration to be paid in the merger. A retainer fee of $5,000 was paid to Hopper Soliday upon execution of the Hopper Soliday engagement letter. A payment of $20,000 was made to Hopper Soliday upon delivery of Hopper Soliday's written fairness opinion. The balance of the fee is due upon consummation of the merger. Both the retainer fee and the $20,000 payment will be credited towards the contingent fee. Hopper Soliday will be reimbursed for reasonable out-of-pocket expenses incurred on behalf of PSB. PSB has agreed to indemnify Hopper Soliday against certain liabilities.

Effective Date of the Merger

            The effective date of the merger will occur within 30 days following the satisfaction or waiver of all conditions to completion of the merger specified in the agreement. PSB and First Bank may also mutually agree on a different date. We presently expect that the effective date of the merger will occur prior to November 30, 1999.

            On or prior to the effective date of the merger, PSB will file articles of merger with the Pennsylvania Department of State and this document will set forth the effective date of the merger.

Exchange of First Bank Stock Certificates
  <PAGE 43>
            As promptly as practicable after the effective date of the merger, PSB will send a transmittal form to each record owner of First Bank common stock. The transmittal form will contain instructions on how to surrender certificates representing First Bank common stock for certificates representing PSB common stock.

            PSB must mail certificates representing shares of PSB common stock and checks for cash in lieu of fractional share interests to former shareholders of First Bank in no event later than thirty business days following the receipt of the transmittal form and First Bank stock certificates properly endorsed or accompanied by the required materials.

            You should not forward First Bank stock certificates until you have received transmittal forms from PSB. You should not return stock certificates with the enclosed proxy card.

            Until you exchange your certificates representing First Bank common stock, you will not receive the certificates for the PSB common stock into which your First Bank shares have converted. For all other purposes, however, each certificate which represents shares of First Bank common stock outstanding at the effective date of the merger will evidence ownership of the shares of PSB common stock into which those shares converted as a result of the merger. Neither PSB nor First Bank will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions to the Merger

            The obligations of PSB and First Bank to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

            - approval of the agreement by PSB and First Bank shareholders;

            - approval of the amendment to the PSB Articles of Incorporation by PSB shareholders;

            - receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

            - receipt of an opinion of Stockton Bates, LLP, the PSB auditors, that the merger can be accounted for as a pooling-of-interests under generally accepted accounting principals;

            - the absence of any legal order prohibiting the merger;
  <PAGE 44>
            -     delivery of a tax opinion to each of PSB and First
                  Bank; and

            - the absence of any material adverse effect on the assets, financial condition or results of operations on a consolidated basis of the other party since December 31, 1998, not including:

                  * any change in the value of the investment or loan portfolios of PSB or First Bank resulting from a change in interest rates generally;

                  * any change occurring after the date of the agreement in any law or regulation or in generally accepted accounting principles that affects banking institutions generally;

                  * reasonable expenses incurred in connection with the merger;

                  * actions taken with the written consent of the other party; and

                  * any material adverse effect caused, in whole or in substantial part, by the party claiming that a material adverse effect has occurred.

            Except for the requirements of shareholder approvals, regulatory approvals and the absence of any legal order preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in " -- Amendment; Waivers" on page __.

Bank Merger

            As part of the agreement, Pennsylvania Savings Bank and First Bank entered into a bank plan of merger. The bank plan of merger provides that Pennsylvania Savings Bank will merge into First Bank, with First Bank surviving. PSB and First Bank expect to complete the bank merger concurrently with completion of the acquisition of First Bank by PSB.

Regulatory Approvals

            The Federal Reserve Board and the Pennsylvania
Department of Banking must approve the acquisition and the bank merger. PSB filed an application for approval with both regulatory authorities on _____________ __, 1999.

            Under applicable regulations, the Federal Reserve Board and the Pennsylvania Department of Banking will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk
<PAGE 45> to the Bank Insurance Fund and the Savings Association
Insurance Fund and the convenience and needs of the community to be served.

            In addition, the Federal Reserve Board may not approve any proposed acquisition:

            - if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the banking business in any part of the United States; or

            - which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.

            In addition, the Federal Reserve Board has the responsibility to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both First Bank and PSB received ratings of "satisfactory" in their last Community Reinvestment Act examinations. The Federal Reserve Board has not received any protest under the Community Reinvestment Act as of the date of this joint proxy statement/prospectus.

            There can be no assurance that the Federal Reserve Board will approve the bank merger, and, if approved, there can be no assurance as to the date of such approval. The bank merger may not be completed until 30 days (15 days if the U.S. Department of Justice does not object) after the date of the Federal Reserve Board approval, during which time the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the Federal Reserve Board approval unless a court specifically orders otherwise. In reviewing the bank merger, the U.S. Department of Justice could analyze the bank merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the bank merger's competitive effects. Failure of the U.S. Department of Justice to object to the bank merger does not prevent the filing of antitrust actions by private persons.

Business Pending the Merger  <PAGE 46>

            Under the agreement, PSB and First Bank each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, First Bank agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the agreement or with the written consent of PSB.

            First Bank also agreed that it may not without the written consent of PSB:

            - amend or change any provision of its articles of incorporation or bylaws;

            - grant any option, warrant, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into its capital stock;

            - declare, set aside or pay any dividend or other distribution in respect of its capital stock;

            - grant any pay increase except for routine periodic increases in accordance with past practice; or

            - engage in any merger, acquisition or similar transaction.

            - grant any severance or termination pay (other than pursuant to written policies or written agreements of First Bank in effect on the date of the agreement and provided to PSB prior to the date of the agreement) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Bank, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

            - purchase any security for its investment portfolio not rated "A" or higher by either Standard &
                  Poor's Corporation or Moody's Investor Services,
                  Inc.;

            - make any capital expenditure of $10,000 or more not previously disclosed to PSB, without the prior written consent of PSB;

            - make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government
                  <PAGE 47> deposits, to exercise trust powers,
                  sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance and sales of loans, or transactions in the investment securities portfolio by First Bank or repurchase agreements, in each case, in the ordinary course of business;

            - undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Bank of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date of the agreement.

            PSB and First Bank have jointly agreed:

            - to use their best efforts to obtain all required regulatory approvals; and

            - to take all actions necessary to complete the transactions contemplated by the agreement.

No Solicitation of Transactions

            Unless the Board of Directors of First Bank first receives a written legal opinion of outside counsel that the failure to take certain actions would constitute a breach of their fiduciary duty, the agreement prohibits First Bank or any of its affiliates or representatives from:

            - responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of First Bank by a party other than PSB;

            - recommending or endorsing an acquisition of First Bank by a party other than PSB;

            - participating in any discussions or negotiations regarding an acquisition of First Bank by a party other than PSB;

            - providing anyone other than PSB with any nonpublic information relating to an acquisition of First
                  Bank by a party other than PSB; or

            - entering into an agreement with any other party regarding the acquisition of First Bank.

            First Bank has agreed to notify PSB if it receives any inquiries or proposals relating to an acquisition by a party other than PSB. <PAGE 48>

Amendment; Waivers

            Subject to any applicable legal restrictions, at any time prior to completion of the merger, PSB and First Bank may:

            -     amend the agreement;

            - extend the time for the performance of any of the obligations or other acts of PSB or First Bank required in the agreement;

            - waive any inaccuracies in the representations and warranties contained in the agreement; or

            - waive compliance with any of the agreements or conditions contained in the agreement, except for the requirements of shareholder approvals, regulatory approvals and the absence of any order, decree, or injunction preventing the merger.

            After the shareholders of PSB and First Bank have approved the agreement, however, neither company can modify the amount nor the form of consideration First Bank shareholders will receive upon completion of the merger or otherwise materially adversely affect any shareholder without shareholder approval.

Termination; Effect of Termination

            PSB and First Bank may terminate the agreement at any time prior to completion of the merger by mutual written consent.

            In addition, either PSB or First Bank may terminate the agreement at any time prior to completion of the transaction:

            - if the closing date of the merger does not occur before December 31, 1999, unless the failure to close by that date results from the failure of the party seeking to terminate the agreement to materially perform any of its obligations; or

            - if either party has received a final nonappealable order from a regulatory authority denying a required approval or consent, unless the denial results from the failure of the party seeking to terminate the agreement to materially perform any of its obligations; or

            - if either party has materially breached any material covenant or representation contained in the agreement which would have a material adverse effect on the assets, financial condition or results of operation of the other party on a consolidated basis, but only if the breach remains uncured.
  <PAGE 49>
            First Bank alone may terminate the agreement:

            - if the Board of Directors of PSB fails to recommend and endorse the agreement or withdraws or modifies a prior recommendation in a manner adverse to First Bank; or

            - if the market value of PSB common stock is less than $6.50 at closing and PSB does not make the election to set the exchange ratio equal to the number of shares of fully paid and non-assessable shares of PSB common stock equal to $6.00 divided by the market value of PSB common stock. Under the agreement, market value of PSB common stock means the average market price of PSB common stock over a period of 20 consecutive trading days ending on the trading day three days immediately before the closing date.

            PSB alone may terminate the agreement at any time prior to completion of the merger:

            - if the Board of Directors of First Bank fails to recommend and endorse the agreement or withdraws or modifies a prior recommendation in a manner adverse to PSB.

            In the event that either PSB or First Bank terminates the agreement, neither PSB nor First Bank will have any continuing liability or obligation other than the obligations dealing with confidentiality and any liabilities resulting from willful breach or fraud. The PSB option agreement would survive the termination for a period of up to 18 months.

Employee Benefits and Severance Benefits

            After the merger, the employee pension and welfare benefit plans of PSB and First Bank may, at PSB's election and subject to the requirements of the Internal Revenue Code continue to be maintained separately or consolidated or terminated, except as set forth below.

            - PSB Employee Stock Ownership Plan. Employees who become employees of PSB or a PSB subsidiary will be entitled to participate in the PSB Employee Stock Ownership Plan in accordance with its terms by treating them as newly employed individuals without any prior service credit under PSB's plan.

            - PSB 401(k) Retirement Savings Plan and Profit Sharing Plan. Employees who become employees of PSB or a PSB subsidiary will be entitled to participate in PSB's 401(k) Retirement Savings Plan and Profit Sharing Plan in accordance with its terms. In this regard, each employee will
                  <PAGE 50> receive, for purposes of participation
                  and vesting only, credit for all service with First Bank or a First Bank subsidiary, and enter the plan either on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

            - Welfare Benefit Plans. After the effective date of the merger, the welfare benefit plans of PSB and First Bank (and their respective subsidiaries) will initially remain unchanged. PSB will undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, PSB will take such action (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances.

            - Severance Policy - PSB will cause the new bank to adopt the First Bank severance policy for certain named First Bank executive officers.

            - Deferred Compensation Plan - PSB will pay all amounts due under the First Bank Deferred
                  Compensation Plan in accordance with its terms.

Accounting Treatment

            PSB will use the pooling-of-interests method of accounting to account for the merger. This accounting treatment is different from purchase accounting. Under pooling-of-interests accounting, the assets and liabilities of First Bank will be carried forward to PSB at their historical recorded amounts. Results of operations of PSB will include the results of both companies for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for PSB.

            If PSB must purchase more than 10% of the outstanding shares of First Bank common stock for cash, due to the purchase of fractional shares and the exercise of dissenters rights by First Bank shareholders, or if other conditions arise that would prevent the merger from being treated as a pooling-of-interests for financial accounting purposes, PSB has the right to terminate the agreement.

Material Federal Income Tax Consequences
  <PAGE 51>
            To complete the merger, PSB and First Bank must receive an opinion of Stevens & Lee, P.C., counsel to PSB, that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and that PSB and
First Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

            In the opinion of Stevens & Lee, P.C., the material federal income tax consequences of the merger will be as follows:

            - PSB and First Bank will not recognize gain or loss in the merger;

            - First Bank shareholders will not recognize any gain or loss upon receipt of PSB common stock in exchange for First Bank common stock, except shareholders who receive cash proceeds for fractional interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their First Bank common stock is held as a capital asset at the effective date of the merger;

            - the tax basis of shares of PSB common stock (including fractional share interests) that First Bank shareholders receive in the merger will be the same as the tax basis of their original shares of First Bank common stock less any basis allocable to fractional share interests; and

            - the holding period of the PSB common stock that First Bank shareholders receive in the merger will include the holding period of their original shares of First Bank common stock, provided their First Bank common stock is held as a capital asset at the time of the merger.

            Under the agreement, the condition that Stevens & Lee, P.C. deliver, at closing, the opinion described above can be waived by PSB and First Bank. However, in the event that the delivery of this opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a First Bank shareholder than those described above, First
Bank and PSB intend to resolicit proxies as required in accordance with the rules and regulations of the SEC.

            This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their First Bank common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the United States. Your
<PAGE 52> individual circumstances may affect the tax
consequences of the merger to you. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

Expenses

            PSB and First Bank will each pay all their respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that PSB and First Bank will share equally the cost of printing and mailing this joint proxy statement/prospectus.

Resale of PSB Common Stock

            The PSB common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any First Bank shareholder who is an "affiliate" for purposes of SEC Rule 145. This joint proxy statement/ prospectus does not cover resales of PSB common stock received by any affiliate of First Bank or PSB.

Dissenters' Rights of Appraisal

            Pursuant to the Pennsylvania Business Corporation Law, shareholders of First Bank have the right to dissent from the merger, and to obtain payment of the "fair value" (as defined therein) of their First Bank common stock, as the case may be, if the merger is consummated. The term "fair value" means the value of First Bank common stock immediately before completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

            The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania law, which are attached as Annex F to this joint proxy statement/prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any First Bank shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the agreement. See "The Merger -- Terms of the Merger." Any shareholder of First Bank who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the BCL.

            Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the closing date, must be sent to First Bank of Philadelphia, 1624 Walnut Street, Philadelphia, Pennsylvania 19102 (Attention: Corporate Secretary). <PAGE 53>

            A shareholder who wishes to dissent must file with First Bank prior to the vote of shareholders on the merger at the First Bank annual meeting a written notice of intention to demand that he be paid the fair value for his shares of First Bank common stock, if the merger is effected, must effect no change in the beneficial ownership of his First Bank common stock from the date of such filing through the closing date, and must refrain from voting his First Bank common stock to approve the merger. Neither a proxy nor a vote against approval of the merger will constitute the necessary written notice of intention to dissent. A beneficial owner of First Bank common stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to First Bank no later than the time of the filing of his notice of intention to dissent.

            If the merger is approved by the required vote of First Bank's shareholders at the annual meeting, First Bank will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the merger. The notice will state where and when a demand for payment must be sent and certificates for First Bank common stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

            A shareholder who fails to timely demand payment or fails to timely deposit stock certificates, as required by First
Bank's notice, will not have any right to receive payment of the fair value of his First Bank common stock.

            Promptly after completion of the merger, or upon timely receipt of demand for payment if the merger already has been completed, First Bank will either remit to dissenters who have made demand and have deposited their stock certificates the amount that First Bank estimates to be the fair value of the First Bank common stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of First Bank for a fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements, (ii) a statement of First Bank's estimate of the fair value of the First Bank common stock, and (iii) notice of the right of the dissenter to demand payment or supplemental payment under the Pennsylvania Business Corporation Law, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. If First Bank does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then First Bank will return any certificates that have been deposited.
<PAGE 54> Returned certificates, and any certificates
subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made.
Transferees of shares so marked shall not acquire any rights in First Bank other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

            If a dissenter believes that the amount stated or remitted by First Bank is less than the fair value of the First Bank common stock he may send First Bank his own estimate of the fair value of the First Bank common stock which shall be deemed to be a demand for payment of the amount of the deficiency. If First Bank remits payment of its estimated value of a dissenter's First Bank common stock and the dissenter does not file his own estimate within 30 days after the mailing by First Bank of its remittance, the dissenter will be entitled to no more than the amount remitted to him by First Bank.

            Within 60 days after the latest to occur of completion of the merger, timely receipt by First Bank of any demands for payment, or timely receipt by First Bank of any estimates by dissenters of fair value, if any demands for payment remain unsettled, First Bank may file in the Court of Common Pleas of Philadelphia County, an application requesting that the fair value of the First Bank common stock be determined by the Court. In that case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each dissenter.

            If First Bank were to fail to file an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against First Bank may file an application in the name of First Bank at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so shall be paid First Bank's estimate of the fair value of the First Bank common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

            First Bank intends to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then First Bank intends to file an application requesting that the fair value of the First Bank common stock be determined by the Court.

                 FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

            Certain members of management of First Bank and its
Board of Directors, may have interests in the merger in addition
to their interests as shareholders.    <PAGE 55>

Deferred Compensation Plan Payments

            The officers of First Bank will be entitled to aggregate payments under the First Bank Deferred Compensation
Plan of $_________ upon consummation of the merger.

            The First Bank and PSB Boards of Directors were aware of these payments and considered them, among other matters, in approving the agreement.

Stock Options

            As of the record date, the directors and executive officers of First Bank beneficially own approximately [166,581] shares of First Bank common stock, and hold options to purchase [812,500] shares of First Bank common stock. On the effective date of the merger, each option will convert into an option to acquire PSB common stock. The number of shares of PSB common stock issuable upon the exercise of the converted option will equal the number of shares of First Bank common stock covered by the option multiplied by the exchange ratio and the exercise price for a whole share of PSB common stock will be the stated exercise price of the option divided by the exchange ratio. Shares issuable upon the exercise of options to acquire PSB common stock will be issuable in accordance with the terms of the respective plans and grant agreements of First Bank under which First Bank issued the options.

Indemnification; Directors and Officers Insurance

            PSB has agreed to indemnify all directors and officers of First Bank against:

            - all liabilities and expenses relating to claims, proceedings or investigations resulting from the person's status as a director, officer or employee of First Bank or any First Bank subsidiary, whether pertaining to matters existing prior to the merger and whether asserted prior to or after the merger; and

            - all liabilities and expenses relating to claims, proceedings or investigations arising out of the agreement or the merger to the same extent as those officers, directors and employees could be indemnified by First Bank.

            PSB has agreed to maintain First Bank' existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering persons currently covered by such insurance for a period of five years after the closing date, subject to certain maximum cost limits.

Employment Agreement.    <PAGE 56>

            PSB intends to enter into employment agreements with Messrs. Lingle and Schaeffer, two officers of First Bank. Under the agreements, each person will remain as an employee of First Bank, the surviving institution following the completion of the merger. The annual salary to be paid to these individuals is $125,000 plus bonus. Messrs. Lingle and Schaeffer will be responsible for the management and operation of the Specialized Lending Department of the new bank. The Specialized Lending Department will focus on the origination of construction loans, Sallie Mae loans, vocational school loans, Small Business Administration loans and various other specialized lending programs. Each individuals' employment agreements shall be for a rolling period of two (2) years with an automatic extension on January 31st of each year subject to usual and customary termination provisions. The bonus for each shall consist of 12.5% of the net income in excess of one million dollars ($1,000,000) generated by the Specialized Lending Department.

                         CERTAIN RELATED TRANSACTIONS

Stock Option Agreement

            General. As a condition to PSB entering into the agreement, First Bank executed a stock option agreement, dated
March 19, 1999, which permits PSB to purchase First Bank common stock under the circumstances described below.

            Under the stock option agreement, PSB received an option to purchase up to 210,625 shares of First Bank common stock. This number represents approximately 12.6% of the issued and outstanding shares of First Bank common stock on March 19, 1999. The exercise price per share to purchase First Bank common stock under the option is $5.75 per share. PSB may only exercise the option upon the occurrence of certain triggering events, which are described below. None of the triggering events have occurred to the best of PSB's or First Bank's knowledge as of the date of this joint proxy statement/prospectus.

            Effect of Stock Option Agreement. The stock option agreement, together with First Bank's agreement to not solicit other transactions relating to the acquisition of First Bank by a third party and the agreement of First Bank's directors and executive officers to vote their shares in favor of the agreement, may have the effect of discouraging persons from making a proposal to acquire First Bank.

            Certain attempts to acquire First Bank or an interest in First Bank would cause the option to become exercisable. This would significantly increase a potential acquiror's cost of acquiring First Bank compared to the cost that would be incurred without the stock option agreement.

            Terms of Stock Option Agreement. The following is a brief summary of the material provisions of the stock option agreement. A complete copy of the stock option agreement is
<PAGE 57> included as Annex D to this joint proxy statement/
prospectus.  We urge you to read it carefully.

            The option is exercisable only upon the occurrence of a triggering event. As used in the stock option agreement, a "triggering event" means generally any of the following events:

            - a person or group, other than PSB or an affiliate of PSB, acquires beneficial ownership of 25% or more of the then outstanding shares of First Bank common stock; or

            - a person or group, other than PSB, enters into an agreement or letter of intent with First Bank to:

                  *     merge or consolidate, or enter into any
                        similar transaction, with First Bank,

                  *     acquire all or substantially all of the
                        assets or liabilities of First Bank, or

                  * acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of First Bank common stock; or

            - a person or group, other than PSB or an affiliate of PSB, publicly announces a bona fide proposal for:

                  * any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First Bank or any other business combination involving First Bank, or

                  * a transaction involving the transfer of beneficial ownership of 10% or more of the then outstanding shares of First Bank common stock followed by a failure of First Bank' shareholders to approve the merger; or

            The option expires on the earlier of:

            -     the effective date of the merger; or

            - termination of the agreement in accordance with its terms, except that if:

                  * PSB terminates the agreement as a result of an uncured breach by First Bank which results in a material adverse effect on the assets, financial condition or results of operations of First Bank, or <PAGE 58>

                  * at the time of termination of the agreement, a triggering event, or certain other events have occurred indicating a possible triggering event or competing transaction.

                  then the stock option agreement continues until eighteen (18) months after termination of the agreement.

            In the event of any change in First Bank common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the option are adjusted appropriately.
  <PAGE 59>
                        INFORMATION WITH RESPECT TO PSB

            For additional information with respect to PSB, including a description of the business of PSB, and the consolidated financial statements of PSB and the notes thereto and managements' discussion of PSB's financial condition and results of operations, see attached Annex H.

                     DESCRIPTION OF PSB CAPITAL SECURITIES

            The authorized capital stock of PSB consists of 10,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of the PSB record date, there were [3,101,140] shares of PSB common stock issued and outstanding, no shares of preferred stock issued and outstanding and there are no shares held by PSB as treasury stock. There are no other shares of capital stock of PSB, issued or outstanding. PSB has 92,242 options outstanding under PSB's stock option plan. There are no other options, warrants, or rights issued, or outstanding, except as may be required under the agreement.

Common Stock

            The holders of PSB common stock are entitled to share ratably in dividends when and if declared by the PSB Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by PSB depends upon dividend payments by Pennsylvania Savings Bank, which is PSB's primary source of revenue and cash flow. PSB is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of PSB, and consequently the right of creditors and shareholders of PSB, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of PSB in its capacity as a creditor may be recognized.

            Presently, the holders of shares of PSB common stock possess exclusive voting rights in PSB. Each holder of shares of PSB common stock is entitled to one vote for each share held on matters upon which shareholders have the right to vote. PSB shareholders are not entitled to cumulate votes in the election of directors.

            The PSB Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of PSB are elected at each annual meeting of shareholders of PSB. Classification of the PSB Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the PSB Board of Directors and thereby could impede a change in control of PSB.
  <PAGE 60>
            The holders of PSB common stock have no preemptive rights to acquire any additional shares of PSB. In addition, PSB common stock is not subject to redemption.

            In the event of liquidation, dissolution, or winding-up of PSB, whether voluntary or involuntary, holders of PSB common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

Special Charter and Pennsylvania Corporate Law Provisions

            PSB's Articles of Incorporation and Restated Bylaws, which will be applicable to shareholders of PSB and First Bank in the event the merger is completed, contain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for PSB stock, a proxy contest for control of PSB, the assumption of control of PSB by a holder of a large block of PSB stock and the removal of PSB's management. These provisions:

            (1) divide the PSB Board of Directors into three classes serving staggered three-year terms;

            (2) require a supermajority vote of directors (80% until January 1, 2006 and 66-2/3% thereafter) to increase the size of any class of the Board of Directors;

            (3) require a supermajority vote of directors and shareholders (80% of directors and 80% of shareholders until January 1, 2006 and 66-2/3% of directors and a majority of shareholders thereafter) to approve certain mergers, asset sales and similar transactions if the transaction is not approved, in advance, unanimously by the PSB Board of Directors;

            (4) prohibit shareholders' actions without a meeting;

            (5) require any person or group who or which becomes the beneficial owner of 25% or more of the outstanding shares of PSB common stock to offer to purchase all other outstanding shares of such common stock for cash at a price equal to the highest price paid by that person or group for any such shares of common stock or, if the Board of Directors so elects, at fair market value determined by an investment banking firm selected by the Board of Directors;

            (6) require a supermajority vote of shareholders and directors to approve the repeal or amendment of certain provisions of the Articles of Incorporation and Restated Bylaws;

            (7) eliminate cumulative voting in elections of directors;
  <PAGE 61>
            (8) require a supermajority vote of directors to take certain actions which might result in a change in control of PSB;
and

            (9) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

            The Pennsylvania Business Corporation Law also contains certain provisions applicable to PSB after completion of the merger which may have the effect of impeding a change in control of PSB. These provisions, among other things:

            (1) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease, or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

            (2) require disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a public corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter; and

            (3) generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders.

            In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. This legislation generally:

            (1) expands the factors and groups (including shareholders) which the PSB Board of Directors can consider in determining whether a certain action is in the best interests of the corporation;

            (2) provides that the PSB Board of Directors need not consider the interests of any particular group as dominant or controlling;

            (3) provides that PSB's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

            (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the
<PAGE 62> directors did not assent to such action in good faith after reasonable investigation; and

            (5) provides that the fiduciary duty of PSB's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

            The 1990 amendments to the Pennsylvania Business
Corporation Law explicitly provide that the fiduciary duty of directors shall not be deemed to require directors:

            (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

            (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions, or disgorgement by certain controlling shareholders following attempts to acquire control; or

            (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

            One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the PSB Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.
  <PAGE 63>
                       COMPARISON OF SHAREHOLDER RIGHTS

            At the effective date, shareholders of First Bank automatically will become shareholders of PSB, and their rights as shareholders will thereafter be determined by the Pennsylvania Business Corporation Law and by PSB's articles of incorporation and bylaws. The following is a summary of material differences between the rights of holders of First Bank common stock prior to the merger, and the rights of shareholders following completion of the merger under PSB's articles of incorporation and bylaws. These differences arise from various provisions of the articles of incorporation and bylaws of PSB, the articles of incorporation and bylaws of First Bank, and the Pennsylvania Banking Code and Business Corporation Law. The following summary assures the adoption of the amendments to PSB's articles of incorporation being voted on at the PSB annual meeting, which is a condition to the merger.

            This summary does not purport to be a complete statement of the rights of PSB or First Bank shareholders under applicable Pennsylvania law and their respective articles of incorporation or bylaws, a comprehensive comparison among the rights of shareholders under applicable Pennsylvania law, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Pennsylvania Business Corporation Law and the governing corporate instruments of PSB and First Bank. Copies of such governing corporate instruments of First Bank and PSB are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "WHERE YOU CAN FIND MORE INFORMATION."

Directors

      Nomination

            Shareholders of both PSB and First Bank are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director.

            PSB's bylaws provide that such nominations generally must be submitted not less than 90 days prior to a scheduled meeting for the election of directors (except that if less than 21 days notice is given to shareholders, such nomination should be mailed or delivered to the President of PSB not later than the close of business on the seventh day after the notice of the meetings was mailed).

            First Bank's Bylaws provide that its shareholders must submit written nominations not less than 5 days prior to any meeting of shareholders. <PAGE 64>

      Election of Directors

            PSB's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than six (6) nor more than twenty-five (25) directors, the number of which is determined by resolution of the Board of Directors. The present Board of Directors has six (6) members. The PSB Board of
Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. See "PSB ANNUAL MEETING - OTHER MATTERS." Classification of the Board of
Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the PSB Board of Directors and thereby could impede a change in control of PSB.

            First Bank's Articles of Incorporation provide that the Board of Directors shall be composed of not less than five (5) or more than 25 directors which number may be increased or decreased by resolution of the Board of Directors, provided that the increase in the number of directors is no more than two (2) in any one year. Presently, the Board of Directors is composed of six (6) members. All directors of First Bank are elected annually.

      Cumulative Voting

            PSB's shareholders are not permitted to cumulate votes in the election of directors. First Bank shareholders have cumulative voting rights in the election of directors.

      Limited Liability

            As permitted by the Pennsylvania Business Corporation Law, both PSB's and First Bank's bylaws provide that their directors are not personally liable to PSB or First Bank, their shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

      Indemnification

            The bylaws of PSB and First Bank each provide for indemnification of directors, officers, and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania laws.

            Directors, officers, employees, and agents of PSB and First Bank are entitled to indemnification in both third party actions and derivative actions unless there is a court finding
<PAGE 65> that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

Shareholder Meetings

            Under the articles of incorporation and bylaws of PSB, special meetings of shareholders may not be called unless specifically authorized by law.

            Special meetings of First Bank shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, or by the shareholders entitled to cast at least one-fifth of the vote which all shareholders are entitled to cast at the particular meeting.

Inspection Rights

            The Pennsylvania Business Corporation Law provides that every shareholder of PSB or First Bank, upon written demand under oath stating the purpose thereof, shall have the right, for any proper purpose, to examine during usual business hours the share register, books, or records of account and records of the proceedings of the shareholders and directors, and make copies or extracts therefrom. These statutory rights will continue without change following completion of the merger.

Antitakeover Provisions

            PSB is subject to various antitakeover provisions of the Pennsylvania Business Corporation Law. See the section of this joint proxy statement\prospectus entitled "DESCRIPTION OF PSB CAPITAL SECURITIES -- SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS."

            No such provisions are applicable to First Bank.

Required Shareholder Vote

      General

            Each holder of PSB common stock and each holder of First Bank common stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of either PSB or First Bank, the affirmative vote of a majority of the votes cast by shareholders, present in person or by proxy, at any meeting is required for approval. (abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law).

            After the merger, voting pertaining to general corporate issues will remain the same.
  <PAGE 66>
      Fundamental Changes

            The proposed amendment to PSB's articles of incorporation require, until January 1, 2006, an 80% vote of directors and the affirmative vote of the holders of 80% of the outstanding shares of PSB common stock to approve a merger or consolidation of PSB with or into another corporation or any division involving the corporation, a share exchange involving an exchange of shares of PSB capital stock, a sale, lease, exchange or other transfer of all or substantially all of the assets of PSB, a liquidation or dissolution involving PSB, or any transaction similar to or having similar effects as any of the foregoing. If any of the foregoing transactions occur prior to January 1, 2006 in which the individuals serving on the Board of Directors of PSB immediately prior to the transaction continue to constitute at least a majority of the Board of Directors after the transaction and shareholders of PSB immediately prior to the transaction continue to own at least a majority of the outstanding voting securities of the entity resulting from the transaction, the shareholder voting requirements decreases from 80% of outstanding shares to 66-2/3% of outstanding shares. On and after January 1, 2006, approval of these types of transactions involving PSB requires an affirmative vote of 66-2/3% of the directors and an affirmative vote of shareholders entitled to cast a majority of the votes that all shareholders of PSB are entitled to cast. The supermajority shareholder voting requirements do not apply to any of these types of transactions approved in advance unanimously by the Board of Directors.

            The Pennsylvania Banking Code requires a 66-2/3% affirmative vote of the shares issued and outstanding of shareholders and the affirmative vote of a majority of the directors to approve a merger, consolidation, liquidation or dissolution of First Bank or a sale of all or substantially all of the assets of First Bank if after the transaction the resulting entity continues to be subject to the Code.

Amendment of Bylaws

            The authority to amend or repeal PSB's Bylaws is vested in PSB's Board of Directors, subject always to the power of the shareholders of PSB to change such action by the affirmative vote of shareholders holding at least 66-2/3% of PSB's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the Bylaws shall require the affirmative vote of 66 2/3% of the entire Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

            First Bank's bylaws may be amended or repealed by vote of a majority of the Board of Directors or by the shareholders' affirmative vote of a majority of the shares issued and outstanding.

Mandatory Tender Offer Provision  <PAGE 67>

            PSB's articles of incorporation include a provision requiring any person or group who or which becomes the beneficial owner of 25% or more of the outstanding shares of PSB common stock to offer to purchase, within 30 days, all other outstanding shares of such common stock for cash at a price equal to the highest price paid by such person or group for any shares of PSB common stock or if such person or group did not purchase any shares of PSB common stock in the previous twelve months, then the offer to purchase shall be at a price per share equal to the fair market value on the date on which the person or group becomes the beneficial owner of 25% or more of the outstanding shares of PSB.

            First Bank's articles of incorporation contain no similar provisions.

Dissenters' Rights

            Under the Pennsylvania Business Corporation Law, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division, or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new, or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction, and
(iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Pennsylvania Business Corporation Law, Section 1906(c). Under the Pennsylvania Business Corporation Law, if a plan of merger or consolidation, share exchange, asset transfer, division, or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any.

            Shareholders of First Bank will have dissenters' rights in connection with the merger.

Dividends

            Under the Pennsylvania Business Corporation Law, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the
<PAGE 68> corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

            First Bank's ability to pay dividends is governed by the Pennsylvania Banking Code which provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the retained earnings of a bank is less than the amount of its capital, the bank shall, until the surplus is equal to such amount, transfer to surplus an amount which is at least ten percent of the net earnings of the bank for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of a bank is less than fifty percent of the amount of the capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Department of Banking until the surplus is equal to fifty percent of the bank's capital. Additionally, the Department has the power to issue orders prohibiting the payment of dividends where such payment is deemed to be an unsafe or unsound banking practice.

            Under the Federal Reserve Act, as amended, if losses have at any time been sustained by a bank, equal to or exceeding its undivided profits then on hand, no dividend shall be made; and no dividends shall ever be made in an amount greater than the bank's net profits. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by the bank in any calendar year, including the proposed cash dividend, exceeds the total of the bank's net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Reserve Board has the authority under the Federal Reserve Act to prohibit the payment of cash dividend by a bank when it determines such payment is an "unsafe and unsound banking practice" under the then existing circumstances.

            These statutory provisions applicable to First Bank, as described above, will continue to apply to PSB's subsidiary bank following completion of the merger.

Preemptive Rights

            Neither the holders of PSB common stock nor First Bank common stock are entitled to preemptive rights.
  <PAGE 69>
                    INFORMATION WITH RESPECT TO FIRST BANK

            For additional information with respect to First Bank, including a description of the business of First Bank, the consolidated financial statements of First Bank and the notes thereto and management's discussion of First Bank's financial condition and results of operations, see attached Annex I.

                                 MATTER NO. 2
                                  ADJOURNMENT

            In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the agreement at the time of one or both of the meetings, the agreement could not be approved unless the meetings were adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by First Bank or PSB, as the case may be, at the time of the applicable meeting to be voted for such adjournment, if necessary, each of First Bank and PSB has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

            The Boards of Directors of each of First Bank and PSB recommend that shareholders vote their proxies in favor of the First Bank adjournment proposal or the PSB adjournment proposal, as the case may be, so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the First Bank adjournment proposal or the PSB adjournment proposal, as the case may be, unless otherwise indicated thereon. If it is necessary to adjourn one or both of the meetings, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the meeting.

                                 MATTER NO. 3
                             ELECTION OF DIRECTORS

Nomination and Election of Directors - PSB

            PSB's Bylaws provide that the PSB's business shall be managed by a Board of Directors of not less than six and not more than twenty-five persons. At least one-third of the directors must be persons who are not officers or employees of PSB or of any entity controlling, controlled by or under common control with PSB and who are not beneficial owners of a controlling interest in the voting stock of PSB or of any such entity. The Board of Directors of PSB, as provided in the Bylaws, is divided into three classes: Class I, Class II and Class III, with each class being as nearly equal in number as possible. As of March 31, 1999, the Board of Directors consisted of six members, with two members in Class I, two members in Class II, and two members in Class III.
  <PAGE 70>
            Two directors have been nominated for election as Class I directors at the meeting. The two nominees receiving the highest number of votes at the meeting will be elected to serve as directors. There is no cumulative voting in the election of PSB's directors. The term of office for those nominees elected as Class I directors will expire in 2002.

            The Bylaws permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than ninety (90) days prior to the meeting (unless less than 21 days prior notice of the meeting is given, in which case the nomination must be delivered within seven (7) days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. Nominations not made in accordance with the foregoing procedure may be disregarded by the presiding officer at the meeting. Additionally, the nominee must be qualified to serve as a director of PSB.

            As of the date of this joint proxy statement/ prospectus, PSB has not received a notice of nomination for election as a director from any shareholder.

            Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the Class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB's management presently has no reason to believe that any nominee listed below will be unable to serve as a director, if elected.

            Under the Bylaws, a vacancy in the Board of Directors is filled by the remaining members of the Board. If the vacancy is other than from an increase in the size of the Board, the director elected to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons elected by the Board of Directors in connection with an increase in the size of the Board would be designated by the Board of Directors as belonging to either
Class I, Class II, or Class III. In either case, the Bylaws further provide that each director so elected remains a member of the Board of Directors until his or her successor is elected by the shareholders at either the next annual meeting of shareholders or at any special meeting duly called for that purpose. <PAGE 71>

            The following table sets forth information, as of the record date, with respect to the nominees for director of PSB and all continuing directors of PSB.

Nominees for Class I Director (Term expiring 2002)

                               Year
                               First
                              Elected      Principal Occupation
Name/Position        Age     Director(1)   During Past Five Years

Class I directors:

Anthony DiSandro,     49        1997       President and Chief
Director, President                        Operating Officer of
and Chief Operating                        PSB Bancorp, Inc.
Officer

Rosanne Pauciello,    53        1997       Corporate Secretary of
Director and                               PSB Bancorp, Inc;
Corporate Secretary                        Philadelphia School
                                           District Home and
                                           School Visitor.

Continuing directors

Class II directors (Term expiring 2000):

James W. Eastwood,    51        1997       President of Granary
Director                                   Associates, Inc.
                                           (hospital development
                                           and consulting firm)

Jane Scaccetti Fumo,  42        1997       Certified Public
Director(2)                                Accountant, Drucker &
                                           Scaccetti, P.C.

Class III directors (Term expiring 2001):

Vincent J. Fumo,      54        1997       Chairman and Chief
Chairman and Chief                         Executive Officer of
Executive Officer(2)                       PSB Bancorp, Inc. and
                                           Pennsylvania State
                                           Senator.

Thomas J. Finley,     76        1997       Retired.
Jr., Director

_____________________________

(1) Period indicated excludes service as a trustee of Pennsylvania Savings Bank; each director was selected as an initial director of the PSB Bancorp, Inc. in connection with its formation on October 3, 1997.
  <PAGE 72>
(2) Vincent J. Fumo and Jane Scaccetti Fumo are husband and wife.

Executive Officers Who Are Not Directors

                                        Principal Occupation
   Name/Position            Age        During Past Five Years

Gary Polimeno, Vice          44        Vice President & Treasurer
President and Treasurer                of PSB Bancorp, Inc..

Stock Ownership of Management

            The following table sets forth certain information as to common stock ownership of directors and executive officers of PSB as of the record date for the PSB annual meeting.

                                    Amount and      Percent of
                                    Nature of       Outstanding
                                    Beneficial      Shares of
Name of Beneficial Owner             Ownership      common stock

Anthony DiSandro                     372,784 (1)        12.02%

James W. Eastwood                     30,949             *

Thomas J. Finley, Jr.                 18,515             *

Jane Scaccetti Fumo                  289,276 (2)         9.32%

Vincent J. Fumo                      526,890 (2)        16.99%

Rosanne Pauciello                     10,731              *

All executive officers and
directors as a group (6 persons)   1,011,531            32.62%
______________

* Ownership percentage is less than 1%.

(1) Amount includes 50,511 shares held indirectly through the 401(k) Plan, 25,724 shares held through the Profit Sharing Plan, 26,135 shares held by the 1995 Management Recognition Plan that have been awarded to Mr. DiSandro, 15,727 shares held by Mr. DiSandro directly and 17,073 shares subject to immediately exercisable options. Also includes 237,614 shares held by the ESOP of which Mr. DiSandro is a trustee.

(2) Vincent Fumo and Jane Scaccetti Fumo are husband and wife. Amount includes 46,303 shares held through the 401(k) Plan, 20,265 shares held through the Profit Sharing Plan, 109,668 held in IRA accounts, 26,138 shares held by the 1995 MRP that have been awarded to Mr. Fumo, 6,014 shares held by Jane Scaccetti Fumo, 772 shares held on behalf of the daughter of Vincent and Jane Scaccetti Fumo and 17,073
      <PAGE 73> shares subject to immediately exercisable options.
      Also includes 237,614 shares held by the ESOP of which Mr. Fumo is a trustee.

Meetings and Committees of the Board of Directors/Trustees

            PSB as the holding company for Pennsylvania Savings Bank, does not appoint standing committees; however, the business of Pennsylvania Savings Bank is conducted at regular and special meetings of the full Board of Trustees of Pennsylvania Savings Bank and its standing committees in concert with the Board of Directors of PSB. The standing committees of Pennsylvania Savings Bank consist of the Executive, Asset/Liability Management, Budget, Compensation, Loan, Investment, Strategic Planning, Audit and Nominating Committees. During 1998, the Board of Directors met at twelve regular meetings. No member of the Board thereof attended less than 75% of said meetings.

Director/Trustee Compensation

            For the year ended December 31, 1998, directors of PSB were paid $700 per Board meeting attended and the trustees of Pennsylvania Savings Bank were paid $700 per Board meeting attended. In addition, trustees were paid $350 per committee meeting attended. Directors of the savings bank's subsidiaries and affiliates PSA Financial Corp., PSA Service Corp., PSA Consumer Discount Company, Transnational Mortgage Corp. were paid $250, $150, $150, and $250, respectively, per board meeting attended.

Executive Compensation.

            The following table sets forth, for the years ended December 31, 1998, 1997 and 1996 certain information as to the total remuneration paid by the savings bank to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

                                                          Annual Compensation                   Long Term Compensation
                                                                           Other                                  All
                                                                           Annual                  Security      Other
                                       Fiscal       Salary              Compensation   Restricted Underlying  Compensation
Name and Principal Position            Year          (1)      Bonuses       (2)        Stock(3)     Option      (4) (5)
Vincent J. Fumo                         1998       $147,788   $150,000      $67,876            0           0      $22,750
Chairman and Chief Executive Officer    1997       $139,987   $117,500      $60,671            0           0      $23,800
                                        1996       $130,478   $117,500      $19,174     $120,713      42,683      $40,758

Anthony DiSandro                        1998       $165,115   $150,000      $61,104            0           0      $27,650
President and Chief Operating Officer   1997       $147,456   $125,000      $56,540            0           0      $27,650
                                        1996       $145,782   $125,000      $18,263     $120,701      42,683      $47,250

Gary Polimeno                           1998       $102,942    $35,000       $5,671            0           0       $8,400
President and Treasurer                 1997        $87,282    $35,000       $2,966            0           0       $8,400
                                        1996        $87,282    $45,000           $0      $12,700       6,876      $17,660

____________
  <PAGE 74>
(1) Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2) Consists of lease payments paid by the savings bank with respect to vehicles provided by the savings bank for the executive's use and compensation income related to restricted stock awards. For the year ended December 31, 1998, Mr. Fumo, Mr. DiSandro and Mr. Polimeno recognized compensation expense of $47,209, $47,209 and $5,671 for those shares which were vested as of December 31, 1998.

(3) Mr. Fumo, Mr. DiSandro and Mr. Polimeno hold 26,138 shares, 26,135 shares, and 2,750 shares of restricted stock, respectively, which, as of December 31, 1998, had a fair market value of $199,302, $199,279 and $20,969, respectively. Of such shares, 13,754, 13,754 and 2,750 shares of each of Messrs. Fumo, DiSandro and Polimeno, respectively, were awarded at April 30, 1996 and vest at a rate of 20% per year over a five (5) year period and 12,383 and 12,381 shares of Messrs. Fumo and DiSandro, respectively, were granted on December 31, 1996 and vest at a rate of 20% per year over a five (5) year period.

(4) Includes trustees fees of $14,350 and $19,250 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1998, and directors fees paid by the savings bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,400, $8,400 and $8,400, respectively, for the year ended December 31, 1998. Includes trustees fees of $15,400 and $19,250 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1997, and directors fees paid by the savings bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,400, $8,400 and $8,400, respectively, for the year ended December 31, 1997. Includes trustees fees of $12,200 and $17,100 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1996, and directors fees paid by the Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $11,200, $11,200 and $8,400, respectively, for the year ended December 31, 1996.

(5) Includes contributions of $17,358, $18,950 and $9,260 made by the savings bank to the accounts of Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, pursuant to the Profit Sharing Plan for the year ended December 31, 1996. During the year ended December 31, 1996, the savings bank made no 401(k) contributions to the accounts of Mr. Fumo, Mr. DiSandro, and Mr. Polimeno, respectively. For the year ended December 31, 1998 and 1997, no contributions were made to either the Profit Sharing or the 401k Plan.

            Employment Agreements. The savings bank has entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman and Chief Executive Officer and Anthony DiSandro, President and Chief Operating Officer. Under the terms
<PAGE 75> of his Employment Agreement, Mr. Fumo serves as
Chairman and Chief Executive Officer of the PSB and the savings bank at a base salary of $145,000. Under the terms of his Employment Agreement, Mr. DiSandro serves as President and Chief Operating Officer of the PSB and the savings bank at a base salary of $162,000. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional three years on each anniversary date unless terminated pursuant to its terms by the respective parties.

            Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or as a result of his termination by the PSB or the savings bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment during the term of such agreement following any breach of the Employment Agreement by the savings bank or PSB, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than 30 miles, or (2) if the savings bank or the PSB terminates his employment, other than for Cause.

            If either executive becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent (i) that they will constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) not permitted under the Federal Deposit Insurance Act.

Compensation of Officers and Directors Through Benefit Plans

            Defined Benefit Retirement Plan. The savings bank has maintained a noncontributory defined benefit retirement plan ("Retirement Plan"). Under the terms of the Retirement Plan, all employees age 21 or older who have worked at the savings bank for a period of one year and have been credited with 1,000 or more hours of employment with the savings bank during the year are eligible to accrue benefits under the Retirement Plan. The savings bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At December 31, 1998, the Retirement Plan fully met its funding requirements under Section 412 of the Code. Employee <PAGE 76> contributions are not permitted under the Retirement Plan. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. Since the Retirement Plan is fully funded, the savings bank will generally not be required to make any additional contributions unless asset depreciation from investment occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.

            Benefits under the Retirement Plan begin to vest after three years in accordance with the following schedule:

          Years of Service       Percentage Vested

          3 years or less                0%
          After 3 years                 20%
          After 4 years                 40%
          After 5 years                 60%
          After 6 years                 80%
          After 7 years                100%

            The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

              Years of Service and Benefits Payable at Retirement

    Final
   Average
Compensation    15       20       25       30       35       40

  $ 50,000   $13,804  $18,405  $23,006  $27,608  $27,608  $27,608
  $ 75,000   $21,950  $29,267  $36,583  $43,900  $43,900  $43,900
  $100,000   $30,096  $40,128  $50,160  $60,192  $60,192  $60,192
  $125,000   $38,242  $50,990  $63,827  $65,827  $65,827  $65,827
  $150,000*  $46,388  $61,851  $65,827  $65,827  $65,827  $65,827

______________

* Represents the limit on plan compensation imposed by the Code effective January 1, 1994.

      As of December 31, 1998, Mr. Fumo, Mr. DiSandro, and
Mr. Polimeno had 19, 18 and 20 years of credited service (i.e.
benefit service), respectively.

            Pennsylvania Savings Bank Cash or Deferred Profit Sharing Plan (401(k)). The savings bank also maintains the Pennsylvania Savings Cash or Deferred Profit Sharing Plan, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code
(the"401(k) Plan").  All employees who have attained age 21 and
<PAGE 77> have completed two years of employment during which they worked at least 1,000 hours are eligible to participate. Assets of the 401(k) Plan are managed by the 401(k) Plan's trustees. Mr. Fumo and Mr. DiSandro presently serve as trustees to the 401(k) Plan.

            Under the 401(k) Plan, participants are permitted to make pre-tax salary reduction contributions to the plan equal to a percentage of up to 15% of compensation. Additional after-tax contributions of up to 10% of compensation may be made to the Plan. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan sponsored by the savings bank), but does not include compensation in excess of the Code Section 401(a)(17) limits (presently $160,000). The savings bank may also annually make a discretionary profit sharing contribution to the 401(k) Plan. A participant must complete 1,000 hours of service during the plan year and be employed on the last day of the plan year to receive an allocation of the profit sharing contribution. For the 1998, 1997 and 1996 plan years, the savings bank made profit sharing contributions of $0, $0 and $45,568.

            All employee contributions and profit sharing contributions to the 401(k) plan and earnings thereon are fully and immediately vested.

            Plan benefits will be paid to each participant as a joint and survivor or single life annuity. In addition, a participant may, under certain circumstances, elect a lump sum or period certain payment upon normal retirement, death or disability, or after termination of employment.

            Pennsylvania Savings Bank Profit Sharing Plan. The savings bank also maintains the Pennsylvania Savings Bank Profit Sharing Plan, which is a qualified plan pursuant to
Section 401(a) of the Code. Employees who have completed at least two years of service during which they have worked 1,000 hours or more and who have attained age 21 are eligible to participate in the Profit Sharing Plan. Pursuant to the Profit Sharing Plan the savings bank, in its discretion, makes contributions to the accounts of eligible employees. Employee contributions are neither permitted nor required. Benefits under the Profit Sharing Plan become 100% vested upon entry to the Plan.

            Employee Stock Ownership Plan. In 1995, the savings bank ESOP acquired 42,780 shares of the savings bank common stock with the proceeds of a $427,800 loan from an unaffiliated financial institution ("1995 Loan"). Due to the conversion and reorganization, the savings bank common stock held by the ESOP was converted into 110,046 shares of PSB Bancorp, Inc. common stock.

            In connection with the conversion and reorganization, the ESOP borrowed $1,288,540 from PSB to purchase an additional
<PAGE 78> 128,854 shares of PSB Bancorp, Inc. common stock.  PSB will lend sufficient funds to the ESOP to enable the ESOP to repay the 1995 Loan which had an outstanding principal balance of $234,000 at December 31, 1998. The loan by PSB to the ESOP will be repaid principally from the savings bank's contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is 8.5%.

            Shares purchased by the ESOP with the proceeds of the loan (including shares originally acquired by the ESOP with the proceeds of the 1995 Loan) will be held in a suspense account and released on a pro rata basis as the loan is repaid.
Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

            In any plan year, the savings bank may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by PSB. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

            Employees of the savings bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age 21 are eligible to participate in the ESOP.

            Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The savings bank's contribution to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards."

            A committee consisting of the savings bank's Chairman and Chief Executive Officer, President and Vice President and Treasurer, administers the ESOP (the "ESOP Committee").
Messrs. Fumo and DiSandro serve as trustees of the ESOP. The ESOP Committee may instruct the trustees regarding investment of funds contributed to the ESOP. The ESOP trustees must vote all allocated shares held in the suspense account in a manner
<PAGE 79> calculated to most accurately reflect the instructions the ESOP trustees have received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustees to the ESOP participants.

            Pursuant to SOP 93-6, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Comparison of Operating Results for the Years Ended December 31, 1998 and 1997."

            The ESOP is subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The savings bank has received a favorable determination letter from the IRS regarding the tax-qualified status of the ESOP.

            1995 Stock Option and Incentive Plan. In connection with the MHC Reorganization, the savings bank adopted the 1995 Stock Option Plan. Options for all shares reserved for issuance under the 1995 Stock Option Plan have been granted to officers and employees of the savings bank. In connection with the Conversion and Reorganization, the 1995 Stock Option Plan was assumed by the PSB and appropriate adjustments were made to the exercise price and the number of shares underlying each option to reflect the exchange ratio.

            There was no exercise of options by any of Messrs. Fumo, DiSandro and Polimeno under the 1995 Stock Option
Plan at and for the fiscal year ended December 31, 1998.

            1995 Management Development and Recognition Plans. In connection with the reorganization, the savings bank adopted Management Development and Recognition Plans (collectively, the "1995 MRPs") for officers, employees and nonemployee directors of the savings bank. All shares under the 1995 MRP have been awarded. For purposes of the conversion and reorganization, the shares awarded to the 1995 MRP participants were treated in the same manner as shares held by other minority shareholders.
  <PAGE 80>
Nomination and Election of Directors - First Bank

            The Bylaws of First Bank provide that the Board of Directors is to consist of not less than five (5) and not more than twenty-five (25) directors, each holding office for one (1) year terms and until their respective successor shall have been elected and qualified. The Bylaws further provide that the exact number of directors to be elected will be determined by the Board prior to each annual meeting of shareholders. The Board has fixed the number of persons to serve on the Board at five (5) and recommends the election of the five (5) nominees hereinafter named.

            All nominees for election to the Board are currently serving on the Board and were elected at the Annual Meeting of Shareholders held on June 16, 1998. Each director has consented to being named as a nominee for director of First Bank and has agreed to serve if elected. If any of the nominees become unable and unwilling to serve, the Board will nominate a substitute nominee, the proxy holders will vote in accordance with their best judgment. First Bank anticipates that all nominees will be willing and able to serve.

            Candidates for director are nominated by the Board. Shareholders are also entitled to nominate candidates for the Board by providing written notice to the Secretary of First Bank not later than the close of business on the fifth business day immediately preceding the date of the Annual Meeting.

            The following table sets forth information for each of the nominees to the Board as of June 15, 1999, including name, age, position and offices currently held with First Bank, and business experience during the past five (5) years.

            Alvin B. Heller, age 57, has been a Director of the Bank since January 1995. Mr. Heller is currently employed as a corporate consultant to mid-cap corporations, and as the owner and/or manager of real estate located throughout the United States. Prior thereto, Mr. Heller had a twenty-five year career as a pharmacist with Rite Aid Corporation.

            Carl A. Lingle, age 53, has been a Director, President and Chief Executive Officer of the Bank since January 1995. From September 1992 until January 1995, Mr. Lingle served as Executive Vice President of TEB Associates, Inc., a financial consulting firm located in Voorhees, New Jersey. Prior thereto, Mr. Lingle served from 1985 to 1992 as Executive Vice President, Senior Lending Officer and Branch Administrator of First Peoples Bank of New Jersey, and from 1981 to 1985 as Senior Vice President of First Peoples Bank of New Jersey.

            Thomas J. Hessert, Jr., age 47, has been a Director of the Bank since January 1995. Mr. Hessert has been an officer of Trace International Holdings since 1998. Mr. Hessert was the
<PAGE 81> President and CEO of the Classic Auto Group from 1978 to 1998. Classic Auto Group is the largest independent new car dealer in the southern New Jersey area.

            Ronald B. Portnoy, age 41, has been a Director of the Bank since January 1995. Mr. Portnoy currently has his own venture capital firm. From 1993 to 1997 he was Executive Vice President and Treasurer of Mercury Paging and Communication, Inc. located in Syosset, New York. From 1991 to the 1993 he was President of Wren Electronics, Inc., an exporter of consumer electronics to South America. From 1983 to 1991 Mr. Portnoy served as President of A.P. Distributors, a wholesale distributor of consumer electronics located in Long Island, New York.

            Hal J. Shaffer, age 40, has been Chairman of the Board of the Bank and Chairman of the Bank's Executive Committee since January 1995. Mr. Shaffer is currently the managing partner of Shaffer Bonfiglio Scerini & D'Elia, LLC, a financial service, commercial litigation and real estate law firm located in Cherry Hill, New Jersey, with offices in Mt. Laurel, New Jersey and Philadelphia, Pennsylvania. Prior thereto, he was the New Jersey resident partner of Dilworth, Paxson, Kalish & Kauffman.
Mr. Shaffer currently sits on the Board of Trustees of Rowan University and the New Jersey Alliance for Action.

            There is no family relationship between any Director, Executive Officer, or person chosen to become a Director or Executive Officer.

            THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE
ELECTION OF EACH OF THE ABOVE NOMINEES  FOR ELECTION TO THE BOARD
OF DIRECTORS.

Security Ownership of Certain Beneficial Owners

            The following table sets forth certain information furnished to the Bank as of the record date of the First Bank annual meeting, with respect to the beneficial ownership of common stock by (i) each shareholder known to First Bank to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of First Bank; (iii) the executive officer named in the Summary Compensation Table on page _____ herein, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.


Name and Address(a)                    Amount and Nature     Percent
       of                                     of               of
Beneficial Owner(b)                  Beneficial Ownership   Class(c)
                                                                 <PAGE 82>
5% Shareholders

Raymond Silverstein, Trustee(e)             506,362          23.46%
Alloy, Silverstein, Shapiro, Adams
900 North Kings Highway
Cherry Hill, NJ  08034

Directors

Alvin B. Heller                              50,724           3.02%

Thomas J. Hessert, Jr.(f)                    25,362           1.51%

Ronald H. Portney                                 0              0%

Hal J. Shaffer(g)                           401,585          19.33%

Named Executive Officer

Carl A. Lingle(h)                           485,274          23.36%

All Current Directors                       962,945          38.88%
and Executive Officers
as A Group (5 persons)(i)

(a) The address for each of the named directors and executive officer is c/o First Bank of Philadelphia, 1424 Walnut
      Street, Philadelphia, Pennsylvania 19102.

(b) A "beneficial owner" of a security includes any person or group who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or direct the voting of such security. Included in the calculation of beneficial ownership is common stock which such person or group has the right to acquire beneficial ownership of within sixty (60) days, whether from the exercise of options, warrants, rights, conversion privileges or otherwise.

(c) Individual percentages have been rounded to the nearest hundredth of a percent. Common stock which an individual person or group has the right to acquire beneficial ownership of within sixty (60) days pursuant to options, warrants, conversion privileges or other rights, are deemed to be outstanding for purposes of computing the percentage of outstanding shares of common stock owned by such individual or group, but are not deemed to be outstanding for purposes of computing the percentage of common stock Owned by any other individual.

(d) Includes 120,000 shares of common stock subject to immediately exercisable stock options.

(e) Includes 481,000 shares of common stock subject to immediately exercisable stock options. Also includes 25,362 shares of common stock held of record by Raymond <PAGE 83>
      Silverstein, Trustee under Deed of Trust dated April 1,
      1993.

(f) All 25,362 shares owned by Mr. Hessert are held jointly with his wife.

(g) Includes 400,000 shares subject to immediately exercisable stock options.

(h) Includes 400,000 shares subject to immediately exercisable stock options and 85,274 shares held in the IRA of Mr.
      Lingle. Does not include an aggregate of 9,638 shares held of record by Mr. Lingle's adult children.

(i) Includes 800,000 shares subject to immediately exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires First Bank's executive officers, directors and persons who own more than ten percent (10%) of common stock (collectively, "Reporting Persons") to file initial reports of beneficial ownership and changes in beneficial ownership of common stock on Forms 3, 4 and 5 with the Federal Reserve Bank of Philadelphia and The NASDAQ Stock Market. Reporting Persons are required by regulation to furnish First Bank with copies of all such forms that they file under Section 16(a).

            Based solely on First Bank's review of the copies of such forms that it has received, First Bank believes that all Reporting Persons complied with all filing requirements applicable to them with respect to transactions during 1998.

            Committees of the Board of Directors and Attendance. During 1998, the First Bank Board held 12 meetings. Effective January 1, 1989, the Board adopted a resolution requiring all members to attend no less than 75% of all Board meetings unless the member is physically disabled or incapable of attending such meetings. Failure to attend 75% of such meetings in any fiscal year will be deemed cause for dismissal from the Board and will be deemed an automatic resignation as a member of the Board. All members of the board attended in excess of 75% of all board meetings.

            The First Bank Board has a standing Audit Committee,
Executive Committee, Loan Committee and Compliance Committee.
Information with respect to these committees of the Board is set forth below.

            Audit Committee. The Audit Committee possesses the primary responsibility for reviewing First Bank's financial statements, accounting procedures and methods employed in connection with audit programs and related management policies. It serves as the principal liaison between the Board and First
<PAGE 84> Bank's independent certified public accountants.  The
Audit Committee presently consists of Alvin B. Heller, Hal J. Shaffer and Ronald H. Portnoy. During 1998, there were
2 meetings of the Audit Committee.

            Executive Committee. The Executive Committee guides and directs management when it is inconvenient for the full Board to assemble. The Executive Committee presently consists of Carl A. Lingle, Hal J. Shaffer and Ronald H. Portnoy. The
Executive Committee met twice during 1998.

            Loan Committee. The Loan Committee considers credit applications in amounts in excess of $500,000 and reviews renewed loans, problem loans, and matters relating to the lending function. The Loan Committee presently consists of Carl A. Lingle, Hal J. Shaffer and Thomas J. Hessert. The Loan Committee met 6 times in 1997.

            Compliance Committee. The Compliance Committee ensures compliance with applicable banking regulations and regulatory agreements to which the Bank is a party. The Compliance
Committee presently consists of Carl A. Lingle, Hal J. Shaffer and Alvin B. Heller. The Compliance Committee met 12 times in 1998.

            During 1998, no member of the First Bank Board received any directors fees for any meeting of the Board attended or for any committee meeting attended.

Executive Compensation

            The following table sets forth certain summary information concerning compensation paid by First Bank for services rendered during the past three fiscal years by First
Bank's Executive Officers:

                          SUMMARY COMPENSATION TABLE

                                Annual Compensation
Name and Principal                                       Other
Position                 Year    Salary     Bonus    Compensation

Carl A. Lingle,          1998   $150,000   $ 8,654      $13,200
President and            1997   $125,000   $ 4,808      $12,850
Chief Executive Officer  1996   $125,000   $     0      $12,120

James T. Schaeffer,      1998   $88,000    $40,000      $13,200
Senior Vice President    1997   $80,000    $25,000      $     0
and Chief Financial      1996   $75,000    $20,000      $     0
Officer

Charles A. Hunter, Jr.,  1998   $84,000    $10,000      $ 4,800
Senior Vice President    1997   $80,000    $25,000      $     0
and Chief Credit         1996   $75,000    $20,000      $     0
Officer  <PAGE 85>

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal
Year-End Stock Option Values

            There were no stock options granted to or exercised by Mr. Lingle during 1998, 1997, or 1996. During 1996,
Mr. Schaeffer and Mr. Hunter were granted 5,000 stock options each at a price of $2.875 from the Bank's stock option plan.
There were no other stock option grants during 1998, 1997 or 1996. At the end of 1998, the dollar value of Mr. Lingle's stock options was $825,000 and the value of Mr. Schaeffer's and Mr. Hunter's stock options was $8,438 (in each case, calculated based on the difference between the exercise price of such option and the closing price of First Bank common stock on December 31, 1999, multiplied by the number of shares subject to such options).

Transactions with Management

            During 1998, First Bank has had no banking transactions other than those banking transactions in the ordinary course of its business with certain of its directors, nominees for directors, executive officers, principal shareholders, and their respective associates based on the current published rates.
First Bank paid legal fees of $37,350 to Shaffer Bonfiglio
Scerini & D'Elia during 1998, in which Hal J. Shaffer was managing partner. During 1998 First Bank paid $10,488 in lease payments for a car for the use of Hal J. Shaffer, Chairman of First Bank.
  <PAGE 86>
                      PSB ANNUAL MEETING - OTHER MATTERS

General

            In addition to voting on the approval and adoption of the agreement, the PSB adjournment proposal and the election of directors, the shareholders of PSB will also be asked to consider and vote upon the following matters:

                  (i) the approval of Stockton Bates, LLP as the auditors for fiscal year 1999;

                  (ii) adoption of an Amendment to the Articles of Incorporation;

                  (iii) the approval of the 1998 PSB Bancorp, Inc. Employee Stock Option Plan;

                  (iv) the approval of the 1998 PSB Bancorp, Inc. Management Recognition Plan; and

                  (v) the transaction of such other business as may properly come before the PSB annual meeting.

                                 MATTER NO. 4
                            APPOINTMENT OF AUDITORS

            The PSB Board has appointed Stockton Bates, LLP, Certified Public Accountants, as the Corporation's independent auditor for 1999. Stockton Bates, LLP acted as the auditor for the Corporation's predecessors for the fiscal years ended December 31, 1998, and December 31, 1997. The appointment of Stockton Bates, LLP is subject to shareholder approval. The Board recommends that you vote "FOR" the appointment. No determination has been made as to what action the corporation's board of directors would take if shareholders do not ratify the appointment. A representative of Stockton Bates, LLP will be available to answer appropriate questions at the Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT OF STOCKTON BATES, LLP AS THE CORPORATION'S
AUDITOR FOR FISCAL YEAR 1999.

                                 MATTER NO. 5
                           ADOPTION OF THE AMENDMENT
                             TO PSB BANCORP, INC.
                           ARTICLES OF INCORPORATION

General

            The present Articles of Incorporation require the affirmative vote of 80% of the shareholders entitled to vote to approve any of the following transactions unless the transaction
<PAGE 87> is approved in advance by 66 2/3% of the members of the
Board of Directors:

                  (a) any merger or consolidation of PSB with or into any other corporation;

                  (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

                  (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

                  (d) any transaction similar to, or having similar effect as, any of the foregoing transactions,

            The Board of Directors has approved the following
Amendment, pending shareholder approval:

            RESOLVED THAT Article Tenth of PSB Bancorp's Articles of Incorporation be amended as follows:

            TENTH: The affirmative vote of both directors and shareholders of the Corporation as set forth in this ARTICLE
TENTH shall be required to approve any of the following (each a "Transaction"):

                  (a)   any merger or consolidation of the
Corporation with or into any other corporation or any division involving the Corporation;

                  (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

                  (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity;

                  (d) a liquidation or dissolution involving the Corporation; or

                  (e) any transaction similar to, or having similar effect as, any of the foregoing transactions.

            In the event of any proposed Transaction, then the following voting requirements shall apply during the following applicable time periods: (A) on or before January 1, 2006, the affirmative vote of both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and
(ii) 80% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is
<PAGE 88> entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve any Transaction; and (B) after January 1, 2006, the affirmative vote of both (i) 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) at least a majority of the total votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve any Transaction.

            The provisions of this ARTICLE TENTH shall not apply to
(A) any Transaction occurring prior to January 1, 2006 in which members of the Corporation's Board of Directors immediately prior to the Transaction continue to constitute at least a majority of the Board of Directors of the resulting or surviving corporation upon completion thereof provided the transaction is approved by both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) at least a majority of the total votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class or (B) any Transaction approved in advance by the unanimous vote of all directors of the Corporation then in office.

            An affirmative vote as provided in the foregoing provisions shall be in addition to any vote of the shareholders otherwise required by law.

            The Board of Directors of the Corporation shall have the power and duty to determine, for purposes of this ARTICLE TENTH, if any transaction is similar to, or has a similar effect as, any of the Transactions identified above in this ARTICLE TENTH. Any such determination shall be conclusive and binding for all purposes of this ARTICLE TENTH.

            Shareholder approval of the amendment to the PSB Articles of Incorporation is a condition to the closing of the merger agreement. The amendment operates as an additional anti-takeover provision supplementing the already existing anti-takeover protections provided by the Pennsylvania Business Corporation Law. After the merger, PSB will have a new shareholder base, which will consist of a significant number of former First Bank shareholders, including several large shareholders. PSB believes that the implementation of its business plan over the next five years will enhance shareholder value. Because the proposed amendment establishes a high supermajority vote requirement to effect a change in control of PSB, it will prevent any shareholder from forcing a "change of control" of PSB and potentially disrupting the implementation of the PSB business plan. Additionally, this amendment will allow the present PSB Board of Directors to continue to have the
<PAGE 89> ability to determine the suitability of major
transactions such as:

            -     a takeover event;

            -     a merger of PSB; or

            -     the sale of the assets of PSB.

            During the negotiation process, First Bank was aware of PSB's sensitivity to the addition of a large number of new shareholders and accepted adoption of this amendment as a condition to completion of the merger.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PSB BANCORP ARTICLES OF INCORPORATION.

                                 MATTER NO. 6
                    ADOPTION OF THE 1998 PSB BANCORP, INC.
                          EMPLOYEE STOCK OPTION PLAN

General

            PSB's Board of Directors has adopted the 1998 PSB Bancorp, Inc. Stock Option Plan (the "Option Plan"), subject to approval of the Option Plan by a majority of PSB's shareholders. The Option Plan provides for the grant of (i) options to purchase common stock intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Code, and
(ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to _________ shares of common stock (subject to adjustment) will be reserved for issuance by PSB upon exercise of stock options to be granted to certain officers and employees of PSB from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire common stock and to thereby help PSB attract, retain and motivate key employees and officers. This summary of certain features of the Option Plan is qualified in its entirety by reference to the complete provisions of the Option Plan attached hereto as Annex K.

Awards Under the Option Plan

            The Option Plan shall be administered by a committee of at least three non-employee directors designated by the Board of Directors (the "Option Committee"). Such members of the Option Committee shall be deemed "disinterested" within the meaning of Rule 16b-3 under the Exchange Act. Directors _________, ___________ and _________ shall initially serve as members of the Option Committee. None of these members are eligible to participate in the Option Plan.

            The Option Committee will, based upon the recommendations of PSB's Chief Executive Officer, select the officers and employees to whom options are to be granted and the
<PAGE 90> number of shares to be granted based upon the
individual's level of responsibility and performance. While PSB currently has ____ employees, it is anticipated that the Option Committee would designate between five and seven employees as "key employees" eligible to participate in the Option Plan.

            The exercise price of the Incentive Stock Options and Nonqualified Stock Options granted under the Stock Option Plan will be at least equal to the fair market value of the common stock at the date the option is awarded. Options will generally be exercisable only after one year of employment from the date of grant. Except in the case of retirement, death, permanent total disability or termination deemed to be "at the convenience of PSB," the option holder must be employed at the time of exercise.

            Options will expire on the date specified in the option agreement entered into at the time of the award, unless the holder is earlier terminated, dies, retires, becomes totally and permanently disabled or ceases to be employed by PSB. In no event will the term of an Incentive Stock Option extend beyond ten years from the grant date (five years if held by a 10% or greater shareholder of PSB). The term of a Nonqualified Stock Option must expire not later than ten years and one month from the grant date.

            If an employee retires, outstanding options will be exercisable for 3 months from the retirement date in the case of Incentive Stock Options and for up to two years (at the Option Committee's discretion) in the case of Nonqualified Stock Options. In the event of the total and permanent disability or death of a participant during employment, an exercisable Incentive Stock Option will continue to be exercisable for the lesser of one year or the remaining term of the option. Options may be exercised within limited times specified in the Option Plan following termination of employment at the convenience of PSB (as determined in the sole discretion of the Option Committee).

            Officers and employees participating in the Option Plan would be eligible to receive, at no cost to them, options to acquire common stock under the Option Plan. Accordingly, PSB will receive no money for granting stock options under the Option Plan. Upon exercise of an option, PSB will receive the exercise price per share of common stock issued pursuant to such option. Option shares may be paid for in cash, shares of common stock, or a combination of both.

            Shares issuable under the Option Plan may be either authorized but unissued shares or shares held by PSB in its treasury, including shares acquired in the open market. Any shares subject to an award that expires or is terminated prior to exercise will again be available for issuance under the Option Plan. No award or any right or interest therein is assignable or transferable except by will or the laws of descent and distribution. <PAGE 91>

            The number of shares subject to unexercised options and exercise prices on outstanding options will be adjusted in the event of certain capital changes such as stock splits, stock dividends and reclassifications. Because the exercise of options may result in the issuance of authorized but unissued shares of common stock, such exercise may have a dilutive effect on the common stock holdings of existing shareholders.

            The Option Plan would permit the Option Committee to regrant options to participants that were previously granted options and to make adjustments to the applicable exercise prices of outstanding options (including downward adjustments). In either case, applicable regulations would require disclosure of the regrants and/or price adjustments in PSB's joint proxy statement.

            The last sale price for common stock for March 31, 1999, as reported by one of PSB's market makers, was $6.50 per share.

Amendment and Termination of the Plan

            The Option Plan provides for a term of ten years from the date of Board approval, after which no awards may be made.
The Option Plan may be terminated earlier by the Board of Directors.

            The Board of Directors may alter, modify, suspend or discontinue the Option Plan, except that the Board shall not, without shareholder approval, increase the maximum number of shares of common stock issuable under the Option Plan (except as provided in the Option Plan), (b) materially increase the benefits accruing to participants under the Option Plan or
(c) change the employee eligibility criteria.

Tax Consequences

            The Option Plan is not a qualified plan under Code Section 401(a). PSB has been advised that under the Code, the following federal income tax consequences will result when Incentive Stock Options or Nonqualified Stock Options, or any combination thereof, are granted or exercised, although the following is not intended to be a complete statement of the applicable law.

            Incentive Stock Options. An optionholder generally will not be deemed to receive any income for federal tax purposes at the time an Incentive Stock Option is granted, nor will PSB be entitled to a tax deduction at that time. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionholder upon exercise, the optionholder will recognize long-term capital gain or loss upon the sale of such shares equal to the difference between the amount realized on such sale and the exercise price. <PAGE 92>

            If the foregoing holding periods are not satisfied or the option is exercised more than three months after the optionholder's employment with PSB has terminated, the optionholder will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. If the sale price exceeds the fair market value on the date of exercise, the gain in excess of the ordinary income portion will be treated as either long-term or short-term capital gain, depending on whether the stock has been held for more than 12 months on the date of sale. Any loss on disposition is a long-term or short-term capital loss, depending upon whether the optionholder had held the stock for more than 12 months. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionholder is a 10 percent shareholder of PSB or an officer of PSB subject to
Section 16(b) of the Securities Exchange Act of 1934. If PSB cancels an option, the optionholder recognizes income to the extent of the amount paid by PSB to cancel the option over the optionholder's basis in such option, if any.

            No income tax deduction will be allowed PSB with respect to shares purchased by an optionholder upon the exercise of an Incentive Stock Option, provided that such shares are held at least two years after the date of grant and at least one year after the date of exercise. However, if those holding periods are not satisfied, PSB may deduct an amount equal to the ordinary income recognized by the optionholder upon disposition of the shares.

            The exercise of an Incentive Stock Option and the sale of stock acquired by such exercise could subject an optionholder to alternative minimum tax liability for federal income tax purposes.

            Nonqualified Stock Options. An optionholder will not be deemed to receive any income for federal tax purposes at the time a Nonqualified Stock Option is granted, nor will PSB be entitled to a tax deduction at that time. At the time of exercise, however, the optionholder will realize ordinary income in an amount equal to the excess of the market value of the shares at the time of exercise of the option over the option price of such shares. PSB is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the optionholder due to the exercise of a Nonqualified Stock Option at the time of such recognition by the optionholder.

            Stock-for-Stock Exchange. An optionholder who exchanges "statutory option stock" of PSB in payment of the purchase price upon the exercise of an Incentive Stock Option will be deemed to make a "disqualifying disposition" of the statutory option stock so transferred unless the applicable holding requirements (two years from the date of the grant and one year after the exercise of an incentive option) with respect to such statutory option stock are met after the exercise of
<PAGE 93> Incentive Stock Options.  If an optionholder exercises
Nonqualified Stock Options by exchanging previously-owned statutory option stock, the Internal Revenue Service has ruled that the optionholder will not recognize gain on the disposition of the statutory option stock (assuming the holding period requirements applicable to such statutory option stock have been satisfied) because of the non-recognition rule of Code
Section 1036.

Reasons for Submission to Shareholders

            Shareholder approval of the Option Plan is being sought to qualify the Option Plan for the granting of Incentive Stock
Options.   An affirmative vote of the holders of a majority of
the common stock present at the meeting, in person or by proxy, and entitled to vote, is required to constitute shareholder approval of the Option Plan. Directors and executive officers of PSB and the PSB Employee Stock Ownership Plan ("PSB ESOP") collectively own 1,011,531 shares of the common stock, which represents 32.6% of the outstanding common stock. Such shares are expected to be voted in favor of the Option Plan, and if so voted, would constitute approximately 65% of the minimum vote required to approve the Option Plan.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE 1998 PSB BANCORP, INC. EMPLOYEE STOCK OPTION
PLAN, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX J.

                                 MATTER NO. 7
                    ADOPTION OF THE 1998 PSB BANCORP, INC.
                          MANAGEMENT RECOGNITION PLAN

            The Board of Directors of PSB has adopted the 1998 PSB Bancorp, Inc. Management Recognition Plan (the "MRP") as a method of providing certain senior executive officers of PSB with a proprietary interest in PSB, to reward such officers for their service and to encourage such persons to remain in the service of PSB. Pursuant to the MRP, PSB will award certain senior executive officers of PSB "plan share awards" representing the right to earn shares of common stock over a period of five years from the date of the plan share award. PSB will contribute sufficient funds to the MRP to enable the MRP to purchase common stock representing up to 4% of the aggregate number of shares outstanding.(i.e., up to 124,046 shares of common stock). This summary of certain material features of the MRP is qualified in its entirety by reference to the complete provisions of the MRP, which is attached hereto as Annex K.

            Benefits under the MRP may be granted at the sole discretion of the Compensation Committee of PSB's Board of Directors. No member of the Compensation Committee is eligible to participate in the MRP. The MRP will be managed by a director appointed pursuant to a Management Recognition Plan and Trust Agreement with PSB (the "MRP Trustee"). The Compensation Committee will act as the initial MRP Trustee. The MRP Trustee
<PAGE 94> is responsible for investing all funds contributed by
PSB to the MRP.

            Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stock payable over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the five years during which the shares are payable. A recipient of such restricted stock will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated shall be voted by the MRP Trustee.

            Awards under the MRP will be determined by the Compensation Committee of the Board of Directors based on the job position and responsibilities of the executive officers, the length and value of their service to PSB and/or its subsidiaries, and any other factor deemed relevant by the Compensation Committee of the Board. While all of PSB's __ employees are eligible to participate in the MRP, it is anticipated that the Compensation Committee will consider granting awards primarily to between five and seven key employees.

            The Board of Directors can terminate the MRP at any time, and if it does so, any shares not allocated will revert to PSB. Termination of the MRP will not become effective as to previously awarded plan share awards unless the Board resolves to distribute all unearned shares subject to such plan share awards immediately upon effectiveness of termination.

            All of the common stock to be purchased by the MRP will be purchased at the fair market value of such stock on the date of purchase. Under the MRP, shares may be acquired on the open market, from treasury shares, or from authorized but unissued shares. If shares are acquired from authorized but unissued shares, such issuance will have a dilutive effect on the percentage ownership interest of existing shareholders. If and when grants are made, no participant will be awarded more than 25% of the common stock available to be granted under the MRP within one year from October 3, 1997 (i.e., the date of PSB's organization).

Reasons for Submission to Shareholders

            The Company is submitting the MRP to shareholders for approval to provide recipients of MRP awards with certain exemptive treatment from the short-swing profit recapture provisions of Section 16(b) of the Exchange Act. An affirmative vote of the holders of a majority of the common stock present at the Meeting in person or by proxy, and entitled to vote, is required to constitute shareholder approval of the MRP.
Directors and executive officers of PSB and PSB ESOP collectively
<PAGE 95> own 1,011,537 shares of the common stock which
represents 32.6% of the outstanding common stock. Such shares are expected to be voted in favor of the MRP, and, if so voted, would constitute approximately 65% of the minimum vote required to approve the MRP.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE 1998 PSB BANCORP, INC. MANAGEMENT RECOGNITION
PLAN, WHICH IS ATTACHED HERETO AS ANNEX K.
  <PAGE 96>
                     MISCELLANEOUS ADDITIONAL INFORMATION

Conduct of the Meeting

            Management of PSB knows of no business other than as described above that is planned to be brought before the annual meeting. Should any other matters arise, however, the persons named on the enclosed proxy will vote thereon according to their best judgment.

            Abstentions or broker nonvotes will be counted for purposes of determining whether a quorum is present at the annual meeting but will not be counted as votes cast for or against any matter to be considered at the annual meeting.

Dissenters Rights

            PSB shareholders are not entitled to dissenters rights with respect to any matter scheduled to be acted upon.

Certain Reporting Requirements

            The common stock of PSB is registered pursuant to
Section 12(g) of the Exchange Act. The officers and trustees of PSB and beneficial owners of greater than 10% of the common stock ("10% Beneficial Owners") are required to file reports on Forms 4 and 5 with the Securities and Exchange Commission disclosing changes in Beneficial Ownership of the common stock. Based solely on PSB's review of such ownership reports, collectively, PSB directors and officers failed to file their initial ownership reports on Form 3 on a timely basis during the period from October 3, 1997 through December 31, 1998. All directors and officers have filed a Form 5 to report initial ownership positions and subsequent transactions through March 15, 1999.

Shareholder Proposals for Next Annual Meeting

            Any shareholder proposal for consideration at the annual meeting of shareholders of PSB to be held in 2000 must be received by PSB at its principal offices not later than _________ __ 2000, in order for it to be included in PSB's proxy materials relating to the 2000 annual meeting of shareholders.
  <PAGE 97>
                   FIRST BANK ANNUAL MEETING - OTHER MATTERS

Shareholder Proposals

            If the merger has not been completed, the First Bank board will consider and include in the proxy statement for the annual meeting of shareholders in 2000 proposals which meet the regulations of the Securities and Exchange Commission and Pennsylvania law. In order to be considered for inclusion, proposals must be submitted to First Bank by [February 15, 2000]. Proposals should be addressed to the attention of James T. Schaeffer at First Bank, at the address set forth in this joint proxy statement/prospectus.

Other Matters

            The Board of Directors does not intend to bring any other matter before the First Bank annual meeting and is not presently informed of any other business which others may bring before the First Bank annual meeting other than as set forth in the First Bank Notice of Annual Meeting of Shareholders. If any other matters should properly come before the First Bank annual meeting, or any postponement(s) or adjournment(s) thereof, however, it is the intention of the proxy holders to vote on such matters as they, in their discretion, may determine.
  <PAGE 98>
                                    EXPERTS

            The consolidated financial statements of PSB, as of December 31, 1998 and for each of the years in the three year period ended December 31, 1998, appearing elsewhere herein, have been included in reliance upon the report of Stockton Bates, LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing. A representative of Stockton Bates, LLP will be available to answer appropriate questions at the PSB annual meeting.

            The consolidated financial statements of First Bank as of December 31, 1998 and 1997 and for each of the years then ended, appearing elsewhere herein, have been included in reliance upon the report of KPMG LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing. In light of the planned acquisition by PSB, no accountant or auditor has been selected by First Bank for 1999.
A representative of KPMG, LLP will be available to answer appropriate questions at the First Bank annual meeting.

                                 LEGAL MATTERS

            The validity of PSB common stock to be issued in the merger, certain federal income tax consequences of the merger, and certain other legal matters relating to the merger are being passed upon for PSB by the law firm of Stevens & Lee, counsel to PSB.

                      WHERE YOU CAN FIND MORE INFORMATION

            PSB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by PSB with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade
Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

            First Bank is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), however, because of its status as a bank, First Bank files reports, proxy statements, and other information with the Board of Governors of the Federal Reserve System (the "FRS"). The reports, proxy statements, and other information filed by First Bank with the FRS can be inspected and copied at the offices of
<PAGE 99> the Board of Governors of the Federal Reserve System,
Washington, D.C. 20551.

            PSB has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the PSB common stock to be issued pursuant to the Agreement and Plan of Reorganization. This joint proxy statement/prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this joint proxy statement/prospectus or in any document incorporated in this joint proxy statement/prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.
  <PAGE 100>
                                 ANNEX LISTING

      A.    Agreement and Plan of Reorganization

      B.    Berwind Opinion (To Be Filed By Amendment)

      C.    Hopper Soliday Opinion (To Be Filed By Amendment)

      D.    Stock Option Purchase Agreement

      E.    Letter Agreement of First Bank Officers/Directors

      G.    Pennsylvania Business Corporation Law (Dissenter's
            Rights Sections)

      H.    Additional Information With Respect to PSB

      I.    Additional Information With Respect to First Bank

      J.    PSB Employee Stock Option Plan

      K.    PSB Management Recognition Plan
  <PAGE 101>
                                                           ANNEX A

                     Agreement and Plan of Reorganization

  <PAGE A-1>
                                                          Annex A


                              AGREEMENT AND PLAN
                               OF REORGANIZATION


                                     among


                               PSB BANCORP, INC.

                           PENNSYLVANIA SAVINGS BANK


                                      and


                          FIRST BANK OF PHILADELPHIA


                                March 19, 1999
  <PAGE A-2>
                                   AGREEMENT

            THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 19, 1999, is made by and among PSB BANCORP, INC. ("PSB"), a Pennsylvania corporation and its wholly-owned subsidiary PENNSYLVANIA SAVINGS BANK (the "Bank"), each having its principal place of business in Philadelphia, Pennsylvania, and FIRST BANK
OF PHILADELPHIA ("FBKP"), a Pennsylvania bank, having its principal place of business in Philadelphia, Pennsylvania.

                                  BACKGROUND

            1. PSB and FBKP desire for the Bank to merge with and into FBKP, with FBKP surviving such merger and FBKP shareholders receiving PSB Common Stock in exchange for FBKP Common Stock in accordance with the applicable laws of the Commonwealth of Pennsylvania, and in accordance with the articles and plan of merger in the form attached hereto as Exhibit 1.

            2. PSB and FBKP desire that the merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling-of-interests under generally accepted accounting principles.

            3. As a condition and inducement to PSB's willingness to enter into this Agreement, (a) the directors and certain officers of FBKP are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 2, and (b) FBKP is concurrently granting to PSB an option to acquire, under certain circumstances, FBKP Common Stock (the "PSB Option") pursuant to a Stock Option Agreement between PSB and FBKP in the form attached hereto as Exhibit 3.

            4. PSB and FBKP desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGERS

            Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more
      <PAGE A-3> intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                  Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" among PSB, the Bank and FBKP.

                  Applicable Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii)(A).

                  Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                  Articles of Merger means the articles of merger to be executed by the Bank and FBKP and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

                  Banking Code means the Pennsylvania Banking Code of 1965, as amended.

                  BCL means the Pennsylvania Business Corporation
      Law of 1988, as amended.

                  BHCA means the Bank Holding Company Act of 1956, as amended.

                  Closing Date means the earlier of (i) the day specified by PSB to FBKP upon five (5) days written notice, that follows the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing),
      (ii) thirty (30) days after the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) or (iii) such other date as PSB and FBKP may mutually agree.

                  Dissenting Shares shall have the meaning set forth in Section 1.02(e)(ii)(E) hereof.

                  DOJ means the United States Department of Justice.

                  Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date.
  <PAGE A-4>
                  Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  ERISA means the Employee Retirement Income
      Security Act of 1974, as amended.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  FDIA means the Federal Deposit Insurance Act, as amended.

                  FDIC means the Federal Deposit Insurance
      Corporation.

                  FBKP Common Stock means the common stock of FBKP described in Section 2.02(a).

                  FBKP Disclosure Schedule means a disclosure schedule delivered by FBKP to PSB pursuant to Article II of this Agreement.

                  FBKP Financials means (i) the audited consolidated financial statements of FBKP as of December 31, 1998, including the notes, and (ii) the unaudited interim consolidated financial statements of FBKP as of each calendar quarter thereafter included in Securities Documents filed by FBKP.

                  FBKP Options means options to purchase shares of FBKP Common Stock granted pursuant to the FBKP Stock Option
      Plan and the FBKP Standby Options.

                  FBKP Standby Options means the options
certificates issued pursuant to the Standby Purchase Agreement dated December 15, 1994 and the Option Certificates issued thereunder.

  <PAGE A-5>
                  FBKP Regulatory Reports means the annual and quarterly reports of FBKP filed with the FRB since
      December 31, 1996 through the Closing Date.

                  FBKP Stock Option Plan means the First Bank of
      Philadelphia 1998 Stock Option Plan.

                  FBKP Subsidiaries means (i) any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FBKP, except any corporation the stock of which is held in the ordinary course of the lending activities of FBKP.

                  FRB means the Board of Governors of the Federal
      Reserve System.

                  GAAP means generally accepted accounting principles as in effect at the relevant date.

                  IRC means the Internal Revenue Code of 1986, as amended.

                  IRS means the Internal Revenue Service.

                  Material Adverse Effect shall mean, with respect to PSB or FBKP, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include
      (a) any change in the value of the respective investment and loan portfolios of PSB or FBKP resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (c) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, and (e) any effect with respect to a party hereto caused, in whole or in part, by the other party.

                  Merger means the merger of the Bank with and into FBKP, with FBKP surviving such merger, and the exchange of shares of FBKP Common Stock for shares of PSB Common Stock, contemplated by this Agreement.

                  NASD means the National Association of Securities
      Dealers, Inc.

                  PDOB means the Pennsylvania Department of Banking.

                  PDS means the Department of State of the Commonwealth of Pennsylvania. <PAGE A-6>

                  Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

                  Prospectus/Proxy Statement means the
      prospectus/proxy statement, together with any amendments and supplements thereto, to be transmitted to holders of FBKP
      Common Stock and PSB Common Stock in connection with the transactions contemplated by this Agreement.

                  PSB Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                  PSB Disclosure Schedule means a disclosure schedule delivered by PSB to FBKP pursuant to Article III of this Agreement.

                  PSB Financials means (i) the audited consolidated financial statements of PSB as of December 31, 1998 and for the three years ended December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of PSB as of each calendar quarter thereafter included in Securities Documents filed by PSB.

                  PSB Market Price means, as of any date, the average between the closing high bid and low asked prices of a share of PSB Common Stock on the Nasdaq National Market System (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source).

                  PSB Market Value means the average of the PSB
      Market Prices for the twenty (20) consecutive trading days ending on the trading day three (3) trading days preceding the Closing Date.

                  PSB Option means the option granted to PSB to acquire shares of FBKP Common Stock referenced in the recitals to this Agreement.

                  PSB Regulatory Reports means the annual and quarterly reports of PSB and the Bank with the FRB and the FDIC since December 31, 1996 through the Closing Date.

                  PSB Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PSB, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the
      <PAGE A-7> PSB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

                  Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.10 of this Agreement.

                  Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the PDOB, or the respective staffs thereof.

                  Rights means warrants, options, rights,
      convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  SEC means the Securities and Exchange Commission.

                  Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                  Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                  Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

                  Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

            Section 1.02  The Merger.

                  (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 1818 Market Street, Philadelphia, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, FBKP, PSB and the Bank shall cause the Articles of Merger to be duly executed and to be filed in the PDS.

                  (b)   The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date, the Bank shall merge with and into FBKP in accordance with the provisions
<PAGE A-8> of the Banking Code and the BCL and the outstanding shares of FBKP Common Stock shall be converted into shares of PSB Common Stock as provided in Section 1.02(e). FBKP shall be the surviving corporation of the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. From and after the Effective Date, the Merger shall have the effects set forth in Section 1606 of the Banking Code.

                  (c) Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of PSB, as in effect immediately prior to the Effective
Date, shall automatically be and remain the articles of incorporation and bylaws of PSB, until thereafter altered, amended or repealed. On and after the Effective Date, the Articles of Incorporation and Bylaws of FBKP, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the surviving bank, until altered, amended or repealed.

                  (d)   Board of Directors and Officers of the Bank.

                        (i)  On the Effective Date, the Board of
Directors of FBKP shall resign and the existing Board of Directors of the Bank shall be elected the Board of Directors of FBKP.

                        (ii) On the Effective Date the newly elected Board of Directors of FBKP shall elect the following officers:

           Chairman                 - Vincent J. Fumo
           President                - Anthony DiSandro
           Vice President           - Carl A. Lingle
           Treasurer                - Gary Polimeno

and such other officers as such Board may determine.

                  (e)   Conversion of Shares.

                        (i)   PSB Common Stock.

                              (A)   Each share of PSB Common Stock
      issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of PSB Common Stock. Shares of PSB Common Stock owned by FBKP (other than shares held in trust, managed, custodial or nominee accounts and the like, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of PSB on the Effective Date.

                              (B)   Each share of PSB Common Stock
      issued and held in the treasury of PSB as of the Effective
      <PAGE A-9> Date, if any, shall, on and after the Effective
      Date, continue to be issued and held in the treasury of PSB.

                        (ii)  FBKP Common Stock.

                              (A)    Subject to the provisions of
      subparagraphs (B), (C), (D) and (E) of this Section 1.02(e)(ii), each share of FBKP Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FBKP Common Stock, if any, then owned by PSB or FBKP or any FBKP Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                                    (i)  if the PSB Market Value is
            greater than or equal to $7.00 and less than or equal to $9.00, then that number of shares of fully paid and nonassessable shares of PSB Common Stock as shall equal $6.00 divided by the PSB Market Value;

                                    (ii)  if the PSB Market Value is
            less than $7.00, then .857 shares of fully paid and nonassessable shares of PSB Common Stock, provided that if the PSB Market Value is less than $6.50 and FBKP exercises its rights under Section 6.01(c) hereof, PSB shall have the option to elect, by written notice to FBKP, within 3 business days of FBKP exercise, to have the Exchange Ratio be equal to that number (rounded to the nearest thousandth) of shares of fully paid and nonassessable shares of PSB Common Stock, equal to $6.00 divided by the PSB Market Value; or

                                    (iii)  if the PSB Market Value is
            greater than $9.00, then .667 shares of fully paid and nonassessable shares of PSB Common Stock.

      The Exchange Ratio, as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
      1.02(e)(ii)(A)(iii), is hereinafter referred to as the "Applicable Exchange Ratio".

                              (B)   Each share of FBKP Common Stock
      (other than trust account shares or DPC shares) owned by PSB or a PSB Subsidiary on the Effective Date, if any, shall be cancelled.

                              (C)   Each share of FBKP Common Stock
      issued and held in the treasury of FBKP or owned by FBKP or any FBKP Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.
  <PAGE A-10>
                              (D)   No fraction of a whole share of PSB
      Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FBKP Common Stock who would otherwise be entitled to receive a fraction of a share of PSB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the PSB Market Price determined as of the Effective Date.

                              (E)   Each outstanding share of FBKP
      Common Stock the holder of which has perfected his right to dissent under Section 1607 of the Banking Code and the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of PSB Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. FBKP shall give PSB prompt notice upon receipt by FBKP of any such written demands for payment of the fair value of such shares of FBKP Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of FBKP Common Stock shall be converted into the right to receive PSB Common Stock in accordance with Section 1.02(e)(ii) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by FBKP, as the surviving corporation of the Merger.

                  (f)   Stock Options.

                        (i)  On the Effective Date, each FBKP Option
      which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of FBKP Common Stock and shall be converted automatically into an option to purchase shares of PSB Common Stock, and PSB shall assume each FBKP Option, in accordance with the terms of the FBKP Stock Option Plan, the FBKP Standby Options and the stock option agreements and certificates by which they are evidenced, except that from and after the Effective Date,
      (i) PSB and its Board of Directors or a duly authorized committee thereof shall be substituted for FBKP and FBKP's Board of Directors or duly authorized committee thereof administering such FBKP Stock Option Plan, (ii) each FBKP Option assumed by PSB may be exercised solely for shares of PSB Common Stock, (iii) the number of shares of PSB Common Stock subject to such FBKP Option shall be equal to the number of shares of FBKP Common Stock subject to such FBKP Option immediately prior to the Effective Date multiplied by the Applicable Exchange Ratio, provided that any fractional shares of PSB Common Stock resulting from such multiplication shall be rounded to the nearest share, and
      (iv) the per share exercise price under each such FBKP
      <PAGE A-11> Option shall be adjusted by dividing the per
      share exercise price under each such FBKP Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (i v) of the preceding sentence, each FBKP Option which is an "incentive stock option" shall be adjusted as required by
      Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of
      Section 424(h) of the IRC. PSB and FBKP agree to take all necessary steps to effect the foregoing provisions of this
      Section 1.02(f).

                        (ii)  On the Effective Date, PSB shall
      deliver an assumption agreement expressly assuming the FBKP Standby Options in accordance with the terms of this
      Section 1.02(f)(i). As soon as practicable after the Effective Date, PSB shall deliver to each holder of the other FBKP Options an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such FBKP Options shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by
      Section 1.02(f)(i) hereof after giving effect to the Merger. Within 30 days after the Effective Date, PSB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PSB Common Stock subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

                  (g)   Surrender and Exchange of FBKP Stock
Certificates.

                        (i)  Exchange of Certificates.  Each holder
      of shares of FBKP Common Stock who surrenders to PSB (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of PSB Common Stock into which such holder's shares of FBKP Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                        (ii) Rights Evidenced by Certificates. Each certificate for shares of PSB Common Stock issued in exchange for certificates for FBKP Common Stock pursuant to
      Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate
      <PAGE A-12> theretofore evidencing shares of FBKP Common
      Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of PSB Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of FBKP Common Stock are exchanged for PSB Common
      Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of PSB Common Stock, PSB will pay cash in an amount equal to dividends theretofore payable on such PSB Common
      Stock and pay or deliver any other distribution to which holders of shares of PSB Common Stock have theretofore become entitled. Upon surrender of certificates for shares of FBKP Common Stock in exchange for certificates for PSB Common Stock, PSB also shall pay any dividends to which such holder of FBKP Common Stock may be entitled as a result of the declaration of a dividend on the FBKP Common Stock by FBKP in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of FBKP Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of FBKP Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of FBKP Common Stock are surrendered by a FBKP shareholder to PSB for exchange, PSB shall have the right to withhold dividends or any other distributions on the shares of PSB Common Stock issuable to such shareholder.

                        (iii) Exchange Procedures. Each certificate for shares of FBKP Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of PSB Common Stock for which certificates will be issued pursuant to this
      Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of PSB Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of PSB Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of FBKP
      <PAGE A-13> Common Stock which are surrendered.  As promptly as practicable after the Effective Date, PSB shall send or cause to be sent to each shareholder of record of FBKP
      Common Stock transmittal materials for use in exchanging certificates representing FBKP Common Stock for certificates representing PSB Common Stock into which the former have been converted in the Merger. Certificates representing shares of PSB Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of FBKP as soon as reasonably possible but in no event later than thirty (30) business days following the receipt of certificates representing former shares of FBKP Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

                        (iv)  Closing of Stock Transfer Books;
      Cancellation of FBKP Certificates. Upon the Effective Date, the stock transfer books for FBKP Common Stock will be closed and no further transfers of shares of FBKP Common Stock will thereafter be made or recognized. All certificates for shares of FBKP Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by PSB.

                  (h) Anti-Dilution Provisions. If, PSB has, at any time after the date hereof and before the Effective Date,
(A) issued a dividend in shares of PSB Common Stock, (B) combined the outstanding shares of PSB Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of PSB Common Stock, or (D) reclassified the shares of PSB Common Stock, then the number of shares of PSB Common Stock to be delivered to FBKP shareholders who are entitled to receive shares of PSB Common Stock in exchange for shares of FBKP Common Stock shall be adjusted so that each FBKP shareholder shall be entitled to receive such number of shares of PSB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if PSB shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Applicable Exchange Ratio shall be adjusted upward by 7%).

                                  ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF FBKP

            FBKP hereby represents and warrants to PSB that, except as specifically set forth in the FBKP Disclosure Schedule delivered to PSB by FBKP on the date hereof:

            Section 2.01  Organization.

                  (a) FBKP is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FBKP has the corporate power and
<PAGE A-14> authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FBKP is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FBKP.

                  (b) There are no FBKP Subsidiaries other than those identified in the FBKP Disclosure Schedule.

                  (c) The deposits of FBKP are insured by the FDIC to the extent provided in the FDIA.

                  (d) The respective minute books of FBKP and each FBKP Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                  (e) Prior to the date of this Agreement, FBKP has delivered to PSB true and correct copies of the articles of incorporation and bylaws of FBKP.

            Section 2.02  Capitalization.

                  (a) The authorized capital stock of FBKP consists of (a) 3,500,000 shares of common stock, $0.25 par value ("FBKP Common Stock"), of which 1,676,875 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 500,000 shares of preferred stock, $2.00 par value, none of which are issued or outstanding.
Neither FBKP nor any FBKP Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FBKP Common Stock, FBKP preferred stock or any other security of FBKP or any securities representing the right to vote, purchase or otherwise receive any shares of FBKP Common Stock, FBKP preferred stock or any other security of FBKP, other than (i) shares issuable under the PSB
Option and (ii) 1,612,500 shares of FBKP Common Stock issuable under the FBKP Options.

                  (b) FBKP owns all of the outstanding shares of capital stock of each FBKP Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                  (c) Except as set forth in the FBKP Disclosure Schedule, neither (i) FBKP, nor (ii) any FBKP Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of FBKP
<PAGE A-15> Subsidiaries, equity interests held by FBKP
Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FBKP. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FBKP with respect to any other company's capital stock or the equity of any other person.

                  (d) To the best of FBKP's knowledge, except as disclosed in FBKP's proxy statement dated June 18, 1998, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section
13(d) of the Exchange Act) of 5% or more of the outstanding shares of FBKP Common Stock.

            Section 2.03  Authority; No Violation.

                  (a) FBKP has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by FBKP and the completion by FBKP of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FBKP and, except for approval by the shareholders of FBKP as required under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of FBKP are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FBKP and, subject to approval of the shareholders of FBKP as required under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of FBKP, enforceable against FBKP in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by FBKP, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FBKP's and PSB's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (C) compliance by FBKP with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of FBKP or any FBKP Subsidiary;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBKP or any FBKP Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the FBKP Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)
<PAGE A-16> under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FBKP or any FBKP Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FBKP or any FBKP Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FBKP.

            Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FBKP under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it, and except as disclosed in the FBKP Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by FBKP, and (b) the completion by FBKP of the transactions contemplated hereby. As of the date hereof, FBKP has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FBKP's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

            Section 2.05  Financial Statements.

                  (a) FBKP has made available to PSB the FBKP Regulatory Reports. The FBKP Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FBKP as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b) FBKP has previously delivered to PSB the FBKP Financials. The FBKP Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results
<PAGE A-17> of operations, changes in shareholders' equity and cash flows of FBKP as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein.

                  (c) At the date of each balance sheet included in the FBKP Financials or the FBKP Regulatory Reports, FBKP did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FBKP Financials or FBKP Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                  (d) All amounts payable as of any date under the First Bank of Philadelphia Deferred Compensation Plan upon a
Change in Control (as defined therein) have been accrued as compensation expense on each income statement heretofore delivered to PSB.

            Section 2.06  Taxes.

                  (a) FBKP has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FBKP and all FBKP Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FBKP and any FBKP Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

                  (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FBKP or any FBKP Subsidiary.

            Section 2.07 No Material Adverse Effect. FBKP has not suffered any Material Adverse Effect since December 31, 1998.

            Section 2.08  Contracts.

                  (a) Except as described in FBKP's proxy statement dated June 18, 1998 and Annual Reports on Form 10-K for the years ended December 31, 1996, 1997 and 1998, previously delivered to PSB, in the footnotes to the audited consolidated financial
<PAGE A-18> statements of FBKP as of December 31, 1998, and for the three years ended December 31, 1998, or in the FBKP
Disclosure Schedule, neither FBKP nor any FBKP Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FBKP or any FBKP Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FBKP or any FBKP Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FBKP or any FBKP Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FBKP Subsidiary;
(v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FBKP or any FBKP Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal
Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PSB or any PSB
Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any FBKP Subsidiary to engage in any type of banking or bank-related business permissible under law.

                  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a), described in the FBKP proxy statement dated June 18, 1998 or in a footnote to the FBKP Financials, have been provided to PSB on or before the date hereof, are listed on the FBKP Disclosure
Schedule and are in full force and effect on the date hereof and neither FBKP nor any FBKP Subsidiary (nor, to the knowledge of FBKP, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to FBKP. Except as set forth in the FBKP Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the FBKP Disclosure Schedule, none of the employees (including officers) of FBKP or any FBKP Subsidiary have written employment contracts which include the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the FBKP Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FBKP or any FBKP Subsidiary is a party or under which FBKP or any FBKP Subsidiary may be liable contains
<PAGE A-19> provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the FBKP Disclosure Schedule, no such agreement, plan or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FBKP or any FBKP Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FBKP or any FBKP
Subsidiary to provide a benefit in the form of FBKP Common Stock or determined by reference to the value of FBKP Common Stock.

            Section 2.09  Ownership of Property; Insurance
Coverage.

                  (a) Except as disclosed in the FBKP Disclosure Schedule, FBKP and the FBKP Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FBKP or any FBKP Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FBKP Regulatory Reports and in the FBKP Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FBKP and the FBKP Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FBKP and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the FBKP Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FBKP Financials.

                  (b) With respect to all agreements pursuant to which FBKP or any FBKP Subsidiary has purchased securities subject to an agreement to resell, if any, FBKP or such FBKP
Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (c) FBKP and the FBKP Subsidiaries currently maintain insurance considered by FBKP to be reasonable for their
<PAGE A-20> respective operations and similar in scope and
coverage to that maintained by other businesses similarly engaged. Neither FBKP nor any FBKP Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FBKP under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FBKP has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

            Section 2.10 Legal Proceedings. Except as disclosed in the FBKP Disclosure Schedule, neither FBKP nor any FBKP Subsidiary is a party to any, and there are no pending or, to the best of FBKP's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FBKP or any FBKP Subsidiary, (ii) to which FBKP or any FBKP Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FBKP to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on FBKP.

            Section 2.11  Compliance With Applicable Law.

                  (a) FBKP and FBKP Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on FBKP.

                  (b) Except as disclosed in the FBKP Disclosure Schedule, neither FBKP nor any FBKP Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that FBKP or any FBKP Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FBKP or any FBKP Subsidiary;
(iii) requiring or threatening to require FBKP or any FBKP Subsidiary, or indicating that FBKP or any FBKP Subsidiary may be
<PAGE A-21> required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FBKP or any FBKP Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FBKP or any FBKP Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FBKP nor any FBKP Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to PSB.

            Section 2.12 ERISA. FBKP has previously delivered to PSB true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FBKP Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FBKP or any FBKP Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither FBKP, any FBKP Subsidiary nor any pension plan maintained by FBKP or any FBKP Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to FBKP, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA
Section 4043 occurred with respect to any such pension plan.
With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither FBKP nor any FBKP Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal
<PAGE A-22> from a multi-employer plan.  All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with
(i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FBKP or any FBKP Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to FBKP. FBKP and the FBKP Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f).  Such group health plans are in compliance with
Section 1862(b)(1) of the Social Security Act. Neither FBKP nor any FBKP Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal
Revenue Service or U.S. Department of Labor.

            Section 2.13 Brokers, Finders and Financial Advisors. Except for FBKP's engagement of Berwind Financial L.P. in connection with the transactions contemplated by this Agreement, neither FBKP nor any FBKP Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the FBKP Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FBKP Financials. The FBKP Disclosure Schedule shall contain as an exhibit the engagement letter between FBKP and Berwind Financial L.P.

            Section 2.14 Environmental Matters. To the knowledge of FBKP, neither FBKP nor any FBKP Subsidiary, nor any properties owned or operated by FBKP or any FBKP Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FBKP. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FBKP, threatened, relating to the liability of any property owned or operated by FBKP or any FBKP Subsidiary under any Environmental Law.
  <PAGE A-23>
            Section 2.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the FBKP Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FBKP Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

            Section 2.16 Information to be Supplied. The information to be supplied by FBKP for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of PSB and FBKP and up to and including the date(s) of the meetings of shareholders of PSB and FBKP to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FBKP for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

            Section 2.17 Securities Documents. FBKP has made available to PSB copies of its (i) annual reports on SEC
Form 10-K for the years ended December 31, 1998, 1997 and 1996, and (ii) proxy materials used in connection with its meetings of shareholders held in 1998, 1997 and 1996. Such reports and such proxy materials complied, at the time filed with the FRB, in all material respects, with the Exchange Act and all applicable rules and regulations of the FRB.

            Section 2.18 Related Party Transactions. Except as disclosed (i) in the FBKP Disclosure Schedule, (ii) in the FBKP proxy statement dated June 18, 1998 or (iii) in the footnotes to the FBKP Financials, FBKP is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FBKP (except an FBKP Subsidiary); and all such transactions
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the FBKP Disclosure Schedule, no loan or credit accommodation to any Affiliate of FBKP is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. FBKP has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FBKP is inappropriate.
  <PAGE A-24>
            Section 2.19 Loans. Each loan reflected as an asset in the FBKP Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FBKP.

            Section 2.20  Accounting for the Merger;
Reorganization. As of the date hereof, FBKP does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

            Section 2.21 Fairness Opinion. FBKP has received a written opinion from Berwind Financial L.P. to the effect that, as of the date hereof, the consideration to be received by shareholders of FBKP pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

            Section 2.22  Quality of Representations.  The
representations made by FBKP in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

            Section 2.23 Year 2000 Compliance. To the best of FBKP's knowledge, the advent of the year 2000 will not adversely effect the FBKP's operations or the performance of information technology used by FBKP. Without limiting the generality of the foregoing, (i) the hardware and software used by FBKP is designed to be used prior to, during, and after the calendar 2000 A.D. and such hardware and software will operate during each time period without error relating to date data which represents or references different centuries or more than one century, (ii) the hardware and software will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software used by FBKP will be designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multi-century formulae in date values, and date data interface values that reflect the century.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF PSB

            PSB hereby represents and warrants to FBKP that, except as set forth in the PSB Disclosure Schedule delivered by PSB to FBKP on or prior to the date hereof:
  <PAGE A-25>
            Section 3.01  Organization.

                  (a) PSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB is a bank holding company duly registered under the BHCA. PSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each PSB Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither PSB nor any PSB Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania except where the failure to be so qualified would not have a Material Adverse Effect on PSB.

                  (b)   The Bank is a state savings bank, duly
organized and validly existing under the laws of the Commonwealth of Pennsylvania. The Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

                  (c) The deposits of the Bank are insured by the FDIC to the extent provided in the FDIA.

                  (d) The respective minute books of PSB and the Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees).

                  (e) Prior to the execution of this Agreement, PSB has delivered to FBKP true and correct copies of the articles of incorporation and the bylaws of PSB and the Bank, respectively, as in effect on the date hereof.

            Section 3.02  Capital Structure.

                  (a) The authorized capital stock of PSB consists of (a) 10,000,000 shares of common stock, no par value ("PSB
Common Stock"), of which, at the date of this Agreement, no shares were issued and held by PSB as treasury stock and 3,101,140 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 5,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. No shares of PSB Common Stock were issued in violation of any preemptive rights. PSB has no Rights authorized, issued or outstanding, other than options to acquire 92,242 shares of PSB Common Stock under PSB's stock option plan.

                  (b) To the best of PSB's knowledge, except as disclosed in the PSB Disclosure Schedule, no person or "group"
<PAGE A-26> (as that term is used in Section 13(d)(3) of the
Exchange Act) is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PSB Common Stock.

                  (c) PSB owns all of the capital stock of the Bank, free and clear of any lien or encumbrance. Except for the PSB Subsidiaries, PSB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of PSB Subsidiaries, equity interests held by PSB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of the Bank.

            Section 3.03  Authority; No Violation.

                  (a) PSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Bank has full corporate power and authority to execute and deliver the plan of merger and to consummate the Merger. The execution and delivery of this Agreement by PSB and the completion by PSB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PSB and, except for approval of the shareholders of PSB under Nasdaq requirements applicable to it, no other corporate proceedings on the part of PSB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PSB and, subject to approval by the shareholders of PSB under Nasdaq requirements applicable to it and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of PSB, enforceable against PSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by PSB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FBKP's and PSB's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by PSB with any of the terms or provisions hereof or of the plan of merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of PSB or any PSB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSB or any PSB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security
<PAGE A-27> interest, charge or other encumbrance upon any of the properties or assets of PSB or any PSB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PSB or any PSB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PSB.

            Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the FRB, the DOJ, the SEC, the PDOB, the PDS, the NASD and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of PSB in accordance with Nasdaq requirements applicable to it, and the approval of the plan of merger by PSB as the sole shareholder of the Bank, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by PSB and (b) the completion by PSB of the transactions contemplated hereby. As of the date hereof, PSB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact PSB's or the Bank's ability to complete the transactions contemplated by this Agreement or that
(ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

            Section 3.05  Financial Statements.

                  (a)   PSB has made, or will make, the PSB
Regulatory Reports available to FBKP for inspection. The PSB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of PSB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b)   PSB has previously delivered, or will
deliver, to FBKP the PSB Financials. The PSB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of PSB as of and for the periods ending
<PAGE A-28> on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

                  (c) At the date of each balance sheet included in the PSB Financials or PSB Regulatory Reports, PSB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PSB Financials or PSB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

            Section 3.06 Taxes. PSB and the PSB Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). PSB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to PSB and all PSB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from PSB and any PSB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

            Section 3.07 No Material Adverse Effect. PSB has not suffered any Material Adverse Effect since December 31, 1998.

            Section 3.08  Ownership of Property; Insurance
Coverage.

                  (a) PSB and the PSB Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by PSB or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PSB Regulatory Reports and in the PSB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the PSB Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PSB and the PSB Subsidiaries, as lessee, have the
<PAGE A-29> right under valid and subsisting leases of real and personal properties used by PSB and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                  (b)   PSB and the PSB Subsidiaries currently
maintain insurance in amounts considered by PSB to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither PSB nor any PSB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

            Section 3.09 Legal Proceedings. Neither PSB nor any PSB Subsidiary is a party to any, and there are no pending or, to the best of PSB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against PSB or any PSB Subsidiary, (ii) to which PSB's or any PSB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on PSB.

            Section 3.10  Compliance With Applicable Law.

                  (a)   PSB and the PSB Subsidiaries hold all
licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on PSB.

                  (b)   Neither PSB nor any PSB Subsidiary has
received any notification or communication from any Regulatory Authority (i) asserting that PSB or any PSB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PSB or any PSB Subsidiary;
(iii) requiring or threatening to require PSB or any PSB Subsidiary, or indicating that PSB or any PSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without
<PAGE A-30> limitation any restriction on the payment of
dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither PSB nor any PSB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FBKP.

            Section 3.11 Information to be Supplied. The information to be supplied by PSB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of PSB and FBKP and up to and including the date(s) of the meetings of shareholders of PSB and FBKP to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by PSB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

            Section 3.12 ERISA. PSB has previously made available to FBKP true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the PSB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PSB or any PSB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a),
(ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither PSB nor any PSB Subsidiary, and no pension plan maintained by PSB or any PSB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to
<PAGE A-31> PSB, except liabilities to the Pension Benefit
Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA
Section 4043 occurred with respect to any such pension plan.
With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither PSB nor any PSB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six
(6) years have complied in all material respects with
(i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by PSB or any PSB Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to PSB.
PSB and the PSB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

            Section 3.13 Securities Documents. PSB has made, or will make, available to FBKP copies of its annual reports on SEC Form 10-K for the years ended December 31, 1996, 1997 and 1998. Such reports complied, at the time filed with the FDIC, in all material respects, with the Exchange Act and the applicable rules and regulations of the FDIC and the SEC.

            Section 3.14 Environmental Matters. To the knowledge of PSB, neither PSB nor any PSB Subsidiary, nor any properties owned or operated by PSB or any PSB Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to PSB. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of PSB, threatened, relating to the liability of any property owned or operated by PSB or any PSB Subsidiary under any Environmental Law.
  <PAGE A-32>
            Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the PSB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the PSB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

            Section 3.16 Brokers and Finders. Except for PSB's engagement of Hopper Soliday in connection with the transactions contemplated by this Agreement, neither PSB nor any PSB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

            Section 3.17 Loans. Each loan reflected as an asset in the PSB Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on PSB.

            Section 3.18  Accounting for the Merger;
Reorganization. As of the date hereof, PSB does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

            Section 3.19 Quality of Representations. The representations made by PSB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

            Section 3.20 Year 2000 Compliance. To the best of PSB's knowledge, the advent of the year 2000 will not adversely effect PSB's or the Bank's operations or the performance of information technology used by PSB or the Bank. Without limiting the generality of the foregoing, (i) the hardware and software used by PSB or the Bank is designed to be used prior to, during, and after the calendar 2000 A.D. and such hardware and software will operate during each time period without error relating to date data which represents or references different centuries or more than one century, (ii) the hardware and software will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software used by PSB or the Bank will be designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap
<PAGE A-33> year, calculations which accommodate same century and multi-century formulae in date values, and date data interface values that reflect the century."


                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

            Section 4.01  Conduct of FBKP's Business.

                  (a)   From the date of this Agreement to the
Closing Date, FBKP and each FBKP Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of PSB. FBKP will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FBKP and FBKP Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by PSB in writing or as permitted or required by this Agreement, FBKP will not, and FBKP will not permit any FBKP Subsidiary to:

                        (i)  amend or change any provision of its
      articles of incorporation or bylaws;

                        (ii)  change the number of authorized or
      issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FBKP may issue up to an aggregate of 1,612,500 shares of FBKP Common Stock upon the valid exercise of FBKP Options, and (B) FBKP may issue shares of FBKP Common Stock pursuant to the PSB Option.

                        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FBKP or FBKP Subsidiaries in effect on the date hereof and provided to PSB prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of FBKP or any FBKP
      Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                        (iv)  merge or consolidate FBKP or any FBKP
      Subsidiary with any other corporation; sell or lease all or
      <PAGE A-34> any substantial portion of the assets or
      business of FBKP or any FBKP Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any FBKP Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FBKP Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                        (v)  Sell or otherwise dispose of any asset
      of FBKP or of any FBKP Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of FBKP or of any FBKP Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (vi)  take any action which would result in
      any of the representations and warranties of FBKP set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
      Article V hereof not being satisfied, except in each case as may be required by applicable law;

                        (vii)  change any method, practice or
      principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FBKP;

                        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FBKP or any FBKP Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

                        \EDD  implement any pension, retirement,
      profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, except as required by law, materially amend any existing plan or arrangement except to the extent such
      amendments do not result in an increase in cost;   <PAGE A-
      35>

                        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
      Poor's Corporation or Moody's Investor Services, Inc.;

                        (xi)  amend or otherwise modify the
      underwriting and other lending guidelines and policies of FBKP in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

                        (xii)  enter into, renew, extend or modify
      any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

                        (xiii)  enter into any interest rate swap,
      floor or cap or similar commitment, agreement or arrangement;

                        (xiv)  except for the execution of this
      Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (xv) take any action that would preclude the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of Section 368 of the IRC, provided, however, that nothing contained herein shall limit the ability of FBKP to comply with its obligations under the PSB Option; or

                        (xvi)  agree to do any of the foregoing.

            For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FBKP or any FBKP Subsidiary to do any of the following: (i) make any capital expenditure of $10,000 or more not disclosed on FBKP Disclosure
Schedule 4.01, without the prior written consent of PSB;
(ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance and sales of loans, or transactions in the investment securities portfolio by FBKP or a FBKP Subsidiary or repurchase agreements, in each case, in the ordinary course of business; or
(iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FBKP or any FBKP Subsidiary of more than $10,000
<PAGE A-36> annually, or containing a material financial
commitment and extending beyond 12 months from the date hereof.

            Section 4.02  Access; Confidentiality.

                  (a) From the date of this Agreement through the Closing Date, FBKP or PSB, as the case may be, shall afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FBKP and PSB will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

                  (b)   FBKP and PSB each agree to conduct such
investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                  (c)   In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, FBKP shall permit employees of PSB reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of FBKP and the FBKP Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant PSB or any PSB employee any decision-making authority with respect to such matters. PSB shall have the right, however, at PSB's expense, to cause FBKP or any FBKP Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to PSB and FBKP, of the assets or property securing any loan made by FBKP or any FBKP Subsidiary, with a principal balance of $250,000 or more.

                  (d) All information furnished to PSB by FBKP or by FBKP to PSB previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement executed between FBKP and PSB (the "Confidentiality Agreement").

            Section 4.03  Regulatory Matters and Consents.

                  (a)   FBKP and PSB shall promptly prepare a
Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. PSB shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FBKP and PSB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities
<PAGE A-37> Act as promptly as practicable after such filing.
PSB will advise FBKP, promptly after PSB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. PSB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PSB will provide FBKP with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FBKP may reasonably request.

                  (b) PSB and FBKP will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory
Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                  (c) FBKP will furnish PSB with all information concerning FBKP and FBKP Subsidiaries as may be reasonably necessary or advisable in connection with the Registration
Statement and any Application or filing made by or on behalf of PSB to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

                  (d) PSB and FBKP shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

                  (e) PSB will promptly furnish FBKP with copies of all Applications and other written communications to, or received by PSB or any PSB Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.
  <PAGE A-38>
            Section 4.04 Taking of Necessary Action. PSB and FBKP shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither FBKP nor any FBKP Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of PSB, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude PSB or FBKP or from exercising its rights under this Agreement or the PSB Option.

            Section 4.05  Indemnification; Insurance.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of FBKP or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FBKP, any of the FBKP Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the Articles of Incorporation and Bylaws of FBKP. On and after the Effective Date, PSB shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FBKP or of any FBKP Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of PSB) of or in connection with any claim, action, suit, proceeding or investigation ("Indemnified Liabilities") based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FBKP or any FBKP Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this
<PAGE A-39> Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FBKP or any FBKP Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FBKP or any FBKP Subsidiary may not be indemnified by PSB and/or the Bank if such indemnification is prohibited by applicable law.

                  (b) PSB shall maintain FBKP's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including PSB's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall PSB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by FBKP for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PSB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                  (c)   In the event that PSB or any of its
respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

            Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, FBKP shall not and FBKP shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than PSB or an affiliate of PSB) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. Notwithstanding the foregoing, (i) the Board of Directors of FBKP may respond to unsolicited inquiries relating to an Acquisition Transaction or (ii) the Board of Directors of FBKP may recommend or endorse an Acquisition Transaction, in each case, if it receives a written opinion of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. FBKP will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously
<PAGE A-40> conducted with any parties other than PSB with
respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.06. FBKP will notify PSB orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, FBKP. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than PSB or an affiliate of PSB: (i) a merger or consolidation, or any similar transaction, involving FBKP or an FBKP Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of FBKP or an FBKP Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of FBKP (other than as permitted by Section 4.01(a)(ii) hereof) or an FBKP Subsidiary.

            Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 5.01(c) or 5.02(c) hereof, as applicable.

            Section 4.08 Conduct of PSB's Business. From the date of this Agreement to the Closing Date, PSB will use its best efforts to (x) preserve its business organizations intact,
(y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of PSB and PSB Subsidiaries and others with whom business relationships exist.

            Section 4.09  Current Information.

                  (a) During the period from the date of this Agreement to the Effective Date, the respective Presidents shall confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement,
<PAGE A-41> and within 25 days after the end of each month, FBKP and PSB will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

            Section 4.10  Undertakings by PSB and FBKP.

                  (a) From and after the date of this Agreement, FBKP shall:

                        (i)  Phase I Environmental Audit.  Permit
      PSB, if PSB elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by FBKP or any FBKP
      Subsidiary on the date hereof;

                        (ii)  Timely Review.  If requested by PSB at
      PSB's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue its report on such financial statements as soon as is practicable thereafter; and

                        (iii) List of Nonperforming Assets. Provide PSB, within fifteen (15) days after each quarter a written list of nonperforming assets;

                  (b) From and after the date of this Agreement, PSB and FBKP shall each:

                        (i)  Shareholders Meetings.  Take all action
      necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 4.06, the Board of Directors of FBKP and the Board of Directors of PSB will recommend that the shareholders of FBKP and PSB, respectively, approve this Agreement and the transactions contemplated hereby.

                        (ii)  Public Announcements.  Cooperate and
      cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to FBKP shareholders and FBKP's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;
  <PAGE A-42>
                        (iii)  Maintenance of Insurance.  Maintain,
      and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                        (iv)  Maintenance of Books and Records.
      Maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                        (v)  Delivery of Securities Documents.
      Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

                        (vi)  Taxes.  File all federal, state, and
      local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

            Section 4.11  Employee Benefits and Termination
Benefits.

                  (a)   Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of PSB and FBKP (as well as any other plan of FBKP providing for benefits not subject to ERISA) may, at PSB's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

                        (i)  PSB Employee Stock Ownership Plan
      ("ESOP"). Employees of FBKP and FBKP Subsidiaries who become employees of PSB or a PSB Subsidiary shall become entitled to participate in the PSB ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan.

                        (ii)  PSB 401(k) Retirement Savings Plan
      ("401(k) Plan") and Profit Sharing Plan. Employees of FBKP and FBKP Subsidiaries who become employees of PSB or a PSB Subsidiary shall become entitled to participate in the PSB 401(k) Plan and the PSB Profit Sharing Plan in accordance with their terms. In this regard, each such employee shall
      (A) receive, for purposes of participation and vesting only, credit for all service with FBKP or an FBKP Subsidiary, and
      (B) enter the PSB 401(k) Plan and the PSB Profit Sharing
      Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.
  <PAGE A-43>
                        (iii)  Welfare Benefit Plans.  Following the
      Merger, the welfare benefit plans of PSB and FBKP (and their respective subsidiaries) shall initially remain unchanged.
      PSB shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, PSB shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances.

                  (b) Severance Policy. PSB agrees to cause the Bank to adopt the severance policy dated October 1, 1998 adopted by FBKP for executive officers named therein.

                  (c) Deferred Compensation Plan. PSB agrees to pay all amounts due under the First Bank of Philadelphia Deferred
Compensation Plan in accordance with its terms.

            Section 4.12 Stock Exchange Listing. PSB shall use all reasonable efforts to cause the shares of PSB Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Date.

            Section 4.13      Affiliate Letters.

                  (a) FBKP has provided to PSB a schedule of each person that, to the best of its knowledge, is deemed to be an "Affiliate" of it, as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

                  (b) FBKP shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of FBKP to execute and deliver to PSB as soon as practicable after the date of this Agreement, and in any event prior to the date of the meetings of shareholders of FBKP and PSB to be called pursuant to
Section 4.10(b)(i) hereof, a written agreement in the form of
Exhibit 2.

            Section 4.14 Covenant of PSB. Neither PSB or the Bank shall take any action that would preclude the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of
Section 368 of the IRC.

                                   ARTICLE V
                                  CONDITIONS

            Section 5.01 Conditions to FBKP's Obligations under this Agreement. The obligations of FBKP hereunder shall be
<PAGE A-44> subject to satisfaction at or prior to the Closing
Date of each of the following conditions, unless waived by FBKP pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, PSB and the Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by PSB and the Bank; and FBKP shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of PSB required by this Agreement to be performed by PSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (c)   Representations and Warranties.  The
representations and warranties of PSB set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which speaks only as of an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to PSB;

                  (d) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory
Authorities of the Merger, and delivered copies thereof to FBKP;
and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f)   Officer's Certificate.  PSB shall have
delivered to FBKP a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                  (g) Opinion of PSB's Counsel. FBKP shall have received an opinion of Stevens & Lee, counsel to PSB, dated the Closing Date, in form and substance reasonably satisfactory to FBKP and its counsel to the effect set forth on Exhibit 4 attached hereto;

                  (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required
<PAGE A-45> approvals by state securities or "blue sky"
authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority.

                  (i) Tax Opinion. FBKP shall have received an opinion of Stevens & Lee as to federal tax matters substantially to the effect set forth on Exhibit 5 attached hereto; and

                  (j)   Approval of FBKP's Shareholders.  This
Agreement shall have been approved by the shareholders of FBKP by such vote as is required under the Banking Code, FBKP's articles of incorporation and bylaws or under Nasdaq requirements applicable to it;

                  (k) Fairness Opinion. As of the date of this Agreement, the Board of Directors of FBKP shall have received a written or oral fairness opinion from its financial advisor, Berwind Financial, L.P., that the transaction contemplated by this Agreement is fair from a financial viewpoint to FBKP shareholders.

                  (l) Employment Agreements. Carl A. Lingle and James T. Schaeffer each shall have executed employment agreements with the Bank reasonably acceptable to them and the Bank.

            Section 5.02 Conditions to PSB's Obligations under this Agreement. The obligations of PSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PSB pursuant to
Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, FBKP to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by FBKP; and PSB shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of FBKP required by this Agreement to be performed by FBKP at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (c)   Representations and Warranties.  The
representations and warranties of FBKP set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either
<PAGE A-46> individually or in the aggregate, result in a
Material Adverse Effect with respect to FBKP;

                  (d) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on PSB upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f) Officer's Certificate. FBKP shall have delivered to PSB a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (c) and (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

                  (g) Opinions of FBKP's Counsel. PSB shall have received an opinion of Pepper Hamilton L.L.P., special counsel to FBKP, dated the Closing Date, in form and substance reasonably satisfactory to PSB and its counsel to the effect set forth on
Exhibit 6 attached hereto;

                  (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

                  (i) Tax Opinion. PSB shall have received an opinion of Stevens & Lee as to federal tax matters substantially to the effect set forth on Exhibit 5 attached hereto;

                  (j) Pooling Letter. PSB shall have received a letter from Stockton Bates, LLP to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under GAAP.

                  (k) Fairness Opinion. As of the date of this Agreement, the Board of Directors of PSB shall have received a written or oral fairness opinion from its financial advisor, Hopper Soliday, that the transaction contemplated by this Agreement is fair from a financial viewpoint to PSB shareholders.
<PAGE A-47>

                  (l)   Approval of PSB's Shareholders.  This
Agreement shall have been approved by the shareholders of PSB by such vote as is required under PSB's articles of incorporation and bylaws or under Nasdaq requirements applicable to it;

                  (m)  Approval of Amendment to PSB Articles of
Incorporation. PSB shareholders shall have approved the amendment to the PSB Articles of Incorporation attached hereto as
Exhibit 7.

                  (n) Other. FBKP shall have furnished PSB with such certificates of its officers or others and such documents to evidence fulfillment of the conditions set forth in this
Section 5.02 as PSB may reasonably request.

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

            Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

                  (a) By the mutual written consent of the parties hereto;

                  (b)   By PSB or FBKP:

                        (i)  if the Closing Date shall not have
      occurred on or before December 31 1999, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                        (ii)  if either party has received a final
      unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or in the case of a termination by PSB, will not be granted absent the imposition of terms and conditions which would permit satisfaction of the condition set forth at Section 5.02(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

                  (c) By FBKP if the PSB Market Value is less than $6.50 and PSB shall not make the election specified in the proviso clause to Section 1.02(e)(ii)(A)(ii) hereof;
  <PAGE A-48>
                  (d) at any time on or prior to the Effective Date, by FBKP in writing if PSB has, or by PSB in writing if FBKP has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by PSB would have a Material Adverse Effect on PSB and in the case of a breach by FBKP would have a Material Adverse Effect on FBKP, in any case if such breach has not been substantially cured by the earlier of (i) 30 days after the date on which written notice of such breach is given to the party committing such breach or (ii) or if on such date such breach no longer causes a Material
Adverse Effect; or

                  (e) by either the Board of Directors of PSB or the Board of Directors of FBKP if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

                  (f) By PSB on or before April 30, 1999 if either Mr. Lingle or Mr. Schaeffer shall fail to confirm in writing
(which confirmation shall be deemed satisfaction of the condition to closing set forth in Section 5.01(l)) that the form of employment agreement tendered to them is acceptable.

            Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of PSB or FBKP to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty, in this Agreement and any obligation or liability arising under the PSB Option. Nothing contained in this Section 6.02 shall be deemed to prohibit PSB or FBKP from maintaining an action against a third party for tortious interference or otherwise.

                                  ARTICLE VII
                                 MISCELLANEOUS

            Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

            Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f) and (g)
<PAGE A-49> and 4.05 hereof, which will survive the Merger, shall terminate on the Closing Date.

            Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of FBKP or PSB have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of FBKP Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FBKP or PSB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f) and (g) and 4.05.

            Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

            Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                  (a)   If to PSB, to:  <PAGE A-50>
                        PSB Bancorp, Inc.
                        1835 Market Street
                        Eleven Penn Center
                        Suite 2601
                        Philadelphia, Pennsylvania  19103

                        Attention:  Anthony DiSandro, President and
                                       Chief Executive Officer

                        Telecopy No.:  (610) 979-7979

                        with a copy to:

                        Stevens & Lee
                        One Glenhardie Corporate Center
                        Suite 202
                        1275 Drummers Lane
                        P.O. Box 236
                        Wayne, Pennsylvania 19087-0236

                        Attention:  Jeffrey P. Waldron, Esquire

                        Telecopy No.:  (610) 687-1384

                  (b)   If to FBKP, to:

                        First Bank of Philadelphia
                        1424 Walnut Street
                        Philadelphia, Pennsylvania 19102

                        Attention:  Carl A. Lingle,
                                      President and Chief
                                      Executive Officer

                        Telecopy No.:  (215) 790-5209

                        with copies to:

                        Hal Jonathan Shaffer, Esquire
                        Shaffer, Bonfigleo, Scerini & D'Elia, L.L.C.
                        Pleasant Valley Building
                        921 Pleasant Valley Avenue, 2nd Floor
                        Mt. Laurel, New Jersey  08054

                        Telecopy No.:  (609) 866-1188

                                    and

                        Pepper Hamilton, L.L.P.
                        3000 Two Logan Square
                        Eighteenth and Arch Streets
                        Philadelphia, Pennsylvania 19103

                        Attention:  L. Garrett Dutton, Jr., Esquire
  <PAGE A-51>
                        Telecopy No.:  (215) 981-4750

            Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    PSB BANCORP, INC.

                                    By
                                         Anthony DiSandro,
                                               President and Chief
                                               Executive Officer


                                    PENNSYLVANIA SAVINGS BANK

                                    By
                                               Anthony DiSandro,
                                               President and Chief
                                               Executive Officer


                                    FIRST BANK OF PHILADELPHIA

                                    By
                                               Carl A. Lingle,
                                               President and Chief
                                               Executive Officer
  <PAGE A-52>
                                                           Exhibit 1

                      ARTICLES AND PLAN OF REORGANIZATION


            THESE ARTICLES AND Plan of Reorganization ("Plan of Reorganization") dated ____________, 1999, is by and between PENNSYLVANIA SAVINGS BANK, a Pennsylvania-chartered savings bank (the "Bank"), with offices at 1835 Market Street, Eleven Penn Center, Philadelphia, Pennsylvania 19103, and FIRST BANK OF PHILADELPHIA, a Pennsylvania-chartered bank ("FBKP"), with offices at 1424 Walnut Street, Philadelphia, Pennsylvania 19102.

                                  BACKGROUND

            1. The Bank is a Pennsylvania bank and a wholly-owned subsidiary of PSB Bancorp, Inc., a Pennsylvania corporation
("PSB"). The authorized capital stock of the Bank consists of 3,000 shares of common stock, par value $1.00 per share ("Bank Common Stock"), of which at the date hereof 3,000 shares are issued and outstanding, and 3,000 shares of preferred stock, none of which are outstanding.

            2. FBKP is a Pennsylvania bank. The authorized capital stock of FBKP consists of 3,500,000 shares of common stock, par value $.25 per share ("FBKP Common Stock"), of which at the date hereof 1,676,875 shares are issued and outstanding, and 500,000 shares of preferred stock $2.00 par value, none of which are outstanding.

            3. The respective Boards of Directors of PSB, the Bank and FBKP deem the merger of the Bank with and into FBKP, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

            4. The respective Boards of Directors of PSB, the Bank and FBKP have adopted resolutions approving this Plan of Merger and approving an Agreement dated March __, 1999 (the "Agreement") between the Bank, PSB, and FBKP, pursuant to which this Plan of Reorganization is being executed by the Bank and FBKP.

                                   AGREEMENT

            In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, the Bank and FBKP, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                    MERGER
  <PAGE A-53>
            Subject to the terms and conditions of this Plan of Reorganization and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): the Bank shall merge with and into FBKP; the separate existence of the Bank shall cease; and FBKP shall be the surviving corporation (such transaction referred to herein as the "Reorganization" and FBKP, as the surviving corporation in the Reorganization, referred to herein as the "Surviving Bank"). The name of the Surviving Bank shall be "________" and it shall have its home office at 1835 Market Street, Eleven Penn Center, Philadelphia, Pennsylvania 19103.

                                  ARTICLE II
                     ARTICLES OF INCORPORATION AND BYLAWS

            On and after the Effective Date, the Articles of Incorporation and Bylaws of FBKP, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

            3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of the Bank duly elected and holding office immediately prior to the Effective Date. Directors shall be elected annually and shall hold office until their successors are elected and qualified. The names and residence addresses of the directors are:

      Name                               Residence Address

P. Charles DeRita
Sylvia M. DiBona
Anthony DiSandro
James W. Eastwood
Thomas J. Finley, Jr.
Jane Scaccetti Fumo
Vincent J. Fumo
James F. Kenney
S. Michael Palermo
Rosanne Pauciello
Alfonso Tumini

            3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of the Bank duly elected and holding office immediately prior to the Effective Date and such other officers as the Board of Directors of FBKP may elect.

                                  ARTICLE IV
                       CONVERSION OF SHARES  <PAGE A-54>

            4.1 Stock of the Bank. Each share of FBKP Common Stock issued and outstanding immediately prior to the Effective Date shall be automatically converted into ________ shares of common stock of PSB pursuant to the provisions of Section 1.02(e) of the Agreement.

            4.2 Stock of FBKP. Each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

            4.3 FBKP Stock Options. Each option to acquire FBKP Common Stock issued and outstanding immediately prior to the Effective Date shall be automatically converted into an option to acquire PSB common stock pursuant to the provisions of
Section 1.02(f) of the Agreement.

                                   ARTICLE V
                         EFFECTIVE DATE OF THE MERGER

            The Merger shall be effective on the date on which articles of merger executed by the Bank and FBKP are filed with the Secretary of State of the Commonwealth of Pennsylvania, unless a later date is specified in such articles (the "Effective Date").

                                  ARTICLE VI
                             EFFECT OF THE MERGER

            6.1 Separate Existence. On the Effective Date: the separate existence of the Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of the Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.


                                  ARTICLE VII
                                   APPROVALS

            The approval of this Plan of Reorganization has been received by (i) PSB, as sole shareholder of the Bank, (ii) a vote of ______ issued and outstanding shares of FBKP which constitutes more than 2/3 of the issued and outstanding shares of FBKP Common Stock (iii) the Board of Governors of the Federal Reserve System, and (iv) the Pennsylvania Department of Banking.

                                 ARTICLE VIII
                                   AMENDMENT

            Subject to applicable law, this Plan of Reorganization may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. <PAGE A-55>

                                  ARTICLE IX
                                 MISCELLANEOUS

            10.1 Extensions; Waivers. Any of the terms and conditions of this Plan of Reorganization may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by a written instrument signed by a duly authorized officer of such party.

            10.2 Notices. Any notice or other communication required or permitted under this Plan of Reorganization shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

            10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Reorganization.

            10.4 Counterparts. For the convenience of the parties hereto, this Plan of Reorganization may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

            10.5 Governing Law. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the Bank and FBKP have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                    PENNSYLVANIA SAVINGS BANK

                                    By________________________________
                                         Anthony DiSandro,
                                         President and Chief Executive
                                         Officer

                                    Attest:____________________________


                                    FIRST BANK OF PHILADELPHIA

                                    By_________________________________
                                         Carl A. Lingle,
                                         President and Chief Executive
                                         Officer

                                    Attest:____________________________
  <PAGE A-56>
                                                          ANNEX B

                                Berwind Opinion
  <PAGE B-1>
                                                          ANNEX C

                            Hopper Soliday Opinion
  <PAGE C-1>
                                                          ANNEX D

                        Stock Option Purchase Agreement

  <PAGE D-1>
                                                          Annex D


                            STOCK OPTION AGREEMENT

            THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated March 19, 1999, is by and between PSB BANCORP, INC., a Pennsylvania corporation ("PSB") and FIRST BANK OF PHILADELPHIA,
INC., a Pennsylvania banking corporation ("FBKP").

                                  BACKGROUND

            1. PSB and FBKP desire to enter into an Agreement and Plan of Reorganization, dated March 19, 1999 (the "Agreement"), providing, among other things, for the acquisition by PSB of FBKP
(the "Merger").

            2. As a condition to PSB to enter into the Plan, FBKP is granting to PSB an option to purchase up to 210,625 shares of common stock, par value $.25 per share (the "Common Stock") of FBKP, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

            In consideration of the foregoing and the mutual covenants and agreements set forth herein, PSB and FBKP, intending to be legally bound hereby, agree:

            1. Grant of Option. FBKP hereby grants to PSB, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 210,625 shares of Common Stock of FBKP (as adjusted as set forth herein, the "Option Shares") at a price per share (as adjusted as set forth herein, the "Option Price") equal to $5.75.

            2.    Exercise of Option.

                  (a) Provided that (i) PSB shall not be, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement or this Stock Option Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United
States shall be in effect on the date of exercise, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) PSB may exercise the Option, in whole or in part, at any time or one or more times, from time to time; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date of the Merger, as provided in the Agreement, (B) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event, other than a termination of the Agreement pursuant to Section 6.01(d), unless in the case of termination by FBKP pursuant to Section 6.01(d),
<PAGE D-2> such termination is as a result of a willful breach of the Agreement by PSB (a termination pursuant to Section 6.01(d), except a termination by FBKP as a result of a willful breach by PSB, being referred to herein as a "Default Termination"),
(C) 18 months after the termination of the Agreement by PSB or FBKP pursuant to a Default Termination, and (D) 18 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable securities and banking laws. The rights set forth in Section 3 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

                  (b) As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                        (i)  a person or group (as such terms are
      defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission); or

                        (ii) a person or group, other than PSB or an affiliate of PSB, enters into an agreement or letter of intent or memorandum of understanding with FBKP pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with FBKP, (ii) acquire all or substantially all of the assets or liabilities of FBKP or
      (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of FBKP Bank, or FBKP shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding.

                  (c)   As used herein, the term "Preliminary
Triggering Event" means the occurrence of any of the following events:

                        (i)  a person or group (as such terms are
      defined in the Exchange Act and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under
      <PAGE D-3> the Exchange Act) of 10% or more of the then
      outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

                        (ii) a person or group, other than PSB or an affiliate of PSB, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of FBKP or all or substantially all the assets or liabilities of FBKP Bank, or any other business combination involving FBKP or FBKP Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of Common Stock of FBKP Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of FBKP called to vote on the Merger, FBKP's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                        (iii)  the Board of Directors of FBKP shall
      (A) fail to recommend the Merger, (B) recommend an Acquisition Transaction or (C) have withdrawn or modified in a manner adverse to PSB the recommendation of the Board of Directors of FBKP with respect to the Agreement and thereafter FBKP's shareholders fail to approve the Merger by the vote required by law at the meeting of shareholders called for such purpose or such meeting is not scheduled or is cancelled; or

                        (iv) a person or group, other than PSB or an affiliate of PSB, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, FBKP shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle PSB to terminate the Agreement under Section 6.01(d) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the Agreement).

If more than one of the transactions giving rise to a Triggering Event or a Preliminary Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event or Preliminary Triggering Event, as applicable, which Triggering Event or Preliminary Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.
  <PAGE D-4>
            "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over FBKP or in soliciting or inducing any other person (other than PSB or an affiliate of PSB) to do so.

            Notwithstanding the foregoing, the obligation of FBKP to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate): (i) until the receipt of all required governmental or regulatory approvals or consents necessary for FBKP to issue the Option Shares or PSB to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

            FBKP shall notify PSB promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by FBKP shall not be a condition to the right of PSB to exercise the Option. FBKP will not take any action which would have the effect of preventing or disabling FBKP from delivering the Option Shares to PSB upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement, except to the extent required by applicable securities and banking laws and regulations. In the event PSB wishes to exercise the Option, PSB shall send a written notice to FBKP (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

            3.    Repurchase of Option by FBKP.

                  (a) Subject to the last sentence of Section 2(a), at the request of PSB at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, FBKP shall repurchase from PSB (x) the Option and (y) all shares of Common Stock purchased by PSB pursuant hereto with respect to which PSB then has beneficial ownership. The date on which PSB exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of:

                        (i) the aggregate Purchase Price paid by PSB for any shares of Common Stock acquired pursuant to the
      <PAGE D-5> Option with respect to which PSB then has
      beneficial ownership;

                        (ii)  the excess, if any, of (x) the
      Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

                        (iii)  the excess, if any, of the Applicable
      Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by PSB for each share of Common Stock with respect to which the Option has been exercised and with respect to which PSB then has beneficial ownership, multiplied by the number of such shares.

                  (b)   If PSB exercises it rights under this
Section 3, FBKP shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to PSB in immediately available funds, and contemporaneously with such payment, PSB shall surrender to FBKP the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which PSB then has beneficial ownership, and PSB shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, PSB shall have the ongoing option to revoke its request for repurchase pursuant to
Section 3, in whole or in part, or to require that FBKP deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten
(10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of FBKP's proposed repurchase pursuant to this Section 3, FBKP shall promptly give notice of such fact to PSB. If any Regulatory Authority prohibits the repurchase pursuant to this
Section 3, FBKP shall promptly give notice of such fact to PSB. If any Regulatory Authority prohibits the repurchase in part but
<PAGE D-6> not in whole, then PSB shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and PSB shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. PSB shall notify FBKP of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

                  (c)   For purposes of this Agreement, the
"Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of FBKP's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FBKP as determined by a nationally-recognized investment banking firm selected by PSB, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by PSB and reasonably acceptable to FBKP, which determination shall be conclusive for all purposes of this Agreement.

                  (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Common Stock, (ii) FBKP shall have merged or consolidated with any person, other than PSB or an affiliate of PSB, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than PSB or an affiliate of PSB, shall have merged into FBKP and FBKP shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of FBKP or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than
<PAGE D-7> 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) FBKP shall have sold or otherwise transferred more than 25% of its consolidated assets to any person, other than PSB or an affiliate of PSB.

            4. Payment and Delivery of Certificates. At any Closing hereunder, (a) PSB will make payment to FBKP of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by FBKP, (b) FBKP will deliver to PSB a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of PSB or its designee, in such denominations as were specified by PSB in its notice of exercise, and (c) PSB will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

            A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

                  "The shares of stock evidenced by this
      certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless FBKP Bancorp, Inc. receives an opinion of counsel acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

            5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

            6. Filings and Consents. Each of PSB and FBKP will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, PSB shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of PSB hereunder.

            7. Representations and Warranties of FBKP. FBKP hereby represents and warrants to PSB as follows:

                  (a) Due Authorization. FBKP has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option
Agreement has been duly taken by FBKP.  This Stock Option
<PAGE D-8> Agreement constitutes a legal, valid and binding
obligation of FBKP, enforceable against FBKP in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, Reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (b)   Authorized Shares.  FBKP has taken all
necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

            8. Representations and Warranties of PSB. PSB hereby represents and warrants to FBKP that PSB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by PSB. This Stock Option Agreement constitutes a legal, valid and binding obligation of PSB, enforceable against PSB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, Reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

            10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

            11. Assignment or Transfer. PSB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of PSB. PSB represents that it is acquiring the Option for PSB's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. PSB is aware that neither the Option nor the Option
Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by PSB in connection therewith.

            12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating
<PAGE D-9> performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

            13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

            14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (i)   If to PSB, to:

                        PSB Bancorp, Inc.
                        1835 Market Street
                        Eleven Penn Center - Suite 2601
                        Philadelphia, Pennsylvania  19103

                        Attention:  Anthony DiSandro, President
                                      and Chief Executive Officer

                        Telecopy No.:  (215) 979-7979

                        with a copy to:

                        Stevens & Lee
                        One Glenhardie Corporate Center
                        1275 Drummers Lane
                        P.O. Box 236
                        Wayne, Pennsylvania  19087-0236

                        Attention:  Jeffrey P. Waldron, Esquire

                        Telecopy No.:  (610) 687-1384

                  (ii)  If to FBKP, to:

                        First Bank of Philadelphia
                        1424 Walnut Street
                        Philadelphia, Pennsylvania  19102

                        Attention:  Carl A. Lingle,
                                      President and Chief Executive
                                      Officer

                        Telecopy No.:  (215) 790-5209

                        with copies to:

                        Pepper Hamilton, L.L.P.  <PAGE D-10>
                        3000 Two Logan Square
                        Eighteenth and Arch Streets
                        Philadelphia, Pennsylvania  19103

                        Attention:  L. Garrett Dutton, Jr., Esquire

                        Telecopy No.:  (215) 981-4750

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

            15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

            16.   Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

            17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

            18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

            19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            20. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock
Option Agreement or the Option shall be paid by the party incurring such cost or expense.

            21. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

            IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has
<PAGE D-11> caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                    PSB BANCORP, INC.

                                    By________________________________
                                           Anthony DiSandro,
                                           President and Chief
                                           Executive Officer


                                    FIRST BANK OF PHILADELPHIA

                                    By_________________________________
                                           Carl A. Lingle,
                                           President and Chief
Executive
                                           Officer
  <PAGE D-12>
                                                           ANNEX E

               Letter Agreement of First Bank Officers/Directors

  <PAGE E-1>
                                                          Annex E


                                March 19, 1999




PSB Bancorp, Inc.
1835 Market Street
Eleven Penn Center
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

      PSB Bancorp, Inc. ("PSB") and First Bank of Philadelphia ("FBKP") desire to enter into an agreement dated March 19, 1999 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Pennsylvania Savings Bank, a wholly owned subsidiary of PSB, will merge with and into FBKP with FBKP surviving the merger, and (b) shareholders of FBKP will receive common stock of PSB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      PSB has required, as a condition to its execution and delivery to FBKP of the Agreement, that the undersigned execute and deliver to PSB this Letter Agreement.

      In consideration of the foregoing, each of the undersigned hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FBKP called to vote for approval of the Agreement and the Merger so that all shares of common stock of FBKP then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FBKP);

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FBKP, to approve or adopt the Agreement;

            (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

            (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of PSB received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act")
<PAGE E-2> covering sales of such PSB common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to PSB or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that PSB is under no obligation to register the sale, transfer or other disposition of PSB common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

            (e) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of FBKP or of common stock of PSB, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of PSB and FBKP have been published within the meaning of Section 201.01 of the SEC's Codification of Financial
Reporting Policies;

            (f) Agrees that neither FBKP nor PSB shall be bound by any attempted sale of any shares of FBKP common stock or PSB common stock, respectively, and FBKP's and PSB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter
Agreement; and further agrees that the certificate representing shares of PSB common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

            (g) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of PSB common stock and FBKP common stock owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (h) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of PSB prior to expiration of the time period referred to in subparagraph (e) hereof; and

            (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and
<PAGE E-3> binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                           _________________________

      It is understood and agreed that the provisions of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FBKP Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of FBKP. It is further understood and agreed that this Letter Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FBKP common stock held by the undersigned as of the date hereof.

                           _________________________

      This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                           _________________________

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                           _________________________

      The undersigned intend to be legally bound hereby.


                                    Sincerely,

                                    ___________________________________
                                    Hal Jonathan Shaffer

                                    ___________________________________
                                    Carl A. Lingle

                                    ___________________________________
                                    Alvin B. Heller

                                    ___________________________________
                                    Thomas J. Hessert, Jr.

                                    ___________________________________
                                    Ronald H. Portnoy

                                    ___________________________________
                                    James T. Schaeffer
  <PAGE E-4>
                                                          ANNEX G


                     Pennsylvania Business Corporation Law
                         (Dissenter's Rights Sections)

  <PAGE G-1>
                                                          ANNEX G

                              SECTION 1930 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Section 1930.  Dissenters rights.

      (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 [FN 1] (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

      (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i)
(relating to adoption by board of directors).

      (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

____________________

1     15 Pa. C.S.A. Section 1571 et seq.
  <PAGE G-2>
                       SUBCHAPTER D OF CHAPTER 15 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D.-Dissenters Rights

Section 1571.  Application and effect of subchapter.

      (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

            Section 1906(c) (relating to dissenters rights upon special treatment).

            Section 1930 (relating to dissenters rights).

            Section 1931(d) (relating to dissenters rights in share exchanges).

            Section 1932(c) (relating to dissenters rights in asset transfers).

            Section 1952(d) (relating to dissenters rights in division).

            Section 1962(c) (relating to dissenters rights in conversion).

            Section 2104(b) (relating to procedure).

            Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

            Section 2325(b) (relating to minimum vote requirement).

            Section 2704(c) (relating to dissenters rights upon election).

            Section 2705(d) (relating to dissenters rights upon renewal of election).

            Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

            Section 7104(b)(3) (relating to procedure).

      (b)   Exceptions.--

            (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at
<PAGE G-3> the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                  (i)  listed on a national securities exchange; or

                  (ii)  held of record by more than 2,000
      shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

            (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                  (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                  (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                  (iii)  Shares entitled to dissenters rights under
      section 1906(c) (relating to dissenters rights upon special treatment).

            (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

      (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

      (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise
<PAGE G-4> to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

            (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

            (2)   a copy of this subchapter.

      (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

      (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

      (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572.  Definitions.

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

            "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

            "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

            "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

            "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking
      <PAGE G-5> into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573.  Record and beneficial holders and owners.

      (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  Notice of intention to dissent.

      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  Notice to demand payment.

      (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a
<PAGE G-6> notice of the adoption of the plan or other corporate action.  In either case, the notice shall:

            (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

            (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

            (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

            (4)   Be accompanied by a copy of this subchapter.

      (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

      (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

      (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

      (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577.  Release of restrictions or payment for shares.

      (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

      (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and
<PAGE G-7> deposited certificates have been returned, the
corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

      (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

            (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

            (2) A statement of the corporation's estimate of the fair value of the shares.

            (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

      (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578.  Estimate by dissenter of fair value of shares.

      (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation
<PAGE G-8> his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

      (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579.  Valuation proceedings generally.

      (a)   General rule.--Within 60 days after the latest of:

            (1)   effectuation of the proposed corporate action;

            (2)   timely receipt of any demands for payment under
      section 1575 (relating to notice to demand payment); or

            (3)   timely receipt of any estimates pursuant to
      section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

      (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

      (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

      (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

      (e) Effect of corporation's failure to file application.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the
<PAGE G-9> expiration of the 60-day period.  If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  Costs and expenses of valuation proceedings.

      (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

      (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.
  <PAGE G-10>
                                                          ANNEX H


                  Additional Information With Respect to PSB
  <PAGE H-1>
                                                          ANNEX H

           ADDITIONAL INFORMATION WITH RESPECT TO PSB BANCORP, INC.

                                                             Page

Description of Business...................................   H-2

Market Price of and Dividends on First Bank Common
  Stock and Related Shareholder Matters...................   H-

Legal Proceedings.........................................   H-

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................   H-

Index to Financial Statements.............................   H-
  <PAGE H-2>
Business of PSB Bancorp, Inc.

            On July 17, 1998, Pennsylvania Savings Bank and PSB Mutual Holding Company completed a conversion and reorganization from Mutual Holding Company to Stock Holding Company. Under the plan of conversion, the newly formed holding company, PSB Bancorp. Inc. issued 1,610,732 shares of common stock, no par value, at a price of $10.00 per share. Existing shareholders of Pennsylvania Savings Bank exchanged their shares for 2.572374 shares of PSB Bancorp, Inc. shares and the mutual holding company merged with and into the Savings Bank.

            PSB Bancorp, Inc. was organized as a Pennsylvania business corporation on October 3, 1997 at the direction of Pennsylvania Savings Bank for the purpose of becoming a holding company for Pennsylvania Savings Bank upon completion of a conversion and reorganization of the bank. The holding company is subject to regulation by the Federal Reserve Board, and its principal business is the ownership of Pennsylvania Savings Bank. In the future, the holding company may acquire or organize other operating subsidiaries.

            Pennsylvania Savings Bank is a Pennsylvania-chartered stock savings bank headquartered in Philadelphia, Pennsylvania. The savings bank is a community-oriented institution offering traditional deposit and loan products. The savings bank operates four full-service offices in Philadelphia, Pennsylvania and one full-service office in Glenside, Montgomery County, Pennsylvania.

            At March 31, 1999, the savings bank had total assets of $169.81 million, total deposits of $133.85 million and shareholders' equity of $30.51 million.

            The savings bank is primarily engaged in the business of attracting deposits from the general public in the savings bank's market area and investing such deposits in loans secured by one- to four-family residential real estate, commercial real estate loans, commercial business loans, construction loans and investment and mortgage-backed securities. The savings bank's deposits are insured by the Savings Association Insurance Fund of the FDIC to the extent that such deposits were assumed from the mutual savings bank in the reorganization. Deposits accepted by the savings bank are insured by the FDIC's Bank Insurance Fund, up to applicable limits.

Market Price of and Dividends on PSB common stock and Related
Shareholder Matters

            The common stock of PSB Bancorp, Inc. is traded over-the-counter and is quoted in the NASDAQ National Market System. The NASDAQ symbol is PSBI. The following table sets forth the high and low trading prices, as reported by NASDAQ. As the table indicates, PSB has never declared cash dividends' however, in
<PAGE H-3> 1997, Pennsylvania Savings Bank declared a one time cash dividend.

                                                           Cash
                                                        Dividend
                                         High    Low    Declared
Year ended December 31, 1998

Quarter ended September 30, 1998        9.188   6.500       -
Quarter ended December 31, 1998         8.000   6.250       -

January 1, 1999 to Present

Quarter ended March 31, 1999            8.000   6.500       -
Quarter ended June 30, 1999
Quarter ended September 30, 1999
(through _________, 1999


            Dividend payments by the savings bank are subject to the restrictions of the Pennsylvania Banking Code. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the Federal Deposit Insurance Act, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC. State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of the savings bank to pay dividends.

Legal Proceedings

            Periodically, there have been various claims and lawsuits involving the Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which the savings bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Savings Bank's business. The savings bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the savings bank.

Management's Discussion and Analysis of Financial Condition and
Results of Operations.

Business Strategy of the Savings Bank

            The savings bank's strategy is to maximize profitability by providing quality deposit and loan products in an efficient manner as a well-capitalized and independent financial institution. Generally, the savings bank seeks to implement this strategy by emphasizing retail deposits as its primary source of funds and by maintaining a substantial part of its assets in locally-originated residential first mortgage loans, commercial real estate loans, commercial business loans,
<PAGE H-4> construction loans and consumer loans, mortgage-backed securities and other liquid investment securities. The savings bank started an expansion of its branch network by opening a branch in Center City Philadelphia on June 14, 1996. The savings bank plans further expansion of its branch network in areas contiguous to its current market and then into the suburbs of Philadelphia by opening branch offices or acquiring the branches of other institutions. On March 19, 1999, PSB and the savings bank signed a definitive agreement to acquire First Bank of Philadelphia, a one branch bank located in Philadelphia with $63.5 million in assets and $57.5 million in deposits.

            The savings bank is also expanding the operations of Transnational Mortgage Company, its mortgage banking subsidiary, in an effort to increase its fee income. Retail mortgage origination is being expanded through the use of a staff of six commissioned sales people to solicit mortgage loans throughout the Philadelphia metropolitan area and surrounding counties in Pennsylvania, New Jersey and Delaware; wholesale mortgage origination is being expanded by originating, processing and servicing loans for other mortgage companies; alternative mortgage lending is being expanded through telemarketing origination programs for B through D quality paper and FHA streamline programs.

            The savings bank is increasing loan originations through its existing office network and is increasing origination of other loan products separate from Transnational Mortgage Company such as commercial real estate loans, commercial business loans, construction loans and consumer loans. During the year ended December 31, 1998, loan originations other than residential mortgage loans totalled $33.86 million or 58.73% of originations during the period. This increased origination of loans other than residential mortgage loans reflects management's effort to diversify the savings bank's loan portfolio, achieve a higher net interest margin and reduce interest rate risk through the origination of higher yielding assets. This diversification strategy represents a conscious effort by management to migrate over time from the profile of a thrift institution to a profile more typical of a commercial bank.

            The savings bank expects this diversification trend to continue and accelerate with the acquisition of First Bank and the creation of a specialized lending group. In connection with that transaction, the savings bank will merge into First Bank which will be the surviving subsidiary of PSB. As a result PSB's operating subsidiary will hold a commercial bank charter rather than a savings bank charter.

            The savings bank's business strategy incorporates the following elements: (1) increasing assets by expanding its retail branch network to include other contiguous segments of the metropolitan Philadelphia market; (2) expanding its mortgage banking operations through the metropolitan Philadelphia area and the adjacent counties of Pennsylvania, New Jersey and Delaware,
<PAGE H-5> and (3) increasing net interest income and reducing interest rate risk by emphasizing the origination for portfolio of commercial real estate, construction, commercial business and consumer loans which generally bear higher interest rates and have shorter terms than residential mortgage loans. The savings bank's expansion strategy has resulted in materially increased operating expenses associated with the lease of the Center City Philadelphia office space, related equipment expense and salary and benefit expenses for personnel expansion. Also as expected, the generation of increased revenues from the new branch and the mortgage banking operation has lagged recognition of these additional expenses.

            Financial Condition For Period Ended March 31, 1998 Compared to December 31, 1998 - The bank's total assets increased $5.8 million or 3.42% from $164.01 million at December 31, 1998 to $169.81 million at March 31, 1999. The increase in assets was primarily the result of higher levels of cash and cash equivalents, investment securities and net loans that were partially offset by a decrease in loans held for sale.

            Total loans increased to $75.86 million at March 31, 1999 from $73.62 million at December 31, 1998. The increase of $2.24 million, or 2.95%, was primarily the result of increased loan origination of other loan products such as commercial real estate, construction loans and consumer loans as well as modest growth in residential mortgage loans as illustrates by the following loan composition table:



                                            At March 31,              At December 31,
                                              1999                        1998
                                         Amount   Percent   Amount  Percent  Variance % Change
Real Estate Loans:
    One-to-four family                   $51,406    67.76% $49,796    67.64%  $1,610     3.13%
    Construction loans                     3,839     5.06    3,286     4.46      553    14.40%
    Five or more family residence          1,404     1.85    1,576     2.14     (172)  -12.25%
    Nonresidential                        15,092    19.90   14,722    20.00      370     2.45%

Commercial loans                           2,859     3.77    3,074     4.17     (215)   -7.52%
Consumer loans                             1,260     1.66    1,168     1.59       92     7.30%
        Total loans                      $75,860   100.00% $73,622   100.00%   2,238     2.95%
                                         =======   ======  =======   ======   ======    =====

Less:
    Unearned fees and discounts             $421              $431
    Undisbursed loan proceeds                  2                 7
    Allowance for loan losses                304               304
    Net Loans                            $75,133           $72,880
                                         =======           =======

            Total investment securities(including mortgage-backed securities) increased $4.24 million, or 8.73%, to $48.54 million at March 31, 1999, from $44.30 million at December 31, 1998. The increase occurred because the Savings Bank transferred cash and cash equivalents and new deposit funds into higher yielding,
<PAGE H-6> greater than 15 year maturity mortgage-backed
securities for the three month period ended March 31, 1999. On January 29, 1999, the Holding Company purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, of McGuire Performance Solutions, Inc. ("MPS"). The Holding Company purchased the shares for $.78125 per share for a total cost of $1,250,000. The Holding Company owns 100% of MPS's Series A Convertible Preferred Stock. MPS is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

            Cash and cash equivalents, including interest-bearing deposits with banks, increased $580,000 to $35.54 million at March 31, 1999, from $34.96 million at December 31, 1998. This increase was the result of cash provided from new deposits, maturities of investments and loan payments net of cash used for the purchase of investments, and disbursements of loan proceeds.

            Total liabilities increased from $133.61 million at December 31, 1998 to $139.30 million at March 31, 1999. This $5.69 million, or 4.08% increase, reflected an increase in the bank's primary source of funds, saving deposits, which aggregated $133.85 million at March 31, 1999, an increase of $5.69 million, or 4.25% from $128.16 million at December 31, 1998.

            Shareholders' equity increased by $120,000, or .39%, from $30.39 million at December 31, 1998 to $30.51 million at March 31, 1999. This increase reflects the bank's earnings for the three months ended March 31, 1999 and the change in unrealized gains (losses), net of taxes on investment and mortgage-backed securities held in the bank's available for sale portfolio.

            Financial Condition for Period Ended December 31, 1998 Compared to December 31, 1997 - The savings bank's total assets increased $34.67 million or 26.81% to $164.01 million at December 31, 1998 from $129.34 million at December 31, 1997. The increase in assets was primarily the result of higher levels of cash and cash equivalents, net loans, loans held for sale and mortgage-backed securities which were partially offset by a decrease in investment securities and office properties and equipment.

            Net loans increased by $10.96 million to $72.88 million at December 31, 1998 from $61.92 million at December 31, 1997.
The increase of 17.70% was primarily the result of increased loan origination of other loan products such as commercial real estate, commercial business loans, construction loans and consumer loans as well as modest growth in residential mortgage loans. Commercial real estate (nonresidential) increased by $3.30 million to $14.72 million at December 31, 1998 from $11.42 million at December 31, 1997. Commercial business loans increased by $1.17 million to $3.07 million at December 31, 1998 from $1.91 million at December 31, 1997. Construction loans
<PAGE H-7> increased by $689,000 to $3.29 million at December 31,
1998 from $2.60 million at December 31, 1997.

            Total investment securities (including mortgage-backed securities) increased $16.68 million, or 60.39%, to $44.30 million at December 31, 1998 from $27.62 million at December 31, 1997. The increase occurred because the savings bank transferred cash and cash equivalents and new deposit funds into higher yielding, one to five year maturity investment securities during the year ended December 31, 1998.

            Cash and cash equivalents, including interest-bearing deposits with banks, increased $7.07 million to $34.96 million at December 31, 1998 from $27.89 million at December 31, 1997. This increase was the result of cash provided from proceeds from the stock conversion, new deposits, maturities of investments and loan payments net of cash used for the purchase of investments, capital expenditures and disbursements of loan proceeds.

            Total liabilities increased to $133.61 million at December 31, 1998 from $114.34 million at December 31, 1997. This $19.27 million, or 16.85% increase reflected an increase in the savings bank's primary source of funds, saving deposits, which aggregated $128.16 million at December 31, 1998, an increase of $19.43 million, or 17.87% from $108.73 million at December 31, 1997.

            Shareholder's equity increased by $15.39 million, or 102.6%, from $15.00 million at December 31, 1997 to
$30.39 million at December 31, 1998. This increase reflects the sale of stock by PSB and the savings bank's earnings for the year ended December 31, 1998 and a decrease of $14,000 in unrealized gain (losses) (net of taxes) on investment and mortgage-backed securities held in the savings bank's available for sale portfolio as well as the release of uncommitted ESOP shares.

            Average Balance Sheet. The following table provides an analysis on a monthly basis of net interest income, setting forth for the indicated periods (i) average assets, liabilities and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the savings bank's net interest margin (net interest income as a percentage of average total interest-earning assets).

                                                              Years Ended December 31,
                                                          1998                          1997
                                              Average              Yield/   Average              Yield/
                                              Balance   Interest    Rate    Balance   Interest    Rate
                                                (Dollars in Thousands)        (Dollars in Thousands)
ASSETS
Interest-earning assets:
    Interest-earning deposits(1)               $40,396    $1,895    4.69%    $25,648   $1,210     4.72%
    Investment securities                       18,029     1,201    6.66      23,182    1,616     6.97
<PAGE H-8>
    Mortgage-backed securities                   6,326       327    5.17       5,696      374     6.57
    Net loans(2)                                75,571     6,674    8.83      62,213    5,540     8.90
        Total interest-earning assets          140,322   $10,097    7.20%    116,739   $8,740     7.49%
Noninterest-earning assets                       5,604                         6,565
    Total assets                              $145,926                      $123,304
                                              ========                      ========

LIABILITIES
Interest-bearing liabilities:
    Savings deposits                           $41,474     1,196    2.88%    $40,061    1,137     2.84%
    Certificates                                67,776     3,869    5.71      59,178    3,397     5.74
        Total deposits                         109,250     5,065    4.64      99,239    4,534     4.57
    Borrowed money                               2,737        25    0.91       2,621       31     1.18
        Total interest-bearing liabilities     111,987     5,090    4.55%    101,860    4,565     4.48%
Non-interest-bearing liabilities                11,139                         6,798
    Total liabilities                          123,126                       108,658
Retained earnings or shareholders' equity       22,800                        14,646
    Total liabilities and retained
        earnings or shareholders' equity      $145,926                      $123,304
                                              ========                      ========
Net interest income                                       $5,007                       $4,175
                                                          ======                       ======
Interest rate spread(3)                                             2.65%                         3.01%
Net yield on interest-earning assets(4)                             3.57%                         3.58%
Ratio of interest-earning assets to
    interest-bearing liabilities                                    1.25                          1.15

  <PAGE H-9>

                                                                 Period Ended March 31,
                                                         1999                              1998
                                            Average                 Yield/    Average                 Yield/
                                            Balance   Interest(5)    Rate     Balance   Interest(5)    Rate
                                                                (Dollars in Thousands)
ASSETS
Interest-earning assets:
  Interest-earning deposits(1)             $ 34,610     $ 1,392      4.02%   $ 28,766      $1,400      4.70%
  Investment securities                       8,498       1,248     13.14      19,649       1,348      8.88
  Mortgage-backed securities                 24,184       1,508      6.24       7,860         320      4.07
  Net loans(2)                               81,698       7,108      8.70      70,640       6,476      9.17
      Total interest-earning assets         149,978      11,266      7.51%    127,906       9,644      7.46%
Noninterest-earning assets                   18,669                             3,805
      Total assets                         $168,647                          $131,811


LIABILITIES
Interest-bearing liabilities:
  Savings deposits                         $ 42,811     $ 1,180      2.76%   $ 40,704      $1,144      2.81%
  Certificates                               79,733       4,356      6.46      64,483       3,688      5.72
      Total deposits                        122,584       5,536      4.52     105,187       4,832      4.59
    Borrowed money                            2,728          20      0.73       3,037          28      0.92
      Total interest-bearing Liabilities    126,312       5,558      4.43%    108,224       4,860      4.49%
Non-interest-bearing liabilities             12,678                             8,359
      Total liabilities                     138,190                           116,583
Retained earnings or shareholders' equity    30,457                            15,228
      Total liabilities and retained
        earnings or shareholders' equity   $168,647                          $131,611

Net interest income                                     $ 6,700                            $4,684

Interest rate spread(3)                                              3.07%                             2.97%
Net yield on interest-earning assets(4)                              3.80%                             3.66%
Ratio of interest-earning assets to
  interest-bearing liabilities                                       1.20%                             1.18%


__________________

(1)   Includes interest-earning deposits with the Federal Home
      Loan Bank of Pittsburgh.

(2)   Includes nonaccrual loans.

(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Represents net interest earnings divided by average interest-earning assets.

(5)   Annualized.  <PAGE H-10>
            Results of Operations for the Period Ended March 31, 1998 and March 31, 1999 - The bank's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its interest-earning assets (such as investments and mortgage-backed securities, other investment securities and loans, and its cost of funds (consisting of interest paid on deposits). The savings bank's net income also is affected by its provision for loan losses, as well as by the amount of noninterest income, including income from fees and service charges, net gains and losses on sales of mortgage-backed securities and other investments, and noninterest expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the savings bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the savings bank. In particular, the general level of market interest rates tends to be highly cyclical. In periods of high interest rates, earnings of the Bank can be affected negatively, which in turn would be likely to have a detrimental effect on the market value of any investment in PSB's common stock.

            Net Income. The Bank's net income totaled $328,000 and $208,000 for the three months ended March 31, 1999 and 1998, respectively. Holding Company earnings per share for the three months ended March 31, 1999 was $.11. savings bank earnings per share for the three months ended March 31, 1998 was $.18. The decrease in earnings per share reflects the increased number of shares outstanding as a result of the completion of the conversion and reorganization.

            Interest Income. Total interest income increased by $420,000, or 14.95%, to $2.81 million for the three months ended March 31, 1999, from $2.39 million for the three months ended March 31, 1998. The increase in interest income resulted largely from an increase of $158,000 in interest earned on loans and a $272,000 increase in income earned on mortgage-backed and investment securities. The increase in interest income generally reflected management's strategy of pursuing diversification of the savings bank's loan composition while maintaining adequate margins over minimum required capital levels. The increase in interest income also occurred due to the increased capital from the conversion and reorganization which was completed in July 1998.

            Interest Expense. Total interest expense increased to $1.39 million for the three months ended March 31, 1999, from $1.21 million for the three months ended March 31, 1998, representing an increase of $180,000 or 12.95%. The increase was due primarily to an increase in deposits for the three months ended March 31, 1999.
  <PAGE H-11>
            Provision for Loan Losses. The savings bank makes a provision to its allowance for loan losses to protect the Bank against possible but not yet identified losses inherent in the savings bank's loan portfolio. This provision is recognized for financial reporting purposes as a reduction of income. In making such provision, management of the savings bank considers, among other factors, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. During the three months ended March 31, 1999 and 1998, the Bank did not have any charge-offs against the allowance for loan losses. During such periods, the Bank provided $-0- and $50,000, respectively, for possible loan losses in order to protect against possible future losses.

            Net Interest Income After Provision for Loan Losses. Net interest income after the provision for possible loan losses for the three months ended March 31, 1999, increased to $1.42 million from $1.17 million for the three months ended March 31, 1998, an increase of $250,000, or 17.61%.

            Noninterest Income. Noninterest income consists of gain on sale of loans, loan fees, service charges, rental income and other income. Noninterest income increased by $11,000, or 4.28%, to $257,000 for the three months ended March 31, 1999, from $246,000 for the three months ended March 31, 1998. The principal reasons for the increase in noninterest income was a $26,000 increase in gain on sale of loans to $140,000 in 1999 from $114,000 in 1998 due to an increase in number of loans sold by Transnational Mortgage Corp. in 1999 which was offset by a $15,000 decrease in loan fees.

            Noninterest Expense. Noninterest expense principally consists of employees' compensation and benefits, deposit insurance premiums and premises and occupancy costs. Noninterest expense increased by $140,000, or 11.48%, to $1.22 million for the three months ended March 31, 1999, from $1.08 million for the three months ended March 31, 1998. The principal reasons for the increase was a $62,000 increase in compensation and employee benefits due to normal salary increases, a $16,000 increase in premises and occupancy costs, a $13,000 increase in advertising, a $23,000 increase in expenses of real estate owned, a $8,000 increase in stationery, printing and postage and a $10,000 increase in other expenses. Noninterest expense has increased due to cost associated with the bank's expansion strategy.

            Income Taxes. Income tax provisions for the three months ended March 31, 1999 and 1998 of $133,000 and $75,000, respectively, generally reflect the bank's pre-tax income at rates then in effect.

Results of Operations for the Years Ended December 31, 1998 and
December 31,1997
  <PAGE H-12>
            General. The savings bank's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its interest-earning assets (such as investments and mortgage-backed securities, other investment securities and loans), and its cost of funds (consisting of interest paid on deposits). The savings bank's net income also is affected by its provision for loan losses, as well as by the amount of noninterest income, including income from fees and services charges, net gains and losses on sales of mortgage-backed securities and other investments, and noninterest expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the savings bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the savings bank. In particular, the general level of market interest rates tends to be highly cyclical. In periods of high interest rates, earnings of the savings bank could be affected negatively, which in turn would be likely to have a detrimental effect on the market value of any investment in PSB's Common Stock.

            Rate/Volume Analysis. Net interest income is affected by changes in the mix of the volume and sales of interest-earning assets and interest-earning liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the savings bank's interest income and interest expense during the periods indicated.

                                                  Year Ended December 31,       Year  Ended December 31,
                                                        1998 vs. 1997                  1997 vs. 1996
                                                    Increase/(Decrease)            Increase/(Decrease)
                                                Volume     Rate    Total       Volume    Rate      Total
                                                      (In Thousands)                (In Thousands)
Interest earning assets:
    Investments(1)                                $348      ($78)    $270       $198      $238     $436
    Mortgage-backed securities                      33       (80)     (47)       (52)       (5)     (57)
    Loans(2)                                     1,109        25    1,134        549      (227)     322
        Total interest earning assets            1,490      (133)   1,357        695         6      701

Interest bearing liabilities:
    Deposits                                       532        (1)     531        380        72      452
    Borrowings                                       1        (7)      (6)        (6)        1       (5)
        Total interest bearing
            liabilities                            533        (8)     525        374        73      447
    Net change in net interest income             $957     ($125)    $832       $321      ($67)    $254
                                                 =====     =====    =====       ====      ====     ====

______________

(1) Includes interest-earning deposits and investment securities.

(2)   Includes non-accrual loans and loans held for sale.
      <PAGE H-13>

            Net Income. The savings bank's net income totaled $912,000 and $708,000 for the year ended December 31, 1998 and December 31, 1997, respectively. PSB earnings per share for the year ended December 31, 1998 was $.31. Savings Bank earnings per share for the year ended December 31, 1997 was $.61. The decrease in earnings per share reflects the increased number of shares outstanding as a result of the completion of the conversion and reorganization.

            Interest Income. Total interest income increased by $1.36 million, or 15.56%, to $10.10 million for the year ended December 31, 1998, from $8.74 million for the year ended
December 31, 1997. This reflected a $23.58 million, or 20.20%, increase in average interest-earning assets. The increase in average interest-earning assets was comprised of a $14.75 million increase in average interest-earning deposits and a $13.36 million increase in average net loans. The increase in interest-earning assets generally reflected management's strategy of pursuing diversification of the savings bank's loan composition while maintaining adequate margins over minimum required capital levels.

            Interest Expense. Total interest expense increased to $5.09 million for the year ended December 31, 1998, from $4.56 million for the year ended December 31, 1997, representing an increase of $530,000 or 11.62%. Higher interest expense resulted from a $4.34 million increase in average-interest bearing liabilities and a 7 basis point increase in the average yield on interest-bearing liabilities. This increase in interest-bearing liabilities was comprised of a $8.60 million increase in higher yielding average certificates of deposit and a $1.41 million increase in average savings deposits. The savings bank attracts a significant portion of its deposits from its passbook product. Management's experience is that its customer base still finds the traditional passbook savings account attractive even though higher yields may be available from alternative deposit products. Accordingly, the savings bank prices its passbook product above its large commercial savings bank competitors. As a result, the savings bank has been able to fund operations with a significant percentage of passbook savings accounts and thereby achieve a comparatively low cost of funds.

            Provision for Loan Losses. The savings bank makes a provision to its allowance for loan losses to protect the savings bank against possible but not yet identified losses inherent in the savings bank's loan portfolio. This provision is recognized for financial reporting purposes as a reduction of income. In making such provision, management of the savings bank considers, among other factors, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Effective January 1, 1997, interest is <PAGE H-14> discontinued on all loans that are contractually past due 3 months. Prior to January 1, 1997, interest was discontinued on residential loans that were contractually past due 12 months, unless the value of the mortgaged property well exceeded the loan balance in which case interest continued to accrue until the loan balance plus accrued interest equaled the fair market value of the property securing the loan. Interest was discontinued on commercial, consumer and unsecured loans that were contractually past due 3 months. During the years ended December 31, 1998, 1997 and 1996, the savings bank had charge-offs against the allowance for loan losses of $270,000, $29,000 and $133,000, respectively, reflecting write-offs on several different loans in both periods. During such periods, the savings bank provided $283,000, $60,000 and $133,000, respectively, for loan losses in order to protect against future losses. The provision for loan
losses was higher in 1998 compared to prior periods.   This
occurred because of the planning and implementation of the loan diversification strategy. Management expects the provision for loan losses to increase in future periods as the savings bank achieves its diversification strategy. In addition, the provision for loan losses may increase in 1999 if management determines that losses inherent in the existing portfolio of nonaccrual loans exceeds anticipated recoveries.

            Net Interest Income After Provision for Loan Losses. Net interest income after the provision for loan losses for the year ended December 31, 1998, increased to $4.72 million from $4.12 million for the year ended December 31, 1997, an increase of $600,000, or 14.56%.

            Noninterest Income. Noninterest income consists of gain on sale of loans, loan fees, service charges, rental income and other income. Noninterest income increased by $250,000, or 23.36%, to $1.32 million for the year ended December 31, 1998 from $1.07 million for the year ended December 31, 1997. The principal reasons for the increase in noninterest income was a $307,000 increase in gain on sale of loans to $863,000 in 1998 from $556,000 in 1997 due to an increase in the number of loans sold by Transnational Mortgage Company in 1998 and a $14,000 increase in service charges. This increase was offset by a $55,000 decrease in loan fees and a $22,000 decrease in other income.

            Noninterest Expense. Noninterest expense principally consists of employees' compensation and benefits, deposit insurance premiums and premises and occupancy costs. Noninterest expense increased by $500,000, or 12.11%, to $4.63 million for the year ended December 31, 1998, from $4.13 million for the year ended December 31, 1997. The principal reasons for the increase was a $249,000 increase in compensation and employee benefits due to normal salary increases, a $21,000 increase in data processing costs, a $78,000 increase in expenses of real estate owned due to a write-down of REO and a $109,000 increase in other expenses.
  <PAGE H-15>
            Income Taxes. Income tax provisions for the year ended December 31, 1998 and 1997 of $502,000 and $345,000, respectively, generally reflect the savings bank's pre-tax income at rates then in effect, except that a $37,000 and $37,000 deferred tax expense as a result of timing differences in the recognition of revenue and expenses for tax and financial statement purposes was realized in the December 31, 1998 and 1997 period, respectively.

Liquidity and Capital Resources

            The savings bank is required to maintain a sufficient level of liquid assets, as determined by management and defined and reviewed for adequacy by the FDIC during its regular examinations. The FDIC, however, does not prescribe, by regulation a minimum amount or percentage of liquid assets. The FDIC allows any marketable security, whose sale would not impair the capital adequacy of the savings bank, to be eligible for liquidity. The savings bank's liquidity is quantified through the use of a standard liquidity ratio of liquid assets (cash and cash equivalents, investment securities available-for-sale, mortgage-backed securities available-for-sale and Federal Home Loan Bank stock) to short-term borrowings plus deposits. Using this formula, the savings bank's liquidity ratio was 59.37% as of March 31, 1999. The savings bank adjusts its liquidity levels in order to meet funding needs of deposit outflows and loan commitments. The savings bank also adjusts liquidity as appropriate to meet its asset/liability management objectives.

            The savings bank's primary source of funds are deposits, the amortization and prepayment of loans and mortgage-backed securities, maturities of investments securities, the sale of mortgage loans as part of Transnational Mortgage Company's mortgage banking business and earnings provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rate levels, economic conditions and competition. The savings bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the savings bank invests excess funds in short-term, interest-earning assets and other assets that provide liquidity to meet lending requirements and interest rate risk management objectives. Short-term, interest-earning deposits with the FHLB of Pittsburgh amounted to $33.87 million at March 31, 1999. At March 31, 1999, the savings bank had unfunded loan commitments of $4.28 million and certificates of deposit due to mature within one year of $11.82 million. The savings bank believes it has sufficient liquidity to meet these obligations.

            On March 31, 1999 and December 31, 1998, the Bank was in compliance with regulatory capital requirements as follows:

           <PAGE H-16>
                                                         March 31,
                                                           1999
                                            Required               Actual
                                        %         Amount        %      Amount     Excess
                                                 (Dollar amounts in thousands)
Tangible Equity ratio                  >3.00%     $4,180      23.04%   $32,104    $27,924
Leverage capital ratio                   6.00      8,361      23.04%    32,104     23,743
Total risk-based capital ratio           8.00      5,974      43.40%    32,408     26,434
Tier 1 risk-based capital ratio          4.00      2,987      42.99%    32,104     29,117

                                                        December 31,
                                                           1998
                                           Required               Actual
                                        %         Amount        %       Amount     Excess
                                                 (Dollar amounts in thousands)
Tangible Equity ratio                  >3.00%      4,021      22.67     30,382     26,361
Leverage capital ratio                   6.00      8,042      22.67     30,382     22,340
Total risk-based capital ratio           8.00      5,720      42.89     30,667     24,947
Tier 1 risk-based capital ratio          4.00      2,860      42.49     30,382     27,522

Asset/Liability Management and Interest Rate Sensitivity Analysis

            Interest rate risk may be analyzed by examining the extent to which an institution's assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

            The savings bank's portfolio of adjustable rate loans constituted only 12.51% of the total loan portfolio at March 31, 1999. Accordingly, the savings bank's policy in recent years has been to reduce its exposure to interest rate risk by maintaining high asset liquidity through the purchase of short-term or adjustable-rate investment securities and mortgage-backed securities. Although this requires the savings bank to accept lower yields on these assets, it permits the savings bank to frequently reinvest proceeds of repayments and maturing securities to take advantage of changing interest rates. As part of its strategy to expand commercial, commercial real estate and consumer lending, the savings bank has also experienced growth in
<PAGE H-17> short-term loans that re-price more frequently and therefore more closely match market interest rates.

            Of the savings bank's $133.85 million in deposits at March 31, 1999, $53.63 million consisted of deposit accounts that are immediately withdrawable. The savings bank nevertheless believes that, based upon historical experience, a substantial portion of these deposits represent inelastic deposits and are not likely to be withdrawn because of changes in interest rates, nor are they likely to re-price as rapidly as changes in market interest rates.

            The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1999, that are expected to re-price or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that re-price or mature during a particular period were determined in accordance with the earlier of the term of re-pricing or the contractual term of the asset or liability. Management believes that these assumptions approximate the standards used in the savings industry and considers them appropriate and reasonable.

                                             More than   More Than   More Than    More Than
                                              One Year   Two Years      Three     Five Years
                                Within One     To Two     To Three    Years To      To Ten     More Than
                                   Year        Years       Years     Five Years      Years     Ten Years     Total
                                                         (Dollars in Thousands)
Interest Earning Assets:
  Loans(1)(2)
  Mortgage loans:
    Residential                 $  2,283     $    323    $    282     $  2,382     $  5,474     $40,682    $ 51,406
    Commercial                     2,038          749       2,803        5,647        3,481       1,768      16,497
    Land and construction
      loans                        3,840                                                          3,840
    Consumer loans                   105           95         191          385          201           -         980
    Other loans                    1,139                                                                      3,139
      Total loans                 11,403        1,167       3,262        8,414        9.186      42,450      75,882
  Mortgage-backed
    securities(3)                  5,373        4,307       3,458        9,865        4,519           -      27,622
  Mortgage loans held for
    sale                           5,333                                                                      5,333
  Investment securities(4)                      2,482           -        4,468        4,996       5,474      17,420
  Other interest earning
    assets                        33,876                                                                     33,876
      Total interest-earning
        assets                  $ 55,986     $  7,956    $  8,720     $ 22,747     $ 18,681     $47,924    $160,013


Interest Bearing Liabilities:
  Transaction accounts          $  5,378                                                                   $  5,378
  Money Market accounts            9,054                                                                      9,054
  Other Savings Accounts           1,134                                                                      1,134
  Passbook accounts(5)             4,125        3,507       2,981        5,067       11,823           -      27,503
  Certificate of deposit over
    100,000-                      12,281        2,149         339          457            -           -      15,236
  Certificate of deposit under
    100,000-                      51,782        9,789       1,616        1,743          443           -      65,373
  Repurchase agreement             1,173        1,347           -            -            -           -       2,520
      Total interest-bearing
        liabilities             $ 84,938     $ 16,792    $  4,936     $  7,267     $ 12,286     $     -    $126,199
<PAGE H-18>

Interest-bearing assets net of
  interest-bearing liabilities  $(28,953)    $ (8,836)   $  1,784     $ 15,480     $  6,415     $47,924    $ 33,814
Cumulative excess (deficiency)
  interest-bearing assets over
  interest-bearing liabilities.  (28,953)     (37,788)    (38,005)     (20,525)     (14,110)     33,814
Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities as a percentage
  of total assets                 -17.05%      -22.25%     -21.20%      -12.09%       -8.31%      19.91%

_________________

(1)   Net of deferred loan fees and the allowance for loan losses.

(2) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature. Fixed-rate loans are included in the period in which they are contractually due to mature.

(3) Reflects the repricing of the underlying loans and/or the expected average life of the mortgage-backed security.

(4)   Reflects repricing or contractual maturity.

(5) For passbook accounts, which totalled $27.50 million, or 20.55% of total deposits at December 31, 1998, assumes an attrition rate of 15% through the fifth year, based upon historical trends.

            Significant shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to re-pricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as some adjustable rate loans, have features that restrict changes in interest rates on a short term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Impact of Accounting Pronouncements and Regulatory Policies

            Accounting for Employee Stock Ownership Plans. In November 1993 the American Institute of Certified Public Accountants issued SOP 93-6, which requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan and to exclude unallocated shares from earnings per share computations. The effect of SOP 93-6 on net income and book value per share in future periods cannot be
<PAGE H-19> predicted due to the uncertainty of the fair value of the shares at the time they will be committed to be released.

            Disclosure of Information About Capital Structure. SFAS No. 129, "Disclosure of Information About Capital Structure," establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion - 1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to those standards. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47. The adoption of the provisions of SFAS No. 129 did not have a material impact on the savings bank.

            Disclosure About Comprehensive Income. SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and
(ii) display the accumulated balance of other   comprehensive
income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning
after December 15, 1997.   Reclassification of financial
statements for earlier periods provided for comprehensive purposes is required.

            Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts (collectively referred to as "derivatives") and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (i) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (ii) a hedge of the exposure of variable cash flows of a forecasted transaction, or
(iii) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for
<PAGE H-20> changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.
PSB has no activity subject to SFAS 133.

            Statement on Accounting for Mortgage-backed Securities Retained after the securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the FASB issued SFAS No. 134 which changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. A bank that securitizes credit card receivables has a choice in how it classifies any retained securities based on its intent and ability to hold or sell those investments. SFAS No. 134 gives mortgage banking firms the opportunity to apply the same intent-based accounting that is applied by other companies. SFAS No.
134 is effective for the fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 has not had a material impact on PSB's financial condition or results of operations.

Effect of Inflation and Changing Prices

            The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the savings bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.
As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Disclosure Regarding Year 2000 Compliance

            PSB and the savings bank's Board of Directors and management is aware of the possible consequences the Year 2000 ("Y2K") may pose with regard to the computer system utilized to conduct business on a daily basis. The Y2K presents several potential risks to PSB and the savings bank:

            1. The banking transactions of the Savings Bank's customers are processed by an external data processing service bureau. The failure of the service bureau's system to function as a result of the millennium date change could result in the Savings Bank's inability to properly process customer transactions.
  <PAGE H-21>
            2. Concern on the part of certain depositors that Y2K related problems could impair access to their deposit balances following the millennium date change could result in the Savings Bank experiencing a deposit outflow prior to December 31, 1999.

            3. A number of the Savings Bank's borrowers utilize computers and computer software to varying degrees in conjunction with the operation of their businesses. The customers and suppliers of those businesses may utilize computers as well. Should the Savings Bank's borrowers, or the businesses on which they depend, experience Y2K related computer problems, such borrowers' cash flow could be disrupted, adversely affecting their ability to repay their loans with the Savings Bank.

            4. Certain utility services, such as electrical power and telecommunications services could be disrupted if those services experience Y2K related problems.

            PSB and the savings bank's Board of Directors and management have addressed the Year 2000 ("Y2K") issue by developing a Y2K Compliance Plan. This plan involves five separate phases: awareness, assessment, renovation, validation and implementation.

            During 1997, the savings bank completed the systems assessment phase, identifying each internal and external system that could potentially be affected by the Y2K issue. Those systems include the savings bank's external data processing system as well as equipment such as elevators, bank alarms, vault locks, etc. that may contain imbedded microprocessors. For each such system, determination was made whether or not the system is Y2K compliant. Those determinations involved obtaining Y2K compliant certification from third-party processors and outside vendors.

            The Savings Bank outsource all major data processing applications related to customers' banking transactions to Intrieve, Incorporated. Under the agreement with Intrieve, Intrieve is obligated to incur all software related costs to make its system Y2K compliant. Intrieve has prepared a detailed schedule of functions to be performed in its compliance project. As of March 31, 1999, Intrieve has completed their "awareness", "assessment", "renovation" and "validation" phases. In
October 1998, Intrieve conducted internal testing of its data processing system. Results of these tests were distributed to their customers in November 1998. On November 8, 1998, the Savings Bank conducted testing in-house using Intrieve's data processing system. The Savings Bank performed various banking transactions on customers' accounts using the date of January 10, 2000. All transactions were completed successfully. Intrieve has completed much of its Y2K testing but will continue testing
<PAGE H-22> and renovation throughout 1999.  The Savings Bank is obligated to incur only the hardware costs associated with implementing the changes required by Intrieve, however hardware costs are not expected to be material.

            The Savings Bank does not expect any of its outside vendors to be noncompliant; however the Savings Bank will continue to monitor their progress.

            In certain cases, however, such as the potential loss of electrical power or telecommunications services due to Y2K problems, testing by the Savings Bank is either not practical or not possible. In those cases, contingency plans are being designed that specify how the Savings Bank will deal with each such potential situation. The Savings Bank has developed a contingency plan which will address failure of the data processing service bureau system. The Savings Bank has determined that if the service bureau system were to fail, the Savings Bank would implement manual systems until such systems could be re-established. The Savings Bank does not anticipate that such short-term manual systems would have a material impact upon the operations of the Savings Bank. Intrieve, Inc. has also developed their own contingency plans.

            The total costs associated with becoming Year 2000 compliant are expected to be less than $15,000 and are not expected to have a material effect on the results of operations. As of March 31, 1999, the Savings Bank had spent approximately $7,000 to become Year 2000 compliant. Money to fund Year 2000 compliance will come from normal operating cash flow. Expenses associated with Year 2000 compliance will directly reduce otherwise reported net income of the Savings Bank in the period incurred.

            The costs of the project and the date on which the Savings Bank plans to complete the Year 2000 modification are based on management's best estimates, which are derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modifications plans and other factors. However, there can be no assurances that these estimates will be achieved and actual results could differ from those plans.

Lending Activities

            General. The savings bank historically focused its lending activities primarily on the origination of loans secured by first mortgages on owner-occupied, one-to four-family residences for retention in the savings bank's portfolio. The savings bank has expanded origination of one-to four-family residential mortgage loans for resale in the secondary market through expansion of its mortgage banking operations. As part of a strategy to diversify its loan portfolio, achieve a higher net interest margin and reduce interest rate risk, the savings bank has increased its origination of construction loans, commercial
<PAGE H-23> real estate loans, commercial business loans, and multifamily real estate loans which together totalled 30.58% of the savings bank's total loans at March 31, 1999. To a lesser extent, the savings bank and its subsidiaries also originate consumer loans, including home equity, second mortgage, and other consumer loans. The savings bank expects this diversification trend to continue.

            One-to-four-family residential mortgage loans originated for resale in the secondary market are underwritten according to standards that conform to FNMA and/or FHLMC guidelines. One-to-four-family residential mortgage loans originated and held in portfolio are generally underwritten to conform to secondary market standards but from time to time the savings bank originates non-conforming loans if, in the savings bank's judgment, the borrower does not present an unreasonable risk of default. The savings bank and Transnational Mortgage Company, its mortgage banking subsidiary, have sold residential mortgage loans in the secondary market. The savings bank has begun to expand its mortgage banking capabilities through Transnational Mortgage Company and anticipates that its origination of loans for sale in the secondary market in Southeastern Pennsylvania, Southern New Jersey and Northern Delaware will increase significantly.

            Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of the savings bank's loan portfolio by type of loan as of the dates indicated, including data regarding the portion of the savings bank's loans that bear fixed and adjustable interest rates, respectively. Transnational Mortgage Company has originated and sold mortgage loans to third party investors within the savings bank's financial reporting periods. Such mortgage loans are not reflected in the financial tables and financial statements pertaining to a particular period to the extent that such loans were sold prior to any period end.

                                             At March 31,                            At December 31,
                                       1999                 1998                  1998             1997
                                Amount     Percent   Amount    Percent      Amount  Percent  Amount   Percent

Real Estate Loans:
  One-to-four family           $52,406       67.53%   $44,188    67.53%      $49,796  67.64%   $44,940  71.59%
  Construction loans             3,839        5.20      3,400     5.20         3,286   4.46      2,597   4.14
  Five or more
    family residence             1,404        1.05        690     1.05         1,576   2.14        702   1.12
  Nonresidential                15,092       19.95     13,053    19.95        14,722  20.00     11,421  18.20

Commercial loans                 2,859        4.06      2,660     4.06         3,074   4.17      1,908   3.04
Consumer loans (1)               1,260        1.21      1,443     2.21         1,168   1.59      1,201   1.91
  Total loans(2)               $75,860      100.00%   $65,434   100.00%      $73,622 100.00%   $62,769 100.00%
                               =======     =======    =======  =======       ======= ======    ======= ======

Less:
  Unearned fees and
    discounts                     $421                   $478                   $431              $478
  Undisbursed loan   <PAGE H-24>
    proceeds                         2                      -                      7               138
  Allowance for
    loan losses                    304                    288                    304               238
  Net Loans                    $75,133                $64,668                $72,880           $61,915
                               =======                =======                =======           =======

Total loans with:
  Fixed rates                  $66,369      87.81%    $59,352     90.71%     $64,651  87.81%   $55,289  88.08%
  Adjustable rate                9,491      12.19       6,082      9.29        8,971  12.19      7,480  11.92
    Total loans(2)              75,860     100.00%     65,434    100.00%      73,622 100.00%    62,769 100.00%
                               =======     ======     =======    ======      ======= ======     ====== ======
_________________________

(1)   Consists of both secured and unsecured personal loans.

(2) Does not include loans originated and held for sale by Transnational Mortgage Company, the savings bank's subsidiary, which amounted to $6.94 million, $6.57 million and $4.60 million, at December 31, 1998, 1997 and 1996, $5.33 million and $5.81 million at March 31, 1999 and 1998, respectively and $1.04 million and $185,000 at September 30, 1995 and 1994, respectively.

            One-to Four-Family Residential Real Estate Loans. The primary lending activity of the savings bank historically consisted of the origination for retention in the savings bank's portfolio of owner-occupied one-to four-family residential mortgage loans secured by properties located in the savings bank's market area. In 1998, consistent with the savings bank's strategy regarding diversification of its loan portfolio, origination of loans other than residential mortgages loans totalled $33.86 million, or 58.73%, of originations in 1998. However, at March 31, 1999, $51.41 million, or 67.76%, of the savings bank's total loan portfolio still consisted of one-to four-family residential mortgage loans.

            The savings bank currently offers one- to four-family residential mortgage loans with terms typically ranging from 10 to 30 years, with either adjustable or fixed interest rates. Originations of fixed-rate mortgage loans versus adjustable-rate mortgage loans are affected by such things as interest rate risk policies, customer preferences and competition. In the savings bank's market area borrowers strongly prefer fixed-rate mortgage loans as opposed to adjustable-rate mortgage loans.

            The savings bank's fixed-rate loans are generally originated and underwritten according to standards that permit sale in the secondary mortgage market. Secondary mortgage market loans typically conform to FNMA and/or FHLMC guidelines. The savings bank has, from time to time, originated loans that do not conform to such secondary market standards. Such nonconforming loans include loans exceeding the maximum loan amounts acceptable to FNMA and FHLMC and loans as to which the savings bank's underwriting indicates that the particular borrower does not present an unreasonable risk of default in view of underwriting criteria that differ from secondary mortgage market standards. Whether the savings bank can or will sell fixed-rate loans in the
<PAGE H-25> secondary market, however, depends on a number of factors including the yield and the term of the loan, market conditions, and the savings bank's current interest rate risk position. The savings bank has primarily been a portfolio lender, and at any one time the savings bank holds only a nominal amount of loans for immediate sale.

            The savings bank's one-to four-family mortgage loans are amortized on a monthly basis with principal and interest due each month. One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

            The savings bank currently offers adjustable-rate mortgage loans with initial interest rate adjustment periods of one and three years, based on changes in a designated market index. After the initial interest rate adjustment, each adjustable-rate mortgage loan adjusts either annually or every third year within a periodic interest rate adjustment limit of 200 basis points and within a maximum interest rate adjustment limit of 600 basis points above the initial rate. Adjustable-rate mortgage loans are currently priced at a fixed margin above the weekly average yield on United States Treasury securities adjusted to a constant term to maturity of one year (or three years in the case of loans with three year interest rate adjustment periods), as published by the Federal Reserve. The savings bank originates adjustable-rate mortgage loans with initially discounted rates, which vary depending upon market conditions and whether the initial rate adjustment period is one or three years. Adjustable-rate loans represented 12.51% of the savings bank's total loan portfolio at March 31, 1999 due to the difficulty of originating adjustable-rate mortgage loans in the savings bank's primary market. Traditionally, the savings bank's older, low to moderate income residential customer base has not been receptive to adjustable rate mortgage loans and this tendency was exacerbated in recent years because of the comparatively low interest rate environment for fixed rate mortgage loans.

            The savings bank's one- to four-family residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the savings bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the savings bank's fixed-rate mortgage loan portfolio, and the savings bank has usually exercised its rights under these clauses.

            Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Appraisals are performed by appraisers approved by
<PAGE H-26> the savings bank's Board of Trustees.  Such
regulations permit a maximum loan-to-value ratio of 95% for residential property and 80% for all other real estate loans.
The savings bank's lending policies limit the maximum loan-to-value ratio on both fixed-rate and adjustable-rate mortgage loans without private mortgage insurance to 80% of the lesser of the appraised value or the purchase price of the real estate that serves as collateral for the loan. For one- to four-family real estate loans with loan-to-value ratios in excess of 80%, the savings bank requires the borrower to obtain private mortgage insurance. The savings bank requires fire and casualty insurance, as well as title insurance on all properties securing real estate loans made by the savings bank.

            Construction Loans. The savings bank's loan portfolio included $3.84 million of construction loans at March 31, 1999, which amounted to 5.06% of the savings bank's total loan portfolio. The savings bank offers fixed and adjustable rate residential construction loans primarily for the construction of owner-occupied one-to four-family residences in the savings bank's market area to builders or to owners who have a contract for construction. The savings bank generally does not make a construction loan to a builder unless the housing unit is under an agreement of sale. Construction loans to owners are generally structured to become permanent loans, and are originated with terms up to 30 years with an allowance of up to one year for construction. The savings bank's largest construction loan at March 31, 1999 had a principal balance of approximately $489,000. Construction loans at March 31, 1999 were located in Philadelphia County, Montgomery County and Bucks County, Pennsylvania.

            Construction lending generally involves a greater degree of credit risk than other one- to four-family residential mortgage lending. The repayment of the construction loan is often dependent upon the successful completion of the construction project. Construction delays or the inability of the borrower to sell the property once construction is completed may impair the borrower's ability to repay the loan.

            Five or More Family Residential Real Estate Loans. Loans secured by five or more family residential real estate constituted approximately $1.40 million, or 1.85%, of the savings bank's total loan portfolio at March 31, 1999. The savings bank's five or more family residential real estate loans are secured by residence buildings with over 4 family units, which are generally rental properties. At December 31, 1998, all of the savings bank's five or more family residential real estate loans were secured by properties located within the savings bank's market area. The savings bank's largest five or more family residential real estate loan at March 31, 1999, had a principal balance of approximately $614,000.

            Five or more family residential real estate loans are offered with both adjustable interest rates and fixed interest rates. The terms of each five or more family residential real
<PAGE H-27> estate loan are negotiated on a case-by-case basis.
The savings bank generally makes five or more family residential real estate loans up to 80% of the lesser of property cost or the appraised value of the mortgaged property. Loans secured by five or more family residential real estate generally involve a greater degree of credit risk than one-to four-family residential mortgage loans. This increased credit risk is a result of several factors, including the concentration of larger balances in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by five or more family residential real estate is typically dependent upon the successful operation of related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

            Nonresidential Real Estate Loans. Loans secured by nonresidential real estate constituted approximately
$15.09 million, or 19.90%, of the savings bank's total loan portfolio at March 31, 1999. The savings bank's nonresidential real estate loans are secured by nonresidential properties such as retail establishments, office buildings, and industrial buildings. The savings bank also originates nonresidential real estate loans through its subsidiary, PSA Financial Corp. See "SUBSIDIARIES." A significant portion of the savings bank's nonresidential real estate loans are secured by properties located within the savings bank's market area. The savings bank's largest nonresidential real estate loan, which is secured by a business property in the savings bank's market area, had a principal balance of approximately $1.09 million at March 31, 1999, and was performing in accordance with its terms.

            Nonresidential real estate loans are offered with both adjustable interest rates and fixed interest rates. The terms of each nonresidential real estate loan are negotiated on a case-by-case basis. The savings bank generally makes nonresidential real estate loans up to 75% of the lesser of property cost or the appraised value of the mortgaged property. As in the case of five or more family loans, nonresidential real estate loans generally involve a greater degree of credit risk than one-to four-family residential mortgage loans and carry larger loan balances. This increased credit risk results from the concentration of principal in a more limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring nonresidential loans. The repayment of loans secured by nonresidential real estate is typically dependent upon the success of the related business operation. If the cash flow from the business is impaired, the borrower's ability to repay the loan may also be impaired.

            Commercial Loans. The savings bank currently offers commercial loans to finance various activities in the Philadelphia metropolitan area, some of which are secured in part
<PAGE H-28> by additional real estate collateral, such as
business property and/or personal residences. The savings bank originates commercial loans through its subsidiary, PSA Financial Corp. See "SUBSIDIARIES." At March 31, 1999, commercial loans totalled approximately $2.86 million or 3.77% of the total loan portfolio. Commercial loans are offered with either adjustable or fixed interest rates. Adjustable rates are tied to the savings bank's prime rate plus a margin.

            Underwriting standards employed by the savings bank for commercial loans include a determination of the applicant's ability to meet existing obligations and payments on the proposed loan from normal cash flows generated by the applicant's business. The financial strength of each applicant also is assessed through a review of financial statements provided by the applicant. Commercial loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business. The savings bank generally obtains personal guarantees from the borrower or a third party as a condition to originating its commercial loans.

            Consumer Loans. As of March 31, 1999, consumer loans totalled $1.26 million, or 1.66%, of the savings bank's total loan portfolio. The principal types of consumer loans offered by the savings bank are home equity loans and lines of credit, unsecured personal loans, and loans secured by deposit accounts. The savings bank's subsidiary, PSA Consumer Discount Company, offers secured and unsecured personal loans. See "SUBSIDIARIES." Consumer loans are offered with maturities generally of less than ten years. The savings bank's home equity loans and lines of credit are secured by the borrower's principal residence with a maximum loan-to-value ratio, including the principal balances of both the first and second mortgage loans, of 80% in the case of home equity loans and 70% in the case of lines of credit. Such loans are offered on both a fixed-rate and an adjustable-rate basis with terms of up to fifteen years.

            The underwriting standards employed by the savings bank for consumer loans include a determination of the applicant's credit history and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount, and in the case of home equity loans or lines of credit, the savings bank either obtains title insurance or obtains a title search report, depending on the particular loan.

            Consumer loans entail greater credit risk than do residential first mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that
<PAGE H-29> depreciate rapidly.  In such cases, repossessed
collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. See "--Delinquencies and Classified Assets -- Nonperforming Assets," "-- Loans Past Due and Nonperforming Assets," and "-- Classification of Assets" for information regarding the savings bank's loan loss experience and reserve policy.

Mortgage Banking Operations

            Through its subsidiary, Transnational Mortgage Company, the savings bank has conducted a mortgage banking operation since 1989. Mortgage banking consists primarily of the origination, purchase, sale and servicing of first mortgage loans secured by one-to-four family homes. Such loans are sold either as individual loans, as mortgage-backed securities, or as participation certificates issued or guaranteed by FNMA or FHLMC. Loans may be sold either on a servicing retained or servicing released basis.

            As of March 31, 1999, the savings bank's equity investment in Transnational Mortgage Company totaled $74,000. For the quarter ended March 31, 1999, Transnational Mortgage Company's loan originations totaled $4.61 million and net income totaled $23,000. For the year ended December 31, 1998, 1997 and 1996, Transnational Mortgage Company sold 98.30%, 89.10% and 81.79%, respectively, of the loans originated in that year.

            The savings bank plans to expand into the Philadelphia metropolitan market, including counties of New Jersey and Delaware, because management believes this market is more accustomed to obtaining mortgages from mortgage brokers as well as directly from banks and thrifts. The savings bank has implemented a strategy in this area to expand Transnational
Mortgage Company's operations in order to increase the origination of loans for sale in the secondary market and for its own portfolio and the expansion of its servicing portfolio.

            The savings bank expects that it will serve as the principal funding source for Transnational Mortgage Company pursuant to a credit arrangement between the parties. Transnational Mortgage Company originates loans in accordance with FNMA and FHLMC underwriting criteria or the criteria of private investors.

            During 1998, the savings bank established loan servicing capabilities. Loan servicing income provides a predictable source of fee income and servicing values are generally countercyclical to the origination side of the mortgage banking business. At March 31, 1999, the savings bank mortgage servicing portfolio consisted of $12.75 million in loans serviced for FNMA.
  <PAGE H-30>
            Because mortgage originations fluctuate significantly with economic conditions, mortgage banking revenues are very cyclical. To the extent Transnational Mortgage Company revenues and profits become, as expected, a significant component of the savings bank's consolidated revenues and net income, earnings of the savings bank could fluctuate materially.

            Loan Maturity and Re-pricing Schedule. The following table set forth the maturity or period of re-pricing of the savings bank's loan portfolio at March 31, 1999. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Adjustable and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                        Amounts At March 31, 1999
                                Multi-Family                   Consumer
                                    and                           and
                  One to Four    Commercial                   Commercial
                     Family      Real Estate   Construction    Business    Total Loans
Amounts due:
Non-accrual         $ 1,044            386             -             -       $ 1,430

Within one year       1,238          1,848         3,840         3,243         9,970

After one year:
   1-3 years            585          3,555             -           289         4,429
   3 to 5 years       2,382          5,847             -           385         8,414
   5 to 10 years      5,474          3,491             -           201         9,166
   Over 10 years     40,683          1,766             -             -        42,451

Total due after
  one year           49,124         14,461             -           175        64,460

Total amounts due   $51,406        $18,496        $3,840        $4,118       $75,860


            Loan Origination, Purchase and Sale Schedule. The following table shows total loans originated, purchased, sold and repaid during the periods indicated for the savings bank and its subsidiaries.

                                           For the Quarter Ended
                                                 March 31,
                                             1999         1998
Loans receivable,
  net and loans
  held for sale at
  beginning of period                      $79,818      $68,490

Originations
  1-4 Family Residential Real Estate         8,598        5,774
<PAGE H-31>
  Other Real Estate                          2,023        3,090
  Consumer and commercial business loans       500        2,075
      Total loan originations               11,121       10,939

Loans purchased                                  0            0

Transfer to REO                                  0            0
Principal repayments                        (4,086)      (4,912)
Sales of loans                              (6,382)      (3,954)

Increase(decrease) in loans in process          (5)        (138)
Increase(decrease) in allowance
  for loan losses                                0           50
Net increase(decrease) in loans                648        1,985

Loans receivable,net and loans
  held for sale at end of period           $80,466      $70,475

                                             For the Year Ended            For the Years Ended
                                                December 31,                   September 30,
                                          1998       1997       1996       1995          1994
Loans receivable,
  net and loans
  held for sale at
  beginning of period                     $68,490    $57,183    $54,318     $51,097      $52,816

Originations
    1-4 Family
      Residential Real
      Estate                               45,237     28,318     20,038       4,447       14,041
    Other Real Estate                       5,649      5,377         24       4,214            0
    Consumer and commercial
      business loans                        6,761      3,248      1,033         961          398
        Total loan originations            57,647     36,943     21,095       9,622       14,439

Loans purchased                                 0          0          0           0            0

Transfer to REO                              (443)
Principal repayments                      (25,171)    (9,648)    (8,821)     (5,996)     (11,526)
Sales of loans                            (21,083)   (16,152)    (9,378)     (2,451)      (4,667)

Increase(decrease) in loans
  in process                                 (131)       133        (31)        (19)          14
Increase(decrease) in allowance
  for loan losses                              66         31          0           0           21

Net increase(decrease) in loans            11,328     11,307      2,865       1,156       (1,719)

Loans receivable,net and loans
  held for sale at end of
  period                                  $79,818    $68,490    $57,183     $52,253      $51,097
                                          =======    =======    =======     =======      =======

            Loans-to-One Borrower. Savings banks are subject to the same loans-to-one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional
<PAGE H-32> amount equal to 10% of unimpaired capital and
unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). As of March 31, 1999, the savings bank's largest loan to one borrower consisted of three loans to one borrower.
Of the three loans, two loans were five or more family loans which had an aggregate outstanding balance of $431,000 and one loan was construction loan with an aggregate outstanding balance of $2.11 million at March 31, 1999 and each of these loans is performing according to its terms.

Delinquencies and Classified Assets

            Asset Quality. The following table sets forth non-performing assets as of March 31, 1999, and December 31, 1998 and December 31, 1997 (Dollars in thousands):


                                                At March 31,     At December 31,  At December 31,
                                                    1999             1998            1997

Loans past due 90 days or more
  as to interest or principal
  and accruing interest                             $    0           $    0         $  200
Nonaccrual loans                                     1,430            1,609          1,894
Loans restructured to provided
  a reduction or deferral
  of interest or principal                               0                0         ______
Total nonperforming loans                            1,430            1,609          2,094
Real estate owned (REO)                                534              629            457
  Total nonperforming assets                        $1,964           $2,238         $2,551
                                                    ======           ======         ======

Nonperforming loans to total loans                   1.89 %           2.19 %          3.34%
Nonperforming assets to total assets                 1.16             1.36            1.97
Allowance for loan losses to total loans             0.40             0.41             .38
Allowance for loan losses to nonperforming loans    21.26            18.89           11.37
Allowance for loan losses to nonperforming assets   15.48            13.58            9.33
Net charge-offs as a percentage of total loans       0.00             0.37             .05


            Collection Procedures. The savings bank's collection procedures provide that when a mortgage loan is unpaid within its grace period (either ten or fifteen days depending on the loan), a late notice will be sent to the borrower requesting payment. If delinquency continues for approximately fifteen days, then a second notice may be sent and contact efforts are attempted to strengthen the collection process and obtain reasons for the delinquency. Plans to arrange a repayment plan may be made. If a loan becomes two months delinquent, the property is inspected in anticipation of foreclosure, a collection letter is sent, personal contact may be attempted, and the loan becomes subject to possible legal action if suitable arrangements to repay have not been made. In addition, the borrower is given information regarding consumer counseling services, to the extent required by regulations of the PDOB, or the Pennsylvania Department of Housing and Urban Development. When a loan continues in a delinquent status for 60 to 90 days and a repayment schedule has not been made or kept by the
<PAGE H-33> borrower, generally a notice of intent to foreclose is sent to the borrower, giving 30 days to cure the delinquency. If the default is not cured, foreclosure proceedings are initiated.

            Nonperforming Assets. All loans, including residential mortgage loans, are placed on nonaccrual status when past due 90 days or more unless the loan is in the process of collection and the value of the collateral well exceeds the loan balance. Prior to 1997, residential mortgage loans were not placed on nonaccrual status unless the loan was delinquent for 12 months and the value of the mortgaged property did not exceed the loan balance. Consumer and unsecured loans are placed on nonaccrual upon becoming three months delinquent. Although the savings bank viewed its nonaccrual policy as justified based on historical experience, in 1997 it adopted a more conservative nonaccrual policy that it believes is more consistent with peer bank practice. No adjustment is made for interest accrued and unpaid at the time a loan is placed on nonaccrual status. Interest is discontinued and income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

            Real estate acquired by the savings bank as a result of foreclosure or by deed in lieu of foreclosure is classified as REO until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. At March 31, 1999, the savings bank had approximately $534,000 of property acquired as a result of foreclosure.

            At March 31, 1999, the savings bank had nonperforming loans of $1.43 million, and a ratio of nonperforming loans to total loans of 1.89%. Of the total nonperforming loans, $1.14 million are single-family residential mortgage loans. At March 31, 1999, the savings bank had nonperforming assets of $1.96 million and a ratio of nonperforming assets to total assets of 1.16%. From 1994 to 1996 the savings bank's ratio of nonperforming loans to total loans exceeded 4%. This was due in large part to ineffective implementation of the savings bank's stated collection practices by savings bank personnel and outside counsel. New collection personnel were hired in 1997, resulting in the decline in the ratios of nonperforming loans to total loans and nonperforming assets to total assets.

            Loans Past Due and Nonperforming Assets. The following table sets forth information regarding the savings bank's loans 90 days or more past due, loans 90 days or more past due and accruing interest, and real estate acquired or deemed acquired by foreclosure at the dates indicated. For all the dates indicated, the savings bank did not have any material restructured loans within the meaning of SFAS No. 15.

           <PAGE H-34>
                                                      At March 31,                 At December 31,
                                                1998             1997          1998              1997

Loans past due 90 days or more
  as to interest or principal
  and accruing interest                        $124               $2,101            $0             $200
Nonaccrual loans(1)                           1,894                  761         1,609            1,894
Loans restructured to provide a
  reduction or deferral of
  interest or principal                           0                    0             0                0
Total nonperforming loans                     2,018                2,862         1,609            2,094
Real estate owned (REO)                         451                  465           629              457
    Total nonperforming assets               $2,469               $3,327        $2,238           $2,551
                                             ======               ======        ======           ======


Nonperforming loans to total loans             3.08%                5.24%         2.19%            3.34%
Nonperforming assets to total assets           1.85                 2.76          1.36             1.97
Allowance for loan losses to total
    loans                                       .44                  .38          0.41             0.38
Allowance for loan losses to
    nonperforming loans                       14.27                 7.23         18.89            11.37
Allowance for loan losses to
    nonperforming assets                      11.66                 6.22         13.58             9.33
Net charge-offs as a percentage of
    total loans                                  --                   --          0.37             0.05

__________________

(1) The savings bank classifies as nonaccrual all loans three months or more delinquent. Prior to 1997, residential mortgage loans were classified as nonaccrual when the loan was delinquent 12 months and the value of the mortgaged property did not significantly exceed the loan balance.

            For the years ended December 31, 1998, 1997 and 1996, gross interest income of approximately $41,019, $49,696, and $157,000, respectively, and for the quarter ended March 31, 1997 and 1998, gross interest income of approximately $51,727 and $44,250, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the related periods. No interest income on nonaccrual loans was included in income during such periods.

            In May 1993, the FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In October 1994, the FASB issued SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure," that amends SFAS No. 114 and eliminates its provision regarding how a creditor should report income on an impaired loan. Originally, SFAS No. 114 would have required creditors to apply one of two allowable methods. As a result of the amendment, creditors may now continue to use existing methods for recognizing income on impaired loans, including methods that are required by certain industry regulators. SFAS No. 114 and SFAS No. 118 were adopted
<PAGE H-35> by savings bank beginning January 1, 1996.  At
March 31, 1999, the Bank's impaired loans consisted of three commercial real estate loans with a total recorded balance of $341,000 for which specific allowances of $17,050 have been established. At December 31, 1997, the savings bank's impaired loans consisted of two commercial real estate loans with a total balance of $321,052 for which specific allowances of $16,053 has been established. At December 31, 1996, the savings bank's impaired loans consisted of smaller balance residential mortgage loans.

            Classification of Assets. The savings bank's policies, consistent with regulatory guidelines, provide for the classification of loans and other assets such as debt and equity securities, considered to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered
"substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. At March 31, 1999, the savings bank had $626,000 of substandard loans and $975,000 of "special mention" loans.

            When a savings bank classifies problem assets as either substandard or doubtful, it is required to establish general valuation allowances or "loss reserves" in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge off such amount. A savings bank's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by its regulatory agencies, which can order the establishment of additional general or specific loss allowances. The savings bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.
  <PAGE H-36>
            At March 31, 1999, the savings bank had no foreign loans and no loan concentrations exceeding 10% of total loans in the table "Analysis of Loan Portfolio." Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

            Potential problem loans consist of loans that are included in performing loans, but for which potential credit problems of the borrowers have caused management to have serious doubts as to the ability of such borrowers to continue to comply with present repayment terms. At March 31, 1999, loans past due between 30 and 89 days that are not included in the preceding table totalled $414,000.

            Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the known and inherent risks in its loan portfolio and current economic conditions. Accordingly, the savings bank consistently applies a methodology to determine both the adequacy of the allowance for loan losses and the necessary provision for loan losses to be charged against earnings. This methodology includes:

            -- a detailed review of all classified assets to determine if any specific reserve allocations
                  (which includes impaired loans) are required on an individual loan basis.

            -- the application of reserve allocations to all criticized and classified assets, based upon allocation percentages, with an "olem" (other loans especially mentioned), substandard or doubtful rating.

            -- the application of reserve allocations to installment and mortgage loans based upon historical charge-off experience for those loan types. The application of reserve allocations to all performing loans based upon historical actual losses incurred from all loan review categories.

            The savings bank provided $283,000, $60,000 and $132,000 to its allowance for loan losses for the years ended December 31, 1998, 1997 and 1996, respectively and $0, $50,00, and $0 for the quarters ended March 31, 1999, 1998, and 1997, respectively. At March 31, 1999, the total allowance for loan losses was $304,000, which amounted to 13.58% of nonperforming assets. The savings bank will continue to monitor and modify the level of its allowance for loan losses in order to maintain it at a level that management considers adequate to provide for potential loan losses. As the savings bank continues to diversify its loan portfolio into commercial, commercial real estate and construction lending, the savings bank expects to
<PAGE H-37> increase its provisions for loan losses in future periods in order to increase the allowance for loan losses. For the years ended December 31, 1998, 1997 and 1996, respectively, the savings bank had $270,000, $29,000 and $133,000 in charge-offs against this allowance.  For the quarters ended
March 31, 1999, 1998, 1997 and 1996, respectively, the savings bank had no charge-offs against this allowance.

            Analysis of the Allowance For Loan Losses. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.
                                  Quarter Ended    Year Ended
                                    March 31,     December 31,
                                  1999     1998   1998    1997
Allowance, beginning of
  period                          $304     $238   $238    $207
Charge-offs:
  Real Estate:
    One-to-four-family                             270      29
  Consumer

Total charge-offs                    0        0    270      29
Total recoveries                     0        0     53       0
  Net charge-offs (recoveries)       0        0    217      29
Provision charged to operations      0        0    283      60
Allowance, end of period          $304     $288   $304    $238

            Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category for the periods indicated.
                                       At March 31,
                                  1999               1998
                           Amount   Percent   Amount   Percent
Residential including
  multifamily real
  estate                    $107     69.61%    $204     68.58%
Commercial real estate
  and commercial
  business                    91     28.73       79     29.21
Consumer                       4      1.66        5      2.21
Unallocated                  102
    Total                   $304    100.00%    $288    100.00%

            Ratio of net charge-offs during the period to average loans outstanding during the period.

                        At December 31,
                        1998                  1997
                        Amount   Percent(1)   Amount   Percent(1)
Residential including
  multifamily real
  estate                 $109       69.78%     $166       72.71%
Commercial real estate
  and commercial
  business                 88       28.63        67       25.38
<PAGE H-38>
Consumer                    4        1.59         5        1.91
Unallocated               103           0
    Total                $304      100.00%     $238      100.00%
_______________

(1)   Represents percentage in each category to total loans.


Investment Activities


            The savings bank's investment portfolio is comprised of mortgage-backed securities, investment securities, and cash and cash equivalents. The carrying value of the savings bank's investment securities and mortgage-backed securities portfolio totalled $48.54 million at March 31, 1999 compared to $20.92 million at March 31, 1998. The savings bank's cash and cash equivalents, consisting of cash and due from banks, and interest-earning deposits with other financial institutions, totalled
$35.54 million at March 31, 1999 compared to $37.07 million at March 31, 1998, a decrease of $1.53 million or 4.13%. The majority of the savings bank's mortgage-backed securities are issued or guaranteed by the United States Government or agencies thereof. At March 31, 1999, mortgage-backed securities totalled $27.52 million. The majority of this amount represents securities that were issued or guaranteed by either FNMA, FHLMC or the Government National Mortgage Association ("GNMA"). The savings bank historically maintains high levels of interest-earning deposits as part of its strategy for meeting liquidity requirements and improving interest sensitivity.

            The savings bank is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short term securities and certain other investments. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." The savings bank generally has maintained a portfolio of liquid assets that exceeds regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short-term demand for funds to be used in the savings bank's loan origination and other activities.

            Pursuant to SFAS No. 115, which the savings bank adopted in 1994, the savings bank classifies its investment securities and mortgage-backed securities as either held-to-maturity, available for sale or trading. Available for sale and trading securities are carried at market value, while held-to-maturity securities are carried at amortized cost. At March 31, 1999, $5.19 million of the savings bank's investment securities
<PAGE H-39> and mortgaged-backed securities were classified held-
to-maturity and $43.35 million of the savings bank's investment securities and mortgaged-backed securities were classified available for sale. The savings bank did not carry any trading securities at March 31, 1999.

            The savings bank's Board of Trustees has also adopted an investment policy which identifies acceptable types of investments for the savings bank and establishes criteria to guide management in classifying investments as prescribed by SFAS No. 115. The policy also authorizes the savings bank's investment officer to make single investments of up to $1 million. Under the investment policy the savings bank may invest in certain AAA rated derivative securities. As of December 31, 1998, the savings bank had no collateralized mortgage obligations. The savings bank may not invest in high-risk collateralized mortgage obligations ("CMOs") and the savings bank's investment officer must periodically analyze the risk of any CMO held by the savings bank to determine that such securities are not within the high-risk category.

            On January 29, 1999, the Holding Company purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, of McGuire Performance Solutions, Inc. ("MPS"). The Holding Company purchased the shares for $.78125 per share for a total cost of $1,250,000. The Holding Company owns 100% of MPS's Series A Convertible Preferred Stock. MPS is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

            Carrying and Market Value of Investment and Mortgage-
Backed Securities. The following table sets forth certain information regarding the carrying and market values of the savings bank's investment securities and mortgage-backed securities in the savings bank's held-to-maturity portfolio for the periods indicated.


                                                Held to Maturity
                                                 At March 31,
                                                      1999
                                    Gross        Gross
                                  Amortized   Unrealized   Unrealized  Fair
                                     Cost        Gains       Losses    Value
                                                 (In Thousands)
Investment Securities:
Debt:
  FNMA                             $1,000      $  1         $     -     $1,001
  FHLMC                             2,999         2               -      3,001
    Total Debt Securities held
      to maturity                   3,999         3               -      4,002
Mortgage-backed securities:
  GNMA                              1,134        75               -      1,209
  FHLMC                                57         -               2         55
<PAGE H-40>
    Total mortgage-backed
      securities held to
      maturity                      1,191        75               -      1,264
    Total securities held to
      maturity                     $5,190       $78          $    -     $5,266
                                   ======       ===          ======     ======

                                                Held to Maturity
                                                 At March 31,
                                                      1998
                                    Gross        Gross
                                  Amortized   Unrealized   Unrealized  Fair
                                     Cost        Gains       Losses    Value
                                                 (In Thousands)
Investment Securities:
Debt:
  FNMA                             $1,000      $  4         $    -      $1,004
  FHLMC                             4,719                       20       4,700
    Total Debt Securities held
      to maturity                   5,719                       20       5,704
Mortgage-backed securities:
  GNMA                              1,883        79              -       1,982
  FHLMC                                70         6              -          76
    Total mortgage-backed
      securities held to
      maturity                      1,953        85              -       2,058
    Total securities held to
      maturity                     $7,672        89          $   -      $7,762
                                   ======      ====          =====      ======

            The following table presents the estimated fair value of investment securities and mortgage-backed securities available for sale and the net unrealized gain or loss at the periods indicated:

                                              Available for Sale
                                             At March 31, 1998
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                                (In Thousands)
Investment Securities:
  Equity:
    Investments in mutual funds   $ 2,354     $      9     $     -    $2,363
      Total Equity securities
        available for sale          2,354                              2,363
  Debt:
    FHLB Notes                      3,998           26                 4,024
    SLMA                            1,000                        3       997
    Federal Farm Credit             2,000           10                 2,010
    FNMA                              998           14                 1,012
                                    7,996           50           3     8,043
      Total Investment Securities
       Available for sale          10,360           50           3    10,406
  Mortgage-backed securities:
    FNMA                            2,215            -          60     2,155
<PAGE H-41>
    FHLMC                             685                        2       683
    Total mortgage-backed
      securities available
      for sale                      2,900            -          62     2,838
    Total available-for-sale
      securities                  $13,250         $ 60        $ 65   $13,244
                                  =======     ========      ======   =======

                                              Available for Sale
                                              At March 31, 1999
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized  Fair
                                    Cost        Gains       Losses    Value
                                                (In Thousands)
Investment Securities:
  Equity:
    Investment in McGuire
      Performance Solutions       $ 1,250                             $ 1,250
    Investments in mutual funds     2,354     $       -    $      5     2,349
      Total Equity securitites
        available for sale          3,604                         5     3,599
  Debt:
    FHLB Notes                      6,498             -          51     6,447
    Municipal Tax-exempt            3,535             -          36     3,499
    FNMA                            3,500             -          25     3,475
                                   13,533             -         112    13,421
    Total investment Securities
      Available for sale           17,137             -         117    17,020
  Mortgage-backed securities:
    FNMA                           16,679             -         205    16,474
    GNMA                            9,944                        87     9,857

    Total mortgage-backed
      securities available
      for sale                     26,623             -         292    26,331

    Total available-for-sale
      securities                  $3,760        $     0        $409   $43,351
                                  ======        =======        ====   =======


                                                Held to Maturity
                                                 At December 31,
                                                      1998
                                    Gross        Gross
                                  Amortized   Unrealized   Unrealized  Fair
                                     Cost        Gains       Losses    Value
                                                 (In Thousands)
Investment Securities:
Debt:
  FNMA                             $ 1,000        $  1         $-      $ 1,001
  FHLMC                              2,996           8          -        3,004
    Total Debt Securities held
      to maturity                    3,996           9          -        4,005
Mortgage-backed securities:
  GNMA                               1,269          74                   1,343
  FHLMC                                 58           4          -           62
    Total mortgage-backed
      securities held to  <PAGE H-42>
      maturity                       1,327          78          -        1,405
    Total securities held to
      maturity                     $ 5,323        $ 87         $-      $ 5,410


                                                Held to Maturity
                                                 At December 31,
                                                      1997
                                    Gross        Gross
                                  Amortized   Unrealized   Unrealized  Fair
                                     Cost        Gains       Losses    Value
                                                 (In Thousands)
Investment Securities:
Debt:
  FNMA                             $ 7,219        $  8          $-     $ 7,227
  FHLMC                              1,000           8           -       1,008
    Total Debt Securities held
      to maturity                    8,219          16           -       8,235
Mortgage-backed securities:
  GNMA                               1,980         105           -       2,085
  FHLMC                                 88           9           -          97
    Total mortgage-backed
      securities held to
      maturity                       2,068         114           -       2,182
    Total securities held to
      maturity                     $10,287        $130          $-     $10,417


            The following table presents the estimated fair value of investment securities and mortgage-backed securities available for sale and the net unrealized gain or loss at the periods indicated:

                                              Available for Sale
                                             At December 31, 1998
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                                (In Thousands)
Investment Securities:
  Equity:
    Investments in mutual funds   $ 2,354        $ -          $1       $ 2,353
  Debt:
    FNMA Notes                      3,500         11           -         3,511
    Municipal Tax-exempt            3,544          -           -         3,544
    FHLB Notes                      6,498          -           -         6,498
    SLMA                            1,000          1           -         1,001
      Total Debt Securities held
        to maturity                14,542         12           -        14,554
  Mortgage-backed securities:
    FNMA                           11,884          -           6        11,878
    GNMA                           10,195          -           -        10,195
    Total mortgage-backed
      securities available
      for sale                     22,079          -           6        22,073
    Total available-for-sale
      securities                  $38,975        $12          $7       $38,980
  <PAGE H-43>

                                              Available for Sale
                                             At December 31, 1997
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                                (In Thousands)
Investment Securities:
  Equity:
    Investments in mutual funds   $ 2,354        $12         $ -       $ 2,366
  Debt:
    FHLB Notes                      7,995         23           -         8,018
    Federal Farm Credit             2,000         12           -         2,012
    FNMA                              998         13           -         1,011
    SLMA                            1,000          -           6           994
      Total Debt Securities
        available for sale         11,993         48           6        12,035
  Mortgage-backed securities:
    FNMA                            2,227          -          65         2,162
    FHLMC                             778          -           6           772
    Total mortgage-backed
      securities available
      for sale                      3,005          -          71         2,934
    Total available-for-sale
      securities                  $17,352        $60         $77       $17,335

            Investment Portfolio Maturities. The following table sets forth the scheduled maturities, carrying values, and weighted average yields for the savings bank's investment securities and mortgage-backed securities portfolios classified as being held to maturity and available for sale at March 31, 1999. Adjustable-rate, mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

                                                                      At March 31, 1999
                                In one year         After one year      After five years
                                  or less            to five years        to ten years        Over ten years
                                                                                                                 No Stated
                             Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average    Maturity
                               Value     Yield      Value     Yield      Value     Yield      Value     Yield    or Rate     Total
Held to maturity:
  Investment Securities       $    -         -     $2,000      6.37%    $  999       6.50%   $ 1,000     7.09%    $     -   $ 3,999

  Mortgage-backed
    securities                     -         -          -         -          -          -      1,181     8.50%          -     1,191
      Total held to
        maturity              $    -         -     $2,000      8.37%    $  999          0     $2,191    15.59%    $     -   $ 5,190
                              ======     =====     ======      ====     ======      =====     ======    =====     =======   =======

Available for sale:
  Investment Securities      $ 2,482      5.32%    $2,467      6.00%    $3,998       6.80%   $ 4,474     5.28%    $3,599    $17,020
  Mortgage-backed securities       -                1,601      5.50%         -          -     24,730     6.67%         -     26,331

    Total available for sale $ 2,482      5.32%    $4,088     11.50%    $3,998       6.80%   $29,204    11.95%    $3,599    $43,351
                             =======      ====     ======     =====     ======       ====    =======    =====     ======    =======


Sources of Funds
  <PAGE H-44>

            General. Deposits are the major source of the savings bank's funds for lending and other investment purposes. In addition to deposits, the savings bank derives funds from the amortization and prepayment of loans and mortgage-backed securities, the maturity of investment securities, operations and, if needed, advances from the FHLB. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

            Deposits. Consumer and commercial deposits are attracted principally from within the savings bank's market area through the offering of a broad selection of deposit instruments including checking accounts, passbook savings accounts, statement savings accounts, money market deposit accounts, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. The savings bank regularly evaluates its internal cost of funds, surveys rates offered by competing institutions, reviews the savings bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The savings bank does not obtain deposits through brokers, nor does it solicit funds outside its market area.

            The savings bank's deposit pricing strategy seeks to retain passbook savings deposit accounts as an important funding source. Management's experience is that its customer base finds the traditional passbook savings account attractive even though higher yields may be available from alternative deposit products. Accordingly, the savings bank typically prices its passbook product above its large commercial bank competitors whose pricing strategy is designed for a larger and more diverse market.

            The following table sets forth the savings account activities for the savings bank for the periods indicated.

                        Quarter Ended        Year Ended
                          March 31,          December 31,
                        1999     1998     1998          1997
Increase before
  Interest credited    $4,872   $3,782   $15,003       $4,249
Interest credited      $  814    1,006     4,424        3,911
  Net deposit
    increase           $5,686   $4,788   $19,427       $8,160


      The following tables set forth the composition of savings deposits in the various types of savings accounts offered by the savings bank between the dates indicated.
  <PAGE H-45>

                                                  At December 31,
                                                        1998
                                                                     Weighted
                                                                      Average
                                                        % of          Nominal
                                        Balance       Deposits         Rate
Savings deposit accounts               $ 28,952         22.59%         2.50%
NOW Accounts                             13,016         10.16          0.38
Money market accounts                     8,705          6.79          3.53
Retail certificate of deposit            72,096         56.25          5.42
Jumbo certificates of deposit(1)          5,391          4.21          5.58
Total deposits                         $128,160        100.00%


                                      At December 31,
                                            1997
                                                      Weighted
                                                       Average
                                             % of      Nominal
                                 Balance   Deposits     Rate
Savings deposit accounts        $ 29,694     27.31%     2.50%
NOW Accounts                       8,535      7.85      0.90
Money market accounts              7,201      6.62      3.57
Retail certificate of deposit     57,536     52.91      5.57
Jumbo certificates of
  deposit(1)                       5,768      5.31      5.81
    Total deposits              $108,734    100.00%

_______________________
(1) Includes only certificates of deposit of $100,000 or more bearing negotiated rates.

                                                  At March 31,
                                                        1999
                                                                     Weighted
                                                                      Average
                                                        % of          Nominal
                                        Balance       Deposits         Rate
Savings deposit accounts               $ 31,146         23.27%         2.50%
NOW Accounts                             13,434         10.04          0.37
Money market accounts                     9,054          6.76          3.53
Retail certificate of deposit            74,433         55.61          5.26
Jumbo certificates of deposit(1)          5,780          4.32          5.38
Total deposits                         $133,847        100.00%



                                       At March 31,
                                            1998
                                                      Weighted
                                                       Average
                                             % of      Nominal
                                 Balance   Deposits     Rate
Savings deposit accounts        $ 31,022     27.33%     2.50%
NOW Accounts                       9,783      8.62      0.75
Money market accounts              7,847      6.91      6.62
Retail certificate of deposit     59,779     52.66      5.56  <PAGE H-46>
Jumbo certificates of
  deposit(1)                       5,091      4.48      5.80
    Total deposits              $113,522    100.00%

            Time Deposit Maturities. The following table sets forth the amount and maturities of time deposits at December 31, 1998.

                     Period to Maturity from March 31, 1999
                    Within       One to
                   One Year   Three Years   Thereafter    Total
                                  (In Thousands)

Less than 4.00%     $ 1,022    $    276      $   239    $  1,537
4.001% - 6.000%      61,018      13,326        1,965      76,309
6.001%  -  8.000%     1,305         338          677       2,320
8.001%  -  10.000%       43           4            -          47
over 10.000%              -           -            -           -
  Total             $63,388    $ 13,944      $ 2,881    $ 80,213
                    ========   ========      =======    ========

            Large Certificates of Deposit Maturities. The following table indicates the amount of the savings bank's certificates of deposit of $100,000 or more by time remaining until maturity at March 31, 1999.
                                                    Certificates
          Maturity Period                            of Deposit
                                                   (In thousands)

One year or less                                     $  12,291
Over one year though two years                           2,149
Over two years through three years                         339
Over three years through five years                        457
Over five years through ten years                            -
Over ten years                                               -
                                                      $ 15,236
                                                      ========

Borrowings

            Savings deposits are the primary source of funds for the savings bank's lending and investment activities and for its general business purposes. If the need arises, the savings bank may rely upon advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At March 31, 1999, the savings bank had no FHLB advances outstanding.

Market Area and Competition

            The savings bank's market area includes the Philadelphia and metropolitan area and all counties contiguous thereto as well as counties of New Jersey and Delaware. This area has a large concentration of financial institutions, many of
<PAGE H-47> which are significantly larger and have greater
financial resources than the savings bank, and all of which are competitors of the savings bank to varying degrees. As a result, the savings bank encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings associations and credit unions in its market area, and the savings bank expects continued strong competition from such financial institutions in the foreseeable future. The savings bank's market area includes branches of several commercial banks that are substantially larger than the savings bank. The savings bank competes for savings deposits by offering depositors a high level of personal service.

            The competition for real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings institutions. This competition for loans has increased substantially in recent years as a result of the large number of institutions competing in the savings bank's market area, as well as the increased efforts by commercial banks to expand mortgage loan originations.

            The savings bank competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors that affect competition include general and local economic conditions, interest rate levels and volatility of the mortgage markets.

Subsidiaries

            The savings bank owns three direct subsidiaries and one indirect subsidiary. See "Business of PSB -- Mortgage Banking Activities." Transnational Mortgage Company is engaged in a mortgage banking business. PSA Service Corp. conducts real estate appraisals, processes credit applications and provides other services in connection with the origination of loans. PSA Financial Corp. primarily originates business loans and commercial real estate loans. Its subsidiary, PSA Consumer Discount Company, primarily originates consumer loans.

Personnel

            As of March 31, 1999, the savings bank had 48 full-time and no part-time employees. None of the savings bank's employees are represented by a collective bargaining group. The savings bank believes its relationship with its employees to be good.

Environmental Matters

            Environmental hazards are a source of substantial risk and potential liability in the loan portfolios of financial institutions. If a property securing one or more of an institutions loans is environmentally contaminated, the <PAGE H-48> institution may be adversely affected in several different ways. The value of the collateral could be impaired, environmental clean-up costs may impair the borrower's repayment ability, liens held by the institution against the contaminated property may be subordinated to state and/or federal liens securing clean-up costs, and the institution against the contaminated property may be subordinated to state and/or federal liens securing clean-up costs in it has foreclosed on the property or if it is deemed to have become involved in management of the borrower. To minimize these risks, the savings bank may require an environmental examination of the property of any borrower or prospective borrower if consideration of the potential loss to the savings bank in relation to the burdens to the borrower. The costs of such examinations and reports are generally the responsibility of the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with the savings bank. The savings bank is not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding which is likely to have a material adverse impact on the financial condition or results of operations of the savings bank.

                                  REGULATION

            General. The Holding Company is a bank holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended. As a bank holding company, PSB's activities and those of its subsidiary are limited to the business of banking and activities closely related or incidental to banking, and PSB may not directly or indirectly acquire the ownership or control or more than 5% of any class of voting shares or substantially all of the assets of any company, including the savings bank, without prior approval of the Federal Reserve.

            The savings bank is subject to supervision and examination by applicable federal and state banking agencies.
The savings bank is also a Pennsylvania-chartered bank subject to supervision and regulation by the Pennsylvania Department of Banking. In addition, because the deposits of the savings bank are insured by the FDIC, the savings bank is subject to regulation by the FDIC. The savings bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the savings bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve in attempting to control the money supply and credit availability in order to influence the economy.

            PSB Bancorp, Inc. Structure. The savings bank is subject to restrictions under federal law which limit its ability to transfer funds to PSB, in the form of loans, other extensions
<PAGE H-49> of credit, investments and asset purchases.  Such transfers by the savings bank to PSB are generally limited in amount to 10% of the savings bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts, and all transactions are required to be on an arm's length basis. The savings bank has never made any loan or extension of credit to PSB nor has it purchased any assets from PSB.

            Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to the savings bank and to commit resources to support the savings bank, i.e., to downstream funds to the savings bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Any capital loans by a bank holding company to the savings bank are subordinate in right of payment to deposits and to certain other indebtedness of the savings bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of the savings bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of the Savings Bank

            Pennsylvania Savings Bank Law. The savings bank is incorporated under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"). The Banking Code contains detailed provisions governing the Bank's organization, the location of its offices, the rights and responsibilities of its trustees, officers, employees, depositors and shareholders, and its savings, investment and other operations. The Banking Code delegates extensive rulemaking power and administrative discretion to the Pennsylvania Department of Banking ("PDOB").

            The PDOB generally examines each savings bank not less frequently than once every two years. Although the PDOB may accept the examinations and reports of the FDIC in lieu of the PDOB's examination, the current practice is for the PDOB to conduct individual examinations. The PDOB may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, employee or attorney of a savings bank engaged in an objectionable activity, after the PDOB has ordered the activity to be terminated, to show cause at a hearing before the PDOB why such person should not be removed.

            Capital Maintenance. FDIC regulations require FDIC-insured state-chartered savings banks, such as the savings bank, to maintain minimum levels of capital. The regulations establish a minimum leverage capital requirement of not less than 3% Tier 1 capital to total assets for institutions in the strongest financial and managerial condition, with a CAMEL rating of "1" (the highest rating of the FDIC for banks). For all other banks, the minimum leverage ratio is at least 4% to 5%. Tier I capital
<PAGE H-50> consists principally of common shareholders' equity
(including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships.

            The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier 1 capital plus supplementary (Tier 2) capital) to risk- weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

            Tier 2 capital includes certain perpetual preferred stock, hybrid capital instruments, including certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and a limited amount of the general allowance for loan and lease losses. The amount of the allowance for loan and lease losses includable in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets and 100% of Tier 1 capital. Overall, the amount of capital counted toward Tier 2 capital cannot exceed 100% of Tier 1 capital. At March 31, 1999, the savings bank met its capital requirements.

            FDICIA requires the Federal banking agencies to revise their risk-based capital guidelines to, among other things, take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. The agencies have adopted a specific rule applicable to institutions whose investment portfolio trading activity exceeds 10% of total assets or $1 billion. The savings bank is not subject to this rule.
The agencies have stated that they will also consider the effects of market and credit risk and nontraditional activities on a case-by-case basis, and could impose higher capital requirements on any institution.

            Virtually identical capital requirements are imposed on PSB and enforced by the Federal Reserve Board. The savings bank is also subject to PDOB capital guidelines. Although not adopted in regulation form, the PDOB utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

            Insurance of Deposit Accounts. The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and
<PAGE H-51> further assigns such institution to one of three subgroups within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk-based assets ratio of 6% or greater, and a Tier 1 leverage ratio of 5.0% or greater, are assigned to the well-capitalized group. As of December 31, 1998, the savings bank was well capitalized for purposes of calculating insurance assessments.

            While the savings bank presently pays no premium for deposit insurance, it is subject to assessments to pay the interest on Financing Corporation ("FICO") bonds. FICO was created by Congress in 1989 to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds. The Omnibus Budget Act also provided that the Bank Insurance Fund deposits would be subject to 1/5 of the assessment to which SAIF deposits are subject for FICO bond payments through 1999. Beginning in 2000, Bank Insurance Fund and SAIF deposits will be subject to the same assessment for FICO bonds. The FICO assessment for the savings bank for 1998 is $.012 for each $100 of Bank Insurance Fund deposits and $.0588 for each $100 of SAIF deposits.

            The savings bank was chartered as a Bank Insurance Fund-insured institution; however, it will continue to pay premiums to the SAIF at SAIF rates with respect to the deposits that it assumed in the reorganization. Therefore, a substantial portion of the savings bank's deposits are assessed at SAIF rates.

            Restrictions on Dividends. Dividend payments by the savings bank are subject to the Banking Code. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the FDI Act, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC.

            State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of the savings bank to pay dividends.

            Federal Reserve System. Under Federal Reserve regulations, the savings bank is required to maintain noninterest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against net transaction accounts of $47.8 million or less (subject to adjustment by the Federal Reserve) and <PAGE H-52> $1.43 million plus 10% of net transaction accounts in excess of $47.8 million. The savings bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the savings bank's interest-earning assets.

            Federal Home Loan Bank System. The savings bank is required to retain its membership in the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The savings bank, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Pittsburgh, whichever is greater. The savings bank is in compliance with this requirement, with an investment in FHLB of Pittsburgh stock at December 31, 1998 of $572,200. FHLB advances must be secured by specified types of collateral and may only be obtained for the purpose of providing funds for residential housing finance.

            The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future FHLB advances increased, the savings bank's net interest income would likely also be reduced.
  <PAGE H-53>
                       PSB BANCORP, INC. AND SUBSIDIARY

                                   CONTENTS

                                                             Page


Quarterly Statements for the Three Month Period ended
  March 31, 1999..........................................   H-

Consolidated Statement of Financial Condition as of
  March 31, 1999(Unaudited) and December 31, 1998.........   H-

Consolidated Statement of Income (Unaudited) for the
  Three Month Periods Ended March 31, 1999 and 1998.......   H-

Consolidated Statement of Comprehensive Income
  (Unaudited) for the Three Month Periods Ended
  March 31, 1999 and 1998.................................   H-

Consolidated Statement of Shareholders' Equity
  (Unaudited) for the Three Month Periods Ended
  March 31, 1999 and 1998.................................   H-

Consolidated Statement of Cash Flows (Unaudited) for
  the Three Month Periods Ended March 31, 1999 and
  1998....................................................   H-

Note to Consolidated Financial Statements

Financial Statements for the years ended December 31,
  1999 and 1998..........................................    H-

Independent Auditors' Report..............................   H-

Financial Statements:

  Consolidated Statement of Financial Condition
    December 31, 1998 and 1997............................   H-

  Consolidated Statement of Income for the Years Ended
    December 31, 1998, 1997, and 1996.....................   H-

  Consolidated Statement of Shareholders' Equity for
    the Years Ended December 31, 1998, 1997, and 1996.....   H-

  Consolidated Statement of Cash Flows for the Years
    Ended December 31, 1998, 1997, and 1996...............   H-

  Consolidated Statement of Comprehensive Income for
    the Years Ended December 31, 1998, 1997 and 1996......   H-

Notes to Consolidated Financial Statements................   H-
  <PAGE H-54>
                       PSB BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                        At March 31,       At December 31,
                                                                            1999                1998
                                                                       (unaudited)
ASSETS:
Cash and Cash Equivalents:
  Cash and due from banks                                                 $1,669,236        $1,413,249
  Interest bearing deposits in other financial institutions               33,866,346        33,543,499
Investments:
  Investment securities available-for-sale, at fair value                 17,020,164        16,907,350
  Mortgage-backed securities available-for-sale, at fair value            26,330,923        22,073,453
  Mortgage-backed securities held-to-maturity (fair
    value of  $1,263,827 and $1,404,753)                                   1,191,135         1,326,737
  Investment securities held-to-maturity (fair value
    of $4,001,103 and $4,005,600)                                          3,999,413         3,996,118
Loans receivable, net                                                     75,132,831        72,880,160
Loans Held for Sale                                                        5,333,166         6,938,160
Real Estate:
  Acquired in settlement of loans                                            533,910           629,263
Office properties and equipment, net of accumulated
  depreciation                                                               960,942           990,071
Federal Home Loan Bank stock, at cost                                        572,200           572,200
  (Restricted investment required by law)
Accrued interest receivable                                                1,453,256         1,288,666
Investment in data center, common stock, at cost                              15,000            15,000
Prepaid corporate taxes                                                      514,527           448,317
Excess of acquisition cost over fair value of assets
  acquired, net of accumulated amortization                                    6,000             6,250
Net Deferred Taxes                                                            68,112                 0
Prepaid expenses and other assets                                          1,143,334           978,789
    Total Assets                                                        $169,810,495      $164,007,282
                                                                        ============      ============
LIABILITIES:
  Deposits                                                               133,847,398       128,160,510
  Securities purchased under agreements to resell                          2,519,641         2,495,030
  Advances from borrowers for taxes                                          658,797         1,096,339
  Income taxes payable                                                       598,108           465,108
  Net Deferred Taxes                                                               0            97,100
  Accrued pension cost                                                       138,815           138,815
  Accrued interest payable on savings accounts                               311,156           320,896
  Accrued expenses and other liabilities                                   1,004,427           606,413
  Employee Stock Ownership Debt                                              218,944           234,226
    Total Liabilities                                                   $139,297,286      $133,614,437

SHAREHOLDERS' EQUITY:
  Common stock, no par value, 15,000,000 shares
    authorized; 3,101,140 shares
    issued and outstanding                                                         0                 0
  Additional paid-in capital                                              30,105,124        30,128,052
  Employee Stock Ownership Plan                                           (1,379,676)       (1,442,886)
  Retained earnings                                                        2,032,336         1,704,436
  Unrealized loss, investments available for sale                           (244,575)            3,243
    Total Shareholders' Equity                                            30,513,209        30,392,845
    Total Liabilities and Shareholders' equity                          $169,810,495      $164,007,282
                                                                        ============      ============

  <PAGE H-55>
                       PSB BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENT OF INCOME

                                                            Three Months Ended
                                                                March 31,
                                                            1999           1998
                                                                (unaudited)
Interest Income:
  Interest on loans                                      $1,776,946     $1,618,825
  Mortgage-backed securities                                377,117         80,291
  Investment securities
    Taxable Interest                                        244,867        201,583
    Taxable Dividends                                        31,268        135,001
    Tax-exempt interest                                      35,648              0
  Interest-earning deposits                                 347,745        349,944

    Total interest income                                 2,813,591      2,385,644

Interest expense:
  Interest on deposits                                    1,384,455      1,207,363
  Interest - other                                            5,187          6,757
    Total interest expense                                1,389,642      1,214,120

    Net interest income                                   1,423,949      1,171,524

Provision for loan losses                                         0         50,000

    Net interest income after provision
      for loan losses                                     1,423,949      1,121,524

Noninterest income:
  Gain on sale of loans                                     139,503        113,523
  Loan fees                                                   7,254         22,349
  Service charges                                            94,157         91,371
  Rental income                                              10,937          9,237
  Other income                                                4,917          9,362
    Total  noninterest income                               256,768        245,842

Noninterest Expenses:
  Compensation and employee benefits                        657,118        595,037
  Premises and occupancy costs                              181,934        166,316
  Federal Insurance premiums                                 19,641         16,571
  Data processing                                            38,894         36,780
  Advertising                                                28,245         14,870
  Directors' Fees                                            53,500         54,900
  Stationery, printing and postage                           35,063         26,971
  Expenses of real estate owned                              27,453          4,781
  Other                                                     177,969        168,333
    Total noninterest expenses                            1,219,817      1,084,559

Income before provision for income taxes                    460,900        282,807

  Provision for federal and state income taxes:
    Current                                                 133,000         75,000
    Deferred tax (benefit)
      Total income tax provision                            133,000         75,000
Net Income                                                 $327,900       $207,807
Earnings per share - basic                                    $0.11          $0.18
Earnings per share - diluted                                  $0.11          $0.18

  <PAGE H-56>
                         PSB BANCORP, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                       Three Months Ended
                                                            March 31,
                                                        1999         1998
                                                           (unaudited)
Net Income                                             $327,900     $207,807

Other comprehensive income, net of tax:

  Unrealized loss, investments available for sale      (247,818)       6,384

Other comprehensive income                             (247,818)       6,384

Comprehensive Income                                    $80,082     $214,191


  <PAGE H-57>
                         PSB BANCORP, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)


                                                                    Employee                Accumulated
                                                      Additional     Stock                    Other
                                           Common      Paid-in     Ownership    Retained   Comprehensive              Comprehensive
                                           Stock       Capital        Plan      Earnings      Income        Total        Income
BALANCE, DECEMBER 31, 1997               $1,194,640  $13,563,087    ($295,355)   $545,743      ($10,291) $14,997,824

  Net Income for the three months ended
    March 31, 1998                                                                207,807                    207,807       207,807

  Employee Stock Ownership Plan:
    Shares released                                                    15,282                                 15,282

  Other comprehensive income, net of tax:
    Change in unrealized loss on
    investment and mortgage-backed
    securities available-for-sale, net
    of taxes                                                                                      6,384        6,384         6,384
                                         __________  ___________    _________    ________       _______  ___________      ________
BALANCE, MARCH 31, 1998 (UNAUDITED)      $1,194,640  $13,563,087    ($280,073)   $753,550       ($3,907) $15,227,297      $214,191
                                         ==========  ===========    =========    ========       =======  ===========      ========
BALANCE, DECEMBER 31, 1998                       $0  $30,128,052  ($1,442,886) $1,704,436        $3,243  $30,392,845

  Net Income for the three months ended
    March 31, 1999                                                                327,900                    327,900       327,900

  Employee Stock Ownership Plan:
    Shares released                                      (22,928)      63,210                                 40,282

  Other comprehensive income, net of tax:
    Change in unrealized loss on
    investment and mortgage-backed
    securities available-for-sale, net
    of taxes                                                                                   (247,818)    (247,818)    ($247,818)
                                         __________  ___________  ___________  __________     _________  ___________     _________
BALANCE, MARCH 31, 1999 (UNAUDITED)              $0  $30,105,124  ($1,379,676) $2,032,336     ($244,575) $30,513,209       $80,082
                                         ==========  ===========  ===========  ==========      ========  ===========     =========

  <PAGE H-58>
                              PSB BANCORP, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENT OF CASH FLOWS


Increase (Decrease) in Cash and Cash Equivalents

                                                             Three Months Ended
                                                                  March 31,
                                                             1999           1998
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                $327,900       $207,807
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Amortization of premium/discount on
         mortgage-backed securities                            1,794         (4,243)
       Depreciation and amortization                          29,379         36,285
       Write-down and expenses of real estate owned           26,836          5,000
       Gain on sale of loans                                (139,503)      (140,920)
       Compensation expense-Employee Stock Ownership Plan     25,000
       Change in assets and liabilities:
         Decrease in loans held for sale                   1,744,497        908,985
         (Increase) decrease in accrued interest receivable (164,590)       195,628
         Increase in prepaid expenses                       (164,545)       (56,115)
         (Increase) decrease in prepaid corporate taxes      (66,210)       326,775
         Increase(decrease) in corporate taxes payable       133,000       (233,000)
         Decrease in accrued interest payable                 (9,740)        (6,016)
         Increase in accrued expenses                        398,014         46,221

       Total Adjustments                                   1,813,932      1,078,600

       Net cash provided by operating activities           2,141,832      1,286,407


CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage-backed securities, available for   (4,994,780)             0
  Purchase of investment securities, held-to-maturity              0     (2,000,000)
  Purchase of investment securities, available-for-sale   (1,250,000)
  Maturities of investment securities, available-for-sale  1,000,000      4,000,000
  Maturities of investment securities, held-to-maturity            0      4,500,000
  Mortgage-backed security maturities and
    principal repayments                                     591,979        221,273
  Increased in capitalized conversion costs                                 (21,118)
  Proceeds from sale of real estate owned net of
    improvements                                             227,471
  Capital expenditures                                                      (15,563)
  Increase in total loans receivable, net                 (2,411,625)    (2,752,551)

    Net cash used in investing activities                 (6,836,955)     3,932,041

  <PAGE H-59>
                         PENNSYLVANIA SAVINGS BANK AND SUBSIDIARIES
                            CONSOLIDATED STATEMENT OF CASH FLOWS


                      Increase (Decrease) in Cash and Cash Equivalents

                                                             Three Months Ended
                                                                   March 31,
                                                             1999           1998
                                                                  (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits, net                               $5,686,888     $4,787,494
  Change in advances for borrowers' taxes and
    insurance                                               (437,542)      (449,867)
  Change in securities purchased under agreements to res      24,611       (372,020)

       Net cash provided by financing activities           5,273,957      3,965,607



NET INCREASE IN CASH AND CASH EQUIVALENTS                    578,834      9,184,055

  Cash and Cash equivalents, beginning of period          34,956,748     27,888,650

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $35,535,582    $37,072,705
                                                         ===========    ===========



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid during the period for:

    Interest on deposits and borrowings                   $1,399,382     $1,220,136
                                                         ===========    ===========

    Income taxes                                             $72,000        $40,000
                                                         ===========    ===========
  Noncash activities

    Loans transferred to real estate owned                  $158,954             $0
                                                         ===========    ===========

  <PAGE H-60>
                       PSB BANCORP, INC. AND SUBSIDIARY
                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 1999
                                  (UNAUDITED)

BASIS OF PRESENTATION:

            The consolidated financial statements include the accounts of PSB Bancorp, Inc. and its wholly-owned subsidiary, Pennsylvania Savings Bank. Significant intercompany accounts and transactions have been eliminated.

            The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any fiscal year.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
PSB Bancorp, Inc.
Eleven Penn Center
1835 Market Street
Philadelphia, Pennsylvania  19103-2986

      We have audited the accompanying consolidated statement of financial condition of PSB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the three years ended
December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  <PAGE H-61>
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of PSB Bancorp, Inc. and Subsidiary at December 31, 1998 and 1997, the results of their operations and their cash flows for each of the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

/s/ Stockton Bates, LLP
Certified Public Accountants
Philadelphia, Pennsylvania

March 10, 1999
  <PAGE H-62>
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                    ASSETS

                                              December 31,
                                         1998            1997
CASH AND CASH EQUIVALENTS:
  Cash and due from banks           $  1,413,249    $  1,193,195
  Interest bearing deposits in
    other financial institutions      33,543,499      26,695,455

INVESTMENTS:
  Investment securities available-
    for-sale, at fair value           16,907,350      14,401,388
  Mortgage-backed securities
    available-for-sale at fair
    value                             22,073,453       2,933,804
  Investment securities held-to-
    maturity (fair value of
    $4,005,600 and $8,234,639)        3,996,118       8,219,223
  Mortgage-backed securities held-
    to-maturity (fair value of
    $1,404,753 and $2,182,322)         1,326,737       2,068,059

LOANS RECEIVABLE, net                 72,880,160      61,915,068

LOANS HELD FOR SALE                    6,938,160       6,574,585

REAL ESTATE:
  Acquired in settlement of loans        629,263         456,528

OFFICE PROPERTIES AND EQUIPMENT,
  net of accumulated depreciation        990,071       1,329,145

FEDERAL HOME LOAN BANK STOCK, at cost    572,200         559,900
  (Restricted investment required by
  law)

ACCRUED INTEREST RECEIVABLE            1,288,666       1,285,102

INVESTMENT IN DATA CENTER, common
  stock, at cost                          15,000          15,000

PREPAID CORPORATE TAXES                  448,317         445,092

EXCESS OF ACQUISITION COST OVER FAIR
  VALUE OF ASSETS ACQUIRED, net of
  accumulated amortization                 6,250           7,250

NET DEFERRED TAXES

CAPITALIZED CONVERSION COSTS                             155,292
PREPAID EXPENSES AND OTHER ASSETS        978,789       1,083,865
    TOTAL ASSETS                    $164,007,282    $129,337,951
<PAGE H-63>


                     LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits                          $128,160,510    $108,734,107
  Securities purchased under
    agreements to resell               2,495,030       2,841,733
  Advances from borrowers for taxes    1,096,339         999,611
  Income taxes payable                   465,108         308,000
  Net Deferred Taxes                      97,100          51,158
  Accrued pension cost                   138,815         145,843
  Accrued interest payable on
    savings accounts                     320,896         260,363
  Employee Stock Ownership Plan debt     234,226         295,355
  Accrued expenses and other
    liabilities                          606,413         703,957

    Total liabilities                133,614,437     114,340,127

SHAREHOLDERS' EQUITY:
  Common Stock, $1 par value,
    10,000,000 shares authorized;
    1,194,640 shares issued and
    outstanding for December 31,
    1997                                               1,194,640
  Common Stock, no par value,
    15,000,000 shares authorized;
    3,101,140 shares issued and
    outstanding for December 31,
    1998
  Additional paid-in capital          30,128,052      13,563,087
  Employee Stock Ownership Plan       (1,442,886)       (295,355)
  Retained earnings (accumulated
    deficit)                           1,704,436         545,743
  Unrealized loss, investments
    available-for-sale                     3,243         (10,291)

     Total Shareholders' equity       30,392,845      14,997,824

     TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY         $164,007,282    $129,337,951

      The accompanying notes are an integral part of the consolidated financial statements.
  <PAGE H-64>
                       CONSOLIDATED STATEMENT OF INCOME

                                    Year Ended December 31,
                                  1998        1997        1996

INTEREST AND DIVIDEND INCOME:
  Interest on loans           $ 6,673,774  $5,539,747   5,217,737
  Mortgage-backed securities      326,738     373,900     430,798
  Investment securities:
    Taxable interest            1,060,169   1,424,915   1,063,520
    Taxable dividends             135,001     191,364     119,290
    Tax-exempt interest             6,419
  Interest-earning deposits     1,894,883   1,210,030   1,207,302

      Total interest income    10,096,984   8,739,956   8,038,647

INTEREST EXPENSE:
  Interest on deposits          5,065,107   4,533,646   4,082,377
  Interest - other                 25,142      30,607      36,099

      Total interest expense    5,090,249   4,564,253   4,118,476

      Net interest income       5,006,735   4,175,703   3,920,171

  Provision for loan losses       283,066      60,000     132,633

      Net interest income
        after provision for
        loan losses             4,723,669   4,115,703  3,787,538

NONINTEREST INCOME:
  Gain on sale of loans           863,407     555,987    335,736
  Loan fees                        26,297      81,180     27,485
  Service charges                 362,234     347,792    371,210
  Rental income                    37,721      38,767     44,286
  Other income                     25,511      47,368    136,712

      Total noninterest
        income                  1,315,170   1,071,094    915,429


NONINTEREST EXPENSES:
  Compensation and employee
    benefits                   2,532,303   2,283,110   1,938,979
  Premises and occupancy
    costs                        688,006     684,098     455,652
  Federal insurance premiums      68,768      64,167     735,530
  Data Processing                147,528     126,700     120,782
  Advertising                    111,111      81,400      62,121
  Directors Fees                 223,900     232,300     237,200
  Stationary, printing and
    postage                      107,420     103,040     113,460
  Expenses of real estate
    owned                         86,463       8,244     143,177
<PAGE H-65>
  Loss on sale of real
    estate held for
    investment                                             2,465
  Other                          659,501     550,592     553,379

      Total noninterest
        expenses               4,625,000   4,133,651   4,362,745

INCOME BEFORE PROVISION FOR
  INCOME TAXES                 1,413,839   1,053,146     340,222

  Provision for federal and
    state income taxes:
    Current                      465,108     308,000     142,000
    Deferred                      36,920      36,669      59,465

      Total income tax
        provision                502,028     344,669     201,465

NET INCOME                    $  911,811  $  708,477  $  138,757

BASIC EARNINGS PER SHARE      $      .31  $      .61  $      .12

DILUTED EARNINGS PER SHARE    $      .31  $      .61  $      .12

      The accompanying notes are an integral part of the consolidated financial statements.
  <PAGE H-66>
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                 Accum-
                                                                                                 ulated
                                                                    Employee                      Other
                                                     Additional       Stock        Retained      Compre-                    Compre-
                                        Common        Paid-in       Ownership      Earnings      hensive                    hensive
                                         Stock        Capital          Plan        (Deficit)     Income         Total       Income
BALANCE, DECEMBER 31, 1995           $ 1,173,250    $13,330,472    $  (417,612)   $ (257,494)   $(13,715)   $13,814,901
  Net income for the year ended
    December 31, 1996                                                                138,757                    138,757     138,757

  Issuance of common stock to
    Management Recognition Plan           21,390        232,615                                                 254,005
  Dividends paid                                                                     (43,997)                   (43,997)
  Other comprehensive income, net
    of tax:
    Change in unrealized loss on
      investment and mortgage-
      backed securities available-
      for-sale                                                                                   (56,253)       (56,253)   (56,253)
    Employee Stock Ownership Plan:
      Shares Released                                                   61,129                                   61,129

BALANCE, DECEMBER 31, 1996           $ 1,194,640    $13,563,087    $  (356,483)   $ (162,734)   $(69,968)   $14,168,542    $ 82,504
                                                                                                                           ========
  Net income for the year ended
    December 31, 1997                                                                708,477                    708,477     708,477
  Other comprehensive income, net
    of tax:
    Change in unrealized loss on
      investment and mortgage-backed
      securities available-for-sale                                                               59,677         59,677      59,677
    Employee Stock Ownership Plan:                                      61,128                    61,128
      Shares Released
BALANCE, DECEMBER 31, 1997           $ 1,194,640    $13,563,087    $  (295,355)   $  545,743    $(10,291)   $14,997,824    $768,154
                                                                                                                           ========
  Net income for the year ended
    December 31, 1998                                                  911,811                                  911,811     911,811
  Other comprehensive income,
    net of tax:
    Change in unrealized loss on
      investment and mortgage-backed
      securities available-for-sale                                                               13,534         13,534      13,534
  Cash of PSB Mutual Holding
    Company from merger of PSB
    Mutual Holding Company and
    Pennsylvania Savings Bank
    upon completion of Conversion
    and Reorganization                                                 246,882                                  246,882
  Employee Stock Ownership Plan:
    Shares Released                                     (18,862)       141,009                                  122,147
  Issuance of common stock to
    Employee Stock Ownership Plan
    upon completion of Conversion
    and Reorganization                                              (1,288,540)                              (1,288,540)
  Exchange of Pennsylvania Savings
    Bank common stock for PSB
    Bancorp Inc. common stock upon
    completion of Conversion and
    Reorganization                    (1,194,640)     1,194,640                                                       0
  Issuance of common stock upon
    completion of Conversion and
    Reorganization                                   16,107,320                                              16,107,320
  Expenses relating to stock
    offering                                           (718,133)                                               (718,133)
BALANCE, DECEMBER 31, 1998           $         0    $30,128,052    $(1,442,886)   $1,704,436    $  3,243    $30,392,845    $925,345
          <PAGE H-67>

      The accompanying notes are an integral part of the consolidated financial statements.
  <PAGE H-68>
                     CONSOLIDATED STATEMENT OF CASH FLOWS


                     Increase (Decrease) in Cash and Cash Equivalents

                                                       Year Ended December 31,
                                                  1998            1997            1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                 $    911,811    $    708,477    $    138,757
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Amortization of premium/discount
      on mortgage-backed securities                (7,045)          1,784          (4,824)
    Depreciation and amortization                 145,740         122,037          90,943
    Write-down and expenses of real
      estate owned                                 95,599           8,123
    Gain (loss) on sale of real estate            (36,882)                          2,465
    Gain (loss) on sale of property &
      equipment                                     9,446                            (977)
    Gain on sale of loans                        (863,407)       (555,987)       (335,736)
    Provision for losses on loans                 283,066          60,000         132,633
    Deferred taxes                                 36,920          36,669          59,467
    Compensation expense-Employee Stock
       Ownership Plan                               61,017
    Change in assets and liabilities:
      (Increase)decrease in loans held-
        for-sale                                  499,832      (1,420,898)     (1,752,764)
      Increase in accrued interest
        receivable                                 (3,564)        (68,145)       (137,214)
      (Increase) decrease in prepaid
        expenses                                  105,076        (298,621)       (491,183)
      (Increase) decrease in prepaid
        corporate taxes                            (3,225)        (54,121)         65,494
      Increase (decrease) in corporate
        taxes payable                             157,108         166,000        (236,000)
      Increase (decrease) in accrued
        pension cost                               (7,028)         (3,301)          5,768
      Increase in accrued interest
        payable                                    60,533          76,562          25,468
      Increase (decrease) in accrued
        expenses                                  (90,193)        310,649         210,608

        Total adjustments                         442,993      (1,619,249)     (2,365,852)
        Net cash provided by (used in)
          operating activities                  1,354,804        (910,772)     (2,227,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities,
    available-for-sale                        (11,543,781)     (9,042,458)     (5,000,000)
  Purchase of investment securities,
    held-to-maturity                          (12,000,000)    (11,714,219)    (10,999,687)
  Purchase of mortgage-backed securities,
    available-for-sale                        (20,307,890)
  Mortgage-backed security maturities and
    principal repayments                        1,980,089         991,525         864,783
  Maturities of investment securities,
    available-for-sale                          8,720,000       1,000,000       3,000,000
  Maturities of investment securities,
    held-to-maturity                           16,500,000      16,155,737       8,842,857
  <PAGE H-69>
CASH FLOWS FROM INVESTING ACTIVITIES:  (Continued)
  Acquisition costs of, and proceeds
    from the sale of, Federal Home Loan
    Bank stock                                    (12,300)        (26,300)        (32,600)
  Increase in total loans receivable, net     (11,698,839)     (9,389,519)       (988,164)
  Purchase and improvement of real estate
    for investment                                                                   (500)
  Proceeds from sale of real estate owned
    net of improvements                           211,878                         140,921
  (Increase) decrease in capitalized
    conversion costs                              155,292        (155,292)
  Proceeds from sale of property &
    equipment                                     220,464                           5,300
  Capital expenditures                            (35,575)       (176,734)       (613,361)

        Net cash used in investing
          activities                          (27,810,662)    (12,357,260)     (4,708,451)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits, net                  $ 19,426,403    $  8,159,731     $ 4,097,882
  Change in securities purchased under
    agreements to resell                         (346,703)      1,305,545          69,451
  Net proceeds from stock offering             14,100,647
  Proceeds received from merger with
    PSB Mutual Holding Company                    246,881
  Proceeds from issuance of stock to
    Management Recognition Plan                                                   254,005
   Dividends Paid                                                                 (43,997)
  Change in advances for borrowers'
    taxes and insurance                            96,728          68,941        (215,594)

        Net cash provided by financing
          activities                           33,523,956       9,534,217       4,161,747

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                   7,068,098      (3,733,815)     (2,845,799)
  Cash and cash equivalents, beginning
    of year                                    27,888,650      31,622,465      34,468,264

CASH AND CASH EQUIVALENTS, END OF YEAR       $ 34,956,748    $ 27,888,650    $31,662, 465

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
    Interest on deposits and borrowings      $ 5,029,716      $ 4,457,084   $ 4,056,909

    Income taxes                             $   400,000      $   280,000   $   267,788

  Noncash activities:
    Loans transferred to real estate owned   $   443,330      $    -0-      $    79,156

    Unrealized gain (loss)
      on investment mortgage-backed
      securities available-for-sale,
      net of taxes                           $    13,534      $     59,677  $  (56,253)

      The accompanying notes are an integral part of the consolidated financial statements.
  <PAGE H-70>
                       PSB BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


                                        Year Ended
                                       December 31,
                                1998       1997      1996

Net Income                   $911,811   $708,477   $138,757

Other Comprehensive Income,
  net of tax:
      Unrealized Gain (Loss),
      Investments Available
      for Sale                 13,534     59,677    (56,253)

Other Comprehensive income     13,534     59,677    (56,253)

Comprehensive Income         $925,345   $768,154   $ 82,504

The accompanying notes are an integral part of the consolidated financial statements.
  <PAGE H-71>
                       PSB BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.    DESCRIPTION OF ORGANIZATION:

            PSB Bancorp, Inc. (the "Holding Company") was organized as Pennsylvania business corporation on October 3, 1997 at the direction of Pennsylvania Savings Bank (the "Savings Bank") for the purposes of becoming a holding company for the savings bank upon the Conversion and Reorganization. The Holding Company is subject to regulation by the Federal Reserve, and its principal business is the ownership of the savings bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements or understandings, written or oral, to do so.

            Effective July 17, 1998, Pennsylvania Savings Bank (the "Savings Bank") and PSB Mutual Holding Company ("MHC") completed the Plan of Conversion from Mutual Holding Company to Stock
Holding Company. Under the Plan of Conversion, the newly formed holding company, PSB Bancorp, Inc. (the "Holding Company") issued 1,610,732 shares of common stock, no par value, at a price of $10.00 per share in a direct and syndicated offering.
Furthermore, based on an independent appraisal, existing shareholders of Pennsylvania Savings Bank, other than the MHC, exchanged their shares (579,390 shares) for 2.572374 shares of PSB Bancorp, Inc. and the Mutual Holding Company merged with and into the savings bank. The common stock of PSB Bancorp, Inc.
began trading on the Nasdaq National Market under the symbol
"PSBi" on July 17, 1998.

            Pennsylvania Savings Bank, through its six branch offices, makes residential and consumer loans to customers and provides community banking services principally within, Southeastern Pennsylvania and Southern New Jersey. Transnational Mortgage Corporation, a wholly owned subsidiary, originates residential loans. PSA Financial Corporation, a wholly owned subsidiary, originates residential and consumer loans. PSA Consumer Discount, a wholly owned subsidiary of PSA Financial, originates consumer loans. All loan origination are to customers principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corporation, a wholly owned subsidiary, processes all loans for Pennsylvania Savings Bank and the other subsidiaries.

            The Bank competes with other banking and financial institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for deposits and loans in the Bank's market area. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms,
<PAGE H-72> may be considered competitors of the Bank with
respect to one or more of the services it renders.

            The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Principles of Consolidation:

            The consolidated financial statements for the periods prior to July 17, 1998 are those of Pennsylvania Savings Bank (the "Savings Bank:) and its wholly-owned subsidiaries, PSA Service Corporation, Transnational Mortgage Corporation and PSA Financial Corporation. The savings bank became the wholly-owned subsidiary of PSB Bancorp, Inc.(the "Holding Company") on
July 17, 1998 and as a result the consolidated financial statements for the period subsequent to July 17, 1998 also include the accounts of the Holding Company and its wholly-owned subsidiary, Pennsylvania Savings Bank. The Holding Company's business is conducted principally through the savings bank and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

      Year 2000 Issue:

            Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use a date after December 31, 1999 (the "Y2K Issue"). The erroneous date can be interpreted in a number of different ways; typically the year 2000 is interpreted as the year 1900. Correctly identifying the year 2000 as a leap year may also be an issue. These misidentifications could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, track important customer account information, provide convenient access to this information or engage in normal business operations.

            The Holding Company and savings bank's Board of Directors and management have addressed the Y2K issue by developing a Y2K Compliance Plan. This plan involves five separate phases: awareness, assessment, renovation, validation and implementation.

            During 1997, the savings bank completed the systems assessment phase, identifying each internal and external system that could potentially be affected by the Y2K issue. Those systems include the savings Bank's external data processing system as well as equipment such as elevators, bank alarms, vault locks, etc. that may contain imbedded microprocessors. For each
<PAGE H-73> such system, a determination was made whether or not the system is Y2K compliant. Those determinations involved obtaining Y2K compliant certification from third-party processors and outside vendors.

            The savings bank outsources all major data processing applications related to customers' banking transactions to Intrieve, Incorporated ("intrieve"). Under the Bank's agreement with Intrieve, Intrieve is obligated to incur all software related costs to make its system Y2K compliant. Intrieve has prepared a detailed schedule of functions to be performed in its compliance project. As of December 31, 1998, Intrieve has completed its "awareness," "assessment" and "renovation" and "validation" phases. In October 1998, Intrieve conducted internal testing of its data processing system. Results of these tests were distributed to their customers in November 1998. In March 1999, Intrieve will conduct additional internal testing.
On November 8, 1998, the savings bank conducted testing in-house using Intrieve's data processing system. The savings bank performed various banking transactions on customers' accounts using the date of January 10, 2000. All transactions were completed successfully. Intrieve has completed much of its Y2K testing but will continue testing and renovation throughout 1999. The savings bank will be obligated to incur only the hardware costs associated with implementing the charges required by Intrieve; however, hardware costs are not expected to be material.

            The savings Bank expects that all other outside vendors will be Y2K compliant by March 31, 1999. If any vendor is not compliant by this date the savings bank will consider contracting with alternative vendors.

            In certain cases, however, such as the potential loss of electrical power or telecommunications services due to Y2K problems, testing by the savings bank is either not practical or not possible. In those cases, contingency plans are being designed that specify how the savings bank will deal with each such potential situation. The savings bank has developed a contingency plan which will address failure of the data processing service bureau system. The savings bank has determined that if the service bureau system were to fail, the savings bank would implement manual systems until such systems could be re-established. The savings bank does not anticipate the potential use of short-term manual systems would have a material impact upon the operations of the savings bank. Intrieve, Inc. has also developed their own contingency plan.

            To the extent the savings bank's systems are not fully Year 2000 compliant, there can be no assurance that potential system interruptions would not have a materially adverse effect on the Bank's business, financial condition, results of operations and business prospects. Further, any Year 2000 failure on the part of the savings bank customers or vendors could result in additional expense or loss to the savings bank.
<PAGE H-74>

            Reporting Comprehensive Income - New Pronouncement:

            In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires the Company's unrealized holding gains and losses to be included in other comprehensive income. Prior year's financial statements have been reclassified to conform to these requirements.

      Cash and Cash Equivalents:

            Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original contractual terms to maturity of three months or less.

            Investment in Debt and Marketable Equity Securities:

            Gains and losses realized on sales of investment securities represent differences between net proceeds and carrying values determined by the specific identification method. Premiums paid and discounts received at the time of purchase are deferred and amortized over the remaining life of the securities using a method which approximates a level yield. Mortgage-backed security amortization rates are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages.

      Loans and Allowance for Loan Losses:

            Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. Loan origination fees and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments. The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.
<PAGE H-75>

            Effective January 1, 1997, interest is discontinued on all loans that are contractually past due 3 months. Prior to January 1, 1997, interest was discontinued on residential loans that were contractually past due 12 months. unless the value of the mortgaged property well exceeded the loan balance in which case interest continued to accrue until the loan balance plus accrued interest equalled the fair market value of the property securing the loan. The bank has recorded interest income, net of taxes, of $80,341 ended December 31, 1996 on loans that were contractually past due for more than three months. The effect on net income per share would have been a reduction of $.06 for the year ended December 31, 1996 if this interest had not been accrued. Interest was discontinued on commercial, consumer and unsecured loans that were contractually past due 3 months. No adjustment is made for interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

      Loan Origination and Commitment Fees:

            Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

      Loans Held for Sale:

            Included in loans held for sale are any loans which the Bank believes may be involved in interest rate risk management or other decisions which might reasonably result in such loans not being held until maturity. Any such conforming loans are transferred to loans held for sale and valued at the lower of aggregate cost or market, including considering of forward commitments to sell, until ultimate disposition.

            Effective January 1, 1997, the savings bank adopted the provision of Statement of Financial Accounting Standards No. 125
- "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The adoption of SFAS No. 125 had no significant impact on the earnings or financial condition of the Bank. The Bank carries any retained
<PAGE H-76> interest in a transferred asset on the statement of condition as a servicing asset. The servicing assets represent the fair value of the servicing contracts associated with purchase or origination and subsequent securitization of the mortgage loans. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. Servicing assets are evaluated periodically for impairment based on their fair value and impairment, if any, is recognized through a valuation allowance and a charge to operations.

      Real Estate Owned:

            Real estate owned consists of properties acquired through foreclosure. Real estate owned is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of real estate owned which occur after the initial transfer from the loan portfolio are recorded as expenses of real estate owned. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value. Real estate held for investment is carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value.

      Income Taxes:

            The savings bank records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Office Properties and Equipment:

            Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation is computed based on cost using the straight-line method over estimated useful lives of 25-50 years for buildings, 10-25 years for land improvements and 3-10 years for office equipment. Maintenance and repair of property and equipment are charged to operations. Major improvements are capitalized.

      Excess of Acquisition Cost Over Fair Value of Assets
Acquired:

            Excess of acquisition cost over fair value of assets acquired is recognized at cost, net of amortization. The asset is being amortized over 19 years using the straight-line method.
  <PAGE H-77>
      Financial Statement Presentation:

            Certain items in prior year financial statements have been reclassified to conform to the 1998 presentation.

      Advertising:

            Advertising costs are charged to operations when incurred and amounted to $111,111, $81,400 and $62,121 for the years ended December 31, 1998, 1997 and 1996, respectively.

      Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

            The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market condition, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

      Per Share Information:

            Earnings per share have been calculated based on the weighted average common shares outstanding for the respective periods less the uncommitted ESOP shares. The number of shares used in the computation of earnings per share for the years ended December 31, 1998, 1997 and 1996 was 2,956,851, 1,165,105 and
1,152,328 for basic earnings per share, and 2,988,037, 1,179,678 and 1,152,328 for diluted earnings per share, respectively. Earnings per share for the year ended December 31, 1998 reflect the shares issued and outstanding due to the Conversion and Reorganization effective July 17, 1998. As a result, earnings per share are not comparable to prior years.

            In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in Accounting Principles Board (APB) Opinion
No. 15, "Earnings per share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and
<PAGE H-78> requires a reconciliation of the numerator and
denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

      Cash deposited in Financial Institutions:

            The Bank maintains cash balances at other financial institutions in the Philadelphia regional area. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. In the normal course of business, the Bank may have deposits that exceed the insured balance.

3.    INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

            The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                                       Available-for-Sale
                                                        December 31, 1998
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Equity:

    Investment in mutual
      funds                            $ 2,354,210                 $ (1,242)   $ 2,352,968

  Debt:

    FNMA                                 3,500,000      11,300                   3,511,300
    Municipal Tax-exempt                 3,543,782                               3,543,782
SLMA                                 1,000,000       1,100                   1,001,100
    FHLB Notes                           6,497,991         209                   6,498,200

                                        14,541,773      12,609                  14,554,382

                                        16,895,983      12,609       (1,242)    16,907,350

                                                       Available-for-Sale
                                                        December 31, 1998
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Mortgage-backed Securities:

    FNMA                               $11,884,026    $   -        $ (5,963)   $11,878,063
    GNMA                                10,195,390                              10,195,390

                                        22,079,416                   (5,963)    22,073,453
      Total Available-for-
        Sale Securities                 38,975,399      12,609       (7,205)    38,980,803

                                                       Held-to-Maturity
                                                        December 31, 1998
<PAGE H-79>
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Debt:

    FNMA                               $ 1,000,000    $  1,100     $   -       $ 1,001,100
    FHLMC                                2,996,118       8,382                   3,004,500

                                         3,996,118       9,482                   4,005,600

Mortgage-backed Securities:

    GNMA                                 1,269,163      73,583                   1,342,746
    FHLMC                                   57,574       4,433                      62,007

                                         1,326,737      78,016                   1,404,753

      Total Held-to-Maturity
        Securities                       5,322,855      87,498                   5,410,353

        TOTAL INVESTMENTS
          AND MORTGAGE-
          BACKED
          SECURITIES                   $44,298,254    $100,107     $ (7,205)   $44,391,156


                  The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                                       Available-for-Sale
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Equity:

    Investment in mutual
         funds                         $ 2,354,210     $ 11,884    $    -      $ 2,366,094

  Debt:

    FNMA                                   998,186       12,876                  1,011,062
    Federal Farm Credit                  2,000,000       11,642                  2,011,642
    SLMA                                 1,000,000                   (5,843)       994,157
    FHLB Notes                           7,995,161       23,272                  8,018,433

                                        11,993,347       47,790      (5,843)    12,035,294

                                        14,347,557       59,674      (5,843)    14,401,388

                                                       Available-for-Sale  <PAGE H-80>
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Mortgage-backed Securities:

    FNMA                               $ 2,227,373    $   -        $(64,963)   $ 2,162,410
    FHLMC                                  777,413                   (6,019)       771,394
                                         3,004,786                  (70,982)     2,933,804
      Total Available-for-
        Sale Securities                 17,352,343      59,674      (76,825)    17,335,192

                                                         Held-to-Maturity
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Debt:
    FNMA                               $ 1,000,000     $  7,306    $   -       $ 1,007,306
    FHLB Notes                           7,219,223        8,110                  7,227,333

                                         8,219,223       15,416                  8,234,639

Mortgage-backed Securities:

    GNMA                                 1,979,474      105,576                  2,085,050
    FHLMC                                   88,585        8,687                     97,272

                                         2,068,059      114,263                  2,182,322
      Total Held-to-Maturity
        Securities                      10,287,282      129,679                 10,416,961

      TOTAL INVESTMENTS
        AND MORTGAGE-
        BACKED
       SECURITIES                      $27,639,625     $189,353    $ (76,825)  $27,752,153



            Assets, principally securities, carried at approximately $2,495,030 and $2,841,107 at December 31, 1998 and
1997, respectively were pledged to secure deposits as required or permitted by law.

            The amortized cost and estimated market values of securities at December 31, 1998 and 1997 by contractual maturities, are as follows:

                                                                    Estimated
                                                             Amortized       Market
                                                                Cost         Value
December 31, 1998:
   Due after one year through five years                    $ 7,996,456   $8,006,200
   Due after five years through fifteen years                 6,997,653    7,010,000  <PAGE H-
81>
   Due after fifteen years                                    3,543,781    3,543,782
                                                             18,537,890   18,559,982
   Mutual Funds                                               2,354,210    2,352,968
   Mortgage-backed securities                                23,406,154   23,478,206

                                                            $44,298,254  $44,391,156
December 31, 1997:

   Due less than one year                                   $18,214,444  $18,249,608
   Due after one year through five years                      1,998,125    2,020,325
                                                             20,212,570   20,269,933
   Mutual Funds                                               2,354,210    2,366,094
   Mortgage-backed securities                                 5,072,845    5,116,126

                                                            $27,639,625  $27,752,153


            Proceeds from maturities of investment securities available-for-sale during the years ended December 31, 1998, 1997 and 1996 totaled $9,000,000 and $1,000,000 and $3,000,000, respectively. The proceeds for all periods were the result of security call options which were exercised and no gains or losses were realized on those sales.


4.    LOANS RECEIVABLE:

            Loans receivable consist of the following:

                                            December 31,
                                         1998         1997
   Real Estate Loans:
      One-to-four family             $49,796,287   $44,940,010
      Five or more family residence    1,575,767       702,055
      Construction loans               3,286,280     2,597,061
      Nonresidential                  14,722,269    11,420,738
                                      69,380,603    59,659,864
   Consumer loans                      1,167,376     1,201,351
   Commercial loans                    3,073,768     1,907,393
                                      73,621,747    62,768,608
           Less:
      Unearned fees and discounts       (430,338)     (477,979)
      Undisbursed loan proceeds           (7,351)     (137,677)
      Allowance for loan losses         (303,898)      (237,884)

                                     $72,880,160    $61,915,068

            Loans receivable at December 31, 1998 and 1997 includes $64,650,536 and $55,289,037 of fixed rate loans and $8,971,211 and $7,479,571 of adjustable rate loans, respectively.
  <PAGE H-82>
            A summary of loan maturities at December 31, 1998 is as follows:


                                Multi-Family
                                    and                   Consumer
                                 Commercial                  and
                   One to Four      Real      Construc-   Commercial   Total
                      Family      Estate       tion        Business     Loans
Amounts due:
Non-accrual        $ 1,238,907  $   369,863  $    -      $     -     $ 1,608,770

Within one year      1,738,970    1,816,841   3,286,280   3,360,516   10,202,607

After one year:
  1 to 3 years         578,375    3,260,900                 309,234    4,148,509
  3 to 5 years       2,268,930    5,877,093                 347,664    8,493,687
  5 to 10 years      5,287,964    3,201,033                 223,730    8,712,727
  Over 10 years     38,683,141    1,772,306                           40,455,447

Total due after
  one year          46,818,410   14,111,332                 880,628   61,810,370

TOTAL AMOUNTS DUE  $49,796,287  $16,298,036  $3,286,280  $4,241,144  $73,621,747


            A summary of changes in the allowance for loan losses is as follows:

                                                      December 31,
                                           1998          1997         1996
BALANCE, BEGINNING OF YEAR               $237,884      $206,884     $207,589
  Provision charged to operation          283,066        60,000      132,633
  Recoveries of loans previously
    charged-off                            53,200
 Charged-off                            (270,252)      (29,000)    (133,338)

BALANCE, END OF YEAR                     $303,898       $237,884    $206,884


            The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. As of December 31, 1998 and 1997, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogeneous loans that are
<PAGE H-83> collectively evaluated for impairment, except for those loans restructured under a trouble debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At December 31, 1998, the Bank's impaired loans consisted of two commercial real estate loans with a total recorded balance of $325,537 for which specific allowances of $16,227 has been established. At December 31, 1997, the Bank's impaired loans consisted of two commercial real estate loans with a total recorded balance of $321,052 for which specific allowances of $16,053 has been established. The average investment in impaired loans for the year ended December 31, 1998 and 1997 was $339,946 and $332,507, respectively. At
December 31, 1996 and for the year then ended, the Bank's impaired loans consisted of smaller balance residential mortgage loans.

            Loans on which the accrual of interest has been discontinued amounted to $1,608,770, and $1,893,712 at December 31, 1998 and 1997, respectively. If interest on those loans had been accrued, accrued interest would have increased by $41,019 and $49,696 at December 31, 1998 and 1997, respectively.

            Certain directors and officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business and do not represent more than a normal risk of collection. Loans to officers and directors amounted to $1,571,832 and $1,177,541 at December 31, 1998 and 1997,
respectively. During the years ended December 31, 1998 and 1997 loans of $668,495 and $1,045,000, respectively, were disbursed to executive officers and trustees, while principal repayments of $274,205 and $191,637 were received in those years, respectively.

5.    LOANS HELD FOR SALE:

            Loans held for sale are as follows:

                                         December 31, 1998
                                         Gross un- Gross un-     Fair
                                         realized  realized     Market
                                Cost      Gains     Losses       Value
Residential mortgage loans   $6,938,160   $  -      $  -      $6,938,160

                                         December 31, 1997
                                         Gross un- Gross un-     Fair
                                         realized  realized     Market
                                Cost      Gains     Losses       Value
Residential mortgage loans   $6,574,585   $  -      $  -      $6,574,585

  <PAGE H-84>
6.    ACCRUED INTEREST RECEIVABLE:

            A summary of accrued interest receivable is as follows:

                                              December 31,
                                          1998          1997
      Loans                            $  748,325    $  687,128
      FHLB Overnight                      181,773       105,533
      Mortgage-backed securities          128,150        28,571
      Investment securities               230,418       463,870
                                       $1,288,666    $1,285,102



7.    OFFICE PROPERTIES AND EQUIPMENT:

            Office properties and equipment are summarized by major classification as follows:

                                              December 31,
                                            1998         1997
    Land, buildings and improvements   $ 1,388,068   $ 1,856,499
    Furniture, fixtures and equipment     1,358,962    1,329,386
                                          2,747,030    3,185,885
    Less accumulated depreciation       $(1,756,959)  (1,856,740)

                                        $   990,071  $ 1,329,145


            Depreciation expense was $144,740, $121,037, and $89,943 for the years ended December 31, 1998, 1997 and 1996, respectively.

8.    REAL ESTATE OWNED - ACQUIRED THROUGH SETTLEMENT OF LOANS:

            Real estate owned consists of the following:

                                              December 31,
                                            1998         1997
     Real estate acquired through
       settlement of loans              $  629,263     $ 456,528


9.    FEDERAL HOME LOAN BANK STOCK:

            The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated
December 31 of each year.

10.   DEPOSITS:
  <PAGE H-85>
            Deposits at December 31, 1998 and 1997 are summarized as follows:

                             Weighted Average           1998                     1997
                              Interest Rate        Amount        %         Amount       %
Types of Deposits:

  Noninterest bearing
    accounts:
    1998                                        $  8,835,928    6.90
    1997                                                                $  6,454,066    5.93%
  Passbook accounts:
    1998                            3.00%         27,311,565   21.31
    1997                            3.00                                  26,146,377   24.05
  Statement savings
    accounts:
    1998                            2.50             276,940     .22
    1997                            2.49                                      63,088     .06
  Club accounts:
    1998                            2.00             183,060     .14
    1997                            2.00                                     191,810     .18
  Now accounts:
    1998                             .38           5,360,948    4.18
    1997                             .90                                   5,373,905    4.94
  Money Market:
    1998                            3.53           8,705,147    6.79
    1997                            3.57                                   7,201,284    6.62

                                                  50,673,588   39.54      45,430,530   41.78
Certificate of deposit:
  Less than 4.00%
    1998                            3.00             296,372     .23
    1997                            3.00                                     293,168     .27
  4.00 - 5.00%
    1998                            4.58           1,644,136    1.28
    1997                            4.40                                   1,188,515    1.09
  5.01 - 6.00%
    1998                            5.42          74,460,160   58.10
    1997                            5.53                                  60,737,995   55.86
  6.01 - 7.00%
    1998                            6.64           1,051,066     .82
    1997                            6.77                                   1,050,766     .97
  7.01 - 8.00%
    1998                            7.85              35,188     .03
    1997                            7.85                                      33,133     .03

    Total of certificates
       of deposit                                 77,486,922   60.46      63,303,577    58.22

       TOTAL DEPOSITS                           $128,160,510  100.00%   $108,734,107   100.00%

            Certificates of deposit have scheduled maturities as follows:

                                           December 31,
                                        1998         1997

     Within one year                 $65,674,320  $45,450,499
     One year through two years        8,160,362   14,167,969
<PAGE H-86>
     Two years through three years     1,196,369    1,571,762
     Three years through five years    2,043,473    1,707,871
     Five years through ten years        412,398      405,476
     Over ten years

                                     $77,486,922  $63,303,577

            Interest expense on deposits is comprised of the following:

                                             December 31,
                                   1998          1997          1996
   NOW Accounts                $   78,191   $    90,827   $    93,641
   Savings Accounts               822,550       786,897       829,578
   Money Market Accounts          295,089       258,951       199,467
   Certificates of Deposit      3,885,914     3,424,647     2,977,210
                                5,081,744     4,561,322     4,099,896
   Early Withdrawal Penalties     (16,637)      (27,676)      (17,519)

                               $5,065,107    $4,533,646   $ 4,082,377


            The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was approximately $13,992,726 and $10,791,394 at December 31, 1998
and 1997, respectively.

            The aggregate amount of demand deposits that have been re-classified as loan balances at December 31, 1998 and 1997 was $41,735 and $88,129,respectively.

11.   INCOME TAX MATTERS:

            The Bank and its wholly owned subsidiary file a consolidated federal income tax return and separate state and local income tax returns on a calendar year end basis.

            The provision for income taxes consists of the following:

                                         Year Ended
                                         December 31,

                               1998        1997         1996
      Currently payable:
         Federal             $453,108    $292,000     $122,000
         State                 12,000      16,000       20,000
                              465,108     308,000      142,000
         Deferred              36,920      36,669       59,465

                TOTAL        $502,028    $344,669     $201,465
<PAGE H-87>

            The reconciliation between the actual provision for federal and state income taxes and the amount of income taxes which would have been provided at statutory rates is as follows:

                                           Year Ended
                                           December 31,
                                      1998      1997    1996

   Expected Income Tax Expense
     at Federal tax rate           $480,705  $358,070  $115,675
   Travel and Entertainment          20,083    15,937    25,162
   State Tax net of Federal benefit   7,920    10,560    13,200
   Other differences, net            (6,680)  (39,898)  (47,428)

                                   $502,028  $344,669  $201,465

            Deferred taxes are included in the accompanying statements of financial condition as of December 31, 1998 and 1997 for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities given the provisions of currently enacted tax laws.

            The net deferred tax asset (liability) consist of the following components:

                                                December 31,
                                             1998        1997
     Deferred Tax Asset:
       Unrealized loss on available-for-
         sale securities                   $   -       $   6,860
       Deferred income                       79,898       99,873
                                             79,898      106,733
     Deferred Tax Liability:
       Unrealized gain on
         available-for-sale securities       (2,162)
         Allowance for Loan Losses         (152,754)    (140,754)
         Property and equipment             (22,082)     (17,137)

            NET DEFERRED TAX  LIABILITY    $ (97,100)  $ (51,158)

            Prior to January 1, 1996, the Bank was allowed a special bad debt deduction for tax purposes based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. If the above amounts deducted were used for purposes other than for loan losses, such as in a distribution in liquidation, or if the Bank would cease to be a qualified thrift lender under the tax law, or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate.
  <PAGE H-88>
            The special bad debt method of accounting for bad debts for tax purposes utilized by qualified thrift institutions was repealed effective for tax years beginning January 1, 1996.
Thrift institutions must now use either the direct write-off or experience method of accounting for bad debts and must treat this change as a change in accounting method. Any adjustment that is required to be taken into account because of the change will be determined solely with respect to the applicable excess reserves of the thrift which will be taken into income over a six-year period for tax purposes. Pennsylvania Savings Bank qualifies as a small bank. The Banks applicable excess reserves will be the excess of the balance of its reserves as of the close of its last tax year beginning before January 1, 1996 over the greater of (a) its pre-1988 reserves, or (b) what the thrift's reserves would have been at the close of its last tax year beginning before January 1, 1996, had the thrift used the experience method. If a Bank meets the residential loan requirement, the income to be recognized may be deferred. A Bank meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the Bank during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the Bank during the six most recent tax years beginning before January 1, 1996. For the year ended December 31, 1996, the Bank meets the residential loan requirement and has elected to deferred recognition of the income.

            Prior to January 1, 1988, the Bank was not required and did not record deferred income taxes on the difference between the allowance for loan losses reported for financial reporting purposes and the special bad debt deduction for income tax purposes.

            Retained earnings at December 31, 1998 and 1997 includes $2,450,099 for which no deferred federal income tax liability has been recognized.

            Subsequent to December 31, 1987, the base year, and prior to January 1, 1996, the Bank was required to record a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deduction. However, if it is more likely than not that some portion or all of the deferred tax asset will not be realized, the deferred tax asset should be reduced by a valuation allowance. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

            As required by SFAS No. 109 "Accounting for Income Taxes," the Bank determined that no valuation reserve was necessary for the net deferred tax asset since it is more likely than not that the deferred tax asset will be realized through carryforwards to taxable income in future years and future reversals of existing temporary differences. The Bank will
<PAGE H-89> continue to review the criteria related to the
recognition of deferred tax assets on a quarterly basis.

            The Bank has made additions to the special bad debt deduction allowance since December 31, 1987 and, therefore, a deferred tax liability for the special bad debt deduction has been recorded in the amount of $152,754 and $140,754 for years ended December 31, 1998 and 1997, respectively.

            Deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences are as follows:

                                         Year Ended
                                          December 31,
                                  1998       1997        1996

     Bad debts                  $ 12,000   $(12,000)   $ 31,035
     Depreciation                  4,945     28,694       8,455
     Deferred loan fees           19,975     19,975      19,975

         DEFERRED TAX EXPENSE   $ 36,920    $36,669    $ 59,465

12.   DIVIDENDS PAID:

            On June 30, 1996, the Bank paid a cash dividend of $.0375 per share to shareholders of record as of June 15, 1996. This dividend was paid from accumulated net earnings as of June 30, 1996. Subsequently, in September 1996, the Savings Association Insurance Fund (SAIF) assessed and collected from the Bank a one time special assessment of $567,000. This assessment eliminated the Bank's prior earnings and resulted in the bank reporting both significantly lower net income for the year ended December 31, 1996 and an accumulated deficit as of December 31, 1996.

13.   FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF
      1991 (FDICIA):

            FDICIA was signed into law on December 19, 1991 and includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

            The regulations require institutions to have a minimum 4% leverage capital ratio, a minimum 4% tier 1 risk-based capital ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized". An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. <PAGE H-90>

            The following table sets out the Bank's various regulatory capital categories:

                                           December 31,
                                              1998
                           Required          Actual
(Dollars in thousands)    %    Amount      %      Amount       Excess
Tangible equity ratio   >2.0%  $2,681    22.67%   $30,382     $27,701
Leverage capital ratio   6.0    8,042    22.67     30,382      22,340
Total risk-based
  capital ratio          8.0    5,720    42.89     30,667      24,947
Tier 1 risk-based
  capital ratio          4.0    2,860    42.49     30,382      27,522

                                           December 31,
                                              1997
                           Required          Actual
                          %    Amount      %      Amount       Excess
Tangible equity ratio   >2.0%  $2,246    13.36%   $15,001      $12,755
Leverage capital ratio   6.0    6,739    13.36     15,001        8,262
Total risk-based
  capital ratio          8.0    4,865    25.06     15,239       10,374
Tier 1 risk-based
  capital ratio          4.0    2,432    24.67     15,001       12,569


14. DIFFERENCES BETWEEN FEDERAL DEPOSITORY INSURANCE CORPORATION CALL REPORT AND CONSOLIDATED FINANCIAL STATEMENTS:

            An adjustment has been made to the accounts which is reflected in the consolidated financial statements but is not reflected in the Bank's December Federal Depository Insurance Corporation Call Reports. The adjustment and its effect on retained earnings are as follows:

                                              December 31,
                                           1998           1997

Retained earnings per the Bank's
  December Federal Depository
  Insurance Corporation Call Report       $1,765,453    $682,271
PSB Bancorp, Inc. Net Income for the
  period ended December 31, 1998
  not reflected on Call Report               (61,017)
Increase in federal and
  state income tax provision                            (117,601)
Adjustments made to financial
  statement, subsequently
  recorded by Bank                                       (18,927)

RETAINED EARNINGS PER ACCOMPANYING
   FINANCIAL STATEMENTS                   $1,704,436    $545,743
  <PAGE H-91>

15.   LEASE COMMITMENTS:

            On October 12, 1995, the Bank signed a lease agreement for office and branch space in center city Philadelphia. The lease commenced on July 1, 1996 and extends for 11 years. Lease expense for this lease for the years ended December 31, 1998, 1997 and 1996 was $281,698, $265,118 and $79,908, respectively.

            The Bank was obligated under various other leases.
Lease expense for these leases for the year ended December 31, 1998, 1997 and 1996 was $34,567, $37,203, and $37,437,
respectively.

            Minimum annual rentals are as follows:

             1998             $380,179
             1999              368,874
             2000              367,796
             2001              374,686
             2002              385,465
          Thereafter          1,375,945

16.   RETIREMENT PLANS:

            The Bank sponsors the following retirement plans:

      A.    Defined Benefit Pension Plan:

            Covers employees who were at least 21 years of age, with 12 months of service with the Bank and have accumulated 1,000 hours of service during the Plan year. The Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Plan reflect benefits attributed to employees' service. Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. No new employees will be eligible for participation.

            The following table sets forth the Plan's required disclosures with SFAS No. 132, "Employers' Disclosures About
Pensions and Other Postretirement Benefits."

                                               1998       1997
Change in benefit obligation:
  Benefit obligation at prior year end       $643,774   $723,936
  Service cost
  Interest cost                                48,252     47,172
  Actuarial (gain) loss                        21,256  (  29,418)
  Benefits paid                             (  42,592) (  97,916)

    Benefit obligation at current year-end   $670,690   $643,774

Change in plan assets:  <PAGE H-92>
  Fair value of plan assets at
    prior year-end                           $739,135   $703,874
  Actual return on plan assets                 77,771    133,177
  Employer contributions
  Benefits paid                             (  42,592) (  97,916)

      Fair value of plan assets at
        current year-end                     $774,314   $739,195

  Funded status                              $103,624   $ 95,361
  Unrecognized actuarial gain               ( 296,083) ( 299,351)
  Unrecognized prior service cost           (  45,129) (  46,800)
  Unrecognized transition obligation
    (asset)                                    98,773    104,947

        Accrued benefit cost                ($138,815) ($145,843)

Amount recognized in the statement of
  financial position - accrued
  benefit cost                              ($138,815) ($145,843)


Net pension cost included the following components:


                                                       December 31,
                                               1998        1997        1996

Service cost                                $   -        $   -       $   -
Interest cost                                 48,252       47,172      53,315
Expected return on plan assets              ( 50,248)    ( 48,274)   ( 48,677)
Amortization of transition amount              6,174        6,174       6,174
Amortization of prior service cost          (  1,671)    (  1,671)   (  1,671)
Amortization of gain                        (  9,535)    (  6,703)   (  3,373)

NET PERIODIC PENSION COST (CREDIT)          ($ 7,028)    ($ 3,302)   ($ 5,768)

            The significant actuarial assumptions used in calculating the above information is as follows:

                                                  December 31,
                                               1998   1997   1996

Weighted average discount rate                  7%     8%     8%

Weighted average rate of compensation           N/A    N/A    N/A
Weighted average expected long-term
  rate of return on Plan Assets                 7%     8%     8%

            Pension contributions were $-0- and $-0- and $51,102 for the years ended December 31, 1998, 1997 and 1996, respectively.

            The following three employee benefit plans cover all eligible employees, those with two years of service, (a year of
<PAGE H-93> service defined as having at least 1,000 hours of service) and being at least 21 years of age on the first day of the plan year.

      B.    Cash or Deferred Profit-Sharing Plan:

            Contributions to this Plan are determined by the participant's written election to reduce their compensation by no more than 15% of eligible compensation and also not to exceed code section 401(k) and other limitations as set by the plan documents.

            The Bank may also make discretionary contributions made out of net income.

            Bank contributions to the Plan for the years ended
December 31, 1998, 1997 AND 1996 amounted to $-0-, $-0- and
$18,190, respectively.

      C.    Profit-Sharing Plan:

            Contributions to the Plan are determined annually by the Board of Trustees based upon net income. Allocation of the contributions to participants is based upon annual compensation.

            Contributions to the Plan for the years ended
December 31, 1998, 1997 and 1996 were $-0- and $-0 and $74,984, respectively.

      D.    Employee Stock Ownership Plan ("ESOP"):

            Effective October 23, 1995, the Bank has established an ESOP for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase
42,780 shares of common stock. Due to the Conversion and Reorganization, the savings bank common stock held by the ESOP was converted into 110,046 shares of PSB Bancorp, Inc. Stock.
The ESOP borrowed $1,288,540 from the Holding Company to purchase an additional 128,854 shares of PSB Bancorp, Inc. Stock.

            The common stock purchased by the ESOP serves as collateral for the ESOP loans. The loans will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loans are repaid. Shares released from the suspense account in an amount proportional to the repayment of the ESOP loans will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation (currently $150,000).
  <PAGE H-94>
            Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. The Bank's contributions to the ESOP recorded as compensation expense for the years ended December 31, 1998, 1997 and 1996 were $147,290, $91,736 and $97,228, respectively.

            Information with respect to the ESOP is as follows:

                                    December 31,    September 30,
                                   1998     1997        1996

Allocated shares                 238,900   42,780      42,780

Committed shares                  57,782   13,245       7,132

Uncommitted shares               181,118   29,535      35,648

Fair value of uncommitted
  ESOP shares                 $1,381,025 $856,515    $454,512

Interest expense incurred        $25,142  $30,607      $6,099

Dividends received                 N/A      N/A        $1,604

      E.    Management Recognition Plan:

            The Bank's Board of Trustees has also adopted a Management Recognition Plan (the "MRP") effective October 20, 1995, as a method of providing certain senior executive officers of the Bank with a propriety interest in the Bank, to such officers for their service and to encourage such persons to remain in the service of the Bank. Benefits may be granted at the sole discretion of the Compensation Committee of the Bank's Board of Trustees. The MRP is managed by trustees who are directors of the Bank and who have responsibility to invest all funds contributed by the Bank to the trust created for the MRP. The Bank contributed $254,005 to the MRP trust in 1996 which enabled the MRP to purchase 21,390 shares of common stock. Due to the Conversion and Reorganization, the savings bank common stock held by the MRP was converted into 55,023 shares of PSB Bancorp, Inc. Stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stock which vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the employee will be recognized pro rata over the five years during which the shares
<PAGE H-95> are vested.  As of December 31, 1998 55,023 shares have been allocated to individual employees. For the years ended December 31, 1998, 1997 and 1996, the Bank recorded compensation expense of $50,799, $50,801 and $18,624, respectively for the Management Recognition Plan.

      F.    Stock Option Plan:

            The Bank's Board of Trustees adopted the Pennsylvania Savings Bank Stock Option Plan (the "Option Plan") approved by a majority of shareholders on April 30, 1996. The Option Plan provides for the grant of (i) options to purchase common stock intended to qualify as incentive stock options ("Incentive Stock Option") under Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to 53,475 shares of common stock (subject to adjustment) will be reserved for issuance by the Bank upon exercise of stock options to be granted to certain officers and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire common stock and thereby help the Bank attract, retain and motivate key employees and officers.

            At April 30, 1996, 29,409 shares of common stock were granted at the market price of $11.87 and on December 31, 1996, 6,450 were granted at the market price of $13.25. No options were granted in 1998 or 1997. The shares granted on April 30, 1996 and December 31, 1996 were converted to 75,651 and 16,592 shares of PSC Bancorp, Inc. Stock, respectively, due to the Conversion and Reorganization.

            If the bank had elected to adopt the accounting provision of SFAS 123 then compensation cost would have reduced net income and earnings per share by $241,232 and $.21 in 1996.

            The weighted average fair value at date of grants for options granted in 1996 were $6.59 for options granted at April 30 and $7.35 for options granted at December 31, 1996. The fair value of options at date of grant was estimated using the Black-Scholes Option Pricing Model with the following assumptions: expected life 10 years, interest rate 8.00%, volatility 17.00% and dividend yield of 0.00%. All options expire in 2006. All of the options remained outstanding at December 31, 1998 and 1997.

17.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

            The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit generally consisting of residential purchase money mortgage commitments, or the unfunded portion of construction loans in process and standby letter of credit.
  <PAGE H-96>
            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans and residential loan origination. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

18.   SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

            The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

            As of December 31, 1998 and 1997, the Bank had a net investment of $72,880,160 and $61,915,068, respectively, in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

            In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

19.   COMMITMENTS:

            In the normal course of business the Bank makes various commitments and is exposed to certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include open-end credit available. At December 31, 1998 and 1997, the Bank's customers had unused lines of credit available of $1,478,807 and $1,134,820, respectively.

            Outstanding commitments to originate loans are as follows:

                                                December 31,
<PAGE H-97>
                                             1998         1997
  First mortgage loans:
  Fixed rates                             $  290,000   $  521,095
  Variable rates                           1,939,632    2,468,000

                                          $2,229,632   $2,989,095

            Commitments under standby letters of credit totaled approximately $193,797 and $387,694 at December 31, 1998 and
1997, respectively.

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

            Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position.

            A financial instrument is defined as cash, evidence of an ownership interest in equity, or a contract that both imposed on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or the exchange of other financial instruments on potentially favorable terms with the first entity.

            The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Quoted market prices should be used when available, if not available management's best estimate of fair value may be based on quoted market price of financial instruments with similar characteristics or on valuation techniques, such as using the present value of estimated future cash flows using a discount rate commensurate with the corresponding risk associated with those cash flows. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows and future economic conditions. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
  <PAGE H-98>
            The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1998:

                                          Carrying        Fair
                                           Amount        Value
Assets:
  Cash and cash equivalents             $34,586,998   $34,586,998
  Investments securities
    available-for-sale                   16,907,350    16,907,350
  Mortgage-backed securities
    available-for-sale                   22,073,453    22,073,453
  Investment securities held-
    to-maturity                           3,996,118     4,005,600
  Mortgage-backed securities
    held-to-maturity                      1,326,737     1,404,753
  Loans receivable - net                 72,887,511    72,887,511
  Loans Held for Sale                     7,307,910     7,307,910
  Federal Home Loan Bank stock              572,200       572,200
Liabilities:
  NOW, MMDA and Passbook accounts        50,673,588    50,673,588
  Certificate of Deposits                77,486,922    77,486,922

            The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1997:

                                          Carrying        Fair
                                           Amount        Value
Assets:
  Cash and cash equivalents             $27,888,650   $27,888,650
  Investments securities available-
    for-sale                             14,401,388    14,401,388
  Mortgage-backed securities
    available-for-sale                    2,933,804     2,933,804
  Investment securities held-to-
    maturity                              8,219,223     8,234,639
  Mortgage-backed securities held-
    to-maturity                           2,068,059     2,182,322
  Loans receivable - net                 61,915,068    61,915,068
  Loans Held for Sale                     6,574,585     6,574,585
  Federal Home Loan Bank stock              559,900       559,900
Liabilities:
  NOW, MMDA and Passbook accounts        45,430,530    45,430,530
  Certificate of Deposits                63,303,577    63,303,577

            The following methods and assumptions, where practical to implement as noted, were used by the Bank in estimating its fair value for those assets.

            Cash and Cash Equivalents:

            The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value for those assets. <PAGE H-99>

      Investments Securities:

            The fair value for investments are based on quoted market prices.

      Mortgage-backed Securities:

            The fair value of mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

      Loans Receivable:

            The Bank estimates that the fair value of its real estate, consumer and commercial loans approximates the carrying amount. The carrying amount is adjusted for the estimated future possible loan losses through a valuation allowance. The Bank's real estate loan portfolio was $69,380,603 and $59,659,864 at December 31, 1998 and 1997, respectively with rates ranging from 6.00% to 18.00% and maturities through 30 years. The Bank's consumer loan portfolio was $1,167,376 and $1,201,351 at December 31, 1998 and 1997, respectively with rates ranging from 5.00% to 22.53% with maturities through 18 years. The Bank's commercial loan portfolio was $3,073,768 and $1,907,393 at December 31, 1998 and 1997, respectively with rates ranging from 8.25% to 10.25% with maturities through one year and monthly repayment terms.

      Deposits:

            The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1998 and 1997. The Bank has not determined the fair values of its time deposits (e.g. certificates of deposit) due to it not being practical to make such estimates based on varying interest rates and maturities involved and the excessive cost that would be incurred. Time deposits were $77,486,922 and $63,303,577 $56,211,356 at December 31, 1998 and 1997, respectively with rates ranging from 3.00% to 8.00%.

      Commitments to Extend Credit and Letters to Credit:

            The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The Bank is unable to estimate the fair value of the recorded deferred fee amounts.

21.   EARNINGS PER SHARE:

                                         December 31, 1998
                                                             Per
<PAGE H-100>
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Shareholders                  $911,811    2,956,851     $.31

 Effect of Dilutive Securities:
   Stock options                      -          31,186

 Diluted EPS
   Income available to common
     shareholders and assumed
     conversions                  $911,811    2,988,037     $.31

                                         December 31, 1997
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Shareholders                  $708,477    1,165,105     $.61

Effect of Dilutive Securities:
  Stock options                       -          14,573

Diluted EPS
  Income available to common
    shareholders and assumed
    conversions                   $708,477    1,179,678     $.61

                                         December 31, 1996
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Shareholders                  $138,757    1,152,328     $.12

Effect of Dilutive Securities:
  Stock options                       -            -

Diluted EPS
  Income available to common
    shareholders and assumed
    conversions                   $138,757    1,152,328     $.12

22.   OTHER COMPREHENSIVE INCOME:

            In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for the disclosure of comprehensive income in financial statements. Comprehensive
<PAGE H-101> income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. For financial statement presented for the savings bank, nonowner equity changes are only comprised of unrealized gains or losses on available for sale debt securities that will be accumulated with net income in operations and is effective for years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Adoption of this standard did not have an impact on the savings bank's results of operations. Changes in the balance of Accumulated Other Comprehensive Income in the Consolidated Statement of Shareholders' Equity are the direct result of changes in the unrealized gains (losses) on available for sale debt securities.

23.   NEW PRONOUNCEMENTS:

            In June 1998, the Financial Accounting standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Statement becomes effective for fiscal years beginning after June 15, 1999 and will not be applied retroactively. The statement establishes accounting and reporting standards for derivative instruments and hedging activity. Under the standard, all derivatives must be measured at fair value and recognized as either assets or liabilities in the financial statements.

            The accounting for changes in fair value (gains and losses) of a derivative is dependent on the intended use of the derivative and its designation. Derivatives may be sued to:
1) hedge exposure to change the fair value of a recognized asset or liability or a firm commitment, referred to as a fair value hedge, 2) hedge exposure to variable cash flow of forecasted transactions, referred to as a cash flow hedge, or 3) hedge foreign currency exposure.

            The savings bank does not currently have any derivative instruments or participate in any hedging activity.

            The FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134") during October 1998, which becomes effective for all periods beginning after December 15, 1998. SFAS No. 134 conforms the accounting by mortgage banking enterprises for mortgage-backed securities subsequent to securitization of other types of assets by non-mortgage-backed securities subsequent to securitization of other types of assets by non-mortgage banking enterprises. This statement should not have a material impact on the savings bank's results of operations.

24.   FINAL SAVINGS ASSOCIATION INSURANCE FUND LEGISLATION:
  <PAGE H-102>
            On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Funds Act) was signed into law which, among other things, imposed a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF). As required by the Funds Act, the Federal Deposit Insurance Corporation (FDIC) imposed a special assessment on SAIF-assessable deposits held on March 31, 1995, payable November 27, 1996. The special assessment was recognized as a tax-deductible expense in 1996.
The Bank recorded a special after-tax charge of $374,397
($567,269 before tax) as a result of the FDIC special assessment.

25.   SUBSEQUENT EVENT:

            On January 29, 1999, the Holding Company purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, of McGuire Performance Solutions, Inc. ("MPS"). The Holding Company purchased the shares for $.78125 per share for a total cost of $1,250,000. The Holding Company owns 100% of MPS's Series A Convertible Preferred Stock. MPS is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

  <PAGE H-103>
                                                         ANNEX I


               Additional Information With Respect to First Bank

  <PAGE I-1>
               ADDITIONAL INFORMATION WITH RESPECT TO FIRST BANK

                                                             Page

Description of Business...................................   I-2

Market Price of and Dividends on First Bank Common
  Stock and Related Shareholder Matters...................   I-

Legal Proceeding..........................................   I-

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................   I-

Index to Financial Statements.............................   I-

  <PAGE I-2>
                            DESCRIPTION OF BUSINESS

            First Bank of Philadelphia is a Pennsylvania state chartered banking institution incorporated on February 2, 1987, under the laws of the Commonwealth of Pennsylvania. The bank was accepted as a member of the Federal Reserve System on July 13, 1987, and commenced operations on July 13, 1987.

            The bank conducts its activities primarily from 1424 Walnut Street in Center City Philadelphia. The bank is a locally managed and locally oriented financial institution which was organized to serve the needs of small and medium-sized businesses, professionals and other individuals in Center City Philadelphia and the surrounding metropolitan area. The bank seeks to project the image of a community bank emphasizing personal service, flexibility and responsiveness to customers' needs which it believes can best be provided by an independent, locally controlled bank. The bank offers services and structures its charges in a manner designed to attract the business of small and medium-sized businesses, professionals and other individuals. Services offered include the traditional commercial and consumer banking services such as time, demand and savings deposits, including NOW accounts, money market deposit accounts regular savings accounts, escrow accounting services and certificates of deposit. The bank makes primarily secured commercial loan transactions and construction and permanent mortgage loans. The bank offers safe deposit facilities and access to automated teller machines through its own machine at 1424 Walnut Street and through the MAC system. The deposits of the bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the FDIC's applicable limits.

            Providing the high level of service offered by the bank requires the bank's staff to maintain personalized customer contact. As a general rule, specific banking services are offered only on a basis believed to be profitable to the bank, and such services are assessed charges competitively unless other aspects of the account relationship provide sufficient earnings to offset the total cost of the services provided.

            Although the bank's legal lending limit is approximately $970,000 the bank directs its commercial lending principally towards businesses with loan requirements in the $100,000 to $500,000 range and which otherwise do business with the bank. The bank has participated in inter-bank credit arrangements in order to serve customers with loan requirements in excess of the bank's lending limit. The bank offers various types of consumer loans, including revolving lines of credit, construction loans, and home equity and automobile loans on a limited basis.

Properties
  <PAGE I-3>
            First Bank leases office space at 1424 Walnut Street in Center City Philadelphia. The lease totals approximately 10,000 square feet and requires approximately $150,000 in annual rent. This location encompasses First Bank's branch location, operations and back office facilities, and executive offices.

Legal Proceedings

            An action was filed on January 9, 1997 in the Court of Common Pleas of Montgomery County, Pennsylvania, against eleven defendants including First Bank. The action is related to a former loan customer whose loan was paid off from the proceeds of a subsequent lender after which the customer filed for bankruptcy. The complaint, filed by a subsequent lender, contains 20 separate counts against the numerous defendants.
First Bank filed objections to the complaint and does not intend to answer the complaint until the objections are resolved. The action is in the preliminary discovery stage (interrogatories and requests for production of documents) and depositions have not been scheduled. Management feels that the complaint contains serious legal and procedural shortcomings. At this time, management does not believe that the outcome of the case will have a material impact on First Bank's financial position or results of operation.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion and analysis is intended to provide information about the financial condition and results of operations of First Bank of Philadelphia for the fiscal years ended December 31, 1998, 1997 and 1996, and the fiscal quarters ended March 31, 1999 and March 31, 1998, and should be read in conjunction with the Financial Statements of First Bank of Philadelphia and related notes.

General

            The bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, and interest expense on its interest-bearing liabilities. Its interest-earning assets consist primarily of loans receivable and investment securities, while its interest-bearing liabilities consist primarily of deposits and short-term borrowings. The bank's net income is also affected by its asset quality, its level of non-interest income and its non-interest expense, such as salary and employee benefits, occupancy costs and charges relating to non-performing and other classified assets.

Results of Operations

Results of Operations for the Years ended December 31, 1998 and
December 31, 1997  <PAGE I-4>

Net Income

            The bank recorded net income of $752,000 for 1998 compared to net income of $403,000 for 1997 and net income $202,000 for 1996. 1998's results are an improvement of $349,000, or 87%, over 1997. The primary factors contributing to this performance were an improvement in the bank's 1998 net interest margin as compared to 1997, an income tax benefit recorded in 1998 of $160,000 and a modest decline in non-interest expense of $94,000.

Net Interest Income and Average Balances

            Net interest income is the key component of the bank's profitability structure and is managed in coordination with the bank's interest rate sensitivity position. Net interest income of $2.42 million in 1998 was 6% higher than 1997's net interest income of $2.29 million. The bank's net interest margin, net interest income divided by total average interest-earning assets, increased 24 basis points to 4.23% for 1998 from 3.99% for 1997. The bank's net interest spread, the difference between the yield on interest-earning assets and the rates paid on interest-bearing liabilities, increased 13 basis points to 3.54% for 1998, from 3.41% for 1997. The improvement in net interest margin and net interest spread reflected an improvement in the bank's yield on interest earning assets and lower cost of funds and the resolution of a significant portion of the bank's nonperforming assets portfolio and subsequent conversion to a performing basis during 1998. Total non-performing assets at December 31, 1998, was $1.4 million, representing 2.2% of total assets, compared to $2.6 million, representing 4.0% of total assets at December 31, 1997, and $4.5 million, representing 6.7% of total assets at December 31, 1996. This was a $1.2 million, or 46% reduction in total nonperforming assets from 1997 to 1998.

            The bank's yield on average interest-earning assets increased to 8.97% for 1998 compared to 8.90% for 1997. Average loans of $47.9 million at December 31, 1998, represented 84% of total average interest-earning assets, and provided a 1998 yield of 9.72%, compared to average loans of $46.9 million at December 31, 1997, representing 82% of total average interest-earning assets, and providing a 1997 yield of 9.70%. Average investments and interest bearing deposits with banks decreased $1.1 million or 11% to $9.3 million at December 31, 1998, from $10.4 million at December 31, 1997. These assets provided a yield of 5.10% in 1998 compared to 5.27% in 1997.

            Total-average interest-bearing liabilities decreased $1.3 million or 3% to $49.9 million at December 31, 1998, from $51.2 million at December 31, 1997. Total interest expense decreased $0.1 million to $2.7 million at December 31, 1998 from $2.8 million for 1997. The bank's cost of funds decreased to 5.43% for 1998 compared to 5.49% for 1997.
  <PAGE I-5>
            Net interest income of $2.3 million in 1997 was 5% higher than the 1996 total of $2.2 million. Total interest income increased $0.1 million in 1997 to $5.1 million from $5.0 million in 1996. Total interest expense remained flat in 1997 at $2.8 compared to 1996. Total average interest-earning assets provided an average yield of 8.90% in 1997 and average interest-bearing liabilities cost 5.49% in 1997 compared to 8.70% and 5.45%, respectively, for 1996. The bank's net interest spread increased to 3.41% in 1997 from 3.25% in 1996 and the bank's net interest margin increased to 3.99% in 1997 from 3.77% in 1996.

            The following tables presents a summary of the principal components of and changes in interest income and interest expense for the periods indicated (in thousands):

                                                        Changes from Prior Period
                                                        1998 Compared to 1997 and
                         Year ended December 31           1997 Compared to 1996
                         1998     1997     1996    Amount   Percent   Amount   Percent
Interest income:
  Interest bearing
    deposits with banks $  445   $  515   $  284   $ (70)    (14%)    $ 231      81%
  Investment securities     32       35       29      (3)     (9%)        6      21%
  Loans                  4,652    4,547    4,666     105       2%      (119)     (3%)
Total interest income    5,129    5,097    4,979      32       1%       118       2%

Interest expense
  NOW checking accounts     73       65       55       8      12%        10      18%
  Money market accounts    166      179      111     (13)     (7%)       68      61%
  Savings accounts          17       16       14       1       6%         2      14%
  Certificates of
    deposit              2,454    2,552    2,643     (98)     (4%)      (91)     (3%)
Total interest expense   2,710    2,812    2,843    (102)     (4%)      (11)      0%

Net interest income     $2,419   $2,285   $2,156   $ 134       6%     $ 129       6%


            Net interest income is effected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table presents, on a tax equivalent basis, the average daily balances of assets, liabilities and shareholders' equity and the respective interest earned or incurred on interest-bearing assets and interest-bearing liabilities, as well as average rates for the period indicated (in thousands):

                                            Year Ended December 31,
                                       1998                         1997
                            Average   Income/   Rate/    Average   Income/   Rate/
                            Balance   Expense   Yield    Balance   Expense   Yield
Assets
  Interest-earning assets:  <PAGE I-6>
    Interest bearing
      deposits with banks   $ 8,805    $  445    5.05%   $ 9,884    $  515    5.21%
    Investment securities       544        32    5.88%       546        35    6.41%
    Loans
      Construction loans     10,190     1,135   11.14%     2,979       358   12.02%
      SBA Loans               8,644       603    6.98%     7,597       517    6.81%
      All other loans        29,025     2,914   10.04%    36,294     3,672   10.12%
       Total Loans(1)        47,859     4,652    9.72%    46,870     4,547    9.70%
        Total interest
          earning assets     57,208    $5,129    8.97%    57,300    $5,097    8.90%
    Total non-interest
      earning assets          1,910                        2,905
      Total assets          $59,118                      $60,205

Liabilities and
  shareholders' equity
  Interest bearing
    liabilities
    NOW checking accounts   $ 2,322    $   73    3.14%   $ 1,852    $   65    3.51%
    Money market accounts     4,469       166    3.71%     4,977       179    3.60%
    Savings accounts            710        17    2.39%       647        16    2.47%
    Certificates of deposit  42,427     2,454    5.78%    43,725     2,552    5.84%
      Total interest
        bearing deposits     49,928     2,710    5.43%    51,201     2,812    5.49%
    Demand deposits           3,720                        4,017
    Other liabilities            47                          306
    Shareholders' equity      5,211                        4,681
    Total liabilities and
      shareholders' equity  $59,118                      $60,205

Net interest income/
  net interest margin(2)               $2,419    4.23%              $2,285    3.99%

Net interest spread(3)                           3.54%                        3.41%

                             Year Ended December 31,
                                      1996

                            Average   Income/   Rate/
                            Balance   Expense   Yield

Assets
  Interest-earning assets:
    Interest bearing
      deposits with banks   $ 5,617    $  284    5.06%
    Investment securities       564        29    5.14%
    Loans
      Construction loans         --        --
      SBA Loans               5,704       381    6.68%
      All other loans        45,332     4,285    9.45%
       Total Loans(1)        51,036     4,666    9.14%
        Total interest
          earning assets     57,217    $4,979    8.70%
    Total non-interest
      earning assets          2,339
      Total assets          $59,556

Liabilities and shareholders'
equity
  Interest bearing
    liabilities
    NOW checking accounts   $ 1,947    $   55    2.82%
    Money market accounts     3,737       111    2.97%  <PAGE I-7>
    Savings accounts            591        14    2.37%
    Certificates of deposit  45,544     2,643    5.80%
      Total interest
        bearing deposits     51,819     2,823    5.45%
    Demand deposits           2,968
    Other liabilities           379
    Shareholders' equity      4,390
    Total liabilities and
      shareholders' equity  $59,556

Net interest income/
  net interest margin(2)               $2,156    3.77%

Net interest spread(3)                           3.25%

__________________

(1) Loan fees are included in interest income. Average loan balances include non-accruing loans.

(2) Net interest margin is computed by dividing income by average interest-earning assets.

(3) Net interest spread is the arithmetic difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities.

            The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and
(iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate (in thousands):

                                  1998 Versus 1997         1997 Versus 1996
                                Increase (decrease)       Increase (decrease)
                                Net                       Net
                              Volume    Rate   Change   Volume   Rate   Change
Interest income
  Interest bearing
    deposits with banks       $ (54)   $(16)   $ (70)   $ 223    $  8   $ 231
  Investment securities          (1)     (2)      (3)      (1)      7       6
  Loans                          96       9      105     (477)    358    (119)
    Total interest income     $  41    $ (9)   $  32    $(255)   $373   $ 118

Interest expense
  NOW checking accounts       $  13    $ (5)   $   8    $  (3)   $ 13   $  10
  Money market accounts         (18)      5      (13)      41      27      68
  Savings accounts                2      (1)       1        1       1       2
  Certificates of deposit       (73)    (25)     (98)    (110)     19     (91)
<PAGE I-8>
    Total interest expense    $ (76)   $(26)   $(102)   $ (71)   $ 60   $ (11)

Net change in net
  interest income             $ 117    $ 17    $ 134    $(184)   $313   $ 129

      Provision for Loan Losses

            The provision for loan losses represents the charge against earnings that is required to fund the allowance for loan losses. The bank determines the level of the allowance for loan losses through a periodic review of the loan portfolio. Management's evaluation of the adequacy of the allowance for loan losses is based upon an examination of the portfolio as well as such factors as trends, the volume of loan concentrations, adverse situations that may affect the borrowers ability to pay, prior loss experience within the portfolio, current economic conditions and the results of the most recent regulatory examinations. The adequacy of the allowance for loan losses is reviewed monthly by the Board of Directors. See "Asset
Quality -- Allowance for Loan Losses." Because the allowance for loan losses was deemed to be adequate during the year ended December 31, 1998, 1997 and 1996, no additional amounts were provided. For further information see "Asset Quality -- Allowance for Loan Losses."

            Although management utilizes its best judgment in providing for loan losses, there can be no assurance that the bank will not have to increase its provision for loan losses in the future as a result of possible future increases to its non-performing loans or for other reasons based on changes in facts and circumstances. In addition various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses and the carrying value of its nonperforming assets. Such agencies may require the bank to recognize additions to its allowance for loan losses based on their judgments about information.

Non-Interest Income

            The following table provides a summary of non-interest income, by category of income, for the three years ended
December 31, 1998 (in thousands):

                                    Year Ended December 31,
                                   1998      1997      1996

Service fees on deposit accounts   $ 34      $ 62      $ 75
Other                                24        35        10
  Total                            $ 58      $ 97      $ 85

            Non-interest income decreased $39,000 or 40% to $58,000 for 1998 compared to $97,000 for 1997. The reason for this decrease was the gain on sale of other real estate owned of
<PAGE I-9> $31,000 in 1997 compared to no gain or loss on sale of other real estate owned in 1998. The major source of non-interest income is service fees on deposit accounts which decreased 45% or $28,000. The primary reason for this decline is the bank's strict return check policy which encourages the bank's depositors to maintain better fiscal responsibility with their checking accounts in order to avoid service charges. Service fee income is derived from return check and stop payment charges, commissions on travelers checks, charges assessed for money orders and official checks, MAC processing fees, safe deposit box rentals and credit card fees. Total non interest income is low relative to peers due primarily to the bank's "absolutely free checking" program used as a means to attracting and maintaining accounts in the competitive downtown market. Management does not anticipate non-interest income to increase significantly in the near future. There were no gains or losses on the sales of investment securities during any of these years.

Non-Interest Expense

            The following table provides a summary of non-interest expense, by category of expense, for the three years ended
December 31, 1998 (in thousands):

                                    Year Ended December 31,
                                    1998     1997     1996

Salaries and employee benefits     $  720   $  758   $  733
Rent and occupancy expense            572      624      643
Legal fees                             95      120      125
FDIC insurance expense                 15       24       56
General insurance                      90       78      113
Professional and examination fees     113      113       83
Data processing fees                   64       64       64
Shares tax                             57       64       70
Other operating expense               150      134      152
  Total                            $1,885   $1,979   $2,039

            Total non-interest expense declined a modest 5% or $94,000, to $1.89 million in 1998 as compared to $1.98 million in 1997. Significant items of note include a $57,000 decrease in rent and occupancy expense as the bank's sublease expired in July of 1998 saving the bank approximately $100,000 on an annualized basis, a $25,000 decrease in legal fees as collection related litigation continues to decrease and a $38,000 decrease in salaries and employee benefits.

            Total non-interest expense decreased $60,000 or 3% to $1.98 million in 1997 from $2.04 million in 1996. Significant items of note include total salaries and employee benefits increased 3% or $25,000 for 1997 as compared to 1996. This was offset by a 3% decrease in rent and occupancy for 1997 as compared to 1996. General insurance decreased $35,000 or 31%, because of better pricing premiums related to an improvement in the bank's financial condition. <PAGE I-10>

Results of Operations for the Periods ended March 31, 1999 and
March 31, 1998

Net Income

            The bank recorded net income of $142,000 for the three months ended March 31, 1999 compared to net income of $120,000 for the same period in 1998.

Net Interest Income and Average Balances

            Net interest income for the three ended March 31, 1999, was $573,000, 5.0% lower than the $603,000 for the same period of 1998. This decrease can be attributed to the Bank's loan portfolio repricing quicker from the 75 basis point drop in the prime rate during the fourth quarter of 1998 than the Bank's deposits. This translated into an 11% decrease in the Bank's net interest margin (net interest income divided by total average interest-earning assets) decreasing to 3.77% for the three months ended March 31, 1999, as compared to 4.22% for the same period in 1998. The Bank's net interest spread (the difference between the yield on interest-earning assets and the rates paid on interest-bearing liabilities) decreased 12% to 3.10% for the three months ended March 31, 1999, as compared to 3.54% for the same period in 1998.

            Average total loans of $48.7 million for the three months ended March 31, 1999, represented 80% of average total interest-earning assets, and provided a yield of 9.21% for the period, compared to average total loans of $48.7 million for the three months ended March 31, 1998, representing 85% of average total interest-earning assets, and providing a yield of 9.59% for the period. Average investments and interest bearing deposits with banks increased $3.6 million or 42% to $12.1 million for the three months ended March 31, 1999, from $8.5 million for the same period in 1998. These assets provided a yield of 4.62% for the three months ended March 31, 1999, compared to 5.26% for the same period in 1998. Overall, average total interest-earning assets provided a yield of 8.29% for the three months ended March 31, 1999, compared to 8.94% for the same period in 1998. Average total interest-bearing liabilities increased $3.1 million or 6.2% to $53.0 million at a yield of 5.19% for the three months ended March 31, 1999, from $49.9 million at a yield of 5.40% for the same period in 1998.

            Net interest income is effected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following tables present the average daily balances of assets, liabilities and shareholders' equity and the respective interest earned or paid on interest-earning assets and interest-bearing liabilities, as well as average rates for the period indicated (in thousands):

[CAPTION]
         <PAGE I-11>
                                                      Three Months Ended             Three Months Ended
                                                        March 31, 1999                 March 31, 1998
                                                 Average   Interest/    Rate/   Average   Interest/    Rate/
                                                 Balance    Expense     Yield   Balance    Expense     Yield
Assets
  Interest-earning assets:
    Interest bearing deposits with banks         $11,584    $  130      4.49%   $ 7,939    $  103      5.19%
    Investment securities                            544        10      7.35%       544         7      5.15%
      Loans
        Construction loans                        13,523       369     10.91%     9,407       252     10.72%
        Student loans held for sale                2,880        63      8.75%         -         -         -
        SBA loans                                  7,931       125      6.30%     8,562       159      7.43%
        All other loans                           24,316       563      9.26%    30,703       756      9.85%
          Total loans                             48,650     1,120      9.21%    48,672     1,167      9.59%
          Total interest earning assets           60,778    $1,260      8.29%    57,155    $1,277      8.94%
          Total non-interest earning assets        2,081                          2,506
            Total assets                         $62,859                        $59,661

Liabilities and shareholders' equity
  Interest bearing liabilities
    NOW checking accounts                        $ 2,873    $   21      2.92%   $ 2,281    $  20       3.51%
    Money market accounts                          4,575        43      3.76%     5,127       47       3.67%
    Savings accounts                                 755         4      2.12%       632        4       2.53%
    Certificates of deposit                       44,790       619      5.53%    41,857      603       5.76%
      Total interest bearing liabilities          52,993    $  687      5.19%    49,897    $ 674       5.40%
    Demand deposits                                3,985                          4,516
    Other liabilities                                206                            273
    Shareholders' equity                           5,675                          4,975
      Total liabilities and shareholders'
        equity                                   $62,859                        $59,661

Net interest income/net interest margin                     $  573      3.77%              $603        4.22%

Net interest spread                                                     3.10%                          3.54%

Interest-earning assets/interest-bearing liabilities                     115%                           115%

Provision for Loan Losses

            Because the adequacy of the allowance for loan losses was deemed to be adequate as of March 31, 1999 and 1998, no additional amounts were provided.

Non-interest Income and Non-Interest Expense

            Non-interest income decreased $4,000 to $13,000 for the three months ended March 31, 1999, compared to $17,000 for the same period in 1998. Management does not anticipate non-interest income to increase significantly in the near future. There were no gains or losses on the sales of investment securities during any of these years.

            Total non-interest expense increased $4,000, or 1%, to $504,000 for the three months ended March 31, 1999, compared to $500,000 for the same period in 1998. Occupancy and equipment expenses decreased $15,000 or 10% for the three months ended
March 31, 1999 as compared to the same period in 1998 primarily due to the expiration of capital leases for computer equipment. Other operating expenses increased $19,000 or 12% for the three months ended March 31, 1999 as compared to the same period in 1998 due to a $20,000 loss on the sale of other real estate owned. <PAGE I-12>

Liquidity and Interest Rate Sensitivity

            Integral to the management of the bank's balance sheet is the maintaining of adequate liquidity and the ability to evaluate and control interest rate risk. Liquidity represents the ability to meet potential cash outflows resulting from deposit customers who need to withdraw funds or borrowers who need available credit. Interest rate sensitivity focuses on the impact of fluctuating interest rates and the repricing characteristics of rate sensitive assets and liabilities on net interest income.

            The bank's asset/liability management committee monitors the level of short-term assets and liabilities to maintain an appropriate balance between liquidity, risk and return. Liquidity is derived from various sources which includes increases in core deposits, sales of certificates of deposits, loan principal repayments and maturities and cash received on maturities or amortization of investment securities. At
March 31, 1999 there were $4.1 million in interest earning deposits maturing within twelve months, while at December 31, 1998 there were $11.9 million in interest earning deposits maturing within twelve months compared to $13.0 million maturing within twelve months as of December 31, 1997. At March 31, 1999, there was $15.6 million of residential construction loans maturing within the twelve month period, compared to $12.7 million of residential construction loans maturing within the twelve month period as of December 31, 1998 and $8.9 million maturing within the twelve month period of December 31, 1997.
The bank had $9.2 million of student loans held for sale within 45 days compared to $400,000 at December 31, 1998 and $0 at December 31, 1997. These loans are sold at an amount equal to the carrying value and there is no gain or loss on the sale. The bank had $7.5 million of individual Small Business Administration loans as of March 31, 1999, compared to $8.2 million held by the bank at December 31, 1998, and $8.2 million at December 31, 1997. These loans are 100% guaranteed as to principal and interest and are backed by the full faith and credit of the U.S. Government. They reprice quarterly and are readily marketable. The liquidity position of the bank is also strengthened by a $7.7 million credit facility with the Federal Home Loan Bank (FHLB). Advances are secured by all FHLB stock and qualifying mortgage loans. There were no advances outstanding against this line at March 31, 1999 or at December 31, 1998 or 1997.

            Maximizing cash flow over time is crucial to the maintenance of adequate liquidity. The bank's total cash flow is a product of its operating activities, investing activities and financing activities. During 1998, net cash provided by operating activities was $794,000, compared to net cash provided by operating activities of $526,000 in 1997, and $570,000 in 1996. During 1998, the bank's investing activities provided
$2.1 million in net cash and the bank's financing activities used $2.8 million in net cash. The major components within these two categories during 1998 was a net decrease of $1.2 million of
<PAGE I-13> interest bearing deposits with banks, a net decrease of $2.8 million in deposits and proceeds from the sale property acquired through loan foreclosure actions of $1.1 million. The net result of these items was a $29,000 increase in cash and cash equivalents for 1998, compared to a net increase of $358,000 for 1997 and a net decrease of $160,000 for 1996.

            During the three months ended March 31, 1999, net cash used in operating activities was $257,000, compared to net cash provided by operating activities of $113,000 for the same period of 1998. During the three months ended March 31, 1999, net cash provided by investing activities was $1.4 million, compared to net cash provided by investing activities of $8.1 million for the same period of 1998. Financing activities used net cash of $632,000 during the three months ended March 31, 1999, compared to $8.4 million in net cash used in financing activities for the same period of 1998. The net result of these items was a $485,000 increase in cash and cash equivalents for the three months ended March 31, 1999, compared to a $178,000 decrease in cash and cash equivalents for the same period of 1998.

            Interest rate sensitivity is closely related to liquidity since each is directly affected by the maturity of assets and liabilities. Rate sensitivity also deals with exposure to fluctuations in interest rates and its effect on net interest income. The primary function of the bank's interest rate sensitivity management is to reduce exposure to interest rate risk through an appropriate balance between interest-earning assets and interest-bearing liabilities. The goal is to minimize fluctuations in the net interest margin of the bank due to general changes in interest rates.

            A bank that does not have a relatively close relationship between the quantity of assets that mature or reprice within a given time period and the quantity of liabilities that mature or reprice within the same time period will find that its net interest margin will fluctuate more widely than a bank that has a closer match. Furthermore, a bank that tends to have liabilities repricing earlier than it does assets will be susceptible to a decline in its net interest margin as interest rates rise.

            The blending of fixed and floating rate loans and investments to match the repricing and maturity characteristics of the various funding sources is a continuous process in an attempt to minimize any fluctuations in net interest income. The composition of the balance sheet is designed to minimize any significant fluctuation in net interest income and to maximize liquidity. Management believes that the accessibility to FHLB borrowings will provide the flexibility to assist in keeping fluctuations in net interest income under control and to maintain an adequate liquidity position.

            One tool used by management to gauge the structure of the balance sheet is a "gap" analysis which categorizes assets
<PAGE I-14> and liabilities on the basis of maturity date, the date of next repricing, and the applicable amortization schedule. This analysis summarizes the matching or mismatching of rate sensitive assets versus rate sensitive liabilities according to specified time periods. Management concentrates on the zero to three month and one year gap intervals. At March 31, 1999, the bank had a one-year asset sensitive gap of $1.9 million and a gap ratio of 1.04 or 3.0% of total assets as of that date. This compares with a one-year asset sensitive gap of $501,000 and a gap ratio of 1.01 or 0.8% of total assets at December 31, 1998.

            The following table shows the interest rate sensitive data at March 31, 1999 (in thousands):

                                            Repricing Time Periods
                                                             Over 5 yrs   Balance
                                                              or rate       at
                            0-3 mos    3-12 mos   1-5 yrs   insensitive   3/31/99
Interest bearing deposits
  with banks                $ 4,123                                       $ 4,123
Investment securities             -                           $   544         544
Loans                        34,588   $  8,210    $10,873       1,697      55,368
Other                             -          -          -       2,933       2,933
  Total assets              $38,711   $  8,210    $10,873     $ 5,174     $62,968

Non-interest bearing
  deposits                                                    $ 3,912     $ 3,912
Interest bearing deposits   $22,581   $ 22,482    $ 7,887           -      52,950
Other liabilities                 -          -          -         227         227
  Total liabilities          22,581     22,482      7,887       4,139      57,089
Shareholders' equity              -          -          -       5,879       5,879
  Total liabilities and
    shareholders' equity    $22,581   $ 22,482    $ 7,887     $10,018     $62,968

GAP                         $16,130   $(14,272)   $ 2,986     $(4,844)    $     0

Cumulative GAP              $16,130   $  1,858    $ 4,844     $     0     $     0

Cumulative GAP Ratio           1.71       1.04       1.09        1.00        1.00

Capital Adequacy

            The bank is required to maintain minimum ratios of Tier I and total capital to total "risk weighted" assets and a minimum Tier I leverage ratio, as defined by the banking regulators. At March 31, 1999, the bank was required to have minimum Tier I and total capital ratios of 4.0% and 8.0%, respectively, and a minimum Tier I leverage ratio of 4.0%. The bank's actual Tier I and total capital ratios at March 31, 1999 were 14.79% and 16.04%, respectively, and the bank's Tier I leverage ratio was 9.35%. These ratios exceed the requirements for classification as a "well-capitalized" institution, the industry's highest capital category. Following are the bank's risk based capital ratios at March 31, 1999 and at December 31, 1998 and 1997 (in 000's):
  <PAGE I-15>
                          Well
                      Capitalized   March 31,      December 31,
                         Ratios        1999       1998      1997

Tier 1 Capital                       $ 5,879    $ 5,737   $ 4,985
Tier II Capital                          500        455       480
Total Qualifying
  Capital                            $ 6,379    $ 6,192   $ 5,465

Risk Adjusted Total
  Assets                             $39,759    $36,094   $38,117

Tier I Risk-Based
  Capital Ratio           6.00%       14.79%     15.89%    13.08%
Total Risk-Based
  Capital Ratio          10.00%       16.04%     17.15%    14.34%
Leverage Ratio            5.00%        9.35%      9.12%     8.17%

Financial Condition

Financial Condition as of December 31, 1998 and December 31, 1997

            Total assets of the bank decreased $2.1 million or 3% during 1998, from $65.6 million at December 31, 1997 to $63.5 million at December 31, 1998. The major reason for this slight decrease in total assets came from a $2.8 million decrease in total deposits during 1998. This decrease was funded by the bank's interest bearing deposits with banks. Loans remained flat at $48.4 million at December 31, 1998. Other real estate owned decreased by $1.2 million as the bank sold several properties from its portfolio. Total shareholders' equity increased by $752,000 representing 1998 net income.

      Investment Portfolio

            The following table presents the cost basis and approximate fair value ("FV") at December 31, 1998 and 1997, respectively, for each major category of the bank's investment securities (in thousands). There are no gross unrealized gains and losses for 1998 and 1997.

                                               December 31,
                                            1998          1997
Securities available-for-sale           Cost    FV    Cost    FV

Federal Reserve Bank and FHLB stock
  and other equity securities           $544   $544   $544   $544

Total investment securities             $544   $544   $544   $544


      Loan Portfolio

            At December 31, 1998 the bank's net loan portfolio totaled $48.4 million, representing 76% of total assets at that
<PAGE I-16> date, compared to $48.3 million representing 74% of total assets at December 31, 1997. The bank's principal loans have traditionally been for commercial purposes collateralized by residential real estate. The bank's primary lending area encompasses the City of Philadelphia and its surrounding suburbs in Pennsylvania and New Jersey. Loans may be considered elsewhere in the Philadelphia tri-state area, but only if there is a logical connection to the primary territory. A sizeable portion of the bank's loan portfolio is a residential construction loan program. Parameters of the program include a three to nine month term with outside permanent financing in place. Inspections are made prior to each advance. As of December 31, 1998 the construction loan portfolio totaled
$12.7 million representing 26% of the total loan portfolio. This compares to $8.9 million representing 18% at December 31, 1997. Another significant portion of the bank's loan portfolio is comprised of the guaranteed portion of individual Small Business Administration ("SBA") loans. As of December 31, 1998 the SBA loan portfolio totaled $8.2 million representing 17% of the total loan portfolio. This compares to $8.2 million representing 17% at December 31, 1997. The following table summarizes the loan portfolio of the bank by loan category and amount at December 31 for the past three years. The loan categories correspond to the bank's general classifications (in thousands):

                                             Book Value
                                            December 31,
                                     1998       1997       1996
Commercial loans (substantially
  all secured by real estate
  mortgages)                       $ 9,633    $11,866    $16,279
Construction loans substantially
  all secured by real estate
  mortgages)                        12,695      8,860      1,806
Mortgage loans (substantially
  all secured by 1-4 family
  real estate mortgages)             8,366     12,870     16,393
Commercial loans                    10,142      7,209      6,542
SBA loans                            8,251      8,225      7,047
Installment loans                       --         --         --
Unearned income                         --         --         (7)
                                    49,087     49,030     48,060
Allowance for loan losses             (727)      (727)    (1,193)
  Total                            $48,360    $48,303    $46,867

            The following table summarizes the loan portfolio of the bank by loan category and amount at December 31, 1998 and corresponds to appropriate regulatory definitions (in thousands):

Loans secured by real estate:
  Construction and land Development                       $12,695
  Secured by 1-4 family residential properties              8,366
  Secured by multi-family residential properties            1,780
  Secured by non-farm nonresidential properties             7,853
  <PAGE I-17>
Commercial and industrial loans:
  To U.S. addresses (domicile)                             16,749

All other loans:                                            1,644

  Total                                                   $49,087


            The following table presents loans as of December 31, 1998, by maturity (in thousands):

                                  Period to Maturity
                      Within      One to     After Five
                     One Year   Five Years      Years      Total

Loans at fixed rates  $13,606     $14,876      $2,958     $31,440
Loans at variable
  rates                16,889          --          --      16,889
  Total accruing
    loans             $30,495     $14,876      $2,958     $48,329

Loans on non-accrual                                          758

  Total loans                                             $49,087

Asset Quality

            Delinquent Loans. When a borrower fails to make a required payment on a loan, the bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made on the 15th day after a payment in due. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 60 days, the loan and payment history is carefully reviewed, additional notices are sent to the borrower and efforts are made to collect the loan. While the bank generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, the bank does institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

            Non-Performing Assets. The bank's level of nonperforming assets decreased $1.2 million or 46% to $1.4 million at December 31, 1998, compared to $2.6 million at December 31, 1997. Contributing to this decrease was a net decrease of $1.1 million in the bank's OREO portfolio and the continuing legal action against the bank's problem loan customers through foreclosure and other court actions and aggressive account management on the bank's performing loan portfolio to minimize future problems.

            As a matter of policy, the accrual of loan interest is discontinued if management believes that, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest becomes doubtful. This is normally done when a loan
<PAGE I-18> reaches 90 days delinquent.  At this time, all
accrued but unpaid interest is backed out of interest income. There are occasional exceptions if the loans are well secured and in the process of collection.

            The following table sets forth information regarding loans 30 or more days delinquent and still accruing interest, nonaccrual loans, and owned real estate held by the bank at the dates indicated (in thousands):


                                   Delinquent            Other     Total     Total Non-
                       Delinquent  Accruing      Non-    Real      Non-      performing
 Period   Total Loans   Accruing    Loans to    Accrual  Estate  Performing   Assets to
 Ending   Outstanding   Loans(1)   Total Loans   Loans    Owned    Assets    Total Loans
12/31/96     48,060        459         1.0%      2,338    2,194     4,532        9.4%
12/31/97     49,030         32         0.1%        843    1,792     2,635        5.4%
12/31/98     49,087         --         0.0%        758      648     1,406        2.9%

__________________

(1) Delinquent Accruing Loans includes all loans 30 or more days delinquent at the period end.

            At December 31, 1998, the recorded investment in loans that are considered to be impaired was $0.1 million (all of which was on a nonaccrual basis). Included in the allowance for loan losses at December 31, 1998, was $18,000 related to the $0.1 million of impaired loans. The average recorded investment in impaired loans during 1998 was $0.1 million. No interest income related to these impaired loans was recognized during the year using the cash basis method of income recognition. At December 31, 1997, the recorded investment in loans that are considered to be impaired was $0.1 million (all of which was on a nonaccrual basis). Included in the allowance for loan losses at December 31, 1997, was $18,000 related to the $0.1 million of impaired loans. The average recorded investment in impaired loans during 1997 was $0.4 million. No interest income related to these impaired loans was recognized during the year using the cash basis method of income recognition.

            Other Real Estate Owned. Real estate acquired by the bank as a result of foreclosure is classified as other real estate owned ("OREO") until it is sold. The OREO is initially recorded at the lower of the related loan balance or fair value of the property at the date acquired. At December 31, 1998, the bank had 9 properties totaling $648,000 in OREO. The bank's five largest OREO properties total $460,000, representing 71% of the bank's total OREO portfolio as of December 31, 1998. At
December 31, 1997, the bank had 15 properties totaling
$1.8 million in OREO. The bank's five largest OREO properties total $1.2 million, representing 67% of the bank's total OREO portfolio as of December 31, 1997.
  <PAGE I-19>
            Classified Assets. As part of the bank's loan review procedures which ultimately results in the establishment of the bank's allowance for loan losses, which follows this section, the bank identifies and classifies its problem assets into three classifications: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.
Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The bank charges-off that portion of an asset as soon as it is classified as loss. Another category designated "special mention" or "criticized" is established and maintained for assets which do not currently expose the bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Exclusive of the bank's $648,000 of OREO, the bank's classified assets at December 31, 1998 consisted of $754,000 of loans classified as substandard, compared to $1.0 million classified as substandard at December 31, 1997.

            Allowance for Loan Losses. The provision for loan losses is an amount charged against earnings to fund the allowance for loan losses on existing loans. In order to determine the amount of the provision for loan losses, the bank conducts a monthly review of the loan portfolio to evaluate overall credit quality. In establishing its allowance for loan losses, management considers the size and risk exposure for each segment of the loan portfolio, past loss experience, current indicators such as the present levels and trends of delinquency rates and collateral values, and the potential losses for future periods. The provisions are based on management's review of the economy, interest rates, general market conditions, and in certain instances, an estimate of fair value of the collateral, as applicable, considering the current and anticipated future operating environment. These estimates are particularly susceptible to changes that may result in a material adjustment to the allowance for loan losses. As adjustments become identified, they are reported in earnings for the period in which they become known. Management believes that it makes an informed judgment based upon available information. The adequacy of the allowance is reviewed monthly by the Board of Directors.

            It is the objective of the bank's evaluation process to establish the following components of the allowance for loan losses. A specific allocation for certain identified loans, a general allocation for pools of loans based on risk rating and a general allocation for inherent loan portfolio losses.
Management performs current evaluations of its criticized and classified loan portfolios and assigns specific reserves that reflects the current risk to the bank. As a general rule,
<PAGE I-20> special mention assets will have a minimum reserve of
5%, substandard assets will have a minimum reserve of 15%, and doubtful assets will have a minimum reserve of 50%. Due to the fact that most of the bank's problem loans are secured by real estate, management has allocated a majority of the allowance for loan losses to these real estate collateralized loans. A general reserve allocation is applied for pools of loans based on risk rating for all loans not specifically reserved for as described previously.

            Based upon management's analysis, the bank recorded no provisions for loan losses during 1998, 1997 and 1996. The following table summarizes the changes in the bank's allowance for loan losses for each of the past three years (in thousands):

                                         Year Ended December 31,
                                        1998      1997      1996

Balance, beginning of period            $727    $1,193    $1,526
Provision charged to operations           --        --        --
Net charge-offs                           --      (466)     (333)
Balance end of period                   $727    $  727    $1,193

Allowance for loan losses to total
  loans                                  1.5%      1.5%      2.5%

Allowance for loan losses to
  nonaccrual loans                      95.9%     86.2%     51.0%

Ratio of net charge-offs to average
  loans outstanding during the period    0.0%      1.0%      0.7%


Deposits

            Deposits are the primary source of the bank's funds for lending and other investment purposes. The bank's current deposit products include statement savings accounts, NOW accounts, personal and commercial demand deposit accounts, money market accounts and certificates of deposit ranging in terms from one month to five years. Included among these deposit products are Individual Retirement Account certificates and Keogh retirement certificates.

            The bank's deposits are obtained primarily from residents in its primary market area. The principal methods used by the bank to attract deposit accounts include offering a wide variety of services and accounts, no service charges for maintaining accounts, competitive interest rates and convenient office hours. The bank operates in a highly competitive banking environment competing against large regional banks as well as other community banks. This has limited the gathering of core deposits. The bank relies upon certificates of deposit as its primary funding source, but it has instituted a program that emphasizes the gathering of more stable, core deposits through
<PAGE I-21> traditional marketing methods to attract new
customers and savings deposits.

            The following tables present the average balances and rates paid on deposits for each of the years ended December 31, 1998, 1997 and 1996 (in thousands):

                                           Year Ended December 31,

                                 1998                1997
1996
                          Average   Average   Average   Average
Average   Average
                          Balance     Rate    Balance     Rate
Balance     Rate
Demand deposits           $ 3,720             $ 4,017             $
2,968
NOW checking accounts       2,322    3.16%      1,852    3.51%
1,947    2.82%
Money market accounts       4,469    3.71%      4,977    3.60%
3,737    2.97%
Savings accounts              710    2.44%        647    2.47%
591    2.37%
Certificates of deposit    42,427    5.78%     43,725    5.84%
45,544    5.80%
  Total deposits          $53,648             $55,218
$54,787

            As of December 31, 1998, the bank had total certificates of deposit of approximately $44.8 million. The following table summarizes the composition of these deposits (in thousands):

                                              Amount   Percentage
Certificates of deposit in excess of
  $100,000                                   $ 5,276       12%
Individual retirement accounts                 3,191        7%
Other certificates of deposit                 36,354       81%
  Total                                      $44,821      100%

            The bank's certificates of $100,000 or more which totaled $5.3 million at December 31, 1998, mature as follows:
$1.6 million within three months, $1.4 million between three and six months; $1.5 million between six and twelve months; and $0.8 million after twelve months.

            The ability of the bank to attract and maintain deposits and the bank's cost of funds on these deposit accounts have been, and will continue to be, significantly affected by economic and competitive conditions. <PAGE I-22>

Borrowings

            The bank is a member of the Federal Home Loan Bank System, which consists of 12 regional FHLB's subject to supervision and regulation by the Federal Housing Finance Board. The FHLB's provide a central credit facility primarily for member institutions. The bank, as a member of the FHLB of Pittsburgh, is required to hold shares of common stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB of Pittsburgh, whichever is greater. The bank had a $203,000 investment in stock of the FHLB in Pittsburgh at December 31, 1998, which was in compliance with this requirement. At December 31, 1998, the bank had no outstanding borrowings from the FHLB of Pittsburgh.

Financial Condition as of March 31, 1999

General

            Total Assets of the Bank remained relatively unchanged during the quarter, decreasing 1% or $511,000 to $63.0 million at March 31, 1999 from $63.5 million at December 31, 1998. A significant change occurring during the quarter was the start-up of the Bank's student loan program. These loans are funded to students at qualifying schools and are subsequently contractually sold at par within 45 to 60 days of origination to an investor. The balance of these loans at March 31, 1999 was $9.2 million. These loans were funded through a reduction of the Bank's interest bearing deposits of $7.7 million during the quarter, and from payoffs of the Bank's commercial loan portfolio.

Asset Quality

            Non-Performing Assets. The Bank's level of nonperforming assets decreased $60,000 or 4%, during the three months ended March 31, 1999, from $1.41 million at December 31, 1998 to $1.35 million at March 31, 1999. This reduction in nonperforming assets is attributed primarily to the sale of two parcels of other real estate owned during the first quarter of 1999.

            The following table sets forth information regarding loans 30 or more days delinquent and still accruing interest, nonaccrual loans, and owned real estate held by the Bank at the dates indicated (in thousands):


                                    Delinquent            Other     Total     Total Non-
                       Delinquent    Accruing     Non-    Real      Non-      performing
 Period   Total Loans   Accruing     Loans to   Accrual  Estate  Performing   Assets to
 Ending   Outstanding   Loans(1)   Total Loans   Loans    Owned    Assets    Total Loans
<PAGE I-23>
03/31/98     48,444          0           0%        851      628    1,479      3.1%
12/31/98     49,087          0           0%        758      648    1,406      2.9%
03/31/99     55,368        147         0.3%        746      600    1,346      2.4%

__________________

(1) Delinquent Accruing Loans includes all loans 30 or more days delinquent at the period-end.

            Allowance for loan losses. Based upon management's analysis, the Bank did not record provisions for loan losses for each of the three months ended March 31, 1999 and 1998. The following table summarizes the changes in the Bank's allowance for loan losses for the periods indicated (in thousands):

                                   Three Months     Three Months
                                       Ended            Ended
                                  March 31, 1999   March 31, 1998

Balance, beginning of period           $727             $727
Provision charged to operations           0                0
Recoveries                                0                0
Charge-offs                               0                0
Balance end of period                  $727             $727
Allowance for loan losses to
   total loans                         1.3%             1.5%
Allowance for loan losses to
  non-accrual loans                   97.5%            85.4%
Ratio of charge-offs to average
  loans outstanding during the period  0.0%*            0.0%*
__________________

* Charge-offs for the three months ended March 31, 1999 and 1998 were annualized for comparison purposes.

Impact of Inflation

            The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. The bank believes that continuation of its efforts to manage the rates, liquidity
<PAGE I-24> and interest sensitivity of its assets and
liabilities is necessary to generate an acceptable return on assets.

Impact of Year 2000

            The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000.
This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, generate statements, compute payments, interest on delinquency, or engage in similar normal business activities.

            Management is committed to ensuring that the Bank's daily operations suffer little or no impact from the century date change. The Bank has formed a Year 2000 committee and has developed a Year 2000 action plan to ensure Year 2000 compliance. As of March 31, 1999, the Bank has determined that it is Year 2000 Compliant. The Bank has applied due diligence throughout the Year 2000 process, following the guidelines contained in the Federal Financial Institutions Examinations Council's Interagency Guidelines and the SEC's Release No. 33-7558. The Bank is subject to the regulation and oversight of various banking regulators, whose oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues. Regulatory examination of the Bank's Year 2000 programs are conducted on a quarterly basis.

            The Bank's plan to resolve the Year 2000 issues has involved the following four phases: assessment, remediation, testing, and implementation. The Bank has assessed and inventoried mission critical, environmental, and other information systems which could be impacted by the date change for the year 2000. These systems include the Bank's data processing, teller terminals, ATM machine, proof operating machine, LANs, security systems, electrical, HVAC, telephone, etc. The Bank is primarily reliant on third party vendors for its computer output and processing. The Bank has received certification from the vendors that these outsourced applications are Year 2000 complaint. The Bank has performed independent testing on these applications and has determined them to be Year 2000 compliant. The Bank's environmental systems which include vaults, cameras, security and alarms, telephones, copiers and fax machines have been tested and determined to be Year 2000 compliant. The Bank has replaced all equipment identified as not being Year 2000 compliant.

            The Year 2000 issue also affects certain of the Bank's customers, particularly in the areas of access to funds and additional expenditures to achieve compliance. The Bank has engaged in a program of sending out a survey of its commercial
<PAGE I-25> customers regarding their awareness of the Year 2000 issue. Based upon the results received to date it appears that its more sophisticated customers are aware of the Year 2000 issue and are taking steps to address it while its smaller customers appear to have fewer issues with the Year 2000.

            As of March 31, 1999, $48,000 has been expended as Year 2000 costs. Management expects to spend a total of $50,000 for the entire project. Of the total project's cost, approximately $25,000 is attributable to the purchase of new software which will be capitalized. The remaining $25,000 is being expensed as incurred. The Bank does not expect the amounts required to be expensed to have a material effect on the financial position or results of operations. However, the Bank believes that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues would not represent a material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

            The Year 2000 issue creates risk for the Bank from unforeseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC based computer applications. Failure of third-party systems relative to the Year 2000 issue could have a material impact on the Bank's ability to conduct business.

            The Bank has completed its own company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues have been formulated for the specific departments of the Bank. Such plans include the identification of Bank operations that can be performed on a manual basis or with stand alone personal computers and printers. The Bank has identified phone lines within and outside of the Bank which should not be affected by any Year 2000 problems and it also has identified alternative processing facilities and electrical sources.

            The information above contains forward-looking statements including, without limitation, statements relating to the Bank's plans, strategies, objectives, expectations, intentions, and adequate resources that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties. The actual impact on the Bank of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified above.

           MARKET PRICE OF AND DIVIDENDS ON FIRST BANK COMMON STOCK
                        AND RELATED SHAREHOLDER MATTERS

            The bank's common stock is traded over-the-counter on the National Association of Securities Dealers Automated
<PAGE I-26> Quotation System ("NASDAQ") Small-Cap Market under the symbol "FBKP". The following table sets forth the high and low bid prices for the bank's common stock on the NASDAQ Small-Cap Market, as reported by the National Association of Securities Dealers, Inc. The following quotes reflect interdealer prices without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

                       1999             1998             1997
                    Bid Prices       Bid Prices       Bid Prices
                   High    Low     High     Low      High    Low

First Quarter     7       4       6       4 13/16   5       2 3/4
Second Quarter    5 1/16  4 1/8   5 1/2   5         4 3/4   3 1/2
Third Quarter                     5 3/8   4  1/8    4 3/8   3 5/8
Fourth Quarter                    5 3/8   4  1/16   6 1/4   3 7/8

            On July 28, 1995 a one for ten reverse stock split of the bank's common stock became effective. As of February 27, 1998, there were approximately 330 holders of record of the bank's common stock. The number of holders does not reflect the number of beneficial owners who or which hold their common stock in nominee or "street" name through various brokerage firms, banks or other entities.
  <PAGE I-27>
                       INDEX TO FINANCIAL STATEMENTS OF
                          FIRST BANK OF PHILADELPHIA
                          FIRST BANK OF PHILADELPHIA

                                   CONTENTS

                                                             Page

Quarterly Statements for the Three Month
Period ended March 31, 1999

Consolidated Statement of Financial Condition as of March 31, 1999 (Unaudited) and
December 31, 1998

Consolidated Statement of Income (Unaudited) for the Three Month Periods Ended March 31, 1999 and 1998.

Consolidated Statement of Shareholders' Equity
(Unaudited) for the Three Month Periods Ended
March 31, 1999 and 1998.

Consolidated Statement of Cash Flows (Unaudited) for the Three Month Periods Ended March 31, 1999 and 1998.

Note to Consolidated Financial Statements


Financial Statements for the Years ended
December 31, 1999 and 1998

Independent Auditors' Report

Financial Statements:

Consolidated Statement of Financial Condition
December 31, 1998 and 1997

Consolidated Statement of Income for the Years
Ended December 31, 1998, 1997, and 1996

Consolidated Statement of Shareholders' Equity for the Years Ended December 31, 1998, 1997, and 1996

Consolidated Statement of Cash Flows for the
Years Ended December 31, 1998, 1997,
and 1996

Notes to Consolidated Financial Statements
  <PAGE I-28>
                          FIRST BANK OF PHILADELPHIA
                                BALANCE SHEETS
                     (In thousands, except per share data)

                                                March 31,        December 31,
                                                 1999                1998
                                               (unaudited)
ASSETS
  Cash and due from banks                      $   1,198         $     713
  Interest bearing deposits with banks             4,123            11,857
  Investment securities - available-for-sale         544               544
  Loans, less allowance for loan losses of
   $727 and $727, respectively                    54,641            48,360
  Property acquired through loan
   foreclosure actions, net                          600               648
  Premises and equipment, net                        679               629
  Accrued interest receivable                        438               413
  Deferred tax asset                                 300               240
  Other assets                                       445                75

      TOTAL ASSETS                             $  62,968         $  63,479

LIABILITIES
  Deposits
  Non-interest bearing                         $   3,912         $   4,841
  Interest bearing                                52,950            52,653
                                                  56,862            57,494

  Accrued interest payable                           207               181
  Other liabilities                                   20                67

      Total liabilities                           57,089            57,742

SHAREHOLDERS' EQUITY
  Preferred stock - authorized, 500,000
   shares of $2 par value; none issued                 -                 -
  Common stock-authorized, 3,500,000
   shares of $.25 par value;
   issued and outstanding, 1,676,875                 419               419
  Additional paid-in capital                      10,243            10,243
  Accumulated deficit                             (4,783)           (4,925)

      Total shareholders' equity                   5,879             5,737

      TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                     $  62,968         $  63,479

The accompanying notes are an integral part of these financial statements.
  <PAGE I-29>
                          FIRST BANK OF PHILADELPHIA
                           STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                             Three months ended
                                         3/31/99           3/31/98
                                         (unaudited)       (unaudited)
INTEREST INCOME
  Loans, including fees                  $ 1,120           $ 1,167
  Investment securities                       10                 7
  Deposits with banks                        130               103

      Total interest income                1,260             1,277

INTEREST EXPENSE ON DEPOSITS                 687               674

      Net interest income                    573               603

PROVISION FOR LOAN LOSSES                      -                 -

  Net interest income after
     provision for loan losses               573               603

NON-INTEREST INCOME                           13                17

NON-INTEREST EXPENSES
  Salaries and employee benefits             191               191
  Occupancy and equipment                    139               154
  Other operating                            174               155
      Total non-interest expenses            504               500

      Income before income taxes              82               120

INCOME TAX BENEFIT                            60                 -

NET INCOME                               $   142           $   120

Net income per common share
  Basic                                  $   .08           $   .07
  Diluted                                    .06               .05

The accompanying notes are an integral part of these financial statements.
  <PAGE I-30>
                          FIRST BANK OF PHILADELPHIA
                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                Three months ended
                                               3/31/99     3/31/98
                                               (unaudited) (unaudited)
OPERATING ACTIVITIES
  Net income                                   $   142     $   120
  Adjustments to reconcile net income to net cash
  provided by (used in) operating activities
  Depreciation and amortization                     57          65
  Loss on sale of other real estate owned           20           -
  (Increase) decrease in interest receivable       (25)         10
  Increase in deferred tax asset                   (60)          -
  Increase in other assets                        (370)       (110)
  Increase in accrued interest payable              26          28
  Decrease in other liabilities                    (47)          -

  Net cash (used in) provided by operating activities   (257)    113

INVESTING ACTIVITIES
  Net decrease in interest bearing deposits with banks  7,734  6,434
  Net (increase) decrease in loans             ( 6,281)        586
  Proceeds from sale of property acquired through loan
  foreclosure actions                                28      1,164
  Purchase of premises and equipment               (107)       (63)

  Net cash provided by investing activities       1,374      8,121

FINANCING ACTIVITIES
  Net decrease in deposits                        (632)    (8,412)
  Net cash used in financing activities           (632)    (8,412)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    485  (178)

Cash and cash equivalents at beginning of period    713       684

Cash and cash equivalents at end of period     $ 1,198     $  506
                                               ========    ======

The accompanying notes are an integral part of these financial statements.
  <PAGE I-31>
                          FIRST BANK OF PHILADELPHIA
                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999
                                  (Unaudited)


      1. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The financial information included herein is unaudited, however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of the management of First Bank of Philadelphia, necessary to present fairly the financial statements for the interim periods. For further information, refer to the financial statements and footnotes thereto included in the Bank's Annual Report on form 10-K for the year ended December 31, 1998.

      2. The results of operations for the three month period ended March 31, 1999, are not necessarily indicative of the results to be expected for the full year.

      3. The Bank does not have any items other than net income that would be required to be recognized as comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive
Income."

      4. The Bank has not identified any individual operating segments required to be disclosed in accordance with SFAS No.
131, "Disclosures About Segments of an Enterprise and Related
Information."

      5. Management does not expect SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to have a material effect on the financial statements of the Bank.

      6. Certain amounts from prior periods are reclassified for comparative purposes. Such reclassifications have no impact on net income.

      7. Basic earnings per share ("EPS") is computed based on the weighted average number of shares of common stock outstanding during the periods presented. Stock options are considered common stock equivalents and are included in the computation of dilutive EPS using the treasury stock method, unless anti-dilutive.

      The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the Bank's net income for the three months ended March 31, 1999:

                                             Income         Shares      Per-Share
<PAGE I-32>
                                          (Numerator)   (Denominator)     Amount
Basic EPS:
Income available to common shareholders     $142,000      1,676,875        $.08

Effect of Dilutive Securities:
Options                                                     805,313

Diluted EPS:
Income available to common shareholders     $142,000      2,482,188        $.06

  <PAGE I-33>
                          FIRST BANK OF PHILADELPHIA
                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999
                                  (Unaudited)

            The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the Bank's net income for the three months ended March 31, 1998:

                                             Income         Shares      Per-Share
                                          (Numerator)   (Denominator)     Amount
Basic EPS:
Income available to common shareholders     $120,000      1,676,875        $.07

Effect of Dilutive Securities:
Options                                                     843,750

Diluted EPS:
Income available to common shareholders   $120,000        2,520,625        $.05

      8. Commitments and Contingencies - There has been no change in the action brought against the Bank on January 9, 1997. This action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania, against eleven defendants including the Bank. The action is related to a former loan customer whose loan was paid off from the proceeds of a subsequent lender after which the customer filed for bankruptcy. The complaint, filed by a subsequent lender, contains 20 separate counts against the numerous defendants. The Bank filed objections to the complaint and does not intend to answer the complaint until the objections are resolved. The action is in the preliminary discovery stage (interrogatories and requests for production of documents) and depositions have not been scheduled. Management feels that the complaint contains serious legal and procedural shortcomings. At this time, management does not believe that the outcome of the case will have a material impact on the Bank's financial position or results of operation.

      9. On March 19, 1999, the Bank announced the execution of a Definitive Agreement and Plan of Reorganization (the "Agreement") with PSB Bancorp, Inc. ("PSBI") pursuant to which PSBI will acquire the Bank. Pursuant to the Agreement, PSBI will exchange that number of shares of PSBI common stock equal to $6 divided by the average closing price of PSBI common stock for the 20 trading days ended three days before closing; provided that PSBI will not issue less than .667 or more than .857 shares unless PSBI's stock price is less than $6.50 and PSBI elects to issue additional shares in order to complete the transaction. In connection with the transaction, PSBI's subsidiary Pennsylvania Savings Bank, will merge with and into First Bank of Philadelphia with the commercial bank charter of First Bank of Philadelphia surviving the merger under a new name to be chosen before
<PAGE I-34> closing.  The Agreement is subject to regulatory approval and the approval of each party's shareholders. The transaction is expected to qualify as a tax-free reorganization for federal income tax purposes and a pooling-of-interests for financial reporting purposes. In connection with the Agreement, the Bank has granted PSBI an option to acquire additional 210,625 shares of the Bank under certain circumstances.
  <PAGE I-35>

                          FIRST BANK OF PHILADELPHIA
                                BALANCE SHEETS

(In thousands, except per share data)
December 31,                                              1998          1997
ASSETS
   Cash and due from banks                               $   713      $   684
   Interest bearing deposits with banks                   11,857       13,012
   Investment securities - available-for-sale                544          544
   Loans, less allowance for loan losses of $727 and
     $727, respectively                                   48,360       48,303
   Property acquired through foreclosure                     648        1,792
   Premises and equipment, net                               629          647
   Accrued interest receivable                               413          405
   Other assets                                              315          185

         TOTAL ASSETS                                $    63,479    $  65,572
                                                     ===========    =========
LIABILITIES
   Deposits
        Non-interest bearing                         $     4,841   $    5,391
        Interest bearing                                  52,653       54,926
                                                          57,494       60,317

   Accrued interest payable                                  181          221
   Other liabilities and capital lease obligations            67           49

        Total liabilities                                 57,742       60,587

COMMITMENTS AND CONTINGENCIES (Note K)

SHAREHOLDERS' EQUITY
   Preferred stock - authorized, 500,000
    shares of $2 par value; none issued                        -           -
   Common stock-authorized, 3,500,000 shares
     of $.25 par value; issued and outstanding,
     1,676,875 shares                                        419          419
   Additional paid-in capital                             10,243       10,243
   Accumulated deficit                                    (4,925)      (5,677)

        Total shareholders' equity                         5,737        4,985

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $    63,479    $  65,572
                                                     ===========    =========

  <PAGE I-36>

FIRST BANK OF PHILADELPHIA
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Years ended December 31                        1998        1997       1996
INTEREST INCOME
  Loans, including fees                     $  4,652    $   4,547   $ 4,666
  Investment securities                           32           35        29
  Deposits with banks                            445          515       284

        Total interest income                  5,129        5,097     4,979

INTEREST EXPENSE ON DEPOSITS                   2,710        2,812     2,823

        Net interest income                    2,419        2,285     2,156

PROVISION FOR LOAN LOSSES                          -            -         -

        Net interest income after provision
          for loan losses                      2,419        2,285     2,156

NON-INTEREST INCOME                               58           97        85

NON-INTEREST EXPENSES
  Salaries and employee benefits                 720          758       733
  Rent and occupancy                             572          624       643
  Legal fees                                      95          120       125
  FDIC insurance                                  15           24        56
  General insurance                               90           78       113
  Professional and examination fees              122          113        83
  Data processing fees                            64           64        64
  Shares tax                                      57           64        70
  Other operating                                150          134       152

        Total other expenses                   1,885        1,979     2,039

        Income (loss) before income taxes        592          403       202

INCOME TAXES                                     160            -         -

NET INCOME (LOSS)                           $    752     $    403  $    202
                                            ========     ========  ========
  Net income (loss) per common share
        Basic                               $    .45     $    .24  $    .12
        Diluted                                  .30          .16       .12

  <PAGE I-37>

FIRST BANK OF PHILADELPHIA
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands)
Years ended-December 31, 1998, 1997 and 1996

______________________________________________________________________________
                                        Additional                 Total
                                Common   paid-in    Accumulated  shareholders'
                                 stock   capital      deficit      equity
Balance as of January 1, 1996   $  419  $ 10,243    $  (6,282)    $  4,380

Net income                           -         -          202          202

Balance as of December 31, 1996    419    10,243       (6,080)       4,582

Net income                           -         -          403          403

Balance as of December 31, 1997    419     10,243      (5,677)       4,985

Net income                           -          -         752          752

Balance as of December 31, 1998   $419    $10,243     $(4,925)    $  5,737
                                 =====    =======     =======     ========

  <PAGE I-38>

FIRST BANK OF PHILADELPHIA
STATEMENTS OF CASH FLOWS
(In thousands)
Years ended December 31,                           1998      1997      1996
OPERATING ACTIVITIES
  Net income                                   $    752    $  403    $  202
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Depreciation and amortization                   202       266       219
    Gain on sale of other real estate owned           -       (31)        -
    Increase in interest receivable                  (8)        -       113
    (Increase) decrease in other assets            (130)      (67)       48
    Decrease in accrued interest payable            (40)       (6)      (58)
    Increase (decrease) in other liabilities         18       (39)       46
        Net cash provided by operating
         activities                                 794       526       570

INVESTING ACTIVITIES
  Proceeds from sales of investment securities
    available-for-sale                                -         9        49
  Net decrease (increase) in interest
    bearing deposits with banks                   1,155     3,384   (10,674)
  Net (increase) decrease in loans                 (105)   (2,133)    1,977
  Proceeds from sale of property acquired
    through loan foreclosure actions              1,192     1,130     1,374
  Purchase of premises and equipment               (184)     (103)      (88)
        Net cash provided by (used in)
         investing activities                     2,058     2,251    (7,362)

FINANCING ACTIVITIES
  Net (decrease) increase in deposits            (2,823)   (2,382)    6,687
  Principal payments under capital lease
    obligation                                        -       (37)      (35)
  Repayments of convertible subordinated
     debenture                                        -         -       (20)
        Net cash used in financing activities    (2,823)   (2,419)    6,632

NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS                           29       358      (160)

Cash and cash equivalents at beginning
   of year                                          684       326       486

Cash and cash equivalents at end
    of year                                   $     713      $684      $326

Supplemental cash flow information:
  Interest paid                                  $2,750    $2,818    $2,881
  Income taxes paid                                   0         0         0
  Loans transferred to property acquired
    through foreclosure                              48       697     1,706

  <PAGE I-39>
FIRST BANK OF PHILADELPHIA
NOTES TO FINANCIAL STATEMENTS
December 31, 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      First Bank of Philadelphia (the "Bank") is a state chartered commercial bank incorporated under the laws of the Commonwealth of Pennsylvania and a member of the Federal Reserve System. The Bank's principal business consists of attracting deposits and then converting those deposits into various types of loans, interest bearing deposits and other investments. The Bank is a locally managed and locally oriented financial institution which was organized to serve the needs of small and medium-sized businesses, professionals and other individuals in Center City Philadelphia and the surrounding metropolitan area. The Bank seeks to project the image of a community bank emphasizing personal service, flexibility and responsiveness to customers' needs which it believes can best be provided by an independent, locally controlled bank. The Bank competes with local commercial banks as well as numerous regionally-based commercial banks which have assets, capital and lending limits significantly larger than those of the Bank. The Bank also competes with thrift institutions, credit unions, issuers of commercial paper and other securities and other nondepository institutions. As a state-chartered bank, the Bank is subject to regulation, supervision and regular examination by the Pennsylvania
Department of Banking (the "Department") and is subject to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"). The Bank is a member of the Federal Reserve System and is subject to regulation, supervision, reporting requirements and regular examinations by the Federal Reserve Board. In addition, the Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to a maximum of $100,000 per insured account holder.

      The financial statements of the Bank have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and the reported results of operations for the year then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the realizability of deferred tax assets. In connection with the determination of the allowance for loan losses and the estimated fair value of real estate owned, management obtains independent appraisals for significant properties.
  <PAGE I-40>
      The financial information has not been reviewed or confirmed for accuracy or relevance by the Federal Reserve System. The significant accounting policies consistently applied are summarized as follows.

1.    Investment Securities

      Investments in securities may be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. The Bank did not hold any debt securities at December 31, 1998 or 1997. The Bank's equity securities are classified as available-for-sale and are stated at fair value. Net unrealized gains and losses for such securities, net of tax, are recognized as a separate component of shareholders' equity and excluded from the determination of net income. The Bank does not engage in security trading.

      Accretion of premiums and amortization of discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses are determined using the specific identification method and are recorded at the time of sale.

2.    Loans

      The Bank defers and amortizes certain origination and commitment fees, and certain direct loan origination costs over the contractual life of the related loans. This results in an adjustment of the related loan's yield. Interest income is not accrued on commercial loans where management has determined that borrowers may be unable to meet contractual principal or interest payments, or where such payments are 90 days or more past due (unless the loan is well secured and in the process of collection). Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral.

3.    Allowance for Loan Losses

      An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance for loan losses is based upon evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past loss experience, current and projected financial status and creditworthiness of its borrowers, the adequacy of collateral, the level and nature of non-performing loans, current economic conditions, the results of the most recent regulatory examination (which was in mid 1998) and other relevant factors. This evaluation is inherently subjective. While management uses the best information available to make such
<PAGE I-41> evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examination.

      Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment is based on the fair value of the collateral when the creditor determines that foreclosure is probable.

4.    Premises and Equipment

      Premises, fixtures and equipment are carried at cost. Leasehold improvements are carried at cost and are amortized over the shorter of their useful lives or the lives of the respective leases to which they relate. Depreciation and amortization is provided by the straight-line method over the estimated useful lives of the related assets ranging from three to ten years.

5.    Property Acquired through Foreclosure

      Foreclosed property consists of property acquired through foreclosures. When property is acquired, the excess, if any, of the loan balance over fair value is charged to the allowance for possible loan losses. Thereafter, the asset is carried at the lower of fair value less estimated costs to sell or carrying value. Gains and losses on subsequent sale are included in the statement of operations.

6.    Income Taxes

      Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, accumulated depreciation and net operating loss carryforwards.

7.    Cash Equivalents

      The Bank considers cash on hand, amounts due from banks and federal funds sold with original terms of maturity of less than three months as cash equivalents.

8.    Comprehensive Income
  <PAGE I-42>
      The Bank has no items of comprehensive income other than net income.

9.    Segment Information

      Management has not identified any individual operating segments of the Bank.

10.   Derivative Instruments and Hedging Activities

      Management does not expect SFAS No. 133 to have a material effect on the Bank.

11.   Reclassifications

      Certain amounts from prior years are reclassified for comparative purposes. Such reclassifications have no impact on net income.

12.   Earnings Per Share and Common Stock Equivalents

      In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share" and Statement No. 129 ("SFAS No. 129") "Disclosures of Information about Capital Structure." SFAS No. 128, which superseded APB Opinion No. 15 ("APB No. 15") specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock. It replaced the presentation of primary EPS with basic EPS which, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15. The Bank adopted SFAS No. 128 as of December 15, 1997. All prior period EPS amounts have been restated to reflect the provisions of this statement.

      There were 1,676,875 weighted average number of shares of common stock outstanding used for the basic EPS calculation for the fiscal years ended December 31, 1998, 1997 and 1996. Stock options are considered common stock equivalents and are included in the computation of the number of shares outstanding using the treasury stock method, unless anti-dilutive. The options had a dilutive effect on the income available to common shareholders only for the fiscal years ended December 31, 1998 and 1997 of 813,304 and 910,598 additional shares respectively. For the fiscal year ended December 31, 1996 there were no securities which had a dilutive effect on the income available to common shareholders, and thus the Diluted EPS is the same as Basic EPS, or $.12.

      The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the Bank's net income for the following years: <PAGE I-43>

______________________________________________________________________________
                                      Income       Shares      Per-Share
                                   (Numerator) (Denominator)    Amount
Year ended December 31, 1998:

      Basic EPS:
      Income available to common
        shareholders                 $752,000     1,676,875       $.45

      Effect of Dilutive Securities:
      Options                                       813,304

      Diluted EPS:
      Income available to common
        shareholders                 $752,000     2,490,179       $.30
                                                                  ====

Year ended December 31, 1997:

      Basic EPS:
      Income available to common
        shareholders                 $403,000     1,676,875       $.24
                                                                  ====

      Effect of Dilutive Securities:
      Options                                       910,598

      Diluted EPS:
      Income available to common
        shareholders                 $403,000     2,587,473       $.16
                                                                  ====
Year ended December 31, 1996:

      Basic EPS:
      Income available to common
        shareholders                 $202,000     1,676,875       $.12
                                                                  ====

NOTE B - CAPITAL ADEQUACY AND REGULATORY DIRECTIVES

      The Bank was previously operating under a formal written agreement with the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia, entered into on September 14, 1993. On December 15, 1997, the Bank was notified by the Pennsylvania Department of Banking that the Memorandum of Understanding that the Bank had previously been operating under had been lifted. On January 23, 1998, the Bank was notified by the Federal Reserve Bank that because of its improved condition and compliance with all provisions, that the formal agreement had also been lifted.

      The Bank is required to maintain minimum ratios of Tier I and total capital to total "risk-weighted " assets and a minimum Tier I leverage ratio, as defined by the banking regulators. At December 31, 1998, the Bank was required to have minimum Tier I and total capital ratios of 4.0% and 8.0%, respectively, and a minimum Tier I leverage ratio, as defined. The Bank's actual
<PAGE I-44> Tier I and total capital ratios at December 31, 1998 were 15.89% and 17.15%, respectively, and the Bank's Tier I leverage ratio was 9.12%. These ratios are in excess of the levels required to be classified as a well capitalized institution. At December 31, 1997, these ratios were 13.08%, 14.34% and 8.17%, respectively. The Bank's actual and minimum capital requirement amounts and ratios as of December 31, 1998 are as follows (dollars in thousands):

___________________________________________________________________________________________________________
                                                                 Minimum                    Well
                                             Actual          Capital Requirements   Capital Requirements
                                         Amount     Ratio      Amount   Ratio         Amount     Ratio
Tier I capital to risk weighted assets  $ 5,737    15.89%    $ 1,444    4.00%      $   2,166     6.00%
Total capital to risk weighted assets     6,192    17.15%      2,888    8.00%          3,609    10.00%
Leverage to average assets                5,737     9.12%      2,517    4.00%          3,147     5.00%

           Under the Federal Reserve Act (the Act), if losses have at any time been sustained by a bank, equal to or exceeding its undivided profits then on hand, no dividend shall be made; and no dividends shall ever by made in an amount greater than the Bank's net profits less losses and bad debts. Cash dividends must be approved by the Board of Directors if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, it any. The Board has the authority under the Act to prohibit the payment of cash dividends by a bank when it determines that such payment to be an "unsafe and unsound banking practice" under the then existing circumstances. There are also restrictions set forth in the Pennsylvania Banking Code of 1965 (the Banking Code) and the FDI Act concerning the payment of dividends by the Bank. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally undivided profits). Under the FDI Act, no dividend may be paid if the Bank is in arrears in the payment of any insurance assessment due the FDIC. The Bank has not paid any dividends since inception and is not able to pay any dividends due to its accumulated deficit.

           The Bank was not required to have reserve balances on deposit with the Federal Reserve Bank during the years ended December 31, 1998 and 1997.

NOTE C - INVESTMENT SECURITIES AVAILABLE FOR SALE

      The amortized cost, unrealized gains and losses, and fair market value of the Bank's available-for-sale investment securities at December 31, 1998 and 1997, are as follows (in thousands): <PAGE I-45>

____________________________________________________________________________________________________________
                                                                     1998
                                                               Gross             Gross            Fair
                                           Amortized         unrealized        unrealized        market
                                             cost              gains             losses           value

Investment securities available-for-sale:
Federal Reserve Bank stock                 $   320             $   -             $    -           $    320
Federal Home Loan Bank stock                   203                 -                  -                203
Other equity securities                         21                 -                  -                 21
                                               544                 -                  -                544

                                              $544             $   -             $                 $   544
                                           =======             =====             =======           =======

___________________________________________________________________________________________________________
                                                                      1997

                                                                 Gross          Gross          Fair
                                                 Amortized     unrealized    unrealized       market
                                                   cost          gains        losses           value
Investment securities available-for-sale:
  Federal Reserve Bank stock                    $   320          $   -       $    -           $  320
  Federal Home Loan Bank stock                      203              -            -              203
  Other equity securities                            21              -            -               21
                                                    544              -            -              544

                                                $   544          $   -       $               $   544
                                                =======          =====       =======         ========

      There were no gross realized gains or losses on sales of securities in 1998, 1997 or 1996.

      There are minimum capital stock requirements for the Bank to be a member of the Federal Reserve System and the Federal Home Loan Bank of Pittsburgh. The minimum capital stock requirement for membership in the Federal Reserve System is governed by Regulation I, "Issue and Cancellation of Capital Stock of Federal Reserve Banks." In accordance with this regulation, at December 31, 1998 and 1997, the Bank was required to, and did, hold $320,000 in the form of issued Federal Reserve Bank stock.

      The minimum capital stock requirement for membership in the Federal Home Loan Bank of Pittsburgh is based on a percentage of mortgage related assets. At December 31, 1998 and 1997, the Bank was required to, and did, hold $203,000 and $203,000, respectively, in Federal Home Loan Bank stock.

NOTE D - LOANS

      A summary of loans as of December 31, 1998 and 1997 is as follows (in thousands):

______________________________________________________________________________
                                                       1998        1997
<PAGE I-46>
Commercial loans (substantially all secured by
  real estate mortgages)                             $9,633      $11,866
Construction loans (substantially all
  secured by real estate mortgages)                  12,695        8,860
Mortgage loans (substantially all one-to-four
  family residential mortgages)                       8,366       12,870
Commercial loans                                     10,142        7,209
SBA loans                                             8,251        8,225

      Total loans                                    49,087       49,030

Allowance for loan losses                              (727)        (727)

                                                   $ 48,360   $   48,303
                                                   ========   ==========


      An analysis of activity in the allowance for loan losses is as follows (in thousands):


______________________________________________________________________________
                                                1998        1997    1996
Balance, beginning of year                  $   727    $   1,193  $   1,526
Provision for loan losses                         -            -          -
Recoveries                                        -            -        138
Loans charged off                                 -         (466)      (471)

Balance, end of year                        $   727    $     727   $  1,193
                                            =======    =========   ========

      Nonaccrual loans which consist of loans 90 days past due and loans on which the accrual of interest has been discontinued was approximately $0.8 million, $0.8 million and $2.3 million at December 31, 1998, 1997 and 1996, respectively. Interest on these non-performing loans would have been approximately $71,000, $147,000 and $216,000 in 1998, 1997 and 1996, respectively. All payments received during 1998, 1997 and 1996 on these nonperforming loans was applied to principal.

      At December 31, 1998, 1997 and 1996, the recorded investment in loans that are considered to be impaired was $0.1 million, $0.1 million and $1.3 million, respectively (all of which was on a nonaccrual basis). Included in the allowance for loan losses related to the impaired loans at December 31, 1998, 1997 and 1996 was $17,000, $17,000 and $267,000, respectively. The average recorded investment in impaired loans during 1998, 1997 and 1996 was $0.1 million, $0.4 million and $1.7 million, respectively. All payments received during 1998, 1997 and 1996 on these impaired loans was applied to principal.
  <PAGE I-47>
      Loans made by the Bank to its directors and principal officers, including loans to affiliated persons, were made in the ordinary course of business at substantially the same terms and conditions as those to other borrowers. The aggregate amount of these loans outstanding at December 31, 1998 and 1997 was $0 and $0, respectively.

      In October 1998, the Bank began originating non-traditional student loans which are held for sale and contractually sold to an investor at par within 45 days of origination. At
December 31, 1998 the balance of these loans was approximately $400,000. The Bank did not recognize any gains or losses on the sale of these loans during 1998.

NOTE E - PREMISES AND EQUIPMENT

      A summary of premises and equipment is as follows (in thousands):

____________________________________________________________________________________________________________
                                                              1998                    1997


Furniture, fixtures and equipment                            $1,532                 $1,380
Leasehold improvements                                          581                    549
Computer equipment under capital lease                          170                    170
                                                              2,283                  2,099
Less accumulated depreciation and amortization                1,654                  1,452

                                                             $  629                $   647
                                                             ======                =======

NOTE F - DEPOSITS

      A summary of deposits is as follows (in thousands):

____________________________________________________________________________________________________________
                                                       1998                         1997
                                                Amount     Percent            Amount      Percent
Non-interest bearing                            $4,841        8%            $    5,391       9%
Interest bearing
    NOW checking accounts                        2,975        5                  2,271       4
    Money market accounts                        3,994        7                  9,502      16
    Savings accounts                               863        2                    651       1
    Certificates less than $100,000             39,545       69                 38,471      64
    Certificates $100,000 and greater            5,276        9                  4,031       6
Total interest bearing                          52,653       92                 54,926      91

                                           $    57,494      100%            $   60,317     100%
                                           ===========      ===             ==========     ===

      While the certificates frequently are renewed at maturity rather than paid out, they are scheduled to mature contractually as follows (in thousands):

_________________________________________________________________
<PAGE I-48>
                                               1998      1997

Within one year                           $   35,581  $  37,750
Beyond one year but within three years         7,221      3,802
Due thereafter                                 2,019        950

                                          $   44,821  $  42,502
                                          ==========  =========

            As of December 31, 1997, one of the Bank's directors had a $4.6 million money market account with the Bank at substantially the same rate and terms offered to other depositors.

NOTE G - INCOME TAXES

            The Bank recorded an income tax benefit of $160,000 in 1998 and did not record any income tax expense or benefit in 1997 or 1996.

            A reconciliation of the differences between the effective rates and statutory tax rate of is as follows (in thousands):

____________________________________________________________________________________________________________
                                                                     1998         1997         1996
Federal income tax expense at statutory rate                         $ 201        $137         $ 69
Net operating loss limitation (utilization)                              -          83          (41)
Valuation allowance effect                                            (356)       (221)         (29)
Other                                                                   (5)          1            1

                                                                     $(160)       $            $
                                                                     =====        ====         =====

Deferred tax assets (liabilities) consist of the following (in thousands):
____________________________________________________________________________________________________________
                                                                     1998         1997         1996
Effect of allowable federal tax bad debt deduction                    $ (130)      $ (134)     $   62
Loss carryforward limitation                                           1,730        1,957       1,997
Other                                                                     81           54          39
                                                                       1,681        1,877       2,098
Less valuation allowance                                              (1,441)      (1,797)     (2,018)

Net deferred tax asset                                                $  240       $   80      $   80
                                                                      ======       ======      ======

            Management has determined that based on its assessment of projected levels of taxable income, realization of the net deferred tax asset is more likely than not. The valuation allowance decreased as a result of the decline in gross deferred tax assets.

            The Bank has available the following net operating loss carryforwards for federal income tax purposes: <PAGE I-49>

                     Expiration                  Amount

                       2008                     $   25,974
                       2009                      3,149,710
                       2010                      1,732,016
                       2011                        126,058
                       2012                         53,119

                                                $5,086,877
                                                ==========

            The utilization of net operating loss carryforwards generated prior to February 1995 is limited to $548,748 per year due to the limitation imposed under Section 382 of the Internal Revenue Code. As of December 31, 1998, approximately $1.8 million of these carryforwards are subject to this annual limitation.

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

            The Bank has a borrowing capacity with the Federal Home Loan Bank (FHLB) totaling approximately $7.3 million. All advances are secured by FHLB stock and qualifying first mortgage loans. Interest rates on this borrowing capacity approximate six month LIBOR. The were no advances outstanding during 1998 or 1997.

NOTE I - SHAREHOLDERS' EQUITY

            On February 2, 1995, the Bank closed an offering of 16 million shares of its common stock at a price of $.25 per share through a concurrent rights offering and public offering. Gross proceeds to the Bank from the offering were $4.0 million less offering costs of $350,000. At closing, an additional
16 million options were granted to the standby purchasers at an exercise price of $.25. These options are immediately exercisable and have a ten year expiration period (see Note M).

            On July 28, 1995 a one for ten reverse stock split of the Bank's common stock became effective. Total common stock authorized as of December 31, 1998 is 3.5 million shares with a par value of $.25 per share.

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

            The Bank is required to disclose information about the fair value of financial instruments. The limitations on the making of estimates of fair value are: Estimates are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instruments.
For a substantial portion of the Bank's financial instruments, no quoted market exists. Therefore, estimates of "fair value" are based on a number of subjective assumptions including current economic conditions, perceived risks associated with these financial instruments, expected durations and other factors.
<PAGE I-50> Given the uncertainties associated with these
estimates, the reported "fair values" represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions would likely result in different "fair value" estimates.

            The fair values for cash and due from banks, interest bearing deposits with banks, investment securities available for sale, accrued interest receivable and accrued interest payable approximate the current carrying amounts. In arriving at fair values for loans, the portfolio was segregated into pools of similar financial characteristics, including segmenting them by fixed and adjustable rate terms. The estimated fair value of the segregated portfolios was calculated by discounting expected future cash flows through the estimated maturity using estimated market rates that reflect credit risk inherent in the loans. The fair value of deposit accounts with no stated maturity, such as non-interest bearing deposits, savings, NOW and money market accounts approximate their carrying amounts. The fair value of certificates of deposit is based on the present value of contractual cash flows. The discount rates used to compute present values are estimated using the rates currently offered for deposits of similar maturities in the Bank's marketplace.

            The Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank or the borrower. The estimated fair value approximates the recorded deferred fee amounts.

            Carrying amounts and fair values for the Bank's financial instruments as of December 31, 1997 and 1996 are as follows (in thousands):

____________________________________________________________________________________________________________
                                                          1998                          1997
                                               Carrying          Fair          Carrying         Fair
                                               Amount            Value          losses          Value
Financial assets:
Cash and due from banks                      $     713        $    713         $   684       $    684
Interest bearing deposits with banks            11,857          11,857          13,012         13,012
Investment securities available for sale           544             544             544            544
Loans, net                                      48,360          49,745          48,303         49,412
Accrued interest receivable                        413             413             405            405
Financial liabilities:
  Deposits with no stated maturity              12,673          12,673          17,815         17,815
  Certificates of deposit                       44,821          45,144          42,502         42,741
  Accrued interest payable                         181             181             221            221

NOTE K - COMMITMENTS AND CONTINGENCIES

1.    Lease Commitments
  <PAGE I-51>
            The Bank has entered into non-cancelable operating lease agreements for office space and banking facilities. The lease terms are ten years with two five year options to renew. The Bank is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments under the leases are as follows (in thousands):

Year ending December 31,

          1999                                    $ 151
                                                  =====

2.    Other

            There has been no change in the action brought against the Bank on January 9, 1997. This action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania, against eleven defendants including the Bank. The action is related to a former loan customer whose loan was paid off from the proceeds of a subsequent lender after which the customer filed for bankruptcy. The complaint, filed by a subsequent lender, contains 20 separate counts against the numerous defendants. The Bank filed objections to the complaint and does not intend to answer the complaint until the objections are resolved. The action is in the preliminary discovery stage (interrogatories and requests for production of documents) and depositions have not been scheduled. Management feels that the complaint contains serious legal and procedural shortcomings. At this time, management does not believe that the outcome of the case will have a material impact on the Bank's financial position or results of operation.

NOTE L -    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
            CONCENTRATIONS OF CREDIT RISK

            The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. As of December 31, 1998 and 1997, the Bank had contracts to extend standby letters of credit in the amount of $167,000 and $872,000, respectively.
There were no open commitments to extend credit as of December 3 1, 1998 or 1997. Commitments generally have fixed expiration
<PAGE I-52> dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do no necessarily represent future cash requirements. Substantially all of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area that consists primarily of Philadelphia, Pennsylvania, and its suburbs. The concentrations by type of loan are set forth in Note D. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic environment within the Bank's market area.

NOTE M - STOCK OPTION PLANS AND WARRANTS

            The Bank has a Stock Option Plan (the Plan) for the benefit of key employees of the Bank. The stock option may be in the form of Incentive Stock Options or Non-qualified Stock Options. The option price per share under any option must equal the fair market value of the Bank's common stock on the date of the option grant. However, in certain circumstances the option price must be equal to 110% of the fair market value. Options become exercisable as to 33.3% of the grant one year after the grant date and as to an additional 33.3% each of the next two years thereafter. These options expire ten years after the date of grant, if not exercised. An aggregate of 12,500 shares of authorized but unissued common stock of the Bank has been reserved under the Plan.

            In connection with the closing of the Bank's offering of 16 million shares of common stock on February 2, 1995, an additional 16 million options were granted to the standby purchasers at an exercise price of $.25. These options became immediately exercisable and have a ten year expiration period.
On July 28, 1995 a one for ten reverse stock split of the Bank's common stock became effective. This had the effect of reducing the amount of these options to $1.6 million at an exercise price of $2.50.

            Information concerning options as of December 31, 19978 is as follows (all amounts have been retroactively adjusted to prior periods due to a one for ten reverse stock split that occurred during 1995):

_________________________________________________________________
                                         Shares       Price

Balance at January 1, 1996          1,602,200    $2.50  -  $25.00
    Options cancelled                  (2,200)       $25.00
    Options granted                    12,500        $2.875
    Options exercised                       -           -
Balance at December 31, 1996        1,612,500    $2.50  -  $2.875
    Options cancelled                       -           -
    Options granted                         -           -
    Options exercised                       -           -
<PAGE I-53>
    Balance at December 31, 1997    1,612,500    $2.50  -  $2.875
    Options cancelled                       -           -
    Options granted                         -           -
    Options exercised                       -           -
    Balance at December 31, 1998    1,612,500    $2.50  -  $2.875

            The Bank applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized for the 12,500 options granted in 1996. Had compensation cost for the grant of options during 1996 been determined in accordance with their fair value the Bank's net income would have been reduced by approximately $4,000 and there would be no change in the Bank's earnings per share. The fair value for these options was estimated to be approximately $ 1.00 per option at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions: expected dividend yield of 0%, risk-free interest rate of 5.8%, volatility factors of the expected market price of the Bank's common stock of .35, and a weighted-average expected life of the option of 5 years.
  <PAGE I-54>
                                                          ANNEX J


                        PSB Employee Stock Option Plan

  <PAGE J-1>
                                                                      ___/___












                            1998 PSB BANCORP, INC.
                               STOCK OPTION PLAN
  <PAGE J-2>
Article 1.  PURPOSE OF THE PLAN

      1.1 Purpose - The 1998 PSB Bancorp, Inc. Stock Option Plan (the "Plan") is intended to provide key employees of PSB Bancorp, Inc. (the "Corporation") and its Subsidiaries an opportunity to acquire Common Stock of the Corporation. The Plan is being instituted in connection with the conversion and reorganization of PSB Mutual Holding Company from a mutual holding company to a stock holding company in accordance with a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization first approved by the Corporation and the Pennsylvania Savings Bank's (the "Bank's") Board of Directors and Board of Trustees, respectively, in July 1998. The Plan is designed to help the Corporation attract, retain and motivate key employees to make substantial contributions to the success of the Corporation's business. Stock Options are granted under the Plan based on the Participant's level of responsibility and performance within the Corporation.

      1.2 Stock Options to be Granted - Incentive Stock Options within the meaning of Code Section 422(b) and Nonqualified Stock Options may be granted within the limitations of the Plan.

Article 2.  DEFINITIONS

      2.1 "Agreement" - The written instrument evidencing the grant of an Option. A Participant may be issued one or more Agreements from time to time, reflecting one or more Options.

      2.2   "Bank" - Pennsylvania Savings Bank or any Subsidiary.

      2.3   "Board" - The Board of Directors of the Corporation.

      2.4   "Code" - The Internal Revenue Code of 1986, as amended.

      2.5 "Committee" - The Committee which the Board appoints to administer the Plan.

      2.6   "Common Stock" - The common stock of the Corporation
            (without par value) as described in the Corporation's
            Articles of Incorporation, or such other stock as shall be substituted therefor.

      2.7   "Corporation" - PSB Bancorp, Inc. or any Subsidiary.

      2.8 "Employee" - Any key employee (including officers) of the Corporation.
  <PAGE J-3>
      2.9 "Exchange Act" - The Securities Exchange Act of 1934, as amended.

      2.10 "Incentive Stock Option" - A stock option intended to satisfy the Requirements of Code Section 422(b).

      2.11 "Nonqualified Stock Option" - A stock option other than an Incentive Stock Option.

      2.12  "Optionee" - A Participant who is awarded a Stock
            Option pursuant to the provisions of the Plan.

      2.13 "Participant" - An Employee selected by the Committee to receive a grant of an Option under the Plan.

      2.14  "Plan" - The PSB Bancorp, Inc. Stock Option Plan.

      2.15 "Retirement" - The later of the attainment of age sixty-five or retirement as provided in the Pennsylvania Savings Bank Defined Benefit Pension Plan and Trust.

      2.16 "Securities Act" - The Securities Act of 1933, as amended.

      2.17 "Stock Option" or "Option" - An award of a right to purchase Common Stock pursuant to the provisions of the Plan.

      2.18 "Subsidiary" - A subsidiary corporation as defined in Code Section 424(f) that is a subsidiary of the Corporation.

Article 3.  ADMINISTRATION OF THE PLAN

      3.1 The Committee - The Plan shall be administered by a committee of the Board (the "Committee") composed of those members of the Board (at least three in number) who (a) are not employees of the Corporation, and (b) are "Disinterested Persons" as such term is defined by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act. No Committee member shall be eligible (or shall have been eligible within one year prior to his appointment) to be granted Options under the Plan or to be selected as a Participant under any other discretionary plan of the Corporation entitling them to acquire Common Stock, stock options or stock appreciation rights of the Corporation. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

      3.2   Powers of the Committee -

            (a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and
                  <PAGE J-4> to interpret the provisions of the
                  Plan, unless otherwise determined by the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Optionees and any person claiming under or through an Optionee, unless otherwise determined by the Board.

            (b) Subject to the terms, provisions and conditions of the Plan and subject to review and approval by a majority of the disinterested members of the Board, the Committee shall have exclusive authority to:

                  (i) select, based upon the recommendation of the Corporation's Chief Executive Officer, the key Employees to be granted Options (it being understood that more than one Option may be granted to the same person);

                (ii) determine the number of shares subject to each Option;

               (iii) determine the date or dates when the Options will be granted;

                (iv) determine the purchase price of the shares subject to each Option in accordance with
                        Article 5 of the Plan;

                  (v) determine the date or dates when each Option may be exercised within the term of the Option specified pursuant to Article 7 of the Plan;

                (vi)    determine whether or not an Option
                        constitutes an Incentive Stock Option; and

               (vii) prescribe the form, which shall be consistent with the Plan, of the Agreement evidencing any Options granted under the Plan.

      3.3 Terms - The grant of an Option under the Plan shall be evidenced by an Agreement and may include any terms and conditions consistent with this Plan, as the Committee may determine.

      3.4 Liability - No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Options granted under this Plan.

Article 4.  COMMON STOCK SUBJECT TO THE PLAN  <PAGE J-5>

      4.1 Common Stock Authorized - The aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed ten percent (10%) of the number of shares sold in the Conversion Offerings as defined in the Plan of Commission from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 9 of the Plan.

      4.2 Shares Available - The Common Stock to be issued upon exercise of Options granted under the Plan shall be the Common Stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by the Corporation, including shares of common stock purchased in the open market. In the event that any outstanding Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Option may thereafter be regranted subject to option under the Plan.

Article 5.  STOCK OPTIONS

      5.1 Exercise Price - The exercise price of Common Stock shall be, in the case of an Incentive Stock Option, 100 percent of the fair market value of one share of Common Stock on the date the Option is granted, except that the purchase price per share shall be 110 percent of such fair market value in the case of an Incentive Stock Option granted to any individual described in
            Section 6.2 of the Plan. The exercise price of Common Stock shall be, in the case of a Nonqualified Stock Option, not less than one hundred percent (100%) of the fair market value of one share of Common Stock on the date the Option is granted. The exercise price shall be subject to adjustment only as provided in Article 9 of the Plan.

      5.2 Limitation on Incentive Stock Options - The aggregate fair market value (determined as of the date an Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation and the Bank) shall not exceed $100,000.

      5.3   Determination of Fair Market Value -

            (a) If the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of Common Stock on such stock exchange or exchanges on the day the Option is granted or, if no sale of Common
                  <PAGE J-6> Stock has been made on any stock
                  exchange on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

            (b) During such time as Common Stock is not listed on an established stock exchange or exchanges but is listed on the NASDAQ Small-Cap Market or National Market System, the fair market value per share shall be the closing sale price for the Common Stock on the day the Option is granted. If no sale of Common Stock has occurred on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

            (c) During such time as the Common Stock is not listed on an established stock exchange or on the NASDAQ Small-Cap Market or National Market System, fair market value per share shall be the mean between the closing dealer "bid" and "asked" prices for the Common Stock for the day of the grant, and if no "bid" and "asked" prices are quoted for the day of the grant, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

            (d) In the event that the Common Stock is not traded on an established stock exchange or on the NASDAQ Small-Cap Market or National Market System, and no closing dealer "bid" and "asked" prices are available, or within a reasonable period prior to, the date of a grant, then fair market value will be the price established by the Committee in good faith.

Article 6.  ELIGIBILITY

      6.1 Participation - Options shall be granted only to persons who are Employees of the Corporation, as determined by the Committee, based upon the recommendation of the Chief Executive Officer and ratified by a majority of the disinterested members of the Board. Neither the members of the Committee nor any member of the Board who is not an employee of the Corporation shall be eligible to receive an Option under the Plan.

      6.2 Incentive Stock Option Eligibility - Notwithstanding any other provision of the Plan, an individual who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the grant of an Incentive Stock Option, unless the special requirements set forth in Sections 5.1 and 7.1 of the Plan are satisfied. For
            <PAGE J-7> purposes of this Section 6.2, in determining
            stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries, as the case may be, "outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

Article 7.  TERM AND EXERCISE OF OPTIONS

      7.1 Termination - Each Option granted under the Plan shall terminate on the date determined by the Committee and approved by a majority of the disinterested members of the Board, and specified in the corresponding Agreement; provided, however, that (i) each intended Incentive Stock Option granted to an individual described in Section 6.2 of the Plan shall terminate not later than five (5) years after the date of the grant, (ii) each other intended Incentive Stock Option shall terminate not later than ten (10) years after the date of grant, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten (10) years and one month after the date of grant. Except as otherwise provided in Section 8, each Option granted under the Plan shall become exercisable only after the Optionee has completed one year of continuous employment with the Corporation immediately following the date of the grant of the Option. The Committee at its discretion may provide further limitations on the exercisability of Options granted under the Plan. An Option may be exercised only during the continuance of the Optionee's employment, except as provided in
            Article 8 of the Plan.

      7.2   Exercise -

            (a) A person electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares such person has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full purchase price of the shares such person has elected to purchase. The purchase price shall be paid in full, in cash, upon the exercise of the Option, provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise,
                  <PAGE J-8> an Optionee may exercise an Option by
                  tendering to the Corporation shares of Common Stock owned by the Optionee and having a fair market value equal to the cash exercise price applicable to the Option (with the fair market value of such stock to be determined in the manner provided in Section 5.3 hereof) or by delivering such combination of cash and such shares as the Committee in its sole discretion may approve. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock acquired other than pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least one year.

            (b) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

            (c) At the request of the Participant and to the extent permitted by applicable law, the Corporation may, in its sole discretion, selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Corporation the exercise price of the Stock Options being exercised, and the Corporation, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

Article 8.  TERMINATION OF EMPLOYMENT

      8.1 Retirement - In the event of Retirement, an Option shall lapse at the earlier of the term of the Option or:

            (a)   in the case of an Incentive Stock Option, three
                  (3) months from the date of Retirement; and

            (b) in the case of Options other than Incentive Stock Options, up to 24 months, at the discretion of the Committee, from the date of Retirement.

      8.2 Voluntary Termination - In the event of voluntary termination of employment at the election of the Optionee or termination at the election of the Corporation, all Options shall lapse as of the date of termination.
  <PAGE J-9>
      8.3 Death or Total and Permanent Disability - In the event of termination due to death or total and permanent disability, the Option shall lapse at the earlier of the term of the Option or one year after termination due to such causes.

Article 9.  ADJUSTMENT PROVISIONS

      9.1   Share Adjustments -

            (a) In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then, subject to the provisions of Subsection (c) below, there shall be substituted for or added to each share of stock of the Corporation which was theretofore appropriated, or which thereafter may become subject to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

            (b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities in which such stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

            (c) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets. <PAGE J-10>

      9.2 Corporate Changes - A dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the surviving corporation, shall cause each outstanding Option to terminate, except to the extent that another corporation may and does in the transaction assume and continue the Option or substitute its own options.

      9.3 Fractional Shares - Fractional shares resulting from any adjustment in Options pursuant to this Article 9 may be settled as the Board or the Committee (as the case may be) shall determine.

      9.4 Binding Determination - To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Option which shall have been so adjusted.

Article 10.  GENERAL PROVISIONS

      10.1 Effective Date - The Plan shall become effective upon its adoption by the Board, provided that any grant of Option is subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.

      10.2 Termination of the Plan - Unless previously terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, then tenth anniversary of its adoption by the Board.

      10.3  Limitation on Termination, Amendment or Modification

            (a) The Board may at any time terminate, amend, modify or suspend the Plan, provided that no amendment or modification shall be made by the Board, without the approval of the shareholders of the Corporation, which:

                  (i) increases the maximum number of shares of Common Stock as to which Options may be granted under the Plan (other than pursuant to Article 9);

                (ii)    changes the class of eligible Employees; or

               (iii)    otherwise requires the approval of
                        shareholders in order to maintain the
                        exemption available under Rule 16b-3 (or any similar rule) under the Exchange Act.
  <PAGE J-11>
            (b) No amendment, modification, suspension or termination of the Plan shall in any manner affect any Option theretofore granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

      10.4 No Right to Employment - Neither anything contained in the Plan or in any instrument under the Plan nor the grant of any Option hereunder shall confer upon any Optionee any right to continue in the employ of the Corporation or of any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the Optionee's employment at any time and for any reason.

      10.5  Withholding Taxes -

            (a) Subject to the provisions of Subsection (b), the Corporation will require that an Optionee, as a condition of the exercise of an Option, other than an Incentive Stock Option or any other person or entity receiving Common Stock upon exercise of an Option, pay or reimburse any taxes which the Corporation is required to withhold in connection with the exercise of the Option.

            (b) An Optionee may satisfy the withholding obligation described in Subsection (a), in whole or in part, by electing to have the Corporation withhold shares of Common Stock (otherwise issuable upon the exercise of an Option) having a fair market value equal to the amount required to be withheld. An election by an Optionee to have shares withheld for this purpose shall be subject to the following restrictions:

                  (i) it shall be made prior to the date on which the amount of tax to be withheld is determined (the "Tax Date");

                (ii)    it shall be irrevocable;

               (iii) it shall be subject to disapproval by the Committee;

                (iv)    if the Optionee is an officer of the
                        Corporation within the meaning of Section 16 of the Exchange Act (an "Officer"), such election may not be made within six months of the grant of the Option (except that this restriction shall not apply in the event of the death or disability of the Optionee prior to the expiration of the six-month period);
  <PAGE J-12>
                  (v) if the Optionee is an Officer, such election must be made either at least six months prior to the Tax Date or in the ten-day "window period" beginning on the third day following the release of the Corporation's quarterly or annual summary statement of revenues and earnings; and

                (vi) where the Tax Date of an Officer is deferred up to six months after the exercise of an Option, the full number of Option shares will be issued or transferred to the Officer upon exercise, but the Officer will be unconditionally obligated to tender back to the Corporation the proper number of shares of Common Stock on the Tax Date.

      10.6 Listing and Registration of Shares - No Option granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue of shares thereunder, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

                                    *  *  *
  <PAGE J-13>











                          STOCK OPTION AGREEMENT FOR

                            INCENTIVE STOCK OPTION
                            ______________________


                                    BETWEEN


                               PSB BANCORP, INC.


                                      AND


                            ______________________

                              (the Optionholder)


            Date of Grant:          ____________________

            Number of Shares:       _____________ shares

            Purchase Price:         $___________________

            Option Expires:         ____________________

  <PAGE J-14>
                       INCENTIVE STOCK OPTION AGREEMENT

Number of shares subject to option:  ______________ shares.

      This Agreement dated ________________ is by and between PSB
Bancorp, Inc. (the "Corporation") and ___________________ (the
"Optionholder"),

                                  WITNESSETH:

1.    Grant of Option

      Pursuant to the provisions of the 1998 PSB Bancorp, Inc. Stock Option Plan (the "Plan") the Corporation hereby grants to the Optionholder, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Corporation for cash, or for common stock of the Corporation, $.01 par value per share (the "Common Stock"), subject to the approval of the Committee (as defined in the Plan), all or any part of an aggregate of __________ shares of Common Stock (the "Option") at the purchase price of $_______________ per share, to be exercised as hereinafter provided.

2.    Terms and Conditions

      It is understood and agreed that the Option is subject to the following terms and conditions:

      (a) Expiration Date. Subject to the provisions of Paragraph 2(d), the Option shall expire on __________________ [not more than 10 years from the date of grant, except for an Option granted to a 10% shareholder, which shall be limited to 5 years].

      (b) Exercise of Option. Except as set forth in the Plan, no part of this Option may be exercised until the Optionholder has remained in the employ of the Corporation or of a Subsidiary of the Corporation for a period of one year after the date hereof.

            This Option may be exercised, to the extent exercisable by its terms, in whole or from time to time in part at any time prior to the expiration hereof. Any exercise shall be accompanied by a written notice to the Corporation specifying the number of shares of Common Stock (the "Shares") as to which the Option is being exercised.

      (c) Payment of Purchase Price Upon Exercise. At the time of any exercise, the purchase price of the Shares shall be paid in cash (or, subject to the conditions and limitations described in the Plan, by delivering shares of Common Stock of the Corporation or by delivering a
            <PAGE J-15> combination of such shares and cash equal
            to the purchase price set forth in Paragraph 1 hereof) to the Corporation.

      (d)   Exercise Upon Death or Termination of Employment.

            (1) In the event of the death of the Optionholder while an employee of the Corporation or of a Subsidiary, this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of termination of employment, by the person or persons to whom the Optionholder's rights under this Option pass by will or applicable law, or if no such person has such right by his executors or administrators, at any time, or from time to time, but in no event later than the expiration date specified in Paragraph 2(a) or one year after the Optionholder's death, whichever is earlier.

            (2) If the Optionholder's employment with the Corporation terminates because of total and permanent disability, then the Optionholder may exercise this Option at any time, or from time to time, within one year after the date of termination, but in no event later than the expiration date.

            (3) If the Optionholder's employment with the Corporation terminates because of retirement after attaining age 65 or retirement at an earlier age with the consent of the Board of Directors, then the Optionholder may exercise this Option at any time, or from time to time, within three (3) months after the date of termination, but in no event later than the expiration date set forth in 2(a).

            (4) If the Optionholder's employment with the Corporation is voluntarily terminated by the Optionholder, except for retirement after attaining age 65 or retirement at an earlier age with the consent of the Board of Directors, then the Option will expire on the date of termination of employment.

            (5) Notwithstanding anything herein to the contrary, if the Optionholder's employment is terminated by the Corporation, all rights to exercise this Option shall terminate at the date of such termination.

      (e) Nontransferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the
            <PAGE J-16> Optionholder, this Option shall be
            exercisable only by the Optionholder.

      (f) Adjustments. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reclassification, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, then in any such event the number and kind of Shares and their purchase price per Share shall be appropriately adjusted consistent with such change. If any other change in the number or kind of the outstanding Common Stock occurs, an adjustment may be made to the number and kind of Shares subject to this Option and their purchase price in such manner as a majority of the disinterested members of the Board of Directors may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Optionholder hereunder. Any adjustment so made shall be final and binding upon the Optionholder.

      (g) No Rights as Shareholder. The Optionholder shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

      (h) No Right To Continued Employment. This Option shall not confer upon the Optionholder any right with respect to continuance of employment by the Corporation or any Subsidiary, nor shall it interfere in any way with the right of his or her employer to terminate his or her employment at any time.

      (i) Compliance with Law and Regulations. This Option and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency, as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (2) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

3.    Investment Representation

      The Committee appointed pursuant to Article 3 of the Plan may require the Optionholder to furnish to the Corporation, prior to the issuance of any Shares upon the exercise of all or any
<PAGE J-17> part of this Option, an agreement (in such form as such Committee may specify) in which the Optionholder represents that the Shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4.    Optionholder Bound by Plan

      The Optionholder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference. The terms of this Agreement shall not supersede any term of the Plan.

5.    Notices

      Any notice hereunder to the Corporation shall be addressed to it at its office, Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Anthony DiSandro, President; and any notice hereunder to Optionholder shall be addressed to the address below, subject to the right of either party to designate at any time hereafter in writing some other address.

      IN WITNESS WHEREOF, PSB Bancorp, Inc. has caused this
Agreement to be executed by a duly authorized officer and the Optionholder has executed this Agreement, both as of the day and year first above written.

PSB BANCORP, INC.                        OPTIONHOLDER

By_______________________                _____________________________
  (Signature)                            (Signature)


_________________________                _____________________________
  (Print Name)                           (Print Name)


_________________________                _____________________________
  (Print Title)                          (Print Address)

  <PAGE J-18>
                          STOCK OPTION AGREEMENT FOR

                           NONQUALIFIED STOCK OPTION
                           _________________________

                                    BETWEEN


                               PSB BANCORP, INC.


                                      AND


                           _________________________
                              (the Optionholder)

            Date of Grant:          ____________________

            Number of Shares:       _____________ shares

            Purchase Price:         $___________________

            Option Expires:         ____________________

  <PAGE J-19>
                      NONQUALIFIED STOCK OPTION AGREEMENT

Number of shares subject to option:  _____________ shares.

      This Agreement dated ______________________ is by and between PSB Bancorp, Inc. (the "Corporation") and
____________________ (the "Optionholder"),

                                  WITNESSETH:

1.    Grant of Option.

      Pursuant to the provisions of the 1998 PSB Bancorp, Inc. Stock Option Plan (the "Plan") the Corporation hereby grants to the Optionholder, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Corporation for cash, or for common stock of the Corporation, $.01 par value per share (the "Common Stock"), subject to the approval of the Committee (as defined in the Plan), all or any part of an aggregate of __________ shares of Common Stock at the purchase price of $___________ per share, such option to be exercised as hereinafter provided (the "Option").

2.    Terms and Conditions.

      It is understood and agreed that the Option is subject to the following terms and conditions:

      (a) Expiration Date. Subject to the provisions of Paragraph 2(d), the Option granted hereby shall expire on _____________ [not more than 10 years and one month from the date of grant].

      (b) Exercise of Option. Except as otherwise provided in Paragraph 2(d)(6), no part of this Option may be exercised until the Optionholder has remained in the employ of the Corporation or of a Subsidiary of the Corporation for a period of one year after the date hereof.

            This Option may be exercised, to the extent exercisable by its terms, in whole or from time to time in part at any time prior to the expiration hereof. Any exercise shall be accompanied by a written notice to the Corporation specifying the number of shares of Common Stock (the "Shares") as to which the Option is being exercised.

      (c) Payment of Purchase Price Upon Exercise. At the time of any exercise the purchase price of the shares as to which this Option shall be exercised shall be paid in cash (or, subject to the conditions and limitations described in the Plan, by delivering shares of Common
            <PAGE J-20> Stock or by delivering a combination of
            such shares and cash equal to the price per share set forth in Paragraph 1 hereof) to the Corporation.

      (d)   Exercise Upon Death or Termination of Employment.

            (1) In the event of the death of the Optionholder while an employee of the Corporation or of a Subsidiary, this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of termination of employment, by the person or persons to whom the Optionholder's rights under this Option pass by will or applicable law, or if no such person has such right by his executors or administrators, at any time, or from time to time, but in no event later than the expiration date specified in Paragraph 2(a) or one year after the Optionholder's death, whichever is earlier.

            (2) If the Optionholder's employment with the Corporation terminates because of total and permanent disability, then the Optionholder may exercise this option at any time, or from time to time, within one year after the date of termination, but in no event later than the expiration date.

            (3) If the Optionholder's employment with the Corporation terminates because of retirement after attaining age 65 or retirement at an earlier age with the consent of the Board of Directors, then the Optionholder may exercise this Option at any time, or from time to time, within ____________ [not more than 24] months after the date of termination, but in no event later than the expiration date.

            (4) If the Optionholder's employment with the Corporation is voluntarily terminated by the Optionholder, except for retirement after attaining age 65 or retirement at an earlier age with the consent of the Board of Directors, then the Option will expire on the date of termination of employment, except as otherwise provided in Paragraph 2(d)(6).

            (5) If the Optionholder's employment is terminated by the Corporation, all rights to exercise this Option shall terminate at the date of such termination, except as otherwise provided in Paragraph 2(d)(6).

            (6) In the event the Optionholder's employment is terminated pursuant to Paragraph 2(d)(4) or
                  <PAGE J-21> 2(d)(5) and, no later than 30 days
                  thereafter, the Committee in its discretion makes a determination that such termination is or was "at the convenience of the employer," then any nonqualified options held by such Optionholder on the date of termination shall lapse on the earlier of (i) its otherwise scheduled expiration date, or
                  (ii) a date that is the first anniversary of the Optionholder's termination of employment. In addition, the requirement of Paragraph 2(b) shall not apply to such Optionholder, provided, however, that no affected option may be exercised until one year has elapsed from its grant date.

                  For purposes of this Paragraph 2(d)(6), the phrase "at the convenience of the employer" means, with respect to the termination of employment of an Optionholder, a termination in the nature of a layoff, whether effected through a general reduction in force or on an individual or small group basis, provided such termination of employment is unrelated to the terminated individual's specific work performance.

      (e) Nontransferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionholder, this Option shall be exercisable only by the Optionholder.

      (f) Adjustments. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reclassification, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, then in any such event the number and kind of Shares subject to this Option and their purchase price per share shall be appropriately adjusted consistent with such change. If any other change in the number or kind of the Common Stock occurs, an adjustment may be made to the number and kind of Shares subject to this Option and their purchase price per share in such manner as a majority of the disinterested members of the Board of Directors may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Optionholder hereunder. Any adjustment so made shall be final and binding upon the Optionholder.

      (g) No Rights As Shareholder. The Optionholder shall have no rights as a shareholder with respect to any shares of Common Stock subject to this option prior to the date of issuance of a certificate or certificates for such Shares.
  <PAGE J-22>
      (h) No Right to Continued Employment. This Option shall not confer upon the Optionholder any right with respect to continuance of employment by the Corporation or any Subsidiary, nor shall it interfere in any way with the right of his or her employer to terminate his or her employment at any time.

      (i) Compliance with Law and Regulations. This Option and the obligation of the Corporation to sell and deliver shares hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the listing of such Shares on any stock exchange on which the Common Stock may then be listed and (2) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

3.    Investment Representation.

      The Committee appointed pursuant to Article 3 of the Plan may require the Optionholder to furnish to the Corporation prior to the issuance of any Shares upon the exercise of all or any part of this Option, an agreement (in such form as such Committee may specify) in which the Optionholder represents that the shares acquired by him upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4.    Optionholder Bound By Plan.

      The Optionholder hereby acknowledges receipt of a copy of the Plan and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference. The terms of this Agreement shall not supersede any term of the Plan.

5.    Withholding of Taxes.

      The Corporation will require as a condition precedent to the exercise of this Option that appropriate arrangements be made for the withholding of any applicable taxes. The obligation of the Optionholder under this paragraph to provide for the payment of withholding taxes may be satisfied, subject to the provisions of
Section 10.5 of the Plan, by electing to have the Corporation withhold certain of the Shares that would otherwise be issuable pursuant to the exercise of the Option.

6.    Notices.
  <PAGE J-23>
      Any notice hereunder to the Corporation shall be addressed to it at its office, Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Anthony DiSandro, President; and any notice hereunder to Optionholder shall be addressed to the address below, subject to the right of either party to designate at any time hereafter in writing some other address.

      IN WITNESS WHEREOF, PSB Bancorp, Inc. has caused this
Agreement to be executed by a duly authorized officer and the Optionholder has executed this Agreement, both as of the day and year first above written.


PSB BANCORP, INC.                        OPTIONHOLDER

By_______________________                _____________________________
  (Signature)                            (Signature)


_________________________                _____________________________
  (Print Name)                           (Print Name)


_________________________                _____________________________
  (Print Title)                          (Print Address)
  <PAGE J-24>
                                                          ANNEX K


                        PSB Management Recognition Plan

  <PAGE K-1>












                            1998 PSB BANCORP, INC.

                            Management Recognition
                           Plan and Trust Agreement
  <PAGE K-2>
                                    SUMMARY


I.    PLAN PURPOSE

      This management recognition plan is adopted by PSB Bancorp, Inc. (the "Corporation"). The Corporation is adopting the Plan in connection with (i) the Conversion and Reorganization of the Corporation's predecessor (PSB Mutual Holding Company (the "MHC") in mutual holding company form) from mutual holding company to stock holding company consisting of: (i) the conversion of PSB Mutual Holding Company into a stock bank holding company;
(ii) the reorganization of Pennsylvania Savings Bank (the "Bank") as a wholly-owned subsidiary of the Corporation; and (iii) the issuance of up to 1,311,000 shares of the Corporation's common stock, without par value (the "Common Stock") to certain depositors and potentially to officers, directors and/or trustees, as the case may be, and employees of the Corporation and the public (the "Conversion Offering").

      The purpose of the Plan is to retain employees of the Corporation with experience and ability in key positions by providing them with a proprietary interest in the Corporation (in the form of shares of Common Stock). Awards of Common Stock will be made in recognition of service to the Corporation and its subsidiaries and affiliates and as encouragement to continue such contributions in the future.

II.   PLAN SHARE AWARDS

      A. Aggregate Number: The total number of Plan Shares that may be issued pursuant to the Plan will be equal to the number of shares of Common Stock that are purchased by the Trust, not to exceed 4% of the shares of Common Stock issued in connection with the Conversion Offerings. The Trust will acquire Common Stock with funds contributed to it by the Corporation.

      B. Individual Awards: All directors and/or trustees, as the case may be, executive officers and employees of the Corporation and its subsidiaries are eligible to receive awards; however, it is anticipated that Plan Share Awards will be made primarily to executive officers of the Corporation. The Board of Directors of the Corporation (the "Board") will determine which eligible persons will be granted Plan Share Awards and the number of shares covered by each Plan Share Award. Such determinations will be based upon the position and responsibilities of the eligible person, the value of their services, and any other fact the Board deems relevant.

      Plan Share Awards will not be made until the Corporation's shareholders have approved the Plan.

      C.    Conditions Upon Earning of Plan Shares Subject to
Awards:  Plan Shares covered by Plan Share Awards are earned
<PAGE K-3> (i.e., become vested) at the rate determined by the
Board and as provided herein.

      Awards are nontransferable and nonassignable.

      Recipients of Plan Share Awards may direct the voting of all shares of Common Stock allocated to them, and will receive dividends paid on Plan Shares when shares are distributed.

      D. Distribution of Earned Plan Shares: Earned Plan Shares are distributed to recipients as soon as practicable following the date on which they are earned. The Plan Trustee may withhold cash distributions as needed for tax purposes and, if necessary, can require distributees to provide funds required to satisfy tax obligations as a condition to distributing Plan Shares.

      E.    Forfeitures:  Plan Shares forfeited in accordance with
Section 7.01(b) will be returned to the pool of Plan Shares with respect to which additional Plan Share Awards may be granted.

III.  Plan Administration

      A. Plan Administration: The Plan will be administered by the Board and a Plan Trustee appointed by the Board. The Board may designate as Plan Trustee one or more persons or an entity, subject to replacement by the Board at any time. Expenses of administering the Plan and the Trust will be borne by the Corporation. The Corporation shall indemnify the Plan Trustee and Board members as to activities with respect to the Plan.

      B. ERISA: The Plan is not "qualified" within the meaning of the Internal Revenue Code, and is not subject to ERISA's requirements and restrictions.

      C. Duration: The Plan will become effective upon completion of the Conversion and Reorganization as set forth in the Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization (the "Plan of Conversion") and will continue until the earlier of
(1) 21 years from such Effective Date, (2) the time at which the Board terminates the Plan, or (3) the time at which all of the Trust assets have been expended. The Board may amend or terminate the Plan at any time.
  <PAGE K-4>
                                   ARTICLE I

                      ESTABLISHMENT OF THE PLAN AND TRUST

      1.01  The Corporation hereby establishes the 1998 PSB
Bancorp, Inc. Management Recognition Plan (the "Plan") and Trust upon the terms and conditions hereinafter stated in this Agreement.

      1.02 The Plan Trustee hereby accepts this Trust and agrees to hold legal title to the Trust assets existing on the date of this Agreement and all additions and accretions thereto on the terms and conditions hereinafter stated.

                                  ARTICLE II

                              PURPOSE OF THE PLAN

      2.01 The purpose of the Plan is to retain personnel of experience and ability in key positions by providing such key employees with a proprietary interest in the Corporation in consideration for, and in recognition of, their contributions to the Corporation, its subsidiaries and its affiliates and as an incentive to make such contributions in the future.

                                  ARTICLE III

                                  DEFINITIONS

      The following words and phrases when used in this Agreement with an initial capital letter, unless the context clearly indicates otherwise, shall have the meanings set forth below. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural. All terms used herein and not defined shall have the meanings given such terms in the Plan of Conversion.

      3.01  "Agreement" means this 1998 PSB Bancorp, Inc.
Management Recognition Plan and Trust Agreement between the
Corporation and the Plan Trustee.

      3.02 "Bank" means Pennsylvania Savings Bank, a wholly-owned subsidiary of the Corporation.

      3.03 "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under the Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Board and may be changed from time to time by similar written notice to the Board. In the absence of a written designation, the Beneficiary shall be the recipient's surviving spouse, if any, or if none, his estate.
  <PAGE K-5>
      3.04 "Board" means, for purposes of administering the Plan, the Board of Directors of the Corporation.

      3.05  "Cause" means:

                  (i)  willful violation of any law, rule or
      regulation (other than traffic violations or similar offenses that would not in the Board's good faith reasonable determination effect the ability to perform and discharge one's duties to the Corporation);

                  (ii) breach of fiduciary duty involving personal profit or an act of personal dishonesty in connection with the performance of one's duties; or

                  (iii)  willful failure to follow the lawful
      instructions of the Board after receipt of written notice of such instructions, other than a failure resulting from the incapacity because of physical or mental illness.

      3.06 "Common Stock" means shares of the Corporation's common stock, par value $.01 per share.

      3.07  "Corporation" means PSB Bancorp, Inc. or any
Subsidiary.

      3.08 "Disability" means any physical or mental impairment which qualifies an employee for disability benefits under the applicable long-term disability plan maintained by the Corporation, or a Subsidiary, or, if no such plan applies to the employee, which would qualify such employee for disability benefits under the long-term disability plan maintained by the Corporation, if such employee were covered by that Plan.

      3.09 "Eligible Person" means any person who is currently employed by the Corporation or a Subsidiary or affiliate of the Corporation.

      3.10 "Plan of Conversion" means the Savings Bank's and the MHC's Plan of Conversion from Mutual Stock Holding Company to
Stock Holding Company and Agreement and Plan of Reorganization.

      3.11 "Plan Shares" means shares of Common Stock held in the Trust and issued or issuable to a Recipient pursuant to the Plan.

      3.12 "Plan Share Award" means a right granted under this Agreement to earn Plan Shares.

      3.13 "Plan Share Reserve" means the shares of Common Stock held by the Trustee as determined pursuant to Sections 5.03 and 5.04.

      3.14 "Plan Trustee" means that person(s) or entity nominated and approved by the Board pursuant to Section 4.01 and
<PAGE K-6> 4.02 to hold legal title to the Plan assets for the purposes set forth herein.

      3.15 "Recipient" means an Eligible Person who receives a Plan Share Award under the Plan.

      3.16 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Corporation or any Subsidiary which employs the Recipient, or, if no such Plan is maintained, pursuant to the retirement policy of the Corporation.

      3.17  "Savings Bank" means Pennsylvania Savings Bank.

      3.18 "Subsidiary" means a subsidiary corporation as defined in Code Section 424(f) that is a subsidiary of the Corporation.

      3.19 "Trust" means the trust established pursuant to this Agreement.

                                  ARTICLE IV

                          ADMINISTRATION OF THE PLAN

      4.01 Role and Powers of the Board. The Plan shall be administered and interpreted by the Board. The interpretation and construction by the Board of any provisions of this Agreement or of any Plan Share Award granted hereunder shall be final and binding. Subject to the express provisions and limitations of this Agreement, the Board may adopt such rules, regulations and procedures as it deems appropriate for the Plans' affairs. The Board shall appoint one or more persons (excluding Eligible Persons) or an entity to act as Plan Trustee in accordance with this Agreement and the terms of Article VIII hereof. The Board may reverse or override any action taken or decision made with respect to the Plan, provided, however, except as provided in
Section 7.01(b) hereof, that the Board may not revoke any Plan Share Award already made.

      4.02 Limitation on Liability. No member of the Board or Plan Trustee shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Plan Share Awards granted under it. If a member of the Board or any Plan Trustee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall indemnify such member or Plan Trustee against expenses (including, but not limited to, attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if
1) such person acted in good faith and in a manner which such person reasonably believed to be in the best interests of the Corporation (in the case of a member of the Board) or in the best
<PAGE K-7> interests of the beneficiaries of the Trust (in the case of the Plan Trustee), and 2) with respect to any criminal action or proceeding, which such person had no reasonable cause to believe the conduct was unlawful.

                                   ARTICLE V

                       CONTRIBUTIONS; PLAN SHARE RESERVE

      5.01 Amount and Timing of Contributions. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Corporation to the Trust. Such amounts shall be paid to the Plan Trustee at the time of contribution.
No contributions by Eligible Persons shall be permitted.

      5.02 Initial Investment. Any amounts held by the Trust prior to the purchase of Common Stock shall be invested by the Plan Trustee in such interest-bearing account or accounts at the Savings Bank as the Plan Trustee shall determine to be appropriate.

      5.03 Investment of Trust Assets; Conversion; Creation of Plan Share Reserve. Except as otherwise permitted under this Agreement, the Plan Trustee shall invest all of the Trust's assets exclusively in Common Stock. The Common Stock initially acquired by the Trust, together with any shares thereafter acquired by the Trust, shall constitute the "Plan Share Reserve." Any cash earnings received with respect to Common Stock held in the Trust subject to the Plan Share Awards shall be distributed to the Individual Recipient.

      5.04 Effect of Allocations, Returns and Forfeitures Upon Plan Share Reserves. Upon the allocation of Plan Share Awards under Section 6.02, the Plan Share Reserve shall be reduced by the number of Plan Shares subject to the Plan Share Awards so allocated. Any Plan Shares subject to a Plan Share Award which may no longer be earned because of a forfeiture by the Recipient pursuant to Section 7.01(b) shall be added to the Plan Share Reserve.

                                  ARTICLE VI

                           ELIGIBILITY; ALLOCATIONS

      6.01 Allocations. The Board will determine which Eligible Persons will be granted Plan Share Awards and the number of Plan Shares covered by each Plan Share Award, provided, however, that the number of Plan Shares covered by such Plan Share Awards may not exceed the number of Plan Shares in the Plan Share Reserve immediately prior to the grant of such Plan Share Awards, and provided, further, that in no event shall any Plan Share Award be made which will violate the Corporation's Articles of Incorporation or Bylaws or any applicable law. In the event Plan Shares are forfeited for any reason, the Board may, from time to
<PAGE K-8> time, determine which Eligible Persons will be granted
Plan Share Awards from forfeited Plan Shares.

            In selecting those Eligible Persons to whom Plan Share Awards will be granted and the number of Plan Shares covered by such Plan Share Awards, the Board shall consider the position and responsibilities of the Eligible Persons, the value of their services to the Corporation and/or its subsidiaries and any other fact the Board may deem relevant.

      6.02 Form of Allocation. Promptly after making a Plan Share Award, the Board shall notify the Recipient in writing of the grant of the Plan Share Award, the number of Plan Shares covered by the Plan Share Award, and the terms upon which the Plan Shares subject to the Plan Share Award may be earned. The date on which the Board so notifies the Recipient shall be considered the date of grant of the Plan Share Awards. The Board shall maintain records as to all grants of Plan Share Awards under the Plan.

      6.03 Allocations Not Required. Notwithstanding anything to the contrary in Sections 6.01 and 6.02, no Eligible Person shall have any right or entitlement to receive a Plan Share Award hereunder, the grant of Plan Share Awards being at the total discretion of the Board.

                                  ARTICLE VII

            EARNING AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

      7.01  Earning Plan Shares; Forfeitures.

            (a)   General Rules.  Unless the Board shall
specifically state otherwise at the time a Plan Share Award is granted, Plan Shares subject to a Plan Share Award shall be earned by a Recipient at the rate of twenty percent (20%) of the aggregate number of Plan Shares covered by the Plan Share Award at the end of each full twelve month period following the date of the grant. Except as set forth in Section 7.01(b) below. The termination of a Recipient's employment with the Corporation shall constitute revocation of the unearned Plan Share Award.
The merger, consolidation or sale of substantially all of the assets of the Corporation shall effect a Recipient's right to earn shares.

            (b) Revocation for Misconduct. Notwithstanding anything hereinafter to the contrary, the Board may, by resolution, immediately revoke, rescind and terminate any Plan Share Award, or portion thereof, previously awarded under this Plan, to the extent Plan Shares have not been delivered thereunder to the Recipient, whether or not yet earned, in the case of a Recipient who is discharged from the employ of the Corporation or a Subsidiary for Cause, or who is discovered after termination of employment to have engaged in conduct that would
<PAGE K-9> have justified termination for Cause, and in the case of a member of the Board, who is removed from the Board for Cause.

      7.02 Payment of Dividends. Cash dividends on Plan Shares shall be allocated and distributed to a Recipient when declared and paid by the Corporation with respect to all shares.

      7.03  Distribution of Plan Shares.

            (a) Timing of Distributions. Plan Shares shall be distributed to the Recipient or his Beneficiary, as the case may be, as soon as practicable after they have been earned.

            (b) Form of Distribution. All Plan Shares, together with any shares representing stock dividends, shall be distributed in the form of Common Stock. One share of Common
Stock shall be given for each Plan Share earned and payable.

            (c) Withholding. The Plan Trustee may withhold from any payment or distribution made under this Plan sufficient amounts of cash or shares of Common Stock to cover any applicable withholding and employment taxes, and if the amount of such payment is insufficient, the Plan Trustee may require the Recipient or Beneficiary to pay to the Plan Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Plan Trustee shall pay over to the Corporation any such amount withheld from or paid by the Recipient or Beneficiary.

      7.04 Voting of Plan Shares. After a Plan Share Award has been granted, the Recipient shall be entitled to direct the Trustee as to the voting of the Plan Shares which are covered by the Plan Share Award and which have not yet been earned and distributed to him pursuant to Section 7.03, subject to rules and procedures adopted by the Board for this purpose. All shares of Common Stock held by the Trust as to which Recipients are not entitled to direct, or have not directed, the voting, shall be voted by the Plan Trustee in the same proportion as Plan Shares which have been awarded and voted.

                                 ARTICLE VIII

                                     TRUST

      8.01 Trust. The Plan Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of this Agreement and the applicable directions, rules, regulations, procedures and policies established by the Board pursuant to this Agreement.

      8.02 Management of Trust. It is the intent of this Agreement that, subject to the provisions of this Agreement, the Plan Trustee shall have complete authority and discretion with respect to the management, control and investment of the Trust,
<PAGE K-10> and that the Plan Trustee shall invest all assets of the Trust in Common Stock to the fullest extent practicable, and except to the extent that the Plan Trustee determines that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. In performing its duties, the Plan Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:

            (a) To invest up to one hundred percent (100%) of all Trust assets in Common Stock without regard to any law now or hereafter in force limiting investments by trustees or other fiduciaries. The investment authorized herein constitutes the only investment of the Trust, and in making such investment, the Plan Trustee is authorized to purchase Common Stock from the Corporation or from any other source, and such Common Stock so purchased may be outstanding, newly-issued, or treasury shares.

            (b) To invest any Trust assets not otherwise invested in accordance with (a) above in such deposit accounts, certificates of deposit (including those issued by the Savings
Bank), obligations of the United States government or its agencies or such other investments as shall be considered the equivalent of cash, or to invest in mutual funds which invest in such securities.

            (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust.

            (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust).

            (e) To hold cash without interest in such amounts as may be in the opinion of the Trustee reasonable for the proper operation of the Plan and Trust.

            (f) To employ brokers, agents, consultants and accountants.

            (g) To hire counsel to render advice with respect to the Plan Trustee's rights, duties and obligations hereunder, and such other legal services or representation as the Plan Trustee may deem desirable.

            (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

            Notwithstanding anything herein contained to the contrary, the Plan Trustee shall not be required to make any
<PAGE K-11> inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or give bond.

      8.03 Records and Accounts. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Board.

      8.04 Earnings. All earnings, gains and losses with respect to Trust assets shall be allocated in accordance with a reasonable procedure adopted by the Board.

      8.05  Expenses.  All costs and expenses, including the Plan
Trustee's fees, incurred in the operation and administration of this Plan shall be borne by the Corporation. The Plan Trustee shall be entitled to a fee of $______________ for its full performance hereunder.

                                  ARTICLE IX

                                 MISCELLANEOUS

      9.01 Adjustments for Capital Changes. The aggregate number of Plan Shares available for issuance pursuant to Plan Share Awards and the number of Plan Shares to which any Plan Share
Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the Effective Date resulting from any split, subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such Common Stock effected without receipt or payment of consideration, by the Corporation.

      9.02 Amendment and Termination of Plan. The Board may, by resolution, at any time amend or terminate the Agreement. Upon termination, the Corporation may direct the Plan Trustee to return to the Corporation any shares of Common Stock held in the Plan Share Reserve and any other unallocated assets of the Trust. Termination or amendment of the Trust shall not affect a Recipient's right to earn Plan Shares pursuant to previously granted Plan Share Awards or to the distribution of Common Stock relating thereto, including earnings thereon. Termination of the Plan shall not become effective as to previously awarded Plan Share Awards that remain outstanding on the proposed termination date unless the Board elects to distribute all unearned Plan Shares subject to such Plan Share Awards immediately upon such termination.

      9.03 Nontransferable. Plan Share Awards and rights to Plan Shares shall not be transferable by a Recipient or Beneficiary, and during the lifetime of the Recipient, Plan Shares may only be
<PAGE K-12> earned by and paid to the Recipient who was notified in writing of the Plan Share Award by the Board pursuant to
Section 6.03.

      9.04 Employment Rights. Neither the Plan nor any grant of a Plan Share Award or Plan Shares hereunder nor any action taken by the Plan Trustee or the Board in connection with the Plan shall create any right on the part of any Eligible Person to continue in the employ of the Corporation or to continue to sit on the Board thereof.

      9.05 Voting and Dividend Rights. No Recipient shall have any voting or dividend rights or other rights of a shareholder in respect of any Plan Shares covered by a Plan Share Award, except as expressly provided in Sections 7.02 and 7.04 above, prior to the time said Plan Shares are actually distributed to him.

      9.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.

      9.07 Effective Date. This Plan shall be effective as of the date of the closing of the Conversion Offerings contemplated by the Plan of Conversion and Reorganization.

      9.08 Term of Plan. This Plan shall remain in effect until the earlier of (1) 21 years from the Effective Date,
(2) termination by the Board, or (3) the distribution of all assets of the Trust. Termination or amendment of the Plan shall not affect any Plan Share Awards previously granted, and such Plan Share Awards shall remain valid and in effect until they have been earned and paid, or by their terms expire or are forfeited.

      IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the corporate seal to be affixed and duly attested, as of the ____ day of _________, 1998.

                                    PSB BANCORP, INC.

                                    By:________________________________

                                    Attest:____________________________



      IN WITNESS WHEREOF, I, ____________________, on behalf of _____________________, execute this Agreement, as Plan Trustee undertaking to perform the obligations and duties of the Plan Trustee hereunder and consenting to the foregoing 1998 Management Recognition Plan and Trust Agreement.

                                    Signed:____________________________
  <PAGE K-13>

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.


            Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

            The bylaws of PSB provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

            Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by PSB.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

            2.1 Agreement and Plan of Reorganization dated as of October 15, 1997, between PSB Corp. and First Bank Bancorp Inc. (included as Annex A to the Joint
                  Proxy Statement Prospectus).

            3.1   Articles of Incorporation, as amended, of PSB
                  Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 on Form SB-2 filed by PSB Bancorp,
                  Inc. on October 9, 1997).

            3.2 Bylaws of PSB Bancorp, Inc. (incorporated by reference to Exhibit 3.2 on Form SB-2 filed by PSB Bancorp, Inc. on October 9, 1997).

            5.1   Opinion of Stevens & Lee, P.C. re:  Legality.*
  <PAGE II-1>
            8.1   Opinion of Stevens & Lee, P.C. re:  tax matters.**

            23.1  Consent of KPMG, LLP.*

            23.2  Consent of Stockton Bates, LLP.*

            23.3  Consent of Stevens & Lee, P.C. (contained in
                  Exhibit 5).*

            23.4  Consent of Stevens & Lee, P.C. re: tax opinion.**

            23.5  Consent of Berwind Financial, L.P.**

            23.6  Consent of Hopper Soliday, L.P.**

            24.1  Powers of Attorney of Directors and Officers
                  (included on signature page hereof).

            99.1  Form of Proxy for the annual meeting of
                  Shareholders of PSB Bancorp, Inc..*

            99.2 Form of Proxy for the special meeting of Shareholders of First Bank of Philadelphia*

            99.3 Opinion of Berwind Financial, L.P. dated ______, 1999 (included as Annex B to joint proxy statement/prospectus).*

            99.4 Opinion of Hopper Soliday. dated ______ __, 1999 (included as Annex C to joint proxy statement/ prospectus).*

____________________

*     Filed herewith.
**    To be filed by amendment.

      (b)   Financial Statement Schedules.

                  None required.

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
      Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment
      <PAGE II-2> thereof) which, individually or in the
      aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c)   (1)   The undersigned registrant hereby undertakes as
      follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   The registrant undertakes that every prospectus
      (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating
      <PAGE II-3> to the securities offered therein, and the
      offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
  <PAGE II-4>
                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on _______ __, 1999.

                                    PSB BANCORP, INC.
                                    (Registrant)


                                    By:/s/ Anthony DiSandro
                                         Anthony DiSandro,
                                         President and Chief Operating
                                         Officer


            KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony
DiSandro, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                Title                               Date

/s/Vincent J. Fumo         Chairman and Chief
Vincent J. Fumo            Executive Officer

/s/Anthony DiSandro        President and Chief
Anthony DiSandro           Operating Officer

______________________     Director
Jane Scaccetti Fumo

/s/Rosanne Pauciello       Corporate Secretary and
Rosanne Pauciello          Director
  <PAGE II-5>
__    __________________   Director
James W. Eastwood

/s/Thomas J. Finley, Jr.   Director
Thomas J. Finley, Jr.

______________________     Vice President and
Gary Polimeno              Treasurer (Principal
                           Accounting and
                           Financial Officer)
  <PAGE II-6>
                                 EXHIBIT INDEX

Number                  Description

  2.1 Agreement and Plan of Reorganization dated as of October 15, 1997, between PSB Bancorp,
            Inc. and First Bank of Philadelphia (included as Annex A to the Joint Proxy Statement/
            Prospectus).

  3.1       Articles of Incorporation, as amended, of PSB
            Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 on Form SB-2 filed by PSB
            Bancorp, Inc. on October 9, 1997).

  3.2 Bylaws of PSB Bancorp, Inc. (incorporated by reference to Exhibit 3.2 on Form SB-2 filed by PSB Bancorp, Inc. on October 9, 1997).

  5.1       Opinion of Stevens & Lee, P.C. re:
            Legality.*

  8.1       Opinion of Stevens & Lee, P.C. re:  tax
            matters.**

 23.1       Consent of KPMG, LLP.*

 23.2       Consent of Stockton Bates, LLP.*

 23.3       Consent of Stevens & Lee, P.C. (contained in
            Exhibit 5).*

 23.4       Consent of Stevens & Lee, P.C. re: tax
            opinion.**

 23.5       Consent of Berwind Financial, L.P.**

 23.6       Consent of Hopper Soliday, L.P.**

 24.1       Powers of Attorney of Directors and Officers
            (included on signature page hereof).

 99.1       Form of Proxy for the annual meeting of
            Shareholders of PSB Bancorp, Inc..*

 99.2 Form of Proxy for the special meeting of Shareholders of First Bank of Philadelphia*

 99.3       Opinion of Berwind Financial, L.P. dated
            ______, 1999 (included as Annex B to joint
            proxy statement/prospectus).*
  <PAGE II-7>
 99.4       Opinion of Hopper Soliday. dated ______ __,
            1999 (included as Annex C to joint proxy
            statement/prospectus).*
____________________

*     Filed herewith.
**    To be filed by amendment.

  <PAGE II-8>